As filed with the Securities and Exchange Commission on November 22, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

COLUMBIA BANKING SYSTEM, INC.

(Exact Name of Registrant as Specified in Its Charter)

WASHINGTON	6712	91-422237
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1301 “A” Street

Tacoma, Washington 98402-4200

(253) 305-1900

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Clint E. Stein

President and Chief Executive Officer

Columbia Banking System, Inc.

1301 “A” Street

Tacoma, Washington 98402-4200

(253) 305-1900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Patrick S. Brown Sullivan & Cromwell LLP 1888 Century Park East, Suite 2100 Los Angeles, CA 90067 (310) 712-6600	Andrew Ognall Executive Vice President, General Counsel and Corporate Secretary Umpqua Holdings Corporation One SW Columbia Street, Suite 1200 Portland, OR 97204 (503) 727-4100	Edward D. Herlihy Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000
Kumi Y. Baruffi Executive Vice President, General Counsel and Corporate Secretary Columbia Banking System, Inc. 1301 “A” Street Tacoma, Washington 98402-4200 (253) 305-1900

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and upon completion of the mergers described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common Stock, no par value	131,269,119(1)	N/A	$4,492,409,092.26(2)	$416,446.32

(1)

The number of shares of common stock, no par value, of Columbia Banking System, Inc. (“Columbia” and such shares, the “Columbia common stock”) being registered is based upon an estimate of (i) the exchange ratio of 0.5958 of a share of Columbia common stock for each share of common stock, no par value, of Umpqua Holdings Corporation (“Umpqua” and such shares, the “Umpqua common stock”) multiplied by (ii) the number of shares of Umpqua common stock outstanding as of November 18, 2021 or issuable or expected to be exchanged in connection with the merger of Cascade Merger Sub, Inc., a wholly owned subsidiary of Columbia, with and into Umpqua (the “first merger”), which collectively equals 220,324,134.

(2)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”) and calculated in accordance with Rules 457(c) and 457(f)(1) promulgated thereunder. The aggregate offering price is (x) the average of the high and low prices of Umpqua common stock as reported on the NASDAQ Global Select Market on November 18, 2021 ($20.39) multiplied by (y) the maximum number of shares of Umpqua common stock to be converted in the first merger (220,324,134).

(3)	Calculated by multiplying the estimated aggregate offering price of securities to be registered by 0.0000927.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

The information in the accompanying joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in the accompanying joint proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. The accompanying joint proxy statement/prospectus does not constitute an offer to sell or the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED November 22, 2021

To the Shareholders of Columbia Banking System, Inc. and the Shareholders of Umpqua Holdings Corporation

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

On behalf of the boards of directors of Columbia Banking System, Inc. (“Columbia”) and Umpqua Holdings Corporation (“Umpqua”), we are pleased to enclose the accompanying joint proxy statement/prospectus relating to the proposed combination of Columbia and Umpqua. We are requesting that you take certain actions as a holder of Columbia common stock (a “Columbia shareholder”) or as a holder of Umpqua common stock (an “Umpqua shareholder”).

On October 11, 2021, Columbia, Umpqua and Cascade Merger Sub, Inc. (“Merger Sub”) entered into an Agreement and Plan of Merger (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”), pursuant to which Columbia and Umpqua have agreed to combine their respective businesses in two mergers. The transaction will create a premier West Coast banking franchise with more than $50 billion in total assets and $43 billion in total deposits, operating through locations spanning Oregon, Washington, California, Idaho and Nevada.

Under the merger agreement, Merger Sub will merge with and into Umpqua (the “first merger”), with Umpqua as the surviving entity. Immediately following the first merger, Umpqua will merge with and into Columbia (the “subsequent merger” and together with the first merger, the “mergers”), with Columbia as the surviving corporation (the “combined company”). Promptly following the completion of the mergers, Columbia State Bank, a Washington state-chartered bank and a wholly owned subsidiary of Columbia, and Umpqua Bank, an Oregon state-chartered bank and a wholly owned subsidiary of Umpqua, will merge, with Umpqua Bank as the surviving bank.

In the first merger, Umpqua shareholders will receive 0.5958 of a share of Columbia common stock for each share of Umpqua common stock (the “exchange ratio”) they own. Based on the closing price of Columbia common stock on the NASDAQ Global Select Market (the “NASDAQ”) on October 11, 2021, the last trading day before the public announcement of the mergers, the exchange ratio represented approximately $23.58 in value for each share of Umpqua common stock, representing merger consideration of approximately $5.1 billion on an aggregate basis. Based on the closing price of Columbia common stock on the NASDAQ on [                ], 202[    ], the last practicable trading day before the date of the accompanying joint proxy statement/prospectus, of $[        ], the exchange ratio represented approximately $[        ] in value for each share of Umpqua common stock.

Columbia shareholders will continue to own their existing shares of Columbia common stock following the mergers.

The value of the Columbia common stock at the time of completion of the mergers could be greater than, less than or the same as the value of Columbia common stock on the date of the accompanying joint proxy statement/prospectus. We urge you to obtain current market quotations of Columbia common stock (NASDAQ trading symbol “COLB”) and Umpqua common stock (NASDAQ trading symbol “UMPQ”).

We expect the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, Umpqua shareholders generally will not recognize any gain or loss for federal income tax purposes on the exchange of shares of Umpqua common stock for Columbia common stock in the first merger, except with respect to any cash received by Umpqua shareholders in lieu of fractional shares of Columbia common stock.

Based on the number of shares of Umpqua common stock outstanding or reserved for issuance as of [                ], 202[    ], Columbia expects to issue approximately [            ] million shares of Columbia common stock to Umpqua shareholders in the aggregate in the first merger. We estimate that former Umpqua shareholders will own approximately 62% and existing Columbia shareholders will own approximately 38% of the common stock of the combined company following the completion of the mergers.

Columbia and Umpqua will each hold a virtual special meeting of our respective shareholders in connection with the mergers. At our respective special meetings, in addition to other business, Columbia will ask its shareholders to approve an amendment to Columbia’s articles of incorporation to effect an increase in the number of authorized shares of Columbia common stock and the issuance of shares of Columbia common stock to Umpqua shareholders pursuant to the merger agreement, and Umpqua will ask its shareholders to approve the merger agreement and a proposal approving the merger-related compensation of the named executive officers of Umpqua on an advisory basis. Information about these meetings and the mergers is contained in this document. We urge you to read this document carefully and in its entirety.

The special meeting of Umpqua shareholders will be held virtually via the internet on [                ], 2022 at [            ], Pacific Time. The special meeting of Columbia shareholders will be held virtually via the internet on [                ], 2022 at [            ], Pacific Time.

Each of our boards of directors unanimously recommends that holders of common stock vote “FOR” each of the proposals to be considered at the respective meetings. We strongly support this combination of our companies and join our boards in their recommendations.

The accompanying joint proxy statement/prospectus provides you with detailed information about the merger agreement and the mergers. It also contains or references information about Columbia and Umpqua and certain related matters. You are encouraged to read the accompanying joint proxy statement/prospectus carefully. In particular, you should read the section entitled “Risk Factors” beginning on page 33 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about Columbia and Umpqua from documents that have been filed with the Securities and Exchange Commission that are incorporated into the accompanying joint proxy statement/prospectus by reference.

On behalf of Columbia and Umpqua, thank you for your prompt attention to this important matter.

Sincerely,

By:	By:

Name:	Clint E. Stein	Name:	Cort L. O’Haver
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer
	Columbia Banking System, Inc.		Umpqua Holdings Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the first merger or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in the first merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Columbia or Umpqua, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The accompanying joint proxy statement/prospectus is dated [                ], 202[    ], and is first being mailed to Columbia shareholders and Umpqua shareholders on or about [                ], 202[    ].

ADDITIONAL INFORMATION

The accompanying joint proxy statement/prospectus incorporates important business and financial information about Columbia and Umpqua from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through the Securities and Exchange Commission website at http://www.sec.gov or by requesting them in writing, by email or by telephone, at the appropriate address below:

if you are a Columbia shareholder: Columbia Banking System, Inc. 1301 “A” Street, Suite 800 Tacoma, Washington 98402 Attn: Corporate Secretary (253) 305-1900	if you are an Umpqua shareholder: Umpqua Holdings Corporation One SW Columbia Street, Suite 1200 Portland, Oregon 97204 Attn: Andrew Ognall (503) 727-4100

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the applicable special meeting. This means that holders of Columbia common stock requesting documents must do so by [                ], 2022, in order to receive them before the Columbia special meeting, and holders of Umpqua common stock requesting documents must do so by [                ], 2022, in order to receive them before the Umpqua special meeting.

You should rely only on the information contained or incorporated by reference in this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated [                ], 202[    ], and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such incorporated document. Neither the mailing of this document to holders of Columbia common stock or holders of Umpqua common stock, nor the issuance by Columbia of shares of Columbia common stock pursuant to the merger agreement, will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in, or incorporated by reference into, this document regarding Umpqua has been provided by Umpqua and information contained in, or incorporated by reference into, this document regarding Columbia has been provided by Columbia.

See the section entitled “Where You Can Find More Information” beginning on page 168 of the accompanying joint proxy statement/prospectus for further information.

Columbia Banking System, Inc.

1301 “A” Street

Tacoma, Washington 98402

NOTICE OF SPECIAL VIRTUAL MEETING OF COLUMBIA SHAREHOLDERS

To Columbia Shareholders:

On October 11, 2021, Columbia Banking System, Inc. (“Columbia”), Cascade Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Columbia, and Umpqua Holdings Corporation (“Umpqua”) entered into an Agreement and Plan of Merger (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”). A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.

NOTICE IS HEREBY GIVEN that a special virtual meeting of holders of Columbia common stock (such holders the “Columbia shareholders” and such meeting the “Columbia special meeting”) will be held on [                ], 2022 at [                ], Pacific Time. We are pleased to notify you of, and invite you to, the Columbia special meeting, which will be held virtually via the internet.

At the Columbia special meeting, you will be asked to vote on the following matters:

•

A proposal to approve an amendment to the amended and restated articles of incorporation of Columbia (as amended, the “Columbia articles”) to effect an increase in the number of authorized shares of Columbia common stock from 115,000,000 to 520,000,000 (the “Columbia articles amendment proposal”);

•

A proposal to approve the issuance of Columbia common stock in connection with the merger of Merger Sub with and into Umpqua as merger consideration to holders of Umpqua common stock (the “Umpqua shareholders”) pursuant to the merger agreement (the “Columbia share issuance proposal”); and

•

A proposal to adjourn the Columbia special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Columbia special meeting to approve the Columbia articles amendment proposal or the Columbia share issuance proposal (the “Columbia adjournment proposal”).

In light of the ongoing developments related to the COVID-19 pandemic and to support the health and safety of our shareholders, employees and community, the Columbia special meeting will be held in a virtual-only format conducted via live webcast. If you are a holder of record, you may attend the Columbia special meeting by visiting [                ] and entering the 16-digit control number that is printed on your proxy card. You may log in beginning at [                ] a.m. (Pacific Time) on [                ], 2022. The Columbia special meeting will begin promptly at [    ] a.m. (Pacific Time).

The board of directors of Columbia (the “Columbia board of directors”) has fixed the close of business on [                ], 202[    ] as the record date for the Columbia special meeting. Only holders of record of Columbia common stock as of the close of business on the record date for the Columbia special meeting are entitled to notice of the Columbia special meeting or any adjournment or postponement thereof. Only holders of record of Columbia common stock will be entitled to vote at the Columbia special meeting or any adjournment or postponement thereof.

Columbia has determined that Columbia shareholders are not entitled to dissenters’ rights in connection with the proposed mergers under the Washington Business Corporation Act.

The Columbia board of directors unanimously recommends that Columbia shareholders vote “FOR” the Columbia articles amendment proposal, “FOR” the Columbia share issuance proposal and “FOR” the Columbia adjournment proposal.

Your vote is important. We cannot complete the transactions contemplated by the merger agreement unless Columbia shareholders approve the Columbia articles amendment proposal and Columbia share issuance proposal. The affirmative vote of a majority of the outstanding shares of Columbia common stock entitled to vote is required to approve the Columbia articles amendment proposal, and the number of votes cast at the Columbia special meeting favoring the Columbia share issuance proposal must exceed the number of votes cast opposing the Columbia share issuance proposal to approve the Columbia share issuance proposal. Whether or not you plan to attend the Columbia special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker, trustee or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker, trustee or other nominee.

By Order of the Board of Directors

Kumi Y. Baruffi
Executive Vice President, General Counsel
& Corporate Secretary Columbia Banking System, Inc.

[                ], 202[    ]

Umpqua Holdings Corporation

One SW Columbia Street, Suite 1200

Portland, Oregon 97204

NOTICE OF SPECIAL VIRTUAL MEETING OF UMPQUA SHAREHOLDERS

To Umpqua shareholders:

On October 11, 2021, Umpqua Holdings Corporation (“Umpqua”), Columbia Banking System, Inc. (“Columbia”) and Cascade Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Columbia, entered into an Agreement and Plan of Merger (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”). A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.

NOTICE IS HEREBY GIVEN that a special virtual meeting of holders of Umpqua common stock (such holders the “Umpqua shareholders” and such meeting, the “Umpqua special meeting”) will be held on [                ], 2022 at [                ], Pacific Time. We are pleased to notify you of and invite you to the Umpqua special meeting, which will be held virtually via the internet.

At the Umpqua special meeting, Umpqua shareholders will be asked to vote on the following matters:

•	A proposal to approve the merger agreement (the “Umpqua merger proposal”);

•

A proposal to approve, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid to the named executive officers of Umpqua in connection with the transactions contemplated by the merger agreement (the “Umpqua compensation proposal”); and

•

A proposal to adjourn the Umpqua special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Umpqua special meeting to approve the Umpqua merger proposal (the “Umpqua adjournment proposal”).

In light of the ongoing developments related to the COVID-19 pandemic and to support the health and well-being of Umpqua shareholders, employees and community, the Umpqua special meeting will be held in a virtual-only format conducted via live webcast. In order to attend the Umpqua special meeting via remote communication, you must access the virtual meeting at [                ]. You also will need a control number, which is the 16-digit number on your proxy card. Once admitted to the Umpqua special meeting, you will be able to vote your shares in accordance with the instructions provided on the meeting website.

The board of directors of Umpqua (the “Umpqua board of directors”) has fixed the close of business on [                ], 202[    ] as the record date for the Umpqua special meeting. Only holders of record of Umpqua common stock as of the close of business on the record date for the Umpqua special meeting are entitled to notice of, and to vote at, the Umpqua special meeting or any adjournment or postponement thereof. Umpqua has determined that Umpqua shareholders are not entitled to dissenters’ rights in connection with the proposed mergers under the Oregon Business Corporation Act.

The Umpqua board of directors unanimously recommends that Umpqua shareholders vote “FOR” the Umpqua merger proposal, “FOR” the Umpqua compensation proposal and “FOR” the Umpqua adjournment proposal.

Your vote is important. We cannot complete the transactions contemplated by the merger agreement unless Umpqua shareholders approve the Umpqua merger proposal. The affirmative vote of a majority of the outstanding shares of Umpqua common stock entitled to vote is required to approve the Umpqua merger proposal. Whether or not you plan to attend the Umpqua special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker, trustee or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker, trustee or other nominee.

By Order of the Umpqua Board of Directors

By:
Name: Andrew H. Ognall
Title: EVP/General Counsel/Secretary

Umpqua Holdings Corporation

[                ], 202[     ]

i

QUESTIONS AND ANSWERS

The following are some questions that you may have about the mergers (as defined below) and the Columbia virtual special meeting or the Umpqua virtual special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the mergers, the Columbia virtual special meeting or the Umpqua virtual special meeting. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 168.

In this joint proxy statement/prospectus, unless the context otherwise requires:

•	“Columbia” refers to Columbia Banking System, Inc., a Washington corporation;

•	“Columbia Bank” refers to Columbia State Bank, a Washington state-chartered bank and a wholly owned subsidiary of Columbia;

•	“Columbia articles” refers to the amended and restated articles of incorporation of Columbia, as amended;

•	“Columbia bylaws” refers to the amended and restated bylaws of Columbia;

•	“Columbia common stock” refers to the common stock of Columbia, no par value;

•	“Columbia board of directors” refers to the board of directors of Columbia;

•	“Columbia shareholders” refers to holders of shares of Columbia common stock both prior to and following the completion of the mergers;

•	“Umpqua” refers to Umpqua Holdings Corporation, an Oregon corporation;

•	“Umpqua Bank” refers to Umpqua Bank, an Oregon state-chartered bank and a wholly owned subsidiary of Umpqua;

•	“Umpqua articles” refers to the restated articles of incorporation of Umpqua;

•	“Umpqua bylaws” refers to the bylaws of Umpqua;

•	“Umpqua common stock” refers to the common stock of Umpqua, no par value;

•	“Umpqua board of directors” refers to the board of directors of Umpqua;

•	“Umpqua shareholders” refers to holders of shares of Umpqua common stock; and

•	“Merger Sub” refers to Cascade Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Columbia.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:

You are receiving this joint proxy statement/prospectus because Umpqua, Columbia and Merger Sub have entered into an Agreement and Plan of Merger, dated October 11, 2021 (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”) pursuant to which, and subject to the terms and conditions therein, Merger Sub will merge with and into Umpqua, with Umpqua as the surviving entity, which we refer to as the “first merger.” Immediately following the first merger, Umpqua will merge with and into Columbia, with Columbia as the surviving corporation, which we refer to as the “subsequent merger.” We refer to the first merger and the subsequent merger collectively as the “mergers.” Following the completion of the mergers, Columbia Bank will merge with and into Umpqua Bank, with Umpqua Bank as the surviving bank, which we refer to as the “bank merger.”

A copy of the merger agreement is attached as Annex A to this document. In this joint proxy statement/prospectus, we refer to the closing of the first merger as the “closing” and the date on which the closing occurs as the “closing date.”

In order to complete the first merger, among other things:

•	Umpqua shareholders must approve (such approval, the “requisite Umpqua shareholder approval”) the merger agreement (the “Umpqua merger proposal”); and

•

Columbia shareholders must approve (such approvals, the “requisite Columbia shareholder approval”) (i) a proposal to amend the Columbia articles to effect an increase in the number of authorized shares of Columbia common stock from 115,000,000 to 520,000,000 shares (such amendment, the “Columbia articles amendment” and such proposal, the “Columbia articles amendment proposal”); and (ii) a proposal to approve the issuance of shares of Columbia common stock that will comprise the merger consideration pursuant to the merger agreement (the “Columbia share issuance proposal”).

In addition, Columbia shareholders will also be asked to approve a proposal to adjourn the special meeting of Columbia shareholders (the “Columbia special meeting”), if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Columbia special meeting to approve the Columbia articles amendment proposal or the Columbia share issuance proposal (the “Columbia adjournment proposal”). A copy of the Columbia articles amendment is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference herein.

Umpqua shareholders will also be asked (i) to approve, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid to Umpqua’s named executive officers in connection with the transactions contemplated by the merger agreement (the “Umpqua compensation proposal”), and (ii) to approve a proposal to adjourn the special meeting of Umpqua shareholders (the “Umpqua special meeting”), if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Umpqua special meeting to approve the Umpqua merger proposal (the “Umpqua adjournment proposal”).

Columbia and Umpqua both will hold, respectively, the Columbia special meeting and the Umpqua special meeting virtually via the internet.

This document is also a prospectus that is being delivered to Umpqua shareholders because, pursuant to the merger agreement, Columbia is offering shares of Columbia common stock to Umpqua shareholders.

This joint proxy statement/prospectus contains important information about the mergers and the other proposals being voted on at the Columbia and Umpqua special meetings. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending your virtual special meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.

Q:	What will happen in the mergers?

A:

In the first merger, Merger Sub will merge with and into Umpqua, with Umpqua continuing as the surviving entity. In the subsequent merger, Umpqua will merge with and into Columbia, with Columbia continuing as the surviving corporation, which we refer to as “Columbia” or the “combined company.” In the bank merger, which will occur promptly following the completion of the mergers, Columbia Bank will merge with and into Umpqua Bank, with Umpqua Bank as the surviving bank, which we refer to as the “surviving bank.”

Each share of Umpqua common stock issued and outstanding immediately prior to the effective time of the first merger (the “effective time”), except for shares of Umpqua common stock held by Umpqua as treasury stock or owned by Merger Sub, Umpqua or Columbia (in each case, other than shares of Umpqua common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (ii) held, directly or indirectly, by Umpqua or Columbia in respect of debts previously contracted), will be converted into the right to receive 0.5958 of a share (the “exchange ratio”) of Columbia common stock (the “merger consideration”).

After the effective time, (i) Umpqua will no longer be a public company, (ii) Umpqua common stock will be delisted from the NASDAQ Global Select Market (the “NASDAQ”) and will cease to be publicly traded, and (iii) Umpqua common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). After the effective time of the subsequent merger (the “second effective time”), Columbia shareholders will continue to own their existing shares of Columbia common stock and Umpqua will cease to exist. See the information provided in the section entitled “The Merger Agreement—Structure of the Mergers” beginning on page 113 and the merger agreement for more information about the mergers.

Q:	When and where will each of the special meetings take place?

A:

The Columbia special meeting will be held virtually via the internet on [                ], 2022 at [                ], Pacific Time. In light of the ongoing developments related to the COVID-19 pandemic and to support the health and safety of our shareholders, employees and community, the Columbia special meeting will be held in a virtual-only format conducted via live webcast. If you are a holder of record, you may attend the Columbia special meeting by visiting [                ], which we refer to as the “Columbia special meeting website” and entering the 16-digit control number that is printed on your proxy card. You may log in beginning at [    ] a.m. (Pacific Time) on [    ], 2022. The Columbia special meeting will begin promptly at [    ] a.m. (Pacific Time).

The Umpqua special meeting will be held virtually via the internet on [                ], 2022 at [                ], Pacific Time. In light of the ongoing developments related to the COVID-19 pandemic and to support the health and safety of our shareholders, employees and community, the Umpqua special meeting will be held in a virtual-only format conducted via live webcast. If you are a holder of record, you may attend the Umpqua special meeting by visiting [                ], which we refer to as the “Umpqua special meeting website” and entering the 16-digit control number that is printed on your proxy card. You may log in beginning at [    ] a.m. (Pacific Time) on [    ], 2022. The Umpqua special meeting will begin promptly at [    ] a.m. (Pacific Time).

Even if you plan to attend your respective company’s special meeting virtually, Columbia and Umpqua recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the applicable special meeting. See the section entitled “—Q: How can I vote my shares without attending my respective special meeting?” beginning on page 9.

Q:	What matters will be considered at each of the special meetings?

A:	At the Columbia special meeting, Columbia shareholders will be asked to consider and vote on the following proposals:

•	Columbia Proposal 1: The Columbia articles amendment proposal;

•	Columbia Proposal 2: The Columbia share issuance proposal; and

•	Columbia Proposal 3: The Columbia adjournment proposal.

At the Umpqua special meeting, Umpqua shareholders will be asked to consider and vote on the following proposals:

•	Umpqua Proposal 1: The Umpqua merger proposal;

•	Umpqua Proposal 2: The Umpqua compensation proposal; and

•	Umpqua Proposal 3: The Umpqua adjournment proposal.

In order to complete the first merger, among other things, Columbia shareholders must approve the Columbia articles amendment proposal and the Columbia share issuance proposal, and Umpqua shareholders must approve the Umpqua merger proposal. None of the approvals of the Columbia adjournment proposal, the Umpqua compensation proposal or the Umpqua adjournment proposal is a condition to the obligations of Columbia or Umpqua to complete the mergers.

Q:	What will Umpqua shareholders receive in the mergers?

A:

In the first merger, Umpqua shareholders will receive 0.5958 of a share of Columbia common stock for each share of Umpqua common stock held immediately prior to the effective time (other than certain shares held by Umpqua as treasury stock or owned by Umpqua, Columbia or Merger Sub, subject to certain exceptions set forth in the merger agreement). Columbia will not issue any fractional shares of Columbia common stock in the first merger. Umpqua shareholders who would otherwise be entitled to a fractional share of Columbia common stock in the first merger will instead receive an amount in cash (rounded to the nearest cent) determined by multiplying the average closing-sale price per share of Columbia common stock on the NASDAQ as reported by The Wall Street Journal for the consecutive period of five full trading days ending on the day preceding the closing date (the “Columbia closing share value”) by the fraction of a share (after taking into account all shares of Umpqua common stock held by such holder immediately prior to the completion of the first merger and rounded to the nearest thousandth when expressed in decimal form) of Columbia common stock that such Umpqua shareholder would otherwise be entitled to receive.

Q:	What will Columbia shareholders receive in the mergers?

A:

In the mergers, Columbia shareholders will not receive any consideration, and their shares of Columbia common stock will remain outstanding and will constitute shares of the combined company following the mergers. Following the mergers, shares of Columbia common stock will continue to be traded on the NASDAQ.

Q:	Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the first merger is completed?

A:

Yes. Although the number of shares of Columbia common stock that Umpqua shareholders will receive is fixed, the value of the merger consideration will fluctuate between the date of this joint proxy statement/prospectus and the effective time based upon the market value for Columbia common stock. Any fluctuation in the market price of Columbia common stock after the date of this joint proxy statement/prospectus will change the value of the shares of Columbia common stock that Umpqua shareholders will receive. Neither Columbia nor Umpqua is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of Columbia common stock or Umpqua common stock.

Q:	How will the mergers affect Umpqua equity awards?

A:	At the effective time:

•

Each outstanding restricted stock unit award in respect of shares of Umpqua common stock granted under an Umpqua stock plan (an “Umpqua RSU award”) that is not an Umpqua performance award will (i) if granted to a non-employee member of the Umpqua board of directors, fully vest and be converted into the right to receive (without interest) the merger consideration in respect of each share of Umpqua common stock subject to such Umpqua RSU award immediately prior to the effective time, and (ii) if not granted to an individual in clause (i), be assumed and converted into a restricted stock unit award in respect of shares of Columbia common stock (a “Columbia RSU award”) based on the exchange ratio and will continue to be subject to the same terms and conditions as were applicable to the applicable Umpqua RSU award immediately prior to the effective time;

•

Each outstanding performance share unit award in respect of shares of Umpqua common stock granted under an Umpqua stock plan (an “Umpqua performance award”) will be assumed and converted into a Columbia RSU award, with the number of shares of Columbia common stock subject to each such Columbia RSU award equal to the product of (i) the number of shares of Umpqua common stock subject to such Umpqua performance award immediately prior to the effective time based on the higher of target performance and actual performance through the latest practicable date prior to the effective time as reasonably determined by the compensation committee of the Umpqua board of directors (the “Umpqua Compensation Committee”) and (ii) the exchange ratio. Except as specifically provided in the merger agreement, each such Columbia RSU award will continue to be subject to the same terms and conditions as were applicable to the applicable Umpqua performance award immediately prior to the effective time;

•

Each outstanding and unexercised option to purchase shares of Umpqua common stock granted under an Umpqua stock plan (an “Umpqua option award”) will be assumed and converted automatically into a Columbia stock option (an “adjusted option award”) based on the exchange ratio and will continue to be subject to the same terms and conditions as were applicable to the applicable Umpqua option award immediately prior to the effective time; and

•

Each outstanding award in respect of a deferred share of Umpqua common stock (including with respect to the deferral of an Umpqua restricted stock unit award) under the Umpqua directors nonqualified deferred compensation plan (an “Umpqua deferred stock award”) will be assumed and converted automatically into a fully vested deferred stock award in respect of shares of Columbia common stock based on the exchange ratio and will continue to be subject to the same terms and conditions (other than with respect to vesting) as were applicable under such Umpqua deferred stock award immediately prior to the effective time.

Q:	How will the mergers affect Columbia equity awards?

A:

At the effective time, each outstanding performance stock unit award in respect of shares of Columbia common stock granted under a Columbia stock plan (a “Columbia PSU award”) will be converted into a restricted stock unit award in respect of Columbia common stock (an “adjusted PSU award”) relating to the number of shares of Columbia common stock that would be earned based on the higher of target performance and actual performance through the latest practicable date prior to the effective time as reasonably determined by the compensation committee of the Columbia board of directors (the “Columbia Compensation Committee”). Except as specifically provided in the merger agreement, each such adjusted PSU award will continue to be subject to the same terms and conditions as were applicable to the applicable Columbia PSU award immediately prior to the effective time.

Q:	How does the Columbia board of directors recommend that I vote at the Columbia special meeting?

A:

The Columbia board of directors unanimously recommends that you vote “FOR” the Columbia articles amendment proposal, “FOR” the Columbia share issuance proposal and “FOR” the Columbia adjournment proposal.

In considering the recommendations of the Columbia board of directors, Columbia shareholders should be aware that Columbia directors and executive officers may have interests in the mergers that are different from, or in addition to, the interests of Columbia shareholders generally. For a more complete description of these interests, see the information provided in the section entitled “The Mergers—Interests of Certain Columbia Directors and Executive Officers in the Mergers” beginning on page 94.

Q:	How does the Umpqua board of directors recommend that I vote at the Umpqua special meeting?

A:	The Umpqua board of directors unanimously recommends that you vote “FOR” the Umpqua merger proposal, “FOR” the Umpqua compensation proposal and “FOR” the Umpqua adjournment proposal.

In considering the recommendations of the Umpqua board of directors, Umpqua shareholders should be aware that Umpqua directors and executive officers may have interests in the mergers that are different from, or in addition to, the interests of Umpqua shareholders generally. For a more complete description of these interests, see the information provided in the section entitled “The Mergers—Interests of Certain Umpqua Directors and Executive Officers in the Mergers” beginning on page 100.

Q:	Who is entitled to vote at the Columbia special meeting?

A:

The record date for the Columbia special meeting is [                ], 202[    ], which we refer to as the “Columbia record date.” All Columbia shareholders who held shares at the close of business on the Columbia record date are entitled to receive notice of, and to vote at, the Columbia special meeting.

Each holder of Columbia common stock is entitled to cast one vote on each matter properly brought before the Columbia special meeting for each share of Columbia common stock that such holder owned of record as of the Columbia record date. As of the close of business on the Columbia record date, there were [                ] outstanding shares of Columbia common stock.

Attendance at the special meeting via the Columbia special meeting website is not required to vote. See below and the section entitled “The Columbia Virtual Special Meeting—Proxies” beginning on page 45 for instructions on how to vote your shares of Columbia common stock without attending the Columbia special meeting.

Q:	Who is entitled to vote at the Umpqua special meeting?

A:

The record date for the Umpqua special meeting is [                ], 202[    ], which we refer to as the “Umpqua record date.” All Umpqua shareholders who held shares at the close of business on the Umpqua record date are entitled to receive notice of, and to vote at, the Umpqua special meeting.

Each holder of Umpqua common stock is entitled to cast one vote on each matter properly brought before the Umpqua special meeting for each share of Umpqua common stock that such holder owned of record as of the Umpqua record date. As of the close of business on the Umpqua record date, there were [                ] outstanding shares of Umpqua common stock.

Attendance at the special meeting via the Umpqua special meeting website is not required to vote. See below and the section entitled “The Umpqua Virtual Special Meeting—Proxies” beginning on page 52 for instructions on how to vote your shares of Umpqua common stock without attending the Umpqua special meeting.

Q:	What constitutes a quorum for the Columbia special meeting?

A:	The presence at the Columbia special meeting, virtually or by proxy, of holders of majority of the outstanding shares of Columbia common stock entitled to vote at the Columbia special meeting will constitute a quorum for the transaction of business at the Columbia special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. Broker non-votes, if any, will not be counted in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, because it is expected that all proposals to be voted on at the Columbia special meeting will be “non-routine” matters, as discussed in the section entitled, “The Columbia Virtual Special Meeting—Broker Non-Votes.”

Q:	What constitutes a quorum for the Umpqua special meeting?

A:

The presence at the Umpqua special meeting, virtually or by proxy, of holders of a majority of the outstanding shares of Umpqua common stock entitled to vote at the Umpqua special meeting will constitute a quorum for the transaction of business at the Umpqua special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. Broker non-votes, if any, will not be counted in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, because it is expected that all proposals to be voted on at the Umpqua special meeting will be “non-routine” matters, as discussed in the section entitled “The Umpqua Virtual Special Meeting—Broker Non-Votes.”

Q:	What vote is required for the approval of each proposal at the Columbia special meeting?

A:

Columbia Proposal 1: Columbia articles amendment proposal. Approval of the Columbia articles amendment proposal requires the affirmative vote of a majority of the outstanding shares of Columbia common stock entitled to vote thereon.

Columbia Proposal 2: Columbia share issuance proposal. Approval of the Columbia share issuance proposal requires that the number of votes cast at the Columbia special meeting favoring the Columbia share issuance proposal exceeds the number of votes cast opposing the Columbia share issuance proposal.

Columbia Proposal 3: Columbia adjournment proposal. Whether or not a quorum will be present at the meeting, approval of the Columbia adjournment proposal requires that the number of votes cast favoring the Columbia adjournment proposal exceeds the number of votes cast opposing the Columbia adjournment proposal.

Q:	What vote is required for the approval of each proposal at the Umpqua special meeting?

A:

Umpqua Proposal 1: Umpqua merger proposal. Approval of the Umpqua merger proposal requires approval by the majority of the outstanding shares of Umpqua common stock entitled to vote on the merger agreement.

Umpqua Proposal 2: Umpqua compensation proposal. Approval of the advisory, non-binding Umpqua compensation proposal requires that the number of votes cast at the Umpqua special meeting favoring the Umpqua compensation proposal exceeds the number of votes cast opposing the Umpqua compensation proposal.

Umpqua Proposal 3: Umpqua adjournment proposal. Whether or not a quorum will be present at the meeting, approval of the Umpqua adjournment proposal requires that the number of votes cast at the Umpqua special meeting favoring the Umpqua adjournment proposal exceeds the number of votes cast opposing the Umpqua adjournment proposal.

Q:

Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, merger-related compensation arrangements for the Umpqua named executive officers (i.e., the Umpqua compensation proposal)?

A:

Under Securities and Exchange Commission (“SEC”) rules, Umpqua is required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to Umpqua’s named executive officers that is based on or otherwise relates to the mergers, or “golden parachute” compensation.

Q:	What happens if Umpqua shareholders do not approve, by non-binding, advisory vote, the Umpqua compensation proposal?

A:

The vote on the proposal to approve the merger-related compensation arrangements for each of Umpqua’s named executive officers is separate and apart from the votes to approve the other proposals being presented at the Umpqua special meeting. Because the vote on the proposal to approve the merger-related executive compensation is advisory in nature only, it will not be binding upon Umpqua, Columbia or the combined company. Accordingly, the merger-related compensation will be paid to Umpqua’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and other contractual arrangements even if Umpqua shareholders do not approve the proposal to approve the merger-related executive compensation.

Q:	What if I hold shares in both Columbia and Umpqua?

A:

If you hold shares of both Columbia common stock and Umpqua common stock, you will receive separate packages of proxy materials for each. A vote cast as a Columbia shareholder will not count as a vote cast as an Umpqua shareholder, and a vote cast as an Umpqua shareholder will not count as a vote cast as a Columbia shareholder. Therefore, please submit separate proxies for your shares of Columbia common stock and your shares of Umpqua common stock.

Q:	How can I attend, vote and ask questions at the Columbia special meeting or the Umpqua special meeting?

A:

Record Holders. If you hold shares directly in your name as the holder of record of Columbia common stock or Umpqua common stock, you are a “record holder” and your shares may be voted at the Columbia special meeting or the Umpqua special meeting by you, as applicable. If you choose to vote your shares virtually at the respective special meeting via the applicable special meeting website, you will need the control number and should follow the instructions on your proxy card, as discussed below.

Beneficial Owners. If you hold shares in a brokerage or other account in “street name,” you are a “beneficial owner” and your shares may be voted at the Columbia special meeting or the Umpqua special meeting, as applicable, by you as described below. If you choose to vote your shares virtually at the respective special meeting via the applicable special meeting website, you will need the control number and should follow the instructions on your proxy card, as discussed below.

Columbia special meeting. If you are a record holder of Columbia common stock, you will be able to attend the Columbia special meeting online, ask questions and vote during the meeting by visiting [                ] and following the instructions. Please have your 16-digit control number, which can be found on your proxy card, notice or email previously received, to access the meeting. If you are a beneficial owner of Columbia common stock, you also will be able to attend the Columbia special meeting online, ask questions and vote during the meeting by visiting [                ] and following the instructions. Please have your 16-digit control number, which can be found on the voting instructions provided by your bank, broker, trustee or other nominee, to access the meeting. Please review this information prior to the Columbia special meeting to ensure you have access.

Columbia encourages its shareholders to visit the Columbia special meeting website above in advance of the Columbia special meeting to familiarize themselves with the online access process. The virtual Columbia special meeting platform is fully supported across browsers and devices that are equipped with the most updated version of applicable software and plugins. Columbia shareholders should verify their internet connection prior to the Columbia special meeting. Technical support information is provided on the sign-in page for all shareholders. If you have difficulty accessing the virtual Columbia special meeting during check-in or during the meeting, please contact technical support as indicated on the Columbia special meeting sign-in page.

Umpqua special meeting. If you are a record holder of Umpqua common stock, you will be able to attend the Umpqua special meeting online, ask questions and vote during the meeting by visiting [                ] and following the instructions. Please have your 16-digit control number, which can be found on your proxy card, notice or email previously received, to access the meeting. If you are a beneficial owner of Umpqua common stock, you also will be able to attend the Umpqua special meeting online, ask questions and vote during the meeting by visiting [                ] and following the instructions. Please have your 16-digit control number, which can be found on the voting instructions provided by your bank, broker, trustee or other nominee, to access the meeting. Please review this information prior to the Umpqua special meeting to ensure you have access.

Umpqua encourages its shareholders to visit the Umpqua special meeting website above in advance of the Umpqua special meeting to familiarize themselves with the online access process. The virtual Umpqua special meeting platform is fully supported across browsers and devices that are equipped with the most updated version of applicable software and plugins. Umpqua shareholders should verify their internet connection prior to the Umpqua special meeting. Technical support information is provided on the sign-in page for all shareholders. If you have difficulty accessing the virtual Umpqua special meeting during check-in or during the meeting, please contact technical support as indicated on the Umpqua special meeting sign-in page.

Even if you plan to attend the Columbia special meeting or the Umpqua special meeting virtually, as applicable, Columbia and Umpqua recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the respective special meeting.

Additional information on attending the virtual special meetings can be found under the section entitled “The Columbia Virtual Special Meeting—Attending the Virtual Special Meeting” on page 45 and under the section entitled “The Umpqua Virtual Special Meeting—Attending the Virtual Special Meeting” on page 52.

Q:	How can I vote my shares without attending my respective special meeting?

A:

Whether you hold your shares directly as the holder of record of Columbia common stock or Umpqua common stock or beneficially in “street name,” you may direct your vote by proxy without virtually attending the Columbia special meeting or the Umpqua special meeting, as applicable.

If you are a holder of record of Columbia common stock or Umpqua common stock, you can vote your shares by proxy over the internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. If you hold shares beneficially in “street name” as a beneficial owner of Columbia common stock or Umpqua common stock, you should follow the voting instructions provided by your bank, broker, trustee or other nominee.

If you intend to submit your proxy by telephone or via the internet, you must do so by [    ], Pacific Time, on the day before your respective company’s special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to your respective company’s special meeting.

Additional information on voting procedures can be found under the section entitled “The Columbia Virtual Special Meeting—Attending the Virtual Special Meeting” on page 45 and under the section entitled “The Umpqua Virtual Special Meeting—Attending the Virtual Special Meeting” on page 52.

Q:	How do I vote shares of Umpqua common stock that I hold in an account under the Umpqua Bank 401(k) and Profit Sharing Plan?

A:

You will be given the opportunity to instruct the trustee of the Umpqua Bank 401(k) and Profit Sharing Plan how to vote the shares that you hold in your account. To the extent that you do not timely give such instructions, the trustee will vote all uninstructed shares held in the 401(k) Plan in proportion to the voted shares.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this document, please vote as soon as possible. If you hold shares of Columbia common stock or Umpqua common stock, please respond by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or through the internet, as soon as possible so that your shares may be represented at your meeting. Please note that if you are a beneficial owner with shares held in “street name,” you should follow the voting instructions provided by your bank, broker, trustee or other nominee.

Q:	If I am a beneficial owner with my shares held in “street name” by a bank, broker, trustee or other nominee, will my bank, broker, trustee or other nominee vote my shares for me?

A:

No. Your bank, broker, trustee or other nominee cannot vote your shares without instructions from you. You should instruct your bank, broker, trustee or other nominee how to vote your shares in accordance with the instructions provided to you. Please check the voting instruction form used by your bank, broker, trustee or other nominee.

Q:	What is a “broker non-vote”?

A:

Banks, brokers, trustees and other nominees who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers, trustees and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner.

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at each of the Columbia special meeting and the Umpqua special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Columbia special meeting or the Umpqua special meeting. If your bank, broker, trustee or other nominee holds your shares of Columbia common stock or Umpqua common stock in “street name,” such entity will vote your shares of Columbia common stock or Umpqua common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.

If you are a beneficial owner of Columbia common stock and you do not instruct your bank, broker, trustee or other nominee on how to vote your shares of Columbia common stock:

•

Columbia articles amendment proposal: your bank, broker, trustee or other nominee may not vote your shares on the Columbia articles amendment proposal, which broker non-votes, if any, will have the same effect as a vote “AGAINST” such proposal;

•

Columbia share issuance proposal: your bank, broker, trustee or other nominee may not vote your shares on the Columbia share issuance proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal; and

•

Columbia adjournment proposal: your bank, broker, trustee or other nominee may not vote your shares on the Columbia adjournment proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal.

If you are a beneficial owner of Umpqua common stock and you do not instruct your bank, broker, trustee or other nominee on how to vote your shares of Umpqua common stock:

•

Umpqua merger proposal: your bank, broker, trustee or other nominee may not vote your shares on the Umpqua merger proposal, which broker non-votes, if any, will have the same effect as a vote “AGAINST” such proposal;

•

Umpqua compensation proposal: your bank, broker, trustee or other nominee may not vote your shares on the Umpqua compensation proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal; and

•

Umpqua adjournment proposal: your bank, broker, trustee or other nominee may not vote your shares on the Umpqua adjournment proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal.

Q:	What if I abstain or fail to vote?

A:

For purposes of the Columbia special meeting, an abstention occurs when a Columbia shareholder attends the Columbia special meeting and does not vote or returns a proxy with an “abstain” instruction. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

•

Columbia articles amendment proposal: An abstention will have the same effect as a vote “AGAINST” the Columbia articles amendment proposal. If a Columbia shareholder is not present at the Columbia special meeting and does not respond by proxy, it will have the same effect as a vote “AGAINST” such proposal;

•

Columbia share issuance proposal: An abstention will have no effect on the Columbia share issuance proposal. If a Columbia shareholder is not present at the Columbia special meeting and does not respond by proxy, it will have no effect on the outcome of such proposal; and

•

Columbia adjournment proposal: An abstention will have no effect on the Columbia adjournment proposal. If a Columbia shareholder is not present at the Columbia special meeting and does not respond by proxy, it will have no effect on the outcome of such proposal.

For purposes of the Umpqua special meeting, an abstention occurs when an Umpqua shareholder attends the Umpqua special meeting and does not vote or returns a proxy with an “abstain” instruction. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

•

Umpqua merger proposal: An abstention will have the same effect as a vote “AGAINST” the Umpqua merger proposal. If an Umpqua shareholder is not present at the Umpqua special meeting and does not respond by proxy, it will also have the same effect as a vote “AGAINST” the Umpqua merger proposal.

•

Umpqua compensation proposal: An abstention will have no effect on the Umpqua compensation proposal. If an Umpqua shareholder is not present at the Umpqua special meeting and does not respond by proxy, it will have no effect on the outcome of such proposal.

•

Umpqua adjournment proposal: An abstention will have no effect on the Umpqua adjournment proposal. If an Umpqua shareholder is not present at the Umpqua special meeting and does not respond by proxy, it will have no effect on the outcome of such proposal.

Q:	Why is my vote important?

A:

If you do not vote, it will be more difficult for Columbia or Umpqua to obtain the necessary quorum to hold its special meeting and to obtain the shareholder approval that its respective board of directors is recommending and seeking. In addition, your failure to submit a proxy or vote at the applicable virtual special meeting, or failure to instruct your bank, broker, trustee or other nominee how to vote, or an abstention from voting, will have the same effect as a vote “AGAINST” the Columbia articles amendment proposal and the Umpqua merger proposal, as applicable.

The Columbia articles amendment proposal must be approved by the affirmative vote of a majority of the outstanding shares of Columbia common stock that are entitled to vote. To approve the Columbia share issuance proposal, the number of votes cast at the Columbia special meeting favoring the Columbia share issuance proposal must exceed the number of votes cast opposing the Columbia share issuance proposal. The Umpqua merger proposal must be approved by the affirmative vote of a majority of the outstanding shares of Umpqua common stock entitled to vote thereon.

The Columbia board of directors unanimously recommends that you vote “FOR” the Columbia articles amendment proposal, “FOR” the Columbia share issuance proposal and “FOR” the other proposals to be considered at the Columbia special meeting. The Umpqua board of directors unanimously recommends that you vote “FOR” the Umpqua merger proposal and “FOR” the other proposals to be considered at the Umpqua special meeting.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:

If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Columbia common stock represented by your proxy will be voted as recommended by the Columbia board of directors with respect to such proposals, or the shares of Umpqua common stock represented by your proxy will be voted as recommended by the Umpqua board of directors with respect to such proposals, as the case may be.

Q:	Can I revoke my proxy or change my vote after I have delivered my proxy or voting instruction card?

A:

If you directly hold shares of Columbia common stock or Umpqua common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at your meeting. You can do this by:

•	submitting a written statement that you would like to revoke your proxy to the corporate secretary of Columbia or Umpqua, as applicable;

•	signing and returning a proxy card with a later date;

•	attending the special meeting virtually and voting at the special meeting via the applicable special meeting website; or

•	voting by telephone or the internet at a later time, before [ ], Pacific Time, on the day before the the applicable special meeting.

If you are a beneficial owner and your shares are held by a bank, broker, trustee or other nominee, you may change your vote by:

•	contacting your bank, broker, trustee or other nominee; or

•

attending the applicable special meeting virtually and voting your shares via the applicable special meeting website if you have your control number, which can be found on the voting instructions provided by your bank, broker, trustee or other nominee. Please contact your bank, broker, trustee or other nominee for further instructions.

Q:

Will Columbia be required to submit the Columbia articles amendment proposal and Columbia share issuance proposal to the Columbia shareholders even if the Columbia board of directors has withdrawn, modified or qualified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the Columbia special meeting, Columbia is required to submit the Columbia articles amendment proposal and the Columbia share issuance proposal to its shareholders even if the Columbia board of directors has withdrawn, modified or qualified its recommendation in favor of approving the applicable proposal.

Q:	Will Umpqua be required to submit the Umpqua merger proposal to the Umpqua shareholders even if the Umpqua board of directors has withdrawn, modified or qualified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the Umpqua special meeting, Umpqua is required to submit the Umpqua merger proposal to its shareholders even if the Umpqua board of directors has withdrawn, modified or qualified its recommendation in favor of approving the proposal.

Q:	Are Columbia shareholders entitled to dissenters’ rights?

A:

No. Columbia shareholders are not entitled to dissenters’ rights under the Washington Business Corporation Act (the “WBCA”). For more information, see the section entitled “The Mergers—Appraisal or Dissenters’ Rights in Connection with the Mergers” beginning on page 112.

Q:	Are Umpqua shareholders entitled to dissenters’ rights?

A:

No. Umpqua shareholders are not entitled to dissenters’ rights under the Oregon Business Corporation Act (the “OBCA”). For more information, see the section entitled “The Mergers—Appraisal or Dissenters’ Rights in Connection with the Mergers” beginning on page 112.

Q:

Are there any risks that I should consider in deciding whether to vote for the approval of the Columbia articles amendment proposal, the Columbia share issuance proposal, the Umpqua merger proposal or the other proposals to be considered at the Columbia special meeting and the Umpqua special meeting, respectively?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 33. You also should read and carefully consider the risk factors of Columbia and Umpqua contained in the documents that are incorporated by reference into this joint proxy statement/prospectus.

Q:	What are the material U.S. federal income tax consequences of the mergers to Umpqua shareholders?

A:

The mergers, taken together, are intended to qualify as a “reorganization” for federal income tax purposes, and it is a condition to our respective obligations to complete the first merger that each of Columbia and Umpqua receives a legal opinion to the effect that the mergers, taken together, will so qualify. Accordingly, Umpqua shareholders generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of Umpqua common stock for Columbia common stock in the first merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of Columbia common stock. You should be aware that the tax consequences to you of the mergers may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the mergers. For a more complete discussion of the material U.S. federal income tax consequences of the mergers, see the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers” beginning on page 133.

Q:	When are the mergers expected to be completed?

A:

Neither Columbia nor Umpqua can predict the actual date on which the first merger will be completed, or if the first merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. Umpqua must first obtain the requisite Umpqua shareholder approval, and Columbia must first obtain the requisite Columbia shareholder approval. Columbia and Umpqua must also obtain necessary regulatory approvals and satisfy certain other closing conditions. Columbia and Umpqua expect the first merger to be completed promptly once Columbia and Umpqua have obtained their respective shareholders’ approvals noted above, have obtained necessary regulatory approvals, and have satisfied certain other closing conditions, and the subsequent merger to be completed immediately following the completion of the first merger.

Q:	What are the conditions to complete the first merger?

A:

The obligations of Columbia and Umpqua to complete the first merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of requisite regulatory approvals and the expiration or termination of all statutory waiting periods in respect thereof without the imposition of any materially burdensome regulatory condition, the receipt of certain tax opinions, the receipt of the requisite Columbia shareholder approval and the receipt of the requisite Umpqua shareholder approval. For more information, see the section entitled “The Merger Agreement—Conditions to Complete the First Merger” beginning on page 128.

Q:	What happens if the first merger is not completed?

A:

If the first merger is not completed, Umpqua shareholders will not receive any consideration for their shares of Umpqua common stock in connection with the mergers. Instead Umpqua will remain an independent public company, Umpqua common stock will continue to be listed and traded on the NASDAQ, and Columbia will not complete the issuance of shares of new Columbia common stock pursuant to the merger agreement. In addition, if the merger agreement is terminated in certain circumstances, a termination fee of $145 million will be payable by either Columbia or Umpqua to the other party, as applicable. See the section entitled “The Merger Agreement—Termination Fee” beginning on page 130 for a more detailed discussion of the circumstances under which a termination fee will be required to be paid.

Q:	What happens if I sell my shares after the applicable record date but before my company’s special meeting?

A:

The record date for the Columbia and Umpqua special meetings is earlier than the date of the Columbia special meeting and the Umpqua special meeting, and earlier than the date that the first merger is expected to be completed. If you sell or otherwise transfer your shares of Columbia common stock or Umpqua common stock, as applicable, after the applicable record date but before the date of the applicable special meeting, you will retain your right to vote at such applicable special meeting (provided that such shares remain outstanding on the date of such special meeting), but, with respect to the Umpqua common stock, you will not have the right to receive the merger consideration to be received by Umpqua shareholders in connection with the first merger. In order to receive the merger consideration, you must hold your shares of Umpqua common stock through the completion of the first merger.

Q:	Should I send in my stock certificates now?

A:

No. Please do not send in your stock certificates with your proxy. After the mergers are completed, an exchange agent mutually agreed upon by Columbia and Umpqua (the “exchange agent”) will send you instructions for exchanging Umpqua stock certificates for the consideration to be received in the first merger. See the section entitled “The Merger Agreement—Exchange of Shares” beginning on page 116.

Q:	What should I do if I receive more than one set of voting materials for the same special meeting?

A:

If you are a beneficial owner and hold shares of Columbia common stock or Umpqua common stock in “street name” and also are a record holder and hold shares directly in your name or otherwise or if you hold shares of Columbia common stock or Umpqua common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the same special meeting.

Record Holders. For shares held directly, please complete, sign, date and return each proxy card (or cast your vote by telephone or internet as provided on each proxy card) or otherwise follow the voting instructions provided in this joint proxy statement/prospectus in order to ensure that all of your shares of Columbia common stock or Umpqua common stock are voted.

Beneficial Owners. For shares held in “street name” through a bank, broker, trustee or other nominee, you should follow the procedures provided by your bank, broker, trustee or other nominee in order to vote your shares.

Q:	Who can help answer my questions?

A:

Columbia Shareholders: If you have any questions about the mergers or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact Columbia’s proxy solicitor, Okapi Partners, LLC, by calling toll-free at (877) 629-6355, or for banks and brokers, collect at (212) 297-0720.

Umpqua Shareholders: If you have any questions about the mergers or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact Umpqua’s proxy solicitor, D. F. King & Co., by calling toll-free at (800) 769-4414, or for banks and brokers, collect at (212) 269-5550.

Q:	Where can I find more information about Columbia and Umpqua?

A:	You can find more information about Columbia and Umpqua from the various sources described under the section entitled “Where You Can Find More Information” beginning on page 168.

Q:	What is householding and how does it affect me?

A:

SEC rules permit Columbia, Umpqua and intermediaries, such as brokers, to satisfy the delivery requirements for proxy materials by delivering a single set of proxy materials to an address shared by two or more of Columbia shareholders or Umpqua shareholders, unless contrary instructions have been received in advance according to certain procedures. In cases of such contrary instructions, each shareholder continues to receive a separate notice of the meeting and proxy card.

Certain brokerage firms may have instituted householding for beneficial owners of Columbia common stock and Umpqua common stock, as applicable, held through brokerage firms. If your family has multiple accounts holding Columbia common stock or Umpqua common stock, as applicable, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this joint proxy statement/prospectus. The broker will arrange for delivery of a separate copy of this joint proxy statement/prospectus promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

SUMMARY

This summary highlights selected information in this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the matters being considered at the special meetings. In addition, we incorporate by reference important business and financial information about Columbia and Umpqua into this joint proxy statement/prospectus. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 168 of this joint proxy statement/prospectus.

Information about the Companies (page 57)

Columbia Banking System, Inc.

1301 A Street

Tacoma, Washington 98402

(253) 305-1900

Headquartered in Tacoma, Washington, Columbia is a bank holding company and the holding company of Columbia Bank, a Washington state-chartered full service commercial bank. As of September 30, 2021, Columbia had 145 banking offices, including 70 branches in Washington State, 60 branches in Oregon and 15 branches in Idaho. As of September 30, 2021, Columbia had total assets of approximately $18.60 billion, total net loans receivable and loans held for sale of approximately $9.39 billion, total deposits of approximately $15.95 billion and approximately $2.32 billion in shareholders’ equity.

Columbia’s goal is to be a leading Western regional community banking company that contributes to the prosperity of the markets it serves while consistently increasing earnings and shareholder value. Its business strategy is to provide customers with the financial sophistication and product depth of a regional banking company while retaining the appeal and service level of a community bank. Columbia continually evaluates its existing business processes while focusing on maintaining asset quality and balanced loan and deposit portfolios, building a strong core deposit base, expanding total revenue and controlling expenses in an effort to increase its return on average equity and gain operational efficiencies. Columbia believes that, as a result of its strong commitment to highly personalized, relationship-oriented customer service, its varied products, its strategic branch locations and the long-standing community presence of its managers, banking officers and branch personnel, it is well positioned to attract and retain new customers and to increase its market share of loans, deposits, investments and other financial services. Columbia is committed to increasing market share in the communities it serves by continuing to leverage its existing branch network, adding new branch locations and considering business combinations that are consistent with its expansion strategy throughout the West.

Shares of Columbia common stock are traded on the NASDAQ under the symbol “COLB.”

For more information about Columbia, please visit Columbia’s website at www.columbiabank.com. The information provided on Columbia’s website (other than the documents incorporated by reference herein) is not part of this joint proxy statement/prospectus and is not incorporated herein by reference. Additional information about Columbia is included in documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” on page 168.

Cascade Merger Sub, Inc.

1301 A Street

Tacoma, Washington 98402

(253) 305-1900

Merger Sub is a Delaware corporation and a wholly owned subsidiary of Columbia. Merger Sub was incorporated for the sole purpose of effecting the first merger. Merger Sub will not conduct any activities other than those incidental to its formation, the execution of the merger agreement and the transactions contemplated by the merger agreement. Following the first merger, the separate corporate existence of Merger Sub will cease.

Umpqua Holdings Corporation

One SW Columbia Street, Suite 1200

Portland, Oregon 97258

(503) 727-4100

Umpqua, an Oregon corporation, is a financial holding company and the holding company of Umpqua Bank, an Oregon state-chartered bank. Umpqua Bank is the largest bank with headquarters in the Pacific Northwest and provides a wide range of banking, wealth management, mortgage and other financial services to corporate, institutional and individual customers through its banking locations in Oregon, Washington, California, Idaho, and Nevada. In addition to its retail banking presence, Umpqua Bank’s wholly-owned subsidiary, Financial Pacific Leasing, Inc., provides commercial equipment leasing and financing throughout the United States.

Umpqua common stock is traded on the NASDAQ under the symbol “UMPQ.”

For more information about Umpqua, please visit Umpqua’s website at www.umpquabank.com. The information provided on Umpqua’s website (other than the documents incorporated by reference herein) is not part of this joint proxy statement/prospectus and is not incorporated herein by reference. Additional information about Umpqua is included in documents incorporated by reference in this joint proxy statement/prospectus. See the sections entitled “Where You Can Find More Information” on page 168.

The Mergers and the Merger Agreement (pages 59 and 113)

The terms and conditions of the mergers are contained in the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the mergers.

Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time, Merger Sub will merge with and into Umpqua, with Umpqua continuing as the surviving entity in the first merger. Immediately following the first merger, Umpqua will merge with and into Columbia, with Columbia as the surviving corporation in the subsequent merger. Following the completion of the mergers, Columbia Bank, a wholly owned subsidiary of Columbia, will merge with and into Umpqua Bank, a wholly owned subsidiary of Umpqua, with Umpqua Bank as the surviving bank in the bank merger. After the effective time, (i) Umpqua will no longer be a public company, (ii) Umpqua common stock will be delisted from the NASDAQ and will cease to be publicly traded, and (iii) Umpqua common stock will be deregistered under the Exchange Act. After second effective time, Columbia shareholders will continue to own their existing shares of Columbia common stock and Umpqua will cease to exist.

Merger Consideration (page 114)

Each share of Umpqua common stock issued and outstanding immediately prior to the effective time, except for certain shares held by Umpqua as treasury stock or owned by Umpqua, Columbia or Merger Sub, subject to certain exceptions set forth in the merger agreement, will be converted into the right to receive 0.5958 of a share of Columbia common stock. Umpqua shareholders who would otherwise be entitled to a fraction of a share of Columbia common stock will receive an amount in cash (rounded to the nearest cent) based on the Columbia closing share value.

Columbia common stock is listed on the NASDAQ under the symbol “COLB,” and Umpqua common stock is listed on the NASDAQ under the symbol “UMPQ.” The following table shows the closing sale prices of Columbia common stock and Umpqua common stock as reported on the NASDAQ, on October 11, 2021, the last trading day before the public announcement of the merger agreement, and on [                ], 202[    ], the last practicable trading day before the date of this joint proxy statement/prospectus. This table also shows the implied value of the merger consideration to be issued in exchange for each share of Umpqua common stock, which was calculated by multiplying the closing price of Columbia common stock on those dates by the exchange ratio of 0.5958 rounded to the nearest cent.

	Columbia Common Stock			Umpqua Common Stock			Implied Value of One Share of Umpqua Common Stock
October 11, 2021		$39.57			$20.91			$23.58
[ ], 202[ ]	$	[	]	$	[	]	$	[	]

For more information on the exchange ratio, see the section entitled “The Mergers—Terms of the Mergers” beginning on page 59 and the section entitled “The Merger Agreement—Merger Consideration” beginning on page 114.

Treatment of Umpqua Equity Awards (page 115)

At the effective time:

•

Each outstanding Umpqua RSU award that is not an Umpqua performance award will (i) if granted to a non-employee member of the Umpqua board of directors, fully vest and be converted into the right to receive (without interest) the merger consideration in respect of each share of Umpqua common stock subject to such Umpqua RSU award immediately prior to the effective time, and (ii) if not granted to an individual in clause (i), be assumed and converted into a Columbia RSU award based on the exchange ratio and will continue to be subject to the same terms and conditions as were applicable to the applicable Umpqua RSU award immediately prior to the effective time;

•

Each outstanding Umpqua performance award will be assumed and converted into a Columbia RSU award, with the number of shares of Columbia common stock subject to each such Columbia RSU award equal to the product of (i) the number of shares of Umpqua common stock subject to such Umpqua performance award immediately prior to the effective time based on the higher of target performance and actual performance through the latest practicable date prior to the effective time as reasonably determined by the Umpqua Compensation Committee and (ii) the exchange ratio. Except with respect to the performance vesting conditions, each such Columbia RSU award will continue to be subject to the same terms and conditions as were applicable to the Umpqua performance award immediately prior to the effective time;

•

Each outstanding and unexercised Umpqua option award will be assumed and converted automatically into an adjusted option award based on the exchange ratio and will continue to be subject to the same terms and conditions as were applicable to the applicable Umpqua option award immediately prior to the effective time; and

•	Each outstanding Umpqua deferred stock award will be assumed and converted automatically into a fully vested deferred stock award in respect of shares of Columbia common stock based on the exchange ratio and will continue to be subject to the same terms and conditions (other than with respect to vesting) as were applicable under such Umpqua deferred stock award immediately prior to the effective time.

Treatment of Columbia Equity Awards (page 116)

At the effective time, the performance vesting conditions applicable to each outstanding Columbia PSU award will be measured and the award will become a service-based vesting award relating to the number of shares of Columbia common stock that would be earned based on the higher of target performance and actual performance through the latest practicable date prior to the effective time as reasonably determined by the Columbia Compensation Committee. Except with respect to the performance vesting conditions, each such award will continue to be subject to the same terms and conditions as were applicable to the Columbia PSU award immediately prior to the effective time.

Material U.S. Federal Income Tax Consequences of the Mergers (page 133)

The mergers, taken together, are intended to qualify as a “reorganization” for federal income tax purposes, and it is a condition to our respective obligations to complete the first merger that each of Columbia and Umpqua receives a legal opinion to the effect that the mergers, taken together, will so qualify. Accordingly, Umpqua shareholders generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of Umpqua common stock for Columbia common stock in the first merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of Columbia common stock. You should be aware that the tax consequences of the mergers may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the mergers.

For more detailed information, please refer to the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers” beginning on page 133.

The United States federal income tax consequences described above may not apply to all Umpqua shareholders. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the mergers to you.

Columbia’s Reasons for the Mergers; Recommendation of the Columbia Board of Directors (page 66)

After careful consideration, the Columbia board of directors, at a special meeting held on October 11, 2021, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the mergers, the Columbia articles amendment and the Columbia share issuance, are in the best interests of Columbia and its shareholders and (ii) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the mergers, the Columbia articles amendment and the Columbia share issuance. Accordingly, the Columbia board of directors unanimously recommends that the Columbia shareholders vote “FOR” the Columbia articles amendment proposal, “FOR” the Columbia share issuance proposal and “FOR” the Columbia adjournment proposal. For a more detailed discussion of the Columbia board of directors’ recommendation, see the section entitled “The Mergers—Columbia’s Reasons for the Mergers; Recommendation of the Columbia Board of Directors” beginning on page 66.

Opinion of Columbia’s Financial Advisor (page 73)

In connection with the mergers, Columbia’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), delivered a written opinion, dated October 11, 2021, to the Columbia board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Columbia of the exchange ratio in the proposed first merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex C to this document. The opinion was for the information of, and was directed to, the Columbia board of directors (in its capacity as such) in connection with its consideration of the financial terms of the first merger. The opinion did not address the underlying business decision of Columbia to engage in the mergers or enter into the merger agreement or constitute a recommendation to the Columbia board of directors in connection with the mergers, and it does not constitute a recommendation to any Columbia shareholder or any shareholder of any other entity as to how to vote in connection with the mergers or any other matter.

For more information, see the section entitled “The Mergers—Opinion of Columbia’s Financial Advisor” beginning on page 73 and Annex C to this joint proxy statement/prospectus.

Umpqua’s Reasons for the Mergers; Recommendation of the Umpqua Board of Directors (page 70)

After careful consideration, the Umpqua board of directors has (i) determined that the merger agreement and the transactions contemplated thereby, including the mergers, are advisable and fair to and in the best interests of Umpqua and its shareholders, (ii) declared that it is advisable to enter into the merger agreement, and (iii) unanimously adopted and approved the merger agreement and the transactions contemplated thereby, including the mergers. The Umpqua board of directors unanimously recommends that Umpqua shareholders vote “FOR” the Umpqua merger proposal, “FOR” the Umpqua compensation proposal and “FOR” the Umpqua adjournment proposal. For a more detailed discussion of the Umpqua board of directors’ recommendation, see “The Mergers—Umpqua’s Reasons for the Mergers; Recommendation of Umpqua Board of Directors” beginning on page 70.

Opinion of Umpqua’s Financial Advisor (page 82)

Umpqua retained J.P. Morgan Securities LLC (“J.P. Morgan”) to act as its financial advisor in connection with the proposed mergers. At the meeting of the Umpqua board of directors on October 11, 2021, J.P. Morgan rendered its oral opinion to the Umpqua board of directors, which was subsequently confirmed in writing on October 11, 2021, to the effect that, as of such date and based upon and subject to the factors and assumptions made, procedures followed, matters considered, and limitations and qualifications set forth in its opinion, the exchange ratio in the proposed first merger was fair, from a financial point of view, to the holders of Umpqua common stock.

The full text of the written opinion of J.P. Morgan, dated as of October 11, 2021, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Umpqua shareholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Umpqua board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed mergers, was directed only to the exchange ratio in the first merger and did not address any other aspect of the mergers. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the mergers to the holders of any other class of securities, creditors or other constituencies of Umpqua or as to the underlying decision by Umpqua to engage in the proposed mergers. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any shareholder of Umpqua as to how such shareholder should vote with respect to the proposed mergers or any other matter.

For more information, see the section entitled “The Mergers—Opinion of Umpqua’s Financial Advisor” beginning on page 82 and Annex D to this joint proxy statement/prospectus.

Interests of Certain Columbia Directors and Executive Officers in the Mergers (page 94)

In considering the recommendation of the Columbia board of directors to vote “FOR” the Columbia articles amendment proposal, “FOR” the Columbia share issuance proposal and “FOR” the Columbia adjournment proposal, Columbia shareholders should be aware that Columbia’s directors and executive officers have certain interests in the mergers that may be different from, or in addition to, the interests of Columbia shareholders generally. These interests include, among others, the following:

•

each of Columbia’s executive officers holds outstanding Columbia equity awards that, in accordance with the terms and conditions generally applicable to such awards prior to the effective time, will remain subject to “double-trigger” vesting upon a qualifying termination following a change in control (including the mergers), with the performance goals applicable to the Columbia PSU awards to be measured and the awards a service-based vesting Columbia RSU award relating to the number of shares of Columbia common stock that would be earned assuming the achievement of the applicable performance goals as of immediately prior to the effective time based on the higher of target performance and actual performance through the latest practicable date prior to the effective time. Outstanding Columbia restricted stock awards held by each of Columbia’s non-employee directors will vest at the effective time in accordance with their terms;

•

each of Columbia’s executive officers (other than Mr. Stein) is party to a change in control agreement that provides for severance payments and benefits in connection with a qualifying termination of employment in connection with a change in control (including the mergers);

•

Clint E. Stein, Columbia and Columbia Bank have entered into an amended and restated employment agreement which incorporates the terms of the succession plan described below under “The Mergers—Governance of the Combined Company after the Mergers” beginning on page 107 and confirms the terms of his compensation arrangements following the completion of the mergers;

•

each of Columbia’s executive officers is party to a supplemental executive retirement agreement and/or supplemental compensation agreement that provides for vesting and enhanced benefits upon a qualifying termination of employment following a change in control (including the mergers);

•

Columbia and Umpqua have agreed that subject to certain exceptions, the mergers will constitute a “change in control” or term of similar import under each applicable Columbia benefit and compensation plan;

•

in connection with the mergers, Columbia and Umpqua intend to establish retention programs to promote retention and to incentivize efforts to consummate the mergers and effectuate the integration and conversion. Certain of Umpqua’s executive officers may be eligible to participate in these retention programs; and

•

certain of Columbia’s directors and executive officers are expected to continue to serve as directors or executive officers, as applicable, of the combined company and the surviving bank following the effective time.

The Columbia board of directors was aware of these interests and considered them, among other matters, in making its recommendation that Columbia shareholders vote to approve the Columbia articles amendment proposal, the Columbia share issuance proposal and the Columbia adjournment proposal. For more information, see “The Mergers—Background of the Mergers” beginning on page 59 and “The Mergers—Columbia’s Reasons for the Mergers; Recommendation of the Columbia Board of Directors” beginning on page 67. These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “The Mergers—Interests of Certain Columbia Directors and Executive Officers in the Mergers” beginning on page 94.

Interests of Certain Umpqua Directors and Executive Officers in the Mergers (page 100)

In considering the recommendation of the Umpqua board of directors to vote for the Umpqua merger proposal, the Umpqua compensation proposal and the Umpqua adjournment proposal, Umpqua shareholders should be aware that Umpqua’s directors and executive officers have certain interests in the mergers that may be different from, or in addition to, the interests of Umpqua shareholders generally. These interests include, among others, the following:

•

each of Umpqua’s executive officers holds outstanding Umpqua equity awards that will automatically be converted into corresponding Columbia equity awards based on the exchange ratio, as described under the section entitled “The Merger Agreement—Treatment of Umpqua Equity Awards” beginning on page 101. In accordance with the terms and conditions generally applicable to such awards prior to the effective time, such converted Columbia equity awards will remain subject to “double-trigger” vesting upon a qualifying termination following a change in control (including the mergers). Outstanding Umpqua restricted stock unit awards held by each of Umpqua’s non-employee directors will vest at the effective time;

•

Umpqua’s executive officers are party to employment agreements that provide for severance payments and benefits in connection with a termination of employment in connection with a change in control (including the mergers);

•

Columbia and Cort O’Haver have entered into a letter agreement which incorporates the terms of the succession plan described below under “The Mergers—Governance of the Combined Company after the Mergers” beginning on page 107 and confirms the terms of his compensation arrangements following the completion of the mergers;

•

Columbia and Umpqua have agreed that, subject to certain exceptions, the mergers will constitute a “change in control” or term of similar import under each applicable Umpqua benefit and compensation plan;

•

in connection with the mergers, Columbia and Umpqua intend to establish retention programs to promote retention and to incentivize efforts to consummate the mergers and effectuate the integration and conversion. Certain of Umpqua’s executive officers may be eligible to participate in these retention programs;

•

certain of Umpqua’s directors and executive officers are expected to continue to serve as directors or executive officers, as applicable, of the combined company and the surviving bank following the effective time; and

•	Umpqua’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

The Umpqua board of directors was aware of these interests and considered them, among other matters, in making its recommendation that Umpqua shareholders vote to approve the Umpqua merger proposal, the Umpqua compensation proposal and the Umpqua adjournment proposal. For more information, see “The Mergers—Background of the Mergers” beginning on page 59 and “The Mergers—Umpqua’s Reasons for the Mergers; Recommendation of the Umpqua Board of Directors” beginning on page 70. These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “The Mergers—Interests of Certain Umpqua Directors and Executive Officers in the Mergers” beginning on page 100.

Governance of the Combined Company after the Mergers (page 107)

Columbia Articles Amendment

In connection with the mergers and subject to the approval by Columbia shareholders of the Columbia articles amendment proposal, the Columbia articles will be amended to increase the number of authorized shares of

Columbia common stock from 115,000,000 to 520,000,000 shares. A copy of the proposed Columbia articles amendment is attached to this joint proxy statement/prospectus as Annex B.

After the second effective time, the Columbia articles, as amended immediately prior to the effective time, will be the articles of incorporation of the combined company until thereafter amended in accordance with applicable law.

Bylaws

Prior to the effective time, the Columbia board of directors will take all actions necessary to cause the bylaws of Columbia to be amended as set forth in Exhibit B to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus (such amendment, the “Columbia bylaw amendment”), and such amended bylaws, as amended immediately prior to the effective time, will be the bylaws of the combined company, until thereafter amended in accordance with applicable law. The Columbia bylaw amendment implements certain governance matters for the combined company following completion of the mergers.

For a three-year period after the effective time, certain of the provisions of the Columbia bylaw amendment may generally be modified, amended or repealed, and any bylaw provision or other resolution inconsistent with such provisions may be adopted (and any such modification, amendment, repeal or inconsistent bylaw provision or other resolution may be proposed or recommended by the board of directors of the combined company for adoption by the shareholders of the combined company), only by the affirmative vote of at least 75% of the entire board of directors of the combined company.

Boards of Directors of the Combined Company and the Surviving Bank

At the effective time, in accordance with the Columbia bylaw amendment, the board of directors of the combined company and the board of directors of the surviving bank will each consist of 14 directors, of which seven will be former members of the Umpqua board of directors designated by Umpqua (the “legacy Umpqua directors”), including Cort L. O’Haver, who will serve as Executive Chairman of the board of directors of combined company and of the board directors of the surviving bank. The remaining seven directors will be former members of the Columbia board of directors designated by Columbia (the “legacy Columbia directors”), including Clint E. Stein and Craig D. Eerkes, both of whom will also serve as members of the board of directors of the surviving bank. For a three-year period after the effective time, if a legacy Umpqua director or a successor to a legacy Umpqua director leaves the board of directors of the combined company, no less than a majority of the remaining legacy Umpqua directors (or their successors) must approve the successor to such departing director. Similarly, for a three-year period after the effective time, if a legacy Columbia director or a successor to a legacy Columbia director leaves the board of directors of the combined company, no less than a majority of the remaining legacy Columbia directors (or their successors) must approve the successor to such departing director.

Additionally, for a period of three years after the effective time, failure to reappoint Mr. O’Haver to his position as Executive Chairman of the board of directors of both the combined company and the surviving bank or removal of either Mr. Stein or Mr. O’Haver from either board must be approved by a vote of at least 75% of the entire board of directors of the combined company.

The Columbia bylaw amendment will provide that for a period of three years after the effective time, at any time at which the Chairman of the board of directors of the combined company is not an independent director, the board of directors of the combined company, by a majority vote, will designate a Lead Independent Director from among the independent directors who are legacy Columbia directors or successors to legacy Columbia directors, unless there are no independent legacy Columbia directors or successors to legacy Columbia directors who are willing to serve in such position, in which case the lead independent director may be designated from among any of the independent directors. Craig D. Eerkes will serve as the initial Lead Independent Director for the board of directors of the combined company.

Management of the Combined Company after the Mergers

The merger agreement and the Columbia bylaw amendment provide that following the effective time, (i) Mr. O’Haver shall serve as the Executive Chairman of the board of directors of the combined company and the board of directors of the surviving bank and (ii) Mr. Stein will serve as President and Chief Executive Officer of the combined company, as Chief Executive Officer of the surviving bank and as a member of the board of directors of both the combined company and the surviving bank. The Columbia bylaw amendment provides that the removal of Mr. O’Haver or Mr. Stein from the positions described above or any change in any of their employment arrangements for a period of three years following the effective time will require a vote of at least 75% of the entire board of directors of the combined company.

Name and Headquarters (page 109)

The merger agreement and the Columbia bylaw amendment provide that the names of the combined company and the surviving bank will be Columbia Banking System, Inc. and Umpqua Bank, respectively; that the headquarters of the combined company will be located in Tacoma, Washington; and that the headquarters of the surviving bank will be located in the Portland, Oregon metropolitan area (including Clackamas and Washington counties).

Regulatory Approvals (page 109)

Subject to the terms of the merger agreement, Columbia and Umpqua have agreed to cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and, in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals, use their reasonable best efforts to make such filings within 30 business days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the mergers and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities. These approvals include, among others, the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Federal Deposit Insurance Corporation (the “FDIC”), and the Oregon Department of Consumer and Business Services, Division of Financial Regulation. The initial submission of these regulatory applications occurred on November 22, 2021. Additional notifications and/or applications requesting approval may be submitted to various other federal, state and non-U.S. regulatory authorities and self-regulatory organizations, including but not limited to notifications and/or applications to certain state financial services and banking regulators with respect to Umpqua Bank maintaining existing Columbia Bank offices in those states.

Although neither Columbia nor Umpqua knows of any reason why it cannot obtain these regulatory approvals in a timely manner, Columbia and Umpqua cannot be certain when or if they will be obtained, or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the mergers or the bank merger.

Expected Timing of the Mergers

Neither Columbia nor Umpqua can predict the actual date on which the mergers will be completed, or if the mergers will be completed at all, because completion is subject to conditions and factors outside the control of both companies. Umpqua must first obtain the approval of Umpqua shareholders for the Umpqua merger proposal, and Columbia must first obtain the approval of Columbia shareholders for the Columbia articles amendment proposal and the Columbia share issuance proposal. Columbia and Umpqua must also obtain necessary regulatory approvals and satisfy certain other closing conditions. Columbia and Umpqua expect the mergers to be completed promptly once Columbia and Umpqua have obtained their respective shareholders’ approvals noted above, have obtained necessary regulatory approvals, and have satisfied the other closing conditions to the first merger.

Conditions to Complete the First Merger (page 128)

As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the first merger depends on a number of conditions being satisfied or waived. These conditions include:

•

the requisite Columbia shareholder approval and the requisite Umpqua shareholder approval having been obtained. See the section entitled “The Merger Agreement—Shareholder Meetings and Recommendations of Columbia’s and Umpqua’s Boards of Directors” beginning on page 126 for additional information regarding the requisite Columbia shareholder approval and the requisite Umpqua shareholder approval;

•

Columbia having filed a notification of additional shares in respect of the Columbia common stock to be issued in the first merger in accordance with the NASDAQ’s rules, and no further action being required to authorize such additional shares for listing, subject to official notice of issuance;

•

all requisite regulatory approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated, without the imposition of any materially burdensome regulatory condition. See the section entitled “The Mergers—Regulatory Approvals” beginning on page 109 for additional information regarding the “requisite regulatory approvals” and the meaning of a “materially burdensome regulatory condition”;

•

the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, the absence of any stop order suspending the effectiveness of such registration statement having been issued, and no proceedings for such purpose having been initiated or threatened by the SEC and not withdrawn;

•

no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the mergers, the bank merger or any of the other transactions contemplated by the merger agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the mergers, the bank merger or any of the other transactions contemplated by the merger agreement;

•

the accuracy of the representations and warranties of the other party contained in the merger agreement, generally as of the date on which the merger agreement was entered into and as of the closing date, subject to the materiality standards provided in the merger agreement (and the receipt by each party of a certificate dated as of the closing date signed on behalf of the other party by the chief executive officer or the chief financial officer to the foregoing effect);

•

the performance by the other party in all material respects of the obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the effective time (and the receipt by each party of a certificate signed on behalf of the other party by the chief executive officer or the chief financial officer to the foregoing effect); and

•

receipt by each party of an opinion of its legal counsel, in form and substance reasonably satisfactory to such party, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Neither Columbia nor Umpqua can provide assurance as to when or if all of the conditions to the first merger can or will be satisfied or waived by the appropriate party.

Termination of the Merger Agreement (page 129)

The merger agreement can be terminated at any time prior to the effective time, whether before or after receipt of the requisite Umpqua shareholder approval or the requisite Columbia shareholder approval, in the following circumstances:

•	by mutual written consent of Columbia and Umpqua;

•

by either Columbia or Umpqua if any governmental entity that must grant a requisite regulatory approval has denied approval of the mergers or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the completion of the mergers or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•

by either Columbia or Umpqua if the first merger has not been completed on or before October 11, 2022 (which may be automatically extended to January 11, 2023 in certain circumstances set forth in the merger agreement) (the “termination date”), unless the failure of the first merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•

by either Columbia or Umpqua (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there has been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of Umpqua, in the case of a termination by Columbia, or on the part of Columbia or Merger Sub, in the case of a termination by Umpqua, which breach or failure to be true, either individually or in the aggregate with other breaches by such party (or failures of such party’s representations or warranties to be true) would constitute, if occurring or continuing on the closing date, the failure of a closing condition of the terminating party and which is not cured within 45 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

•

by Umpqua prior to such time as the requisite Columbia shareholder approval is obtained, if (i) Columbia or the Columbia board of directors has made a recommendation change or (ii) Columbia or the Columbia board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the Columbia board of directors’ recommendation. See the section entitled “The Merger Agreement—Shareholder Meetings and Recommendations of Columbia’s and Umpqua’s Boards of Directors” beginning on page 126 for additional information regarding the meaning of a “recommendation change”; or

•

by Columbia prior to such time as the requisite Umpqua shareholder approval is obtained, if (i) Umpqua or the Umpqua board of directors has made a recommendation change or (ii) Umpqua or the Umpqua board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the Umpqua board recommendation. See the section entitled “The Merger Agreement—Shareholder Meetings and Recommendations of Columbia’s and Umpqua’s Boards of Directors” beginning on page 126 for additional information regarding the meaning of a “recommendation change.”

Termination Fee (page 130)

If the merger agreement is terminated by either Columbia or Umpqua under certain circumstances, including certain circumstances involving alternative acquisition proposals and changes in the recommendation of Columbia’s or Umpqua’s respective boards, Columbia or Umpqua will be required to pay a termination fee to the other party equal to $145 million.

Accounting Treatment of the Mergers (page 111)

The mergers will be accounted for as a reverse acquisition of Columbia by Umpqua under the reverse acquisition method of accounting in accordance with the U.S. generally accepted accounting principles (“GAAP”).

The Rights of Umpqua Shareholders Will Change as a Result of the Mergers (page 152)

Upon completion of the first merger, the rights of former Umpqua shareholders who receive shares of Columbia common stock in the first merger and who thereby become Columbia shareholders will be governed by the Columbia articles and the Columbia bylaws. The rights associated with Umpqua common stock are different from the rights associated with Columbia common stock. In addition, the rights of shareholders under Washington law, where Columbia is organized, may differ from the rights of shareholders under Oregon law, where Umpqua is organized. See the section entitled “Comparison of the Rights of Columbia Shareholders and Umpqua Shareholders” on page 152 for a discussion of the different rights associated with Umpqua common stock and Columbia common stock.

Listing of Columbia Common Stock; Delisting and Deregistration of Umpqua Common Stock (page 111)

The shares of Columbia common stock to be issued in the first merger will be listed for trading on the NASDAQ. Following the mergers, shares of Columbia common stock will continue to be traded on the NASDAQ. In addition, following the first merger, Umpqua common stock will be delisted from the NASDAQ and deregistered under the Exchange Act.

The Columbia Virtual Special Meeting (page 43)

The Columbia special meeting will be held virtually via the internet on [                ], 2022 at [                ], Pacific Time. At the Columbia special meeting, Columbia shareholders will be asked to vote on the following matters:

•	the Columbia articles amendment proposal;

•	the Columbia share issuance proposal; and

•	the Columbia adjournment proposal.

You may vote at the Columbia special meeting if you owned shares of Columbia common stock at the close of business on [                ], 202[    ]. As of [                ], 202[    ], there were [                ] shares of Columbia common stock outstanding, of which less than [    ]% were owned and entitled to be voted by Columbia directors and executive officers and their affiliates. We currently expect that Columbia’s directors and executive officers will vote their shares in favor of the Columbia articles amendment proposal, the Columbia share issuance proposal and the Columbia adjournment proposal, although none of them has entered into any agreements obligating them to do so.

The Columbia articles amendment proposal will be approved if a majority of the outstanding shares of Columbia common stock entitled to vote thereon vote in favor of the proposal. If a Columbia shareholder present at the Columbia special meeting abstains from voting, or responds by proxy with an “ABSTAIN,” it will have the same effect as a vote cast “AGAINST” such proposal. If a Columbia shareholder is not present at the Columbia special meeting and does not respond by proxy or does not provide his, her or its bank, broker, trustee or other nominee with instructions, as applicable, it will have the same effect as a vote cast “AGAINST” such proposal.

The Columbia share issuance proposal will be approved if the number of votes cast favoring the Columbia share issuance proposal exceeds the number of votes cast opposing the Columbia share issuance proposal at the Columbia special meeting. If a Columbia shareholder present at the Columbia special meeting abstains from voting, or responds by proxy with an “ABSTAIN,” it will have no effect on such proposal. If a Columbia shareholder does not respond by proxy or does not provide his, her or its bank, broker, trustee or other nominee with instructions, as applicable, it will have no effect on such proposal.

The Columbia adjournment proposal will be approved if the number of votes cast favoring the Columbia adjournment proposal exceeds the number of votes cast opposing the Columbia adjournment proposal at the Columbia special meeting, whether or not a quorum is present. If a Columbia shareholder present at the Columbia special meeting abstains from voting, or responds by proxy with an “ABSTAIN,” it will have the no effect on such proposal. If a Columbia shareholder does not respond by proxy or does not provide his, her or its bank, broker, trustee or other nominee with instructions, as applicable, it will have the no effect on such proposal.

The Umpqua Virtual Special Meeting (page 50)

The Umpqua special meeting will be held virtually via the internet on [                ], 2022 at [                ], Pacific Time. At the Umpqua special meeting, Umpqua shareholders will be asked to vote on the following matters:

•	the Umpqua merger proposal;

•	the Umpqua compensation proposal; and

•	the Umpqua adjournment proposal.

You may vote at the Umpqua special meeting if you owned shares of Umpqua common stock at the close of business on [                ], 202[    ]. As of [                ], 202[    ], there were [                ] shares of Umpqua common stock outstanding, of which less than [    ]% were owned and entitled to be voted by Umpqua directors and executive officers and their affiliates. We currently expect that Umpqua’s directors and executive officers will vote their shares in favor of the Umpqua merger proposal, the Umpqua compensation proposal and the Umpqua adjournment proposal, although none of them has entered into any agreements obligating them to do so.

The Umpqua merger proposal will be approved if the majority of outstanding shares of Umpqua common stock entitled to vote on the merger agreement vote in favor of the proposal. If an Umpqua shareholder present at the Umpqua special meeting abstains from voting, or responds by proxy with an “ABSTAIN,” it will have the same effect as a vote cast “AGAINST” the Umpqua merger proposal. If an Umpqua shareholder is not present at the Umpqua special meeting and does not respond by proxy or does not provide his, her or its bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have the same effect as a vote cast “AGAINST” the Umpqua merger proposal.

The Umpqua compensation proposal will be approved if the number of votes cast favoring the Umpqua compensation proposal exceeds the number of votes cast opposing the Umpqua compensation proposal at the Umpqua special meeting. If an Umpqua shareholder present at the Umpqua special meeting abstains from voting, or responds by proxy with an “ABSTAIN,” it will have no effect on such proposal. If an Umpqua shareholder is not present at the Umpqua special meeting and does not respond by proxy or does not provide his, her or its bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have no effect on the vote count for such proposal.

The Umpqua adjournment proposal will be approved if the number of votes cast favoring the Umpqua adjournment proposal exceeds the number of votes cast opposing the Umpqua adjournment proposal at the Umpqua special meeting, whether or not a quorum is present. If an Umpqua shareholder present at the Umpqua special meeting abstains from voting, or responds by proxy with an “ABSTAIN,” it will have no effect on such proposal. If an Umpqua shareholder does not respond by proxy or does not provide his, her or its bank, broker, trustee or other nominee with instructions, as applicable, it will have the no effect on such proposal.

Appraisal or Dissenters’ Rights in Connection with the Mergers (page 112)

Columbia shareholders are not entitled to dissenters’ rights under the WBCA, and Umpqua shareholders are not entitled to appraisal rights under the OBCA. For more information, see the section entitled “The Mergers—Appraisal or Dissenters’ Rights in Connection with the Mergers or Other Matters to be Voted on at the Columbia Special Meeting” beginning on page 112.

Risk Factors (page 33)

In evaluating the merger agreement, the mergers or the issuance of shares of Columbia common stock, you should carefully read this joint proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “Risk Factors” beginning on page 33.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference into this joint proxy statement/prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Any statement that does not describe historical or current facts is a forward-looking statement, including statements with respect to Umpqua’s and Columbia’s beliefs, goals, intentions, plans, projections and expectations regarding the mergers, revenues, earnings, loan production, asset quality, and capital levels, among other matters; Umpqua’s and Columbia’s estimates of future costs and benefits of the actions they may take; Umpqua’s and Columbia’s assessments of probable losses on loans; Umpqua’s and Columbia’s assessments of interest rate and other market risks; Umpqua’s and Columbia’s ability to achieve their respective or joint financial and other strategic goals; the expected timing of completion of the mergers; the expected cost savings, synergies and other anticipated benefits from the mergers; and other statements that are not historical facts.

Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “project,” “intend,” “target,” “goal,” “estimate,” “continue,” “plan,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “can,” “could,” “may,” or “might” or by variations of such words or by similar expressions. Forward-looking statements are based on current expectations, estimates and projections about Umpqua’s and Columbia’s businesses, beliefs of Umpqua’s and Columbia’s managements and assumptions made by Umpqua’s and Columbia’s managements. These statements are not guarantees of future performance and are subject to numerous risks, uncertainties and assumptions (“future factors”) which are difficult to predict, change over time, and are often beyond the control of Columbia and Umpqua. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

While there is no assurance that any list of future factors is complete, in addition to the factors relating to the mergers discussed under the section entitled “Risk Factors” and the risk factors previously discussed in Columbia’s and Umpqua’s reports filed with the SEC, which could cause actual results to differ materially from those contained or implied in the forward-looking statements, below are certain future factors, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;

•	the outcome of any legal proceedings that may be instituted against Columbia or Umpqua;

•

the possibility that the requisite regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated (and the risk that requisite regulatory approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the mergers);

•	the possibility that the mergers will not close when expected or at all for any other reason;

•	the ability of Columbia and Umpqua to meet expectations regarding the timing, completion and accounting and tax treatments of the mergers;

•	the risk that any announcements relating to the mergers could have adverse effects on the market price of the common stock of either Columbia or Umpqua;

•

the possibility that the anticipated benefits of the mergers will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Columbia and Umpqua do business;

•	certain restrictions during the pendency of the mergers that may impact the parties’ ability to pursue certain business opportunities or strategic transactions;

•	the possibility that the transactions contemplated by the merger agreement may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	the diversion of management’s attention from ongoing business operations and opportunities;

•

the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the mergers within the expected time frames or at all and to successfully integrate Umpqua’s operations and those of Columbia;

•	such integration may be more difficult, time consuming, or costly than expected;

•	revenues following the mergers may be lower than expected;

•	Umpqua’s and Columbia’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing;

•	the dilution caused by Columbia’s issuance of additional shares of its capital stock in connection with the mergers;

•

effects of the announcement, pendency or completion of the mergers on the ability of Columbia and Umpqua to retain customers and retain and hire key personnel and maintain relationships with their suppliers and other business partners, and on their operating results and businesses generally;

•	risks related to the potential impact of general economic, political, industry and market factors on the parties or the mergers and other factors that may affect future results of Columbia and Umpqua;

•	uncertainty as to the extent of the duration, scope, and impacts of the COVID-19 pandemic on Columbia, Umpqua and the mergers;

•	uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board;

•	volatility and disruptions in global or national capital, currency, and credit markets;

•	reform of LIBOR;

•

the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory reforms, as well as those involving the Federal Reserve Board, the FDIC, and the Consumer Financial Protection Bureau; and

•

other changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental or legislative action and other changes pertaining to banking, securities, taxation and financial accounting and reporting, environmental protection and insurance, and the ability to comply with such changes in a timely manner.

For any forward-looking statements made in this joint proxy statement/prospectus or in any documents incorporated by reference into this joint proxy statement/prospectus, Columbia and Umpqua claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or the dates of the documents incorporated by reference in this joint proxy statement/prospectus. Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results. Except as required by applicable law, neither Columbia nor Umpqua undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that Columbia and Umpqua have filed with the SEC as described under the section entitled “Where You Can Find More Information” beginning on page 168.

Columbia and Umpqua expressly qualify in their entirety all forward-looking statements attributable to either of them or any person acting on their behalf by the cautionary statements contained in, referred to, or incorporated in this joint proxy statement/prospectus.

RISK FACTORS

An investment by Umpqua’s shareholders in Columbia common stock as a result of the exchange of shares of Umpqua common stock for shares of Columbia common stock in the first merger involves certain risks. Similarly, a decision on the part of Columbia shareholders to approve the Columbia articles amendment and the Columbia share issuance also involves risks for Columbia shareholders, who will continue to hold their shares of Columbia common stock after the mergers. Certain material risks and uncertainties connected with the merger agreement and transactions contemplated thereby, including the mergers and bank merger, and ownership of Columbia common stock are discussed below. In addition, Columbia and Umpqua have discussed certain other material risks connected with the ownership of Columbia common stock and with Columbia’s business, and with the ownership of Umpqua common stock and Umpqua’s business, respectively, under the caption “Risk Factors” appearing in their Annual Reports on Form 10-K most recently filed with the SEC, and may include additional or updated disclosures of such material risks in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that each has filed with the SEC or may file with the SEC after the date of this joint proxy statement/prospectus.

Umpqua shareholders and Columbia shareholders should carefully read and consider all of these risks and all other information contained in this joint proxy statement/prospectus, including the discussions of risk factors included in the documents incorporated by reference in this joint proxy statement/prospectus, in deciding whether to vote for approval of the various proposals for which they may be entitled to vote at the Umpqua special meeting or the Columbia special meeting. The risks described in this joint proxy statement/prospectus and in those documents incorporated by reference may adversely affect the value of Columbia common stock that you, as an existing Columbia shareholder, currently hold or that you, as an existing Umpqua shareholder, will hold upon consummation of the mergers, and could result in a significant decline in the value of Columbia common stock and cause Columbia shareholders and/or Umpqua shareholders to lose all or part of the value of their respective investments in Columbia common stock.

Risks Relating to the Consummation of the Mergers and Columbia Following the Mergers

Because the market price of Columbia common stock may fluctuate prior to the effective time, including as a result of Umpqua’s financial performance prior to the effective time, shareholders cannot be certain of the market value of the merger consideration to be received by Umpqua shareholders.

In the first merger, each share of Umpqua common stock issued and outstanding immediately prior to the effective time (except for shares of Umpqua common stock owned by Umpqua as treasury stock or owned by Umpqua, Columbia or Merger Sub, subject to certain exceptions set forth in the merger agreement), will be converted into 0.5958 of a share of Columbia common stock. This exchange ratio is fixed and will not be adjusted for changes in the market price of either Columbia common stock or Umpqua common stock. Changes in the price of Columbia common stock between now and the effective time will affect the value that Umpqua shareholders will receive in the first merger. Neither Columbia nor Umpqua is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of Columbia common stock or Umpqua common stock.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Columbia’s and Umpqua’s businesses, operations and prospects, the performance of peer companies and other financial companies, volatility in the prices of securities in global financial markets, including market prices of Columbia, Umpqua and other banking companies, the effects of COVID-19 (including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any governmental entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case (the “pandemic measures”), in connection with or in response to any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any variants, evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto (the “COVID-19 pandemic”)) and regulatory considerations and tax laws, many of which are beyond Columbia’s and Umpqua’s control. Therefore, at the time of the Columbia special meeting and the Umpqua special meeting, Columbia shareholders and Umpqua shareholders will not know the market value of the merger consideration that Umpqua shareholders will receive at the effective time. You should obtain current market quotations for shares of Columbia common stock (NASDAQ: COLB) and for shares of Umpqua common stock (NASDAQ: UMPQ).

The market price of Columbia common stock after the mergers may be affected by factors different from those currently affecting the shares of Columbia common stock or Umpqua common stock.

As a result of the first merger, Umpqua shareholders will become Columbia shareholders. Columbia’s business differs from that of Umpqua and certain adjustments may be made to the combined company’s business as a result of the mergers. Accordingly, the results of operations of the combined company and the market price of Columbia common stock after the completion of the mergers may be affected by factors different from those currently affecting the independent results of operations of each of Columbia and Umpqua. For a discussion of the businesses of Columbia and Umpqua and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus.

The opinion delivered by KBW to the Columbia board of directors and the opinion delivered by J.P. Morgan to the Umpqua board of directors, respectively, prior to the entry into the merger agreement will not reflect changes in circumstances that may have occurred since the date of the opinions.

The opinion of KBW, Columbia’s financial advisor, to the Columbia board of directors, was delivered on and dated October 11, 2021, and the opinion of J.P. Morgan, Umpqua’s financial advisor, to the Umpqua board of directors was delivered on and dated October 11, 2021. Changes in the operations and prospects of Columbia or Umpqua, general market and economic conditions and other factors which may be beyond the control of Columbia and Umpqua, including the ongoing effects of the COVID-19 pandemic on such market and economic conditions, and the market prices of Columbia and Umpqua, may have altered the value of Columbia or Umpqua or the prices of shares of Columbia common stock and Umpqua common stock as of the date of this joint proxy statement/prospectus, or may alter such values and prices by the effective time. The opinions do not speak as of the date of this joint proxy statement/prospectus or as of any other date subsequent to the dates of those opinions.

Columbia and Umpqua are expected to incur substantial costs related to the mergers and integration, and these costs may be greater than anticipated due to unexpected events.

Columbia and Umpqua have incurred and expect to incur a number of significant non-recurring costs associated with the mergers. These costs include legal, financial advisory, accounting, consulting and other advisory fees, severance/employee benefit-related costs, public company filing fees and other regulatory fees, financial printing and other printing costs and other related costs. Some of these costs are payable by either Columbia or Umpqua regardless of whether or not the mergers are completed.

In addition, the combined company will incur integration costs following the completion of the mergers as Columbia and Umpqua integrate their businesses, including facilities and systems consolidation costs and employment-related costs. Columbia and Umpqua may also incur additional costs to maintain employee morale and to retain key employees. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including purchasing, accounting and finance, payroll, compliance, treasury management, branch operations, vendor management, risk management, lines of business, pricing and benefits. While Columbia and Umpqua have assumed that a certain level of costs will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration costs. Moreover, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. These integration costs may result in the combined company taking charges against earnings following the completion of the mergers, and the amount and timing of such charges are uncertain at present. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time.

Combining Columbia and Umpqua may be more difficult, costly or time-consuming than expected, and Columbia and Umpqua may fail to realize the anticipated benefits of the mergers.

The success of the mergers will depend, in part, on the ability to realize the anticipated cost savings from combining the businesses of Columbia and Umpqua. To realize the anticipated benefits and cost savings from the mergers, Columbia and Umpqua must successfully integrate and combine their businesses in a manner that permits those cost savings to be realized without adversely affecting current revenues and future growth. If Columbia and Umpqua are not able to successfully achieve these objectives, the anticipated benefits of the mergers may not be realized fully or at all or may take longer to realize than expected. In addition, the actual cost savings of the mergers could be less than anticipated, and integration may result in additional and unforeseen expenses.

An inability to realize the full extent of the anticipated benefits of the mergers and the other transactions contemplated by the merger agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, levels of expenses and operating results of the combined company following the completion of the mergers, which may adversely affect the value of the common stock of the combined company following the completion of the mergers.

Columbia and Umpqua have operated and, until the effective time, must continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the mergers. Integration efforts between the companies may also divert management attention and resources. These integration matters could have an adverse effect on each of Columbia and Umpqua during this transition period and for an undetermined period after completion of the mergers on the combined company.

Furthermore, the board of directors and executive leadership of the combined company will consist of former directors and executive officers from each of Columbia and Umpqua. Combining the boards of directors and management teams of each company into a single board and a single management team could require the reconciliation of differing priorities and philosophies.

The COVID-19 pandemic may delay or adversely affect the completion of the mergers.

The COVID-19 pandemic has created economic and financial disruptions that have adversely affected, and may continue to adversely affect, the business, financial condition, liquidity, capital and results of operations of Columbia and Umpqua. If the effects of the COVID-19 pandemic cause a decline in the economic environment and the financial results of Columbia or Umpqua, or the business operations of Columbia or Umpqua are further disrupted as a result of the COVID-19 pandemic, efforts to complete the mergers and integrate the businesses of Columbia and Umpqua may also be delayed and adversely affected. Additional time may be required to obtain the requisite regulatory approvals, and regulators may impose additional requirements on Columbia or Umpqua that must be satisfied prior to the effective time, which could delay and adversely affect the completion of the mergers.

The impact of the COVID-19 pandemic, as well as that of any mandatory COVID-19 vaccination requirement for employees, on the combined company’s business and operations following the completion of the mergers is uncertain.

The extent to which the COVID-19 pandemic will negatively affect the business, financial condition, liquidity, capital and results of operations of the combined company following the completion of the mergers will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the COVID-19 pandemic, the direct and indirect impact of the COVID-19 pandemic on employees, clients, counterparties and service providers, as well as other market participants, and actions taken by governmental entities and other third parties in response to the COVID-19 pandemic. Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the COVID-19 pandemic on the combined company’s business, and there is no guarantee that efforts by the combined company to address the adverse impacts of the COVID-19 pandemic will be effective.

Even after the COVID-19 pandemic has subsided, the combined company may continue to experience adverse impacts to its business as a result of the COVID-19 pandemic’s global economic impact, including reduced availability of credit, adverse impacts on liquidity, disruptions to supply chains and the negative financial effects from any recession or depression that may occur.

In addition, it is not possible to predict with certainty the exact impact that any government vaccine mandate or any future Umpqua or Columbia vaccine requirement will have on, respectively, Umpqua and Columbia or on their respective workforce, as well as on the combined company’s business and operations. Any such mandate or requirement may result in employee attrition, which could materially adversely affect future revenues and costs, which could have a material adverse effect on Umpqua’s, Columbia’s, or the combined company’s business and results of operations.

The future results of the combined company following the completion of the mergers may suffer if the combined company does not effectively manage its expanded operations.

Following the mergers, the size of the business of the combined company will increase beyond the current size of either Columbia’s or Umpqua’s business. The combined company’s future success will depend, in part, upon its ability to manage this expanded business, which may pose challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. The combined company may also face increased scrutiny from governmental entities as a result of the increased size of its business. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, revenue enhancement or other benefits currently anticipated from the mergers.

The combined company may be unable to retain Columbia or Umpqua personnel successfully after the completion of the mergers.

The success of the mergers will depend in part on the combined company’s ability to retain the talent and dedication of key employees currently employed by Columbia and Umpqua. It is possible that these employees may decide not to remain with Columbia or Umpqua, as applicable, while the mergers are pending or with the combined company after the completion of the mergers. If Columbia and Umpqua are unable to retain key employees, including management, who are critical to the successful integration and future operations of the companies, Columbia and Umpqua could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment costs. In addition, following the completion of the mergers, if key employees terminate their employment, the combined company’s business activities may be adversely affected, and management’s attention may be diverted from successfully hiring suitable replacements, all of which may cause the combined company’s business to suffer. Columbia and Umpqua also may not be able to locate or retain suitable replacements for any key employees who leave either company.

Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the mergers.

Before the mergers and the bank merger may be completed, various approvals, consents and non-objections must be obtained from the Federal Reserve Board, the FDIC and other regulatory authorities in the United States. In determining whether to grant these approvals, such regulatory authorities consider a variety of factors, including the regulatory standing of each party and the factors described under the section entitled “The Mergers—Regulatory Approvals” beginning on page 109. These approvals could be delayed or not obtained at all, including due to an adverse development in either party’s regulatory standing or in any other factors considered by regulators when granting such approvals; governmental, political or community group inquiries, investigations or opposition; or changes in legislation or the political environment generally. Recent transactions comparable to the mergers have encountered abnormally lengthy delays, and the mergers may be subject to similar atypical delays in obtaining its required approvals.

The approvals that are granted may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of the combined company’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions and that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of the combined company following the mergers or otherwise reducing the anticipated benefits of the mergers if the mergers were consummated successfully within the expected time frame. In addition, there can be no assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the mergers. Additionally, the completion of the first merger is conditioned on the absence of certain orders, injunctions or decrees by any court or governmental entity of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement.

In addition, despite the parties’ commitments to using their reasonable best efforts to comply with conditions imposed by regulators, under the terms of the merger agreement, neither Columbia nor Umpqua, nor any of their respective subsidiaries, is required or (without the written consent of the other party) is permitted, to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the required permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to have a “material adverse effect” (as defined in the merger agreement) on the combined company and its subsidiaries, taken as a whole, after giving effect to the mergers and the bank merger.

The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus is preliminary and the actual consideration to be issued in the first merger as well as the actual financial condition and results of operations of the combined company after the mergers may differ materially.

The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial condition or results of operations would have been had the mergers been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record the Columbia identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The merger consideration value allocation reflected in this document is preliminary, and the final allocation thereof will be based upon the value of the actual merger consideration and the fair value of the assets and liabilities of Columbia as of the closing date. Accordingly, the actual value of the merger consideration may vary significantly from the value used in preparing the unaudited pro forma combined consolidated financial information in this document. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document.

Certain of Columbia’s and Umpqua’s directors and executive officers may have interests in the mergers that may differ from, or are in addition to, the interests of Columbia shareholders and Umpqua shareholders.

Columbia shareholders and Umpqua shareholders should be aware that some of Columbia’s and Umpqua’s directors and executive officers may have interests in the mergers and have arrangements that are different from, or in addition to, those of Columbia shareholders and Umpqua shareholders. These interests and arrangements may create potential conflicts of interest. The Columbia board of directors and the Umpqua board of directors were aware of these respective interests and considered these interests, among other matters, when making their decisions to approve the merger agreement, and in recommending that Columbia shareholders vote to approve the Columbia articles amendment proposal, the Columbia share issuance proposal and the Columbia adjournment proposal and that Umpqua shareholders vote to approve the Umpqua merger proposal, the Umpqua compensation proposal, and the Umpqua adjournment proposal.

If the requisite approval of Columbia shareholders or Umpqua shareholders is not obtained, or other conditions to the closing of the first merger are not met, the merger agreement may be terminated in accordance with its terms and the mergers may not be completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the first merger. Those conditions include: (i) the approval by Columbia shareholders of the Columbia articles amendment proposal and the Columbia share issuance proposal and the approval by Umpqua shareholders of the Umpqua merger proposal; (ii) Columbia’s filing of a notification of additional shares in respect of the Columbia common stock to be issued in the first merger in accordance with the NASDAQ’s rules, and no further action being required to authorize such additional shares for listing, subject to official notice of issuance; (iii) the receipt of requisite regulatory approvals, including the approval of the Federal Reserve Board and the FDIC; (iv) effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part; and (v) the absence of any order, injunction, decree or other legal restraint preventing the completion of the mergers, the bank merger or any of the other transactions contemplated by the merger agreement, and the absence of the enactment of any law, regulation, order, injunction or decree prohibiting the completion of the mergers, the bank merger or any of the other transactions contemplated by the merger agreement or making them illegal. Each party’s obligation to complete the first merger is also subject to certain additional customary conditions, including (a) subject to applicable materiality standards, the accuracy of the representations and warranties of the other party, (b) the performance in all material respects by the other party of its obligations under the merger agreement and (c) the receipt by each party of an opinion from its counsel to the effect that the mergers, taken together, will qualify as a reorganization within the meaning of Section 368(a) of the Code.

These conditions to the closing of the first merger may not be fulfilled in a timely manner or at all, and, accordingly, the mergers may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after the requisite Columbia and Umpqua shareholder approvals, or Columbia or Umpqua may elect to terminate the merger agreement in certain other circumstances.

Failure to complete the mergers could negatively impact Columbia or Umpqua.

If the mergers are not completed for any reason, including as a result of Columbia shareholders’ failure to approve the Columbia articles amendment proposal and the Columbia share issuance proposal or Umpqua shareholders’ failure to approve the Umpqua merger proposal, there may be various adverse consequences and Columbia and/or Umpqua may experience negative reactions from the financial markets and from their respective customers and employees. For example, Columbia’s or Umpqua’s respective businesses may be adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the mergers, without realizing any of the anticipated benefits of completing the mergers. Additionally, if the merger agreement is terminated, the market price of Columbia common stock or Umpqua common stock could decline to the extent that current market prices reflect a market assumption that the mergers will be beneficial and will be completed. Columbia and/or Umpqua also could be subject to litigation related to any failure to complete the mergers or to proceedings commenced against Columbia and/or Umpqua to perform their respective obligations under the merger agreement. If the merger agreement is terminated under certain circumstances, either Columbia or Umpqua may be required to pay a termination fee of $145 million to the other party.

Additionally, each of Columbia and Umpqua has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of preparing, filing, printing and mailing this joint proxy statement/prospectus, and all filing and other fees paid in connection with the mergers. If the mergers are not completed, Columbia and Umpqua would have to pay these expenses without realizing the expected benefits of the mergers.

In connection with the mergers, Columbia will assume Umpqua’s outstanding debt obligations, and the combined company’s level of indebtedness following the completion of the mergers could adversely affect the combined company’s ability to raise additional capital and to meet its obligations under Columbia’s existing indebtedness.

Upon the closing of the subsequent merger, Columbia will assume Umpqua’s outstanding indebtedness. Columbia’s existing debt (including Umpqua’s assumed indebtedness), together with any future incurrence of additional indebtedness, could have important consequences for the combined company’s creditors and the combined company’s shareholders. For example, it could:

•	limit the combined company’s ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

•	restrict the combined company from making strategic acquisitions or cause the combined company to make non-strategic divestitures;

•	restrict the combined company from paying dividends to its shareholders;

•	increase the combined company’s vulnerability to general economic and industry conditions; and

•

require a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on the combined company’s indebtedness, thereby reducing the combined company’s ability to use cash flows to fund its operations, capital expenditures and future business opportunities.

Columbia and Umpqua will be subject to business uncertainties and contractual restrictions while the mergers are pending.

Uncertainty about the effect of the mergers on employees and customers may have an adverse effect on Columbia and Umpqua. These uncertainties may impair Columbia’s or Umpqua’s ability to attract, retain and motivate key personnel until the mergers are completed, and could cause customers and others that deal with Columbia or Umpqua to seek to change existing business relationships with Columbia or Umpqua. In addition, subject to certain exceptions, Columbia and Umpqua have each agreed to operate its business in the ordinary course in all material respects and to refrain from taking certain actions that may adversely affect its ability to consummate the transactions contemplated by the merger agreement on a timely basis without the consent of the other party. These restrictions may prevent Columbia and/or Umpqua from pursuing attractive business opportunities that may arise prior to the completion of the mergers.

The announcement of the proposed mergers could disrupt Columbia’s and Umpqua’s relationships with their employees, customers, suppliers, business partners and others, as well as their operating results and business generally.

Whether or not the mergers are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the mergers on Columbia’s and Umpqua’s business include the following:

•	their employees may experience uncertainty about their future roles, which might adversely affect Columbia’s and Umpqua’s ability to retain and hire key personnel and other employees;

•

customers, suppliers, business partners and other parties with which Columbia and Umpqua maintain business relationships may experience uncertainty about their future and seek alternative relationships with third parties, seek to alter their business relationships with Columbia and Umpqua or fail to extend existing relationships with Columbia and Umpqua; and

•	Columbia and Umpqua have each expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed mergers.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact each party’s results of operations and financial condition.

The merger agreement limits Columbia’s and Umpqua’s respective abilities to pursue alternatives to the mergers and may discourage other companies from trying to acquire Columbia or Umpqua.

The merger agreement contains “no shop” covenants that restrict each of Columbia’s and Umpqua’s ability to, directly or indirectly, among other things, initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, or, subject to certain exceptions generally related to the exercise of fiduciary duties by each respective board of directors, engage or participate in any negotiations concerning, or provide any confidential or nonpublic information or data relating to, any alternative acquisition proposals, subject to certain exceptions. These provisions, which could result in a $145 million termination fee payable under certain circumstances, may discourage a potential third-party acquirer that might have an interest in acquiring all or a significant part of Columbia or Umpqua from considering or making that acquisition proposal.

The shares of Columbia common stock to be received by Umpqua shareholders as a result of the first merger will have different rights from the shares of Umpqua common stock.

Upon completion of the first merger, the rights of former Umpqua shareholders who receive shares of Columbia common stock in the first merger and thereby become Columbia shareholders will be governed by the Columbia articles and the Columbia bylaws. The rights associated with Umpqua common stock are different from the rights associated with Columbia common stock. In addition, the rights of shareholders under Washington law, where Columbia is organized, may differ from the rights of shareholders under Oregon law, where Umpqua is organized. See the section entitled “Comparison of the Rights of Columbia Shareholders and Umpqua Shareholders.”

Columbia has various provisions in the Columbia articles that could impede a takeover of Columbia.

The Columbia articles contain provisions providing for, among other things, preferred stock, super majority approval of certain business transactions, and consideration of non-monetary factors in evaluating a takeover offer. Although these provisions were not adopted for the express purpose of preventing or impeding the takeover of Columbia, without the approval of the Columbia board of directors, such provisions may have that effect. Such provisions may prevent former Umpqua shareholders who receive shares of Columbia common stock in the first merger from taking part in a future transaction in which such shareholders could realize a premium over the current market price of Columbia common stock.

Each Columbia shareholder or Umpqua shareholder will have a reduced ownership and voting interest in the combined company after the consummation of the mergers than the holder’s interest in Columbia or Umpqua individually, as applicable, prior to the consummation of the mergers and will exercise less influence over management.

Columbia shareholders and Umpqua shareholders currently have the right to vote in the election of the board of directors and on other matters affecting Columbia and Umpqua, respectively. When the mergers are completed, each Columbia shareholder and each Umpqua shareholder will become a Columbia shareholder, with a percentage ownership of the shares of common stock of the combined company that is smaller than the holder’s percentage ownership of either shares of Columbia common stock or shares of Umpqua common stock individually, as applicable, prior to the consummation of the mergers. Based on the number of shares of Columbia common stock and Umpqua common stock outstanding as of the close of business on the respective record dates, and based on the number of shares of Columbia common stock expected to be issued in the first merger, the former Umpqua shareholders, as a group, are estimated to own approximately 62% of the outstanding shares of the combined company immediately after the first merger and current Columbia shareholders as a group are estimated to own approximately 38% of the outstanding shares of the combined company immediately after the first merger. Because of this, Umpqua shareholders may have less influence on the management and policies of the combined company than they now have on the management and policies of Umpqua, and Columbia shareholders may have less influence on the management and policies of the combined company after the closing of the mergers than they now have on the management and policies of Columbia.

Columbia shareholders and Umpqua shareholders will not have dissenters’ rights or appraisal rights in connection with the mergers or other matters to be voted on at the Columbia Special Meeting.

Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.

Under Section 23B.13.020 of the WBCA, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares only in the event of certain corporate acts, including: certain mergers which require shareholder approval and which the shareholder is entitled to vote on; certain share exchanges which the shareholder is entitled to vote on; certain sales or exchanges of all, or substantially all, of the corporation’s property which the shareholder is entitled to vote on; certain amendments to the articles of incorporation effecting a redemption or cancellation of the shareholders shares; and any corporate action taken pursuant to a shareholder vote to the extent the bylaws or articles of incorporation provide that the shareholders are entitled to dissent and obtain payment for their shares.

Under the WBCA, Columbia shareholders will not be entitled to dissenters’ rights in connection with the mergers or other matters to be voted on at the Columbia special meeting because Columbia shareholders are not required to approve either the first merger or the subsequent merger within the meaning of Section 23B.11.030 of the WBCA, and the Columbia articles amendment will not effect a redemption or cancellation of any Columbia shareholders’ shares of Columbia common stock. Accordingly, no dissenters’ rights are available to Columbia shareholders in connection with the mergers or other matters to be voted on at the Columbia special meeting.

Under Section 60.554 of the OBCA, a shareholder is entitled to dissent from, and obtain payment of the fair value of his, her, or its shares only in the event of certain corporate acts, including, among others: certain mergers which require shareholder approval and which the shareholder is entitled to vote on; certain share exchanges which the shareholder is entitled to vote on; certain sales or exchanges of all, or substantially all, of the corporation’s property which the shareholder is entitled to vote on; approval of a control share acquisition; an amendment of the corporation’s articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it either (i) alters or abolishes a preemptive right of the shareholder to acquire shares or other securities or (ii) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under the OBCA; election to become a noncorporate business entity; and other corporate actions taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that shareholders are entitled to dissent and obtain payment for their shares.

Under Section 60.554(3) of the OBCA, dissenters’ rights are not available to holders of shares listed on a national securities exchange on the record date for the special meeting at which the merger is to be approved. Accordingly, since the shares of Umpqua common stock were listed on the NASDAQ, a national securities exchange, on the record date for the Umpqua special meeting, no dissenters’ rights are available to Umpqua shareholders.

Issuance of shares of Columbia common stock in connection with the mergers may adversely affect the market price of Columbia common stock.

In connection with the payment of the merger consideration, Columbia expects to issue approximately [    ] million shares of Columbia common stock to Umpqua shareholders. The issuance of these new shares of Columbia common stock may result in fluctuations in the market price of Columbia common stock, including a stock price decrease.

Shareholder litigation related to the mergers could prevent or delay the completion of the mergers, result in the payment of damages or otherwise negatively impact the business and operations of Columbia and Umpqua.

Shareholders of Columbia and/or Umpqua may file lawsuits against Columbia, Umpqua and/or the directors or officers of either company in connection with the mergers. One of the conditions to the closing is that no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint preventing the consummation of the mergers, the bank merger or any of the other transactions contemplated by the merger agreement be in effect. If any plaintiff were successful in obtaining an injunction prohibiting Columbia or Umpqua defendants from completing the mergers, the bank merger or any of the other transactions contemplated by the merger agreement, then such injunction may delay or prevent the consummation of the mergers and could result in significant costs to Columbia and/or Umpqua, including any cost associated with the indemnification of directors and officers of each company. Columbia and Umpqua may incur costs in connection with the defense or settlement of any shareholder lawsuits filed in connection with the mergers, the bank merger or any other transactions contemplated by the merger agreement. Such litigation could have an adverse effect on the financial condition and results of operations of Columbia and Umpqua and could prevent or delay the completion of the mergers. There has not been any shareholder litigation against Columbia, Umpqua or the directors or officers of either company, but such litigation could be instigated.

Risks Relating to Columbia’s Business

You should read and consider risk factors specific to Columbia’s business (including those related to the COVID-19 pandemic) that will also affect the combined company after the mergers. These risks are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Columbia’s Annual Report on Form 10-K for the year ended December 31, 2020 and in any updates to those risk factors set forth in Columbia’s Quarterly Reports on Form 10-Q and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 168 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

Risks Relating to Umpqua’s Business

You should read and consider risk factors specific to Umpqua’s business (including those related to the COVID-19 pandemic) that will also affect the combined company after the mergers. These risks are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Umpqua’s Annual Report on Form 10-K for the year ended December 31, 2020 and in any updates to those risk factors set forth in Umpqua’s Quarterly Reports on Form 10-Q and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 168 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

THE COLUMBIA VIRTUAL SPECIAL MEETING

This section contains information for Columbia shareholders about the special meeting that Columbia has called to allow Columbia shareholders to consider and vote on the Columbia articles amendment proposal, the Columbia share issuance proposal and the Columbia adjournment proposal. This joint proxy statement/prospectus is accompanied by a notice of the Columbia special meeting, and a form of proxy card that the Columbia board of directors is soliciting for use by Columbia shareholders at the special meeting and at any adjournments or postponements of the special meeting.

Date, Time and Place of the Meeting

The Columbia special meeting will be held virtually via the internet on [                ], 2022 at [                ], Pacific Time. Due to the continuing public health impact of the COVID-19 pandemic and to support the well-being of our shareholders and employees, the Columbia special meeting will be held in a virtual-only meeting format conducted via webcast. Shareholders may participate in the virtual meeting by accessing [                ].

Matters to Be Considered

At the Columbia special meeting, Columbia shareholders will be asked to consider and vote on the following proposals:

•	the Columbia articles amendment proposal;

•	the Columbia share issuance proposal; and

•	the Columbia adjournment proposal.

Recommendation of the Columbia Board of Directors

The Columbia board of directors unanimously recommends that you vote “FOR” the Columbia articles amendment proposal, “FOR” the Columbia share issuance proposal and “FOR” the Columbia adjournment proposal. See the section entitled “The Mergers—Columbia’s Reasons for the Mergers; Recommendation of the Columbia Board of Directors” for a more detailed discussion of the Columbia board of directors’ recommendation.

Record Date and Quorum

The Columbia board of directors has fixed the close of business on [                ], 202[    ] as the record date for the determination of holders of Columbia common stock entitled to notice of, and to vote at, the Columbia special meeting. As of the Columbia record date, there were [                ] shares of Columbia common stock outstanding.

Holders of a majority of the outstanding shares of Columbia common stock entitled to vote at the Columbia special meeting must be present, either in attendance virtually via the Columbia special meeting website or by proxy, to constitute a quorum at the Columbia special meeting. If you fail to submit a proxy prior to the special meeting or to vote at the Columbia special meeting via the Columbia special meeting website, your shares of Columbia common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.

Under the Columbia bylaws, even if less than a quorum, a majority of the shares represented at a meeting may adjourn the meeting from time to time without further notice.

At the Columbia special meeting, each share of Columbia common stock is entitled to one vote on all matters properly submitted to Columbia shareholders.

As of the close of business on the record date, Columbia directors and executive officers and their affiliates owned and were entitled to vote approximately [                ] shares of Columbia common stock, representing less than [    ]% of the outstanding shares of Columbia common stock. We currently expect that Columbia’s directors and executive officers will vote their shares in favor of the Columbia share issuance proposal, the Columbia articles amendment proposal and the Columbia adjournment proposal, although none of them has entered into any agreements obligating them to do so.

Broker Non-Votes

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the Columbia special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Columbia special meeting. If your bank, broker, trustee or other nominee holds your shares of Columbia common stock in “street name,” such entity will vote your shares of Columbia common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.

Vote Required; Treatment of Abstentions, Broker Non-Votes and Failure to Vote

Columbia articles amendment proposal:

Vote required: Approval of the Columbia articles amendment proposal requires the affirmative vote of a majority of the outstanding shares of Columbia common stock entitled to vote thereon. Approval of the Columbia articles amendment proposal is a condition to the completion of the first merger.

Effect of abstentions, broker non-votes, and failure to vote: If you are present at the Columbia special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” it will have the same effect as a vote cast “AGAINST” such proposal. If you are not present at the Columbia special meeting and do not respond by proxy or do not provide your bank, broker, trustee or other nominee with instructions, as applicable, it will have the same effect as a vote cast “AGAINST” such proposal.

Columbia share issuance proposal:

Vote required: Approval of the Columbia share issuance proposal requires that the number of votes cast at the Columbia special meeting favoring the Columbia share issuance proposal exceeds the number of votes cast opposing the Columbia share issuance proposal. Approval of the Columbia share issuance proposal is a condition to the completion of the first merger.

Effect of abstentions, broker non-votes, and failure to vote: If you are present at the Columbia special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” it will have no effect on such proposal. If you are not present at the Columbia special meeting and do not respond by proxy or do not provide your bank, broker, trustee or other nominee with instructions, as applicable, it will have no effect on such proposal.

Columbia adjournment proposal:

Vote required: Whether or not a quorum will be present at the meeting, approval of the Columbia adjournment proposal requires that the number of votes cast favoring the Columbia adjournment proposal exceeds the number of votes cast opposing the Columbia adjournment proposal at the Columbia special meeting. Approval of the Columbia adjournment proposal is not a condition to the completion of the mergers.

Effect of abstentions, broker non-votes and failure to vote: If you are present at the Columbia special meeting and abstain from voting, or responds by proxy with an “ABSTAIN,” it will have no effect on such proposal. If you are not present at the Columbia special meeting and do not respond by proxy or do not provide your bank, broker, trustee or other nominee with instructions, as applicable, it will have no effect on the vote count for such proposal.

Attending the Virtual Special Meeting

The Columbia special meeting may be accessed via the Columbia special meeting website, where Columbia shareholders will be able to listen to the Columbia special meeting, submit questions and vote online. You are entitled to attend the Columbia special meeting via the Columbia special meeting website only if you were a shareholder of record at the close of business on the Columbia record date or you held your Columbia shares beneficially in the name of a bank, broker, trustee or other nominee as of the Columbia record date, or you hold a valid proxy for the Columbia special meeting.

If you are a record holder, you will be able to attend the Columbia special meeting online, ask questions and vote during the meeting by visiting [    ] and following the instructions. Please have your control number, which can be found on your proxy card, notice or email previously received, to access the meeting. If you are a beneficial owner, you also will be able to attend the Columbia special meeting online, ask questions and vote during the meeting by visiting [    ] and following the instructions. Please have your 16-digit control number, which can be found on your proxy card, notice or email previously received, to access the meeting. Please review this information prior to the Columbia special meeting to ensure you have access.

See the section entitled “—Shares Held in Street Name” below for further information.

Proxies

A Columbia shareholder may vote by proxy or at the Columbia special meeting via the Columbia special meeting website. If you hold your shares of Columbia common stock in your name as a record holder, to submit a proxy, you, as a Columbia shareholder, may use one of the following methods:

•	by telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions;

•	through the internet: by visiting the website indicated on the accompanying proxy card and following the instructions; or

•	by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

If you intend to submit your proxy by telephone or via the internet, you must do so by [    ], Pacific Time, on the day before the Columbia special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the Columbia special meeting.

Columbia requests that Columbia shareholders vote by telephone, over the internet or by completing and signing the accompanying proxy card and returning it to Columbia as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Columbia common stock represented by it will be voted at the Columbia special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the Columbia share issuance proposal, “FOR” the Columbia articles amendment proposal and “FOR” the Columbia adjournment proposal.

If you are a beneficial owner, the holder should check the instructions provided by that firm to determine whether the holder may vote by telephone or the internet.

Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the internet or by telephone, whether or not you plan to attend the Columbia special meeting virtually via the Columbia special meeting website. Sending in your proxy card or voting by telephone or on the internet will not prevent you from voting your shares personally via the Columbia special meeting website at the meeting because you may revoke your proxy at any time before it is voted. See “—Revocability of Proxies” below for further information.

Shares Held in Street Name

If your shares are held in “street name” through a broker, bank, trustee or other nominee, you must instruct the broker, bank, trustee or other nominee on how to vote your shares. Your broker, bank, trustee or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your broker, bank, trustee or other nominee. You may not vote shares held in “street name” by returning a proxy card directly to Columbia.

Further, brokers, banks, trustees or other nominees who hold shares of Columbia common stock on behalf of their customers may not give a proxy to Columbia to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks, trustees and other nominees do not have discretionary voting power on the proposals that will be voted upon at the Columbia special meeting, including the Columbia articles amendment proposal, the Columbia share issuance proposal and the Columbia adjournment proposal.

Revocability of Proxies

If you directly hold shares of Columbia common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at your meeting. You can do this by:

•	submitting a written statement that you would like to revoke your proxy to the corporate secretary of Columbia;

•	signing and returning a proxy card that is dated and received on a later date;

•	attending the Columbia special meeting virtually and voting at the Columbia special meeting via the Columbia special meeting website; or

•	voting by telephone or the internet at a later time, before [ ], Pacific Time, on the day before the Columbia special meeting.

If you are a beneficial owner and your shares are held by a bank, broker, trustee or other nominee, you may change your vote by:

•	contacting your bank, broker, trustee or other nominee; or

•

attending the special meeting virtually and voting your shares via the Columbia special meeting website if you have your control number, which can be found on the voting instructions provided by your bank, broker, trustee or other nominee. Please contact your bank, broker, trustee or other nominee for further instructions.

Attendance virtually at the Columbia special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by Columbia after the vote will not affect the vote. Columbia’s corporate secretary’s mailing address is: Columbia Banking System, 1301 “A” Street, Suite 800, P.O. Box 2156, Tacoma, Washington 98402-2156. If the Columbia virtual special meeting is postponed or adjourned, it will not affect the ability of Columbia shareholders of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.

Delivery of Proxy Materials

As permitted by applicable law, only one copy of this joint proxy statement/prospectus is being delivered to Columbia shareholders residing at the same address, unless such Columbia shareholders have notified Columbia of their desire to receive multiple copies of the joint proxy statement/prospectus.

Columbia will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any Columbia shareholder residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Columbia’s proxy solicitor, Okapi Partners, LLC, by calling toll-free at (877) 629-6355, or for banks and brokers, collect at (212) 297-0720.

Solicitation of Proxies

Columbia and Umpqua will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. To assist in the solicitation of proxies, Columbia has retained Okapi Partners, LLC, and will pay a fee of $25,000 plus reimbursement of certain costs and expenses incurred in connection with the solicitation. Columbia and its proxy solicitor may also request banks, brokers, trustees and other intermediaries holding shares of Columbia common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Columbia. No additional compensation will be paid to our directors, officers or employees for solicitation.

Other Matters to Come Before the Columbia Special Meeting

Columbia management knows of no other business to be presented at the Columbia special meeting, but if any other matters are properly presented at the meeting or any adjournments or postponements thereof, the persons named in the proxies will vote upon them in accordance with the Columbia board of directors’ recommendations.

Assistance

If you need assistance in completing your proxy card, have questions regarding Columbia’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Investor Relations, Columbia Banking System, Inc., 1301 “A” Street, Suite 800, P.O. Box 2156, Tacoma, Washington 98402-2156, telephone (253) 471-4065, or Columbia’s proxy solicitor, Okapi Partners, LLC, by calling toll-free at (877) 629-6355, or for banks and brokers, collect at (212) 297-0720.

COLUMBIA PROPOSALS

PROPOSAL 1: COLUMBIA ARTICLES AMENDMENT PROPOSAL

Pursuant to the merger agreement, Columbia is asking the Columbia shareholders to approve an amendment to the Columbia articles to effect an increase in the number of authorized shares of Columbia common stock from 115,000,000 to 520,000,000, to be effective immediately prior to, and subject to, the effective time. The approval of the Columbia articles amendment proposal is a condition to the completion of the first merger. A copy of the proposed articles of amendment to the Columbia articles is attached to this joint proxy statement/prospectus as Annex B. Columbia shareholders should read the Columbia articles amendment in its entirety.

No Dissenters’ Rights

No dissenters’ rights are available to any shareholder who dissents from the proposals to amend the articles of incorporation under the WBCA or under the current Columbia articles.

Recommendation

The Columbia board of directors considers the proposed increase in the number of authorized shares of Columbia common stock advisable because it will enable Columbia to complete the first merger and it will provide greater flexibility in the capital structure of the combined company following the first merger by allowing it to raise capital that may be necessary to further develop its business, to fund potential acquisitions, to have shares available for use in connection with stock plans and to pursue other corporate purposes that may be identified by the board of directors of the combined company in the future. After careful consideration, the Columbia board of directors unanimously determined that the Columbia articles amendment is advisable and in the best interests of Columbia and its shareholders and approved the Columbia articles amendment.

The Columbia board of directors unanimously recommends a vote “FOR” the Columbia articles amendment proposal.

PROPOSAL 2: COLUMBIA SHARE ISSUANCE PROPOSAL

Columbia is asking the Columbia shareholders to approve the issuance of shares of Columbia stock in the first merger as merger consideration to Umpqua shareholders pursuant to the merger agreement.

Pursuant to the merger agreement, Columbia will issue a total of approximately [    ] shares of Columbia common stock in connection with the consummation of the first merger. Under the NASDAQ Listing Rules, a company listed on the NASDAQ is required to obtain shareholder approval prior to the issuance of common stock or securities convertible into or exercisable for common stock, in connection with the acquisition of stock of another company if the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock, or the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. If the first merger is completed, the number of shares of Columbia common stock issued will exceed 20% of the Columbia common stock outstanding before such issuance. In this proposal, Columbia is asking Columbia shareholders to authorize the issuance of Columbia common stock in connection with the first merger.

The approval of the Columbia share issuance proposal is a condition to the completion of the first merger.

The Columbia board of directors unanimously recommends a vote “FOR” the Columbia share issuance proposal.

PROPOSAL 3: COLUMBIA ADJOURNMENT PROPOSAL

The Columbia special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Columbia special meeting to approve the Columbia articles amendment proposal or the Columbia share issuance proposal. If, at the Columbia special meeting, the number of shares of Columbia common stock present virtually or represented and voting in favor of the Columbia articles amendment proposal or the Columbia share issuance proposal is insufficient to approve the Columbia articles amendment proposal or the Columbia share issuance proposal, as applicable, Columbia intends to move to adjourn the Columbia special meeting in order to enable the Columbia board of directors to solicit additional proxies for approval of the Columbia articles amendment proposal or the Columbia share issuance proposal, as applicable. In that event, Columbia will ask Columbia shareholders to vote upon the Columbia adjournment proposal, but not the Columbia articles amendment proposal or the Columbia share issuance proposal.

In this proposal, Columbia is asking Columbia shareholders to authorize the holder of any proxy solicited by the Columbia board of directors, on a discretionary basis, to vote in favor of adjourning the Columbia special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Columbia shareholders who have previously voted, if a quorum is not present or if there are not sufficient votes at the time of the Columbia special meeting to approve the Columbia articles amendment proposal or the Columbia share issuance proposal. Pursuant to the Columbia bylaws, the Columbia special meeting may be adjourned without further notice being given.

The approval of the Columbia adjournment proposal by Columbia shareholders is not a condition to the completion of the first merger.

The Columbia board of directors unanimously recommends a vote “FOR” the Columbia adjournment proposal.

THE UMPQUA VIRTUAL SPECIAL MEETING

This section contains information for Umpqua shareholders about the special meeting that Umpqua has called to allow Umpqua shareholders to consider and vote on the Umpqua merger proposal, the Umpqua compensation proposal and the Umpqua adjournment proposal. This joint proxy statement/prospectus is accompanied by a notice of the Umpqua special meeting and a form of proxy card that the Umpqua board of directors is soliciting for use by Umpqua shareholders at the special meeting and at any adjournments or postponements of the special meeting.

Date, Time and Place of the Meeting

The Umpqua special meeting will be held virtually via the internet on [                ], 2022 at [                ], Pacific Time. In light of the ongoing developments related to the COVID-19 pandemic and to support the health and safety of our shareholders, employees and community, the Umpqua special meeting will be held in a virtual-only meeting format conducted via live webcast. Umpqua shareholders may participate in the virtual meeting by accessing [                ].

Matters to Be Considered

At the Umpqua special meeting, Umpqua shareholders will be asked to consider and vote on the following proposals:

•	the Umpqua merger proposal;

•	the Umpqua compensation proposal; and

•	the Umpqua adjournment proposal.

Recommendation of the Umpqua Board of Directors

The Umpqua board of directors unanimously recommends that you vote “FOR” the Umpqua merger proposal, “FOR” the Umpqua compensation proposal and “FOR” the Umpqua adjournment proposal. See the section entitled “The Mergers—Umpqua’s Reasons for the Mergers; Recommendation of the Umpqua Board of Directors” for a more detailed discussion of the Umpqua board of directors’ recommendation.

Record Date and Quorum

The Umpqua board of directors has fixed the close of business on [                ], 202[    ] as the record date for the determination of holders of Umpqua common stock entitled to notice of and to vote at the Umpqua special meeting. As of the Umpqua record date, there were [                ] shares of Umpqua common stock outstanding.

Holders of a majority of the outstanding shares of Umpqua common stock entitled to vote at the Umpqua special meeting must be present, either in attendance virtually via the Umpqua special meeting website or by proxy, to constitute a quorum at the Umpqua special meeting. If you fail to submit a proxy prior to the special meeting, or to vote at the Umpqua special meeting via the Umpqua special meeting website, your shares of Umpqua common stock will not be counted towards a quorum. Abstentions are considered present for the purpose of establishing a quorum.

Under the Umpqua bylaws, a majority of votes represented at a meeting of shareholders, whether or not a quorum, may adjourn the meeting to a different time, date, or place.

At the Umpqua special meeting, each share of Umpqua common stock is entitled to one vote on all matters properly submitted to Umpqua shareholders.

As of the close of business on the record date, Umpqua directors and executive officers and their affiliates owned and were entitled to vote approximately [                ] shares of Umpqua common stock, representing less than [    ]% of the outstanding shares of Umpqua common stock. We currently expect that Umpqua’s directors and executive officers will vote their shares in favor of Umpqua merger proposal, the Umpqua compensation proposal and the Umpqua adjournment proposal, although none of them has entered into any agreements obligating them to do so.

Broker Non-Votes

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the Umpqua special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Umpqua special meeting. If your bank, broker, trustee or other nominee holds your shares of Umpqua common stock in “street name,” such entity will vote your shares of Umpqua common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.

Vote Required; Treatment of Abstentions, Broker Non-Votes and Failure to Vote

Umpqua merger proposal:

Vote required: Approval of the Umpqua merger proposal requires the affirmative vote of a majority of the outstanding shares of Umpqua common stock entitled to vote on the merger agreement. Approval of the Umpqua merger proposal is a condition to the completion of the first merger.

Effect of abstentions, broker non-votes and failure to vote: If you are present at the Umpqua special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” it will have the same effect as a vote cast “AGAINST” the Umpqua merger proposal. If you are not present at the Umpqua special meeting and do not respond by proxy or do not provide your bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have the same effect as a vote cast “AGAINST” the Umpqua merger proposal.

Umpqua compensation proposal:

Vote required: Approval of the Umpqua compensation proposal requires that the number of votes cast favoring the Umpqua compensation proposal exceeds the number of votes cast opposing the Umpqua compensation proposal at the Umpqua special meeting. Approval of the Umpqua compensation proposal is not a condition to the completion of the mergers.

Effect of abstentions, broker non-votes and failure to vote: If you are present at the Umpqua special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” it will have no effect on such proposal. If you are not present at the Umpqua special meeting and do not respond by proxy or do not provide your bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have no effect on such proposal.

Umpqua adjournment proposal:

Vote required: Whether or not a quorum will be present at the meeting, approval of the Umpqua adjournment proposal requires that the number of votes cast favoring the Umpqua adjournment proposal exceeds the number of votes cast opposing the Umpqua adjournment proposal at the Umpqua special meeting. Approval of the Umpqua adjournment proposal is not a condition to the completion of the mergers.

Effect of abstentions, broker non-votes and failure to vote: If you are present at the Umpqua special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” it will have no effect on such proposal. If you are not present at the Umpqua special meeting and do not respond by proxy or do not provide your bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have no effect on such proposal.

Attending the Virtual Special Meeting

The Umpqua special meeting may be accessed via the Umpqua special meeting website, where Umpqua shareholders will be able to listen to the Umpqua special meeting, submit questions and vote online. You are entitled to attend the Umpqua special meeting via the Umpqua special meeting website only if you were a record holder at the close of business on the record date or you held your shares of Umpqua common stock beneficially in the name of a bank, broker, trustee or other nominee as of the record date, or you hold a valid proxy for the Umpqua special meeting.

If you are a record holder, you will be able to attend the Umpqua special meeting online, ask questions and vote during the meeting by visiting [                ] and following the instructions. Please have your 16-digit control number, which can be found on your proxy card, notice or email previously received, to access the meeting. If you are a beneficial owner, you also will be able to attend the Umpqua special meeting online, ask questions and vote during the meeting by visiting [                ] and following the instructions. Please have your 16-digit control number, which can be found on the voting instructions provided by your bank, broker, trustee or other nominee, to access the meeting. Please review this information prior to the Umpqua special meeting to ensure you have access. See the section entitled “—Shares Held in Street Name” below for further information.

Proxies

An Umpqua shareholder may vote by proxy or at the Umpqua special meeting via the Umpqua special meeting website. If you hold your shares of Umpqua common stock in your name as a record holder, to submit a proxy, you, as an Umpqua shareholder, may use one of the following methods:

•	by telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions;

•	through the internet: by visiting the website indicated on the accompanying proxy card and following the instructions; or

•	by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

If you intend to submit your proxy by telephone or via the internet, you must do so by [    ], Pacific Time, on the day before the Umpqua special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the Umpqua special meeting.

Umpqua requests that Umpqua shareholders vote as soon as possible by telephone, over the internet or by completing and signing the accompanying proxy card and returning it to Umpqua in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Umpqua common stock represented by it will be voted at the Umpqua special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the Umpqua merger proposal, “FOR” the Umpqua compensation proposal and “FOR” the Umpqua adjournment proposal.

If you are a beneficial owner, you should check the instructions provided by that firm to determine whether you may vote by telephone or the internet.

Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the internet or by telephone, whether or not you plan to attend the Umpqua special meeting virtually via the Umpqua special meeting website. Sending in your proxy card or voting by telephone or on the internet will not prevent you from voting your shares personally via the Umpqua special meeting website at the meeting because you may subsequently revoke your proxy. See “—Revocability of Proxies” below for further information.

Shares Held in Street Name

If you do not attend the Umpqua special meeting and wish to vote, you must instruct the bank, broker, trustee or other nominee on how to vote your shares. Your bank, broker, trustee or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your bank, broker, trustee or other nominee. You may not vote shares held in “street name” by returning a proxy card directly to Umpqua.

Further, banks, brokers, trustees or other nominees who hold shares on behalf of their customers may not give a proxy to Umpqua to vote those shares with respect to any of the proposals without specific instructions from their customers, as banks, brokers, trustees and other nominees do not have discretionary voting power on the proposals that will be voted upon at the Umpqua special meeting, including the Umpqua merger proposal, the Umpqua compensation proposal and the Umpqua adjournment proposal.

Revocability of Proxies

If you directly hold shares of Umpqua common stock in your name as a record holder, you can change your proxy vote at any time before your proxy is voted at the Umpqua special meeting. You can do this by:

•	submitting a written statement that you would like to revoke your proxy to the corporate secretary of Umpqua, whose mailing address is One SW Columbia Street, Suite 1200, Portland, OR 97258;

•	signing and returning a proxy card that is dated and received on a later date;

•	attending the Umpqua special meeting virtually and voting at the Umpqua special meeting via the Umpqua special meeting website; or

•	voting by telephone or the internet at a later time, before [ ], Pacific Time, on the day before the Umpqua special meeting.

If you are a beneficial owner and your shares are held by a bank, broker, trustee or other nominee, you may change your vote by:

•	contacting your bank, broker, trustee or other nominee; or

•

attending the special meeting virtually and voting your shares via the special meeting website if you have your control number, which can be found on the voting instructions provided by your bank, broker, trustee or other nominee. Please contact your bank, broker, trustee or other nominee for further instructions.

Attendance virtually at the Umpqua special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by Umpqua after the vote will not affect the vote at the Umpqua special meeting. If the Umpqua special meeting is postponed or adjourned, it will not affect the ability of Umpqua shareholders of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.

Participants with Umpqua Shares in an Account under the Umpqua Bank 401(k) and Profit Sharing Plan

You will be given the opportunity to instruct the trustee of the Umpqua Bank 401(k) and Profit Sharing Plan how to vote the Umpqua shares that you hold in your account. To the extent that you do not timely give such instructions, the trustee will vote all uninstructed shares held in the 401(k) Plan in proportion to the voted shares.

Delivery of Proxy Materials

As permitted by applicable law, only one copy of this joint proxy statement/prospectus is being delivered to Umpqua shareholders residing at the same address, unless such Umpqua shareholders have notified Umpqua of their desire to receive multiple copies of the joint proxy statement/prospectus.

Umpqua will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any Umpqua shareholder residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Umpqua’s proxy solicitor, D. F. King & Co., by calling toll-free at (800) 769-4414, or for banks and brokers, collect at (212) 269-5550.

Solicitation of Proxies

Columbia and Umpqua will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. To assist in the solicitation of proxies, Umpqua has retained D. F. King & Co., for a fee of $20,000 plus reimbursement of certain costs and expenses incurred in connection with the solicitation. Umpqua and its proxy solicitor may also request banks, brokers, trustees and other intermediaries holding shares of Umpqua common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Umpqua. No additional compensation will be paid to Umpqua’s directors, officers or employees for solicitation.

You should not send in any Umpqua stock certificates with your proxy card (or, if you are a beneficial owner, your voting instruction card). The exchange agent will mail a transmittal letter with instructions for the surrender of stock certificates to Umpqua shareholders as soon as practicable after completion of the mergers.

Other Matters to Come Before the Umpqua Special Meeting

Umpqua management knows of no other business to be presented at the Umpqua special meeting, but if any other matters are properly presented at the meeting or any adjournments or postponements thereof, the persons named in the proxies will vote upon them in accordance with the Umpqua board of directors’ recommendations.

Assistance

If you need assistance in completing your proxy card, have questions regarding Umpqua’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Umpqua’s Investor Relations Department by telephone at (971) 334-2518 or by e-mail at IR@UmpquaBank.com, or Umpqua’s proxy solicitor, D. F. King & Co., by calling toll-free at (800) 769-4414, or for banks and brokers, collect at (212) 269-5550.

UMPQUA PROPOSALS

PROPOSAL 1: UMPQUA MERGER PROPOSAL

Pursuant to the merger agreement, Umpqua is asking Umpqua shareholders to approve the merger agreement and the transactions contemplated thereby, including the first merger. Umpqua shareholders should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the mergers. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the Umpqua board of directors, by a unanimous vote, (i) adopted and approved the merger agreement and the transactions contemplated thereby, (ii) determined that the merger agreement and the transactions contemplated thereby, including the mergers, are advisable and fair to and in the best interests of Umpqua and Umpqua shareholders, and (iii) declared that it is advisable to enter into the merger agreement.

The approval of the Umpqua merger proposal by Umpqua shareholders is a condition to the completion of the first merger.

The Umpqua board of directors unanimously recommends a vote “FOR” the Umpqua merger proposal.

PROPOSAL 2: UMPQUA COMPENSATION PROPOSAL

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Umpqua is seeking a non-binding, advisory shareholder approval of the compensation of Umpqua’s named executive officers that is based on or otherwise relates to the mergers as disclosed in the section entitled “The Mergers—Interests of Certain Umpqua Directors and Executive Officers in the Mergers—Quantification of Potential Payments and Benefits to Umpqua’s Named Executive Officers” beginning on page 105. The proposal gives Umpqua shareholders the opportunity to vote, on a non-binding, advisory basis, on the merger-related compensation that may be paid or become payable to Umpqua’s named executive officers.

The Umpqua board of directors encourages you to review carefully the named executive officer merger-related compensation information disclosed in this joint proxy statement/prospectus, and, accordingly, is asking Umpqua shareholders to vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:

“RESOLVED, that the compensation that will or may be paid or become payable to the Umpqua named executive officers, in connection with the mergers, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Mergers—Interests of Certain Umpqua Directors and Executive Officers in the Mergers—Quantification of Potential Payments and Benefits to Umpqua’s Named Executive Officers” is hereby APPROVED.”

The vote on the Umpqua compensation proposal is a vote separate and apart from the votes on the Umpqua merger proposal and the Umpqua adjournment proposal. Accordingly, if you are an Umpqua shareholder, you may vote to approve the Umpqua merger proposal and/or the Umpqua adjournment proposal and vote not to approve the Umpqua compensation proposal, and vice versa. The approval of the Umpqua compensation proposal by Umpqua shareholders is not a condition to the completion of the first merger. Because the vote on the Umpqua compensation proposal is advisory only, it will not affect the obligation of Umpqua or Columbia to pay or provide the compensation contemplated by the compensation agreements and arrangements. Accordingly, if the merger is completed, the merger-related compensation will be paid to Umpqua’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if Umpqua shareholders fail to approve the advisory vote regarding merger-related compensation.

The Umpqua board of directors unanimously recommends a vote “FOR” the Umpqua compensation proposal.

PROPOSAL 3: UMPQUA ADJOURNMENT PROPOSAL

The Umpqua special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Umpqua special meeting to approve the Umpqua merger proposal. If, at the Umpqua special meeting, the number of shares of Umpqua common stock present virtually or represented and voting in favor of the Umpqua merger proposal is insufficient to approve the Umpqua merger proposal, Umpqua intends to move to adjourn the Umpqua special meeting in order to enable the Umpqua board of directors to solicit additional proxies for approval of the Umpqua merger proposal. In that event, Umpqua will ask Umpqua shareholders to vote upon the Umpqua adjournment proposal, but not the Umpqua merger proposal or the Umpqua compensation proposal.

In this proposal, Umpqua is asking Umpqua shareholders to authorize the holder of any proxy solicited by the Umpqua board of directors, on a discretionary basis, to vote in favor of adjourning the Umpqua special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Umpqua shareholders who have previously voted, if a quorum is not present, or if there are insufficient votes at the time of the Umpqua special meeting to approve the Umpqua merger proposal. Pursuant to the Umpqua bylaws, the Umpqua special meeting may be adjourned without further notice being given if the new time, date, and place is announced at the meeting prior to adjournment and the date is set 120 days or less from the date of the original meeting.

The approval of the Umpqua adjournment proposal by Umpqua shareholders is not a condition to the completion of the first merger.

The Umpqua board of directors unanimously recommends a vote “FOR” the Umpqua adjournment proposal.

INFORMATION ABOUT THE COMPANIES

Columbia Banking System, Inc.

1301 A Street

Tacoma, Washington 98402

(253) 305-1900

Headquartered in Tacoma, Washington, Columbia is a bank holding company and the holding company of Columbia Bank, a Washington state-chartered full service commercial bank. As of September 30, 2021, Columbia had 145 banking offices, including 70 branches in Washington State, 60 branches in Oregon and 15 branches in Idaho. As of September 30, 2021, Columbia had total assets of approximately $18.60 billion, total net loans receivable and loans held for sale of approximately $9.39 billion, total deposits of approximately $15.95 billion and approximately $2.32 billion in shareholders’ equity.

Columbia’s goal is to be a leading Western regional community banking company that contributes to the prosperity of the markets it serves while consistently increasing earnings and shareholder value. Its business strategy is to provide customers with the financial sophistication and product depth of a regional banking company while retaining the appeal and service level of a community bank. Columbia continually evaluates its existing business processes while focusing on maintaining asset quality and balanced loan and deposit portfolios, building a strong core deposit base, expanding total revenue and controlling expenses in an effort to increase its return on average equity and gain operational efficiencies. Columbia believes that, as a result of its strong commitment to highly personalized, relationship-oriented customer service, its varied products, its strategic branch locations and the long-standing community presence of its managers, banking officers and branch personnel, it is well positioned to attract and retain new customers and to increase its market share of loans, deposits, investments and other financial services. Columbia is committed to increasing market share in the communities it serves by continuing to leverage its existing branch network, adding new branch locations and considering business combinations that are consistent with its expansion strategy throughout the West.

Shares of Columbia common stock are traded on the NASDAQ under the symbol “COLB”.

For more information about Columbia, please visit Columbia’s website at www.columbiabank.com. The information provided on Columbia’s website (other than the documents incorporated by reference herein) is not part of this joint proxy statement/prospectus and is not incorporated herein by reference. Additional information about Columbia is included in documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 168.

Cascade Merger Sub, Inc.

1301 A Street

Tacoma, Washington 98402

(253) 305-1900

Merger Sub is a Delaware corporation and a wholly owned subsidiary of Columbia. Merger Sub was incorporated for the sole purpose of effecting the first merger. Merger Sub will not conduct any activities other than those incidental to its formation, the execution of the merger agreement and the transactions contemplated by the merger agreement. Following the first merger, the separate corporate existence of Merger Sub will cease.

Umpqua Holdings Corporation

One SW Columbia Street, Suite 1200

Portland, Oregon 97258

(503) 727-4100

Umpqua, an Oregon corporation, is a financial holding company and the holding company of Umpqua Bank, an Oregon state-chartered bank. Umpqua Bank is the largest bank with headquarters in the Pacific Northwest and provides a wide range of banking, wealth management, mortgage and other financial services to corporate, institutional and individual customers through its banking locations in Oregon, Washington, California, Idaho, and Nevada. In addition to its retail banking presence, Umpqua Bank’s wholly-owned subsidiary, Financial Pacific Leasing, Inc. provides commercial equipment leasing and financing throughout the United States.

Umpqua common stock is traded on the NASDAQ under the symbol “UMPQ.”

For more information about Umpqua, please visit Umpqua’s website at www.umpquabank.com. The information provided on Umpqua’s website (other than the documents incorporated by reference herein) is not part of this joint proxy statement/prospectus and is not incorporated herein by reference. Additional information about Umpqua is included in documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 168.

THE MERGERS

This section of the joint proxy statement/prospectus describes material aspects of the mergers. This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the mergers. In addition, we incorporate important business and financial information about each of Columbia and Umpqua into this document by reference. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 168.

Terms of the Mergers

Each of Columbia’s and Umpqua’s respective board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the mergers. The merger agreement provides that, pursuant to the terms and subject to the conditions set forth in the merger agreement, Merger Sub will merge with and into Umpqua, with Umpqua as the surviving entity, which is referred to as the first merger. Immediately following the first merger, Umpqua will merge with and into Columbia, with Columbia as the surviving corporation, which is referred to as the subsequent merger. Following the completion of the mergers, Columbia Bank will merge with and into Umpqua Bank, with Umpqua Bank as the surviving bank, which is referred to as the bank merger.

Subject to the terms and conditions of the merger agreement, at the effective time of the first merger, each share of Umpqua common stock issued and outstanding immediately prior to the effective time (other than certain shares held by Umpqua as treasury stock or owned by Umpqua, Columbia or Merger Sub, subject to certain exceptions set forth in the merger agreement), will be converted into the right to receive 0.5958 of a share of Columbia common stock. Umpqua shareholders who would otherwise be entitled to a fraction of a share of Columbia common stock in the first merger will instead receive, in lieu of the fraction of a share, an amount in cash (rounded to the nearest cent) based on the Columbia closing share value.

Columbia shareholders are being asked to approve the Columbia articles amendment proposal and the Columbia share issuance proposal and Umpqua shareholders are being asked to approve the Umpqua merger proposal. See the section entitled “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the mergers, including information about the conditions to the completion of the mergers and the provisions for terminating or amending the merger agreement.

Background of the Mergers

The management of each of Columbia and Umpqua and each of the Columbia board of directors and the Umpqua board of directors frequently review their respective business strategies and objectives, including strategic opportunities and challenges, and have considered various strategic options potentially available to them, in each case with the goal of enhancing value for their respective shareholders and delivering the best possible services to their respective customers and communities. These strategic discussions have focused on, among other things, the business and regulatory environments facing financial institutions generally, and Columbia and Umpqua in particular, as well as conditions and trends in the banking industry.

As part of Umpqua’s strategic planning activities, the Umpqua board of directors and its strategy committee periodically discuss, among other things, Umpqua’s strategic goals and related plans to become the West Coast’s “business bank of choice.” As part of these discussions, the Umpqua board of directors and its strategy committee, with the support on certain occasions of outside financial advisors, reviewed developments in the financial services industry and macroeconomic trends, considered, among other things, the importance of scale and the required investments in technology and human capital required to meet Umpqua’s strategic goals given the competitive landscape, and reviewed strategic alternatives and potential acquisition or business combination opportunities. In connection with these strategic planning activities, members of Umpqua’s senior management team periodically engaged in high-level, exploratory discussions with representatives of other financial institutions relating to potential strategic matters, including possible business combination opportunities, and regularly updated the Umpqua board of directors on these discussions.

The Columbia board of directors and its M&A committee regularly review Columbia’s strategic goals and consider the various strategic opportunities potentially available to Columbia. As part of these strategic planning activities, Columbia has regularly pursued acquisitions and other business combinations. In early 2020, Clint E. Stein, President and Chief Executive Officer of Columbia, identified and reviewed with the Columbia board of directors future markets for geographic expansion and the Columbia board and management established a set of priorities and criteria for entry into new markets. Columbia’s senior management team began actively identifying banks within the various markets in light of the priorities and criteria and periodically reviewing reviewed strategic alternatives with the Columbia board of directors.

Beginning in March 2020, Cort L. O’Haver, President and Chief Executive Officer of Umpqua, occasionally communicated with Clint E. Stein, President and Chief Executive Officer of Columbia on an informal basis regarding the financial services industry and market trends, including with respect to the COVID-19 pandemic and related governmental aid programs and market conditions in the areas where Columbia and Umpqua operate.

Throughout the first half of 2021, the Columbia board of directors continued to engage in regular discussions regarding Columbia, including a possible business combination. In addition, Columbia also began executing on its expansion strategy and entry into the California market, with the announcement of its proposed acquisition of Bank of Commerce Holdings in June 2021 (subsequently completed on September 30, 2021).

As an outgrowth of their prior discussions, Messrs. O’Haver and Stein spoke telephonically on July 8, 2021. During their conversation, Messrs. O’Haver and Stein continued their discussion of industry trends, including the ongoing consolidation in the banking industry, changes in the competitive and macroeconomic environment, and the technology and growth initiatives that Columbia, Umpqua and their respective competitors were undertaking. Messrs. O’Haver and Stein also discussed their respective institutions’ cultures and responses to industry trends. Messrs. O’Haver and Stein each left the discussion with the belief that the other shared many of the same views about these subjects, that Columbia and Umpqua had potentially similar corporate values and cultures, and that Messrs. O’Haver and Stein should discuss the compatibility of Columbia and Umpqua and consider the possibility of a strategic transaction involving the two companies.

From July 13, 2021 through July 15, 2021, Messrs. O’Haver and Stein exchanged emails and agreed to an in person meeting later in the summer.

On July 20, 2021, the Umpqua board of directors held a regularly scheduled meeting at which members of Umpqua management and representatives of J.P. Morgan, financial advisor to Umpqua, were present. At the meeting, members of the board and management and representatives of J.P. Morgan discussed current industry trends and the mergers and acquisitions environment generally, as well as Umpqua’s positioning for the prospective macroeconomic environment, its digital offerings and progress on implementation of its digital banking and technology initiatives, and the key risks and opportunities inherent in Umpqua’s standalone plan. Members of the board and management and representatives of J.P. Morgan also discussed a number of potential strategic opportunities and alternatives that could potentially enhance value for Umpqua’s shareholders. These opportunities included a potential business combination transaction with Columbia, which was identified as a strong strategic fit and compelling financial opportunity based on, among other things, the possibility of creating a premier franchise in the West Coast, the complementary product offerings that could be achieved by combining the two franchises, a diversified revenue mix and the cultural compatibility of the two companies. At the meeting, Mr. O’Haver reported his July 8, 2021 conversation with Mr. Stein to the Umpqua board of directors, and following the discussion, the Umpqua board of directors expressed its support for Mr. O’Haver to continue his dialogue with Mr. Stein, and to explore whether a strategic business combination between Umpqua and Columbia could be viable.

On August 5, 2021, Messrs. O’Haver and Stein met in person in Portland, Oregon and continued their conversation regarding a potential strategic transaction. Mr. O’Haver and Mr. Stein each expressed the view that Umpqua and Columbia had complementary cultures and businesses, and that a business combination transaction could present a promising opportunity for the two companies. The discussion did not involve any specific pricing or governance terms, however Mr. O’Haver and Mr. Stein spoke at a general level about valuation ranges, possible transaction structures, the importance of compelling financial returns for shareholders and continuity of senior leadership to ensure a successful integration in any potential transaction. Following this meeting, Mr. O’Haver updated members of Umpqua’s board of directors and Mr. Stein updated Craig D. Eerkes, Chair of the Columbia board of directors, regarding the discussions.

Over the next two weeks, Messrs. O’Haver and Stein exchanged emails and telephone calls on several occasions, and exchanged certain high-level business, organizational culture and financial information, including with respect to each party’s commitment to its communities and environmental, social and governance initiatives. Messrs. O’Haver and Stein spoke at a general level about valuation ranges, how a potential business combination could be structured, and key areas for further analysis.

Throughout this period, representatives of Umpqua, with the assistance of representatives of J.P. Morgan and Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), Umpqua’s outside counsel, performed additional analysis on the potential benefits and risks of a strategic business transaction with Columbia, and evaluated potential transaction structures and financial, operational and governance considerations.

On August 22, 2021, Mr. O’Haver and Mr. Stein again met in person, and on August 23, 2021, Mr. O’Haver and Peggy Y. Fowler, Chair of the Umpqua board of directors, met with Messrs. Stein and Eerkes in SeaTac, Washington. The parties discussed Umpqua’s and Columbia’s respective commitments to their communities, as well as the potential benefits to shareholders, employees and communities of a possible business combination transaction, particularly given Umpqua’s and Columbia’s complementary cultures, the anticipated benefits of scale in accelerating digital banking and leveraging technology, and the potential expansion of product offerings that could be offered by a combined institution. During the course of the meetings, Messrs. O’Haver, Stein and Eerkes and Ms. Fowler discussed approaches to determining terms of a potential transaction, including regarding the transaction structure and financial terms and the executive leadership, board of directors, and name and headquarters of a potential combined enterprise. In discussing how to leverage the competitive strengths of Umpqua and Columbia, the goodwill of their respective brands and the experience and commitment of their employees, the parties came to the view that if a transaction were to occur, it would be advantageous for the board of directors and executive leadership of the combined company to be split evenly. At the conclusion of the meetings, Messrs. O’Haver, Stein and Eerkes and Ms. Fowler indicated a mutual intention to propose for discussion to the Umpqua and Columbia boards of directors, as applicable, a potential business combination in which (a) Columbia would be the surviving holding company, (b) Umpqua shareholders would receive shares of Columbia common stock with value at a premium in the range of approximately 10% to 15% of Umpqua’s trading price, and (c) the board of directors and executive leadership of the combined enterprise would be split evenly, with Mr. O’Haver serving as Executive Chairman and Mr. Stein serving as Chief Executive Officer of the combined banking organization.

On August 24, 2021, the M&A committee of the Columbia board of directors held a meeting. At the meeting, Mr. Stein updated the M&A committee on the status of discussions with Umpqua, including possible high-level terms of a potential transaction as discussed with Mr. O’Haver and Ms. Fowler on August 22. Mr. Stein discussed with members of the M&A committee the strategic and financial rationale for a possible combination with Umpqua, potential governance of the combined company, and the factors and data that should be used for determining the pricing of the potential transaction. Following these discussions, the M&A committee recommended seeking approval from the Columbia board of directors for Columbia management to continue discussions with representatives of Umpqua regarding the potential transaction.

On August 25, 2021, the Umpqua board of directors held a special meeting at which members of Umpqua management were present. At the meeting, Ms. Fowler and Mr. O’Haver updated the Umpqua board of directors on the status of discussions with Columbia, and Mr. O’Haver reviewed possible high-level terms of a potential transaction. The directors discussed with Umpqua management the strategic rationale, risks, financial metrics and regulatory considerations presented by a possible combination with Columbia and the potential for such a combination to enhance value for Umpqua’s shareholders as a result of, among other things, increased scale and ability to invest in technology, the opportunity for significant cost savings, and complementary cultures, product offerings and geographic footprints. The directors and Umpqua management also discussed the strategic rationale, risks, financial metrics and regulatory considerations of other potential strategic opportunities, including possible alternative strategic business combination opportunities. Following these discussions, the Umpqua board of directors was of the view that a combination with Columbia had a compelling strategic rationale and potential to provide meaningful benefits to Umpqua shareholders relative to other alternatives that Umpqua could pursue, including relative to other possible strategic business combination opportunities. The Umpqua board of directors expressed support for continued discussions with representatives of Columbia regarding the potential transaction on the potential terms outlined, and directed Umpqua management to commence mutual due diligence and engage in further negotiations regarding specific transaction terms. Following this meeting, representatives of Umpqua provided representatives of Columbia with a term sheet outlining the high-level business terms that had been discussed with the Umpqua board of directors.

On August 27, 2021, the Columbia board of directors held a special meeting. At the meeting, the Columbia board discussed the opportunity of exploring the possibility of a strategic business combination with Umpqua. Mr. Stein reviewed with the board, among other things, Umpqua business solutions that were both complementary and additive to Columbia’s current offerings, geographic market coverage, standalone and pro forma loan and deposit portfolios, contribution analysis, anticipated shareholder value creation, existing shareholder overlap, and social frameworks for precedent combinations. Additionally, the Columbia board of directors discussed potential valuation ranges, and anticipated positive outcomes of the combination for both Umpqua’s and Columbia’s communities, including due to the board’s perception that the two companies are culturally aligned. Following these discussions and in light of its prior review of other potential strategic alternatives, the Columbia board of directors determined that a possible business combination with Umpqua was consistent with the board’s criteria for geographical expansion. Consequently, the board approved the execution of a confidentiality agreement and authorized Columbia management to begin detailed mutual due diligence and discussions concerning a potential transaction with Umpqua predicated on, in each case subject to the closing of the potential transaction, an equal number of legacy Umpqua directors and legacy Columbia directors serving on the combined holding company and combined bank boards, Mr. Stein serving as the Chief Executive Officer of the combined company, Mr. O’Haver serving as Executive Chairman and Mr. Eerkes serving as Lead Independent Director of the combined holding company and combined bank boards, and other executive roles filled by incumbents from both Columbia and Umpqua.

Following Columbia’s August 27 special board meeting, Messrs. Stein and Eerkes met with Mr. O’Haver to inform him of the Columbia board of directors’ desire to explore a potential combination between the two companies.

On August 31, 2021, Columbia and Umpqua entered into a confidentiality agreement in order to facilitate the mutual exchange of certain business and financial information by each party, and entered into exclusive discussions regarding a potential business combination. Thereafter, each party made available to representatives of the other party due diligence materials in an electronic data room.

On September 1, 2021, Mr. Stein informed Columbia’s investment bank, Keefe, Bruyette & Woods, Inc. (“KBW”), of the parties’ preliminary discussions and their mutual interest in the proposed transaction.

Commencing in early September 2021, representatives of the parties held numerous virtual, telephonic and in-person meetings focused on diligence topics across a number of operational and functional areas in connection with the parties’ respective due diligence investigations. Throughout September and until October 8, 2021, representatives of the parties continued to engage in extensive mutual due diligence.

In addition to participating in due diligence sessions and having in-person meetings with members of the other party’s senior management, throughout September 2021, Messrs. O’Haver and Stein continued to engage in discussions about potential valuation terms and the potential other terms of the possible strategic transaction, including those relating to the corporate governance structure and name and headquarters of the potential combined holding company and combined bank.

On September 8, 2021, a draft term sheet for Mr. O’Haver’s employment agreement with Columbia to be effective upon, and subject to, the closing of the potential transaction, was provided to representatives of Columbia.

On September 15, 2021, Mr. O’Haver and Mr. Tory Nixon, President of Umpqua Bank, met in person with the Columbia senior management team in Tacoma, Washington. At the meeting, Messrs. O’Haver, Nixon and Stein and other members of Columbia’s management discussed cultural alignment, evaluation of executive leadership roles and responsibility, operating structure and the location of the headquarters of the combined holding company and combined bank.

On September 20, 2021, the Umpqua board of directors held a special meeting and received an update on the status of the potential transaction with Columbia. Members of Umpqua management and representatives of Wachtell Lipton also attended this meeting. At the meeting, Umpqua management briefed the directors on the discussions that had taken place between representatives of Umpqua and Columbia since the prior meeting of the Umpqua board of directors, and described the status of continued negotiations between the parties, including the latest proposed corporate governance terms for the potential transaction. Members of Umpqua senior management provided an overview of preliminary due diligence findings and the strategic rationale for a potential transaction, and discussed the two companies’ complementary business models and cultures and the potential for synergies. A representative of Wachtell Lipton reviewed the directors’ fiduciary duties in connection with the Umpqua board of directors’ evaluation of the potential transaction. Mr. Stein attended a portion of the meeting to meet the members of the Umpqua board of directors, discuss Columbia and its operations, culture and performance, and present his perspective regarding the potential transaction and the possible benefits of a transaction to shareholders, employees and communities. At a portion of the meeting at which Mr. Stein was not present, the Umpqua board of directors discussed the possible benefits and risks of the transaction to Umpqua, its shareholders and its other constituencies, and asked Umpqua management and its advisors a number of questions about the proposed transaction and its terms, and expressed support for Umpqua senior management to continue to negotiate the terms of the proposed transaction.

On September 24, 2021, Columbia provided to Mr. O’Haver a revised draft of the term sheet for Mr. O’Haver’s employment letter with Columbia to be effective upon, and subject to, the closing of the potential transaction.

On September 27, 2021, Messrs. O’Haver, Stein and Eerkes met in Kennewick, Washington to align on potential high-level transaction terms. These potential terms included a transaction structure in which Umpqua shareholders would receive shares of Columbia common stock at an exchange ratio with implied value at a premium of 10% to 15% to Umpqua’s trading price, implying a pro forma ownership split in the combined enterprise of between 60% and 63% for Umpqua shareholders and 37% and 40% for Columbia shareholders, and proposed corporate governance terms that contemplated that, among other things, upon closing of the transaction: (a) Columbia would be the surviving holding company and retain the Columbia name and branding; (b) Umpqua Bank would be the surviving bank and retain the Umpqua Bank name and branding; (c) the combined holding company headquarters would be in Tacoma, Washington and the combined bank headquarters would be in the Portland, Oregon metropolitan area; (d) an equal number of legacy Umpqua directors and legacy Columbia directors would serve on the combined holding company and combined bank boards; (e) Mr. O’Haver would serve as Executive Chairman, Mr. Stein would serve as Chief Executive Officer and Mr. Eerkes would serve as Lead Independent Director; and (f) the executive leadership team of the combined enterprise would be selected from among senior management from both Umpqua and Columbia. In connection with the discussion of the proposed corporate governance terms, Messrs. O’Haver, Stein and Eerkes also discussed the potential roles, duties and responsibilities of the offices of Executive Chairman, Chief Executive Officer and Lead Independent Director of the combined company following closing of a potential transaction.

On September 27, 2021 and September 28, 2021, the management teams of Columbia and Umpqua met in person in Sunriver, Oregon. Among other things, at those meetings Messrs. O’Haver and Stein discussed the parties’ respective key due diligence conclusions, pro forma model assumptions, and key terms of the transaction with members of both management teams.

On September 29, 2021, the Columbia board of directors held a special meeting at which members of Columbia management, representatives of KBW and representatives of Sullivan & Cromwell LLP, Columbia’s outside counsel (“Sullivan & Cromwell”), were present. Representatives of KBW reviewed and discussed with the Columbia board of directors certain financial aspects of the potential transaction on a preliminary basis, including potential pro forma financial and operating impacts of the proposed transaction. During a portion of the meeting, Mr. O’Haver met with the Columbia board of directors to share his perspective regarding the potential transaction and the potential benefits of a transaction to each party’s shareholders, employees and communities, and to provide an overview of Umpqua and its operations, culture and performance. Columbia directors asked a number of questions regarding the terms of the proposed transaction, and after further consideration and discussion of the strategic merits of the potential transaction, directed Columbia management to move forward with negotiating the proposed transaction on the terms discussed at the meeting.

Also on September 29, 2021, the Umpqua board of directors held a special meeting at which members of Umpqua management were present. Mr. O’Haver updated the board on his meetings with Messrs. Stein and Eerkes over the prior two days, as well as Mr. O’Haver’s attendance at the meeting of the Columbia board of directors earlier that day. Among other things, the Umpqua board of directors discussed the proposed governance arrangements and the importance of defining the roles of the offices of Executive Chairman and Chief Executive Officer of the combined company to ensure a successful post-closing integration process and alignment on establishing and executing strategic priorities.

On October 1, 2021, the Umpqua board of directors held a special meeting at which representatives of Umpqua management, J.P. Morgan and Wachtell Lipton were present. At the meeting, members of Umpqua management reviewed their diligence findings across major functional areas and described their diligence meetings with members of Columbia management. Members of Umpqua management and the Umpqua board of directors further discussed and, taking into account the Umpqua management team’s diligence review, evaluated, the strategic rationale for the potential transaction, including the prospects for cost savings, the opportunities to invest in technology and expand Umpqua’s digital banking presence and the complementary nature of the parties’ businesses. Representatives of J.P. Morgan reviewed with the Umpqua board of directors, among other matters, certain of the financial aspects of the transaction, including certain preliminary financial analyses. Following these discussions, the Umpqua board of directors directed Umpqua management and Umpqua’s advisors to continue with negotiations regarding the terms of the transaction and the transaction documentation.

On October 2, 2021, Wachtell Lipton provided an initial draft of a proposed merger agreement to Sullivan & Cromwell. Thereafter and continuing until the merger agreement was executed, the parties and their respective counsel exchanged several drafts of the merger agreement and related transaction documents to be entered into in connection with the potential transaction, and negotiated the terms of the merger agreement and related documents, reflecting ongoing discussions between the parties regarding transaction terms, including with respect to the corporate governance framework for the combined company.

On October 3, 2021, Columbia held a special meeting of its board of directors at which representatives of Sullivan & Cromwell and KBW were present. At this meeting, management of Columbia and the Columbia board of directors reviewed other strategic alternatives, discussed at length the preliminary due diligence findings with respect to Umpqua, the discussions that had taken place concerning governance arrangements for the combined company including the roles, duties and responsibilities of the Executive Chairman, Chief Executive Officer and

Lead Independent Director. Representatives of Sullivan & Cromwell also discussed with the board various matters related to the proposed combination, including the regulatory landscape and the draft term sheet for Mr. O’Haver’s employment agreement with Columbia to be effective upon, and subject to, the closing of the potential transaction.

During the period from September 29, 2021 through October 4, 2021, the parties engaged in further discussions regarding valuation and a specific exchange ratio. On October 4, 2021, the parties reached preliminary agreement on a proposed exchange ratio of 0.5958 of a share of Columbia common stock per share of Umpqua common stock, which, based on each company’s closing share price as of the prior trading day’s close, represented a 12.5% premium to the trading price of Umpqua common stock. The exchange ratio corresponded to an approximate pro forma ownership split in the combined company of 37.7% for Columbia’s shareholders and 62.3% for Umpqua’s shareholders.

Also on October 4, 2021, a draft of Mr. O’Haver’s employment letter term sheet and a draft term sheet for the proposed amendments to Mr. Stein’s employment agreement with Columbia, each to be effective upon, and subject to, the closing of the potential transaction, were provided to representatives of Umpqua. Prior to October 11, 2021, Mr. O’Haver’s employment letter and Mr. Stein’s amended and restated employment agreement were finalized based on the term sheets.

On October 8, 2021, the Columbia board of directors held a special meeting. Members of Columbia management and representatives of KBW and Sullivan & Cromwell were also in attendance. At the meeting, members of Columbia management discussed with the Columbia board of directors the strategic rationale for the transaction and potential benefits and risks of the transaction to Columbia. Representatives of KBW updated the Columbia board of directors regarding recent market and industry activity and financial terms of the transaction. The KBW representatives observed, among other things, that, based on the respective trading prices of the two companies’ shares through the close of trading on October 7, 2021, the proposed exchange ratio of 0.5958 represented a 15% premium to Umpqua common stock closing price on October 7, 2021 and a pro forma ownership by Umpqua’s shareholders of approximately 62.3% and ownership by Columbia’s shareholders of approximately 37.7% of the combined company. Members of Columbia management discussed with the board Columbia’s due diligence investigation. Representatives of Sullivan & Cromwell advised the Columbia board of directors of their fiduciary duties. Following discussion by Columbia’s directors regarding the impact of the potential transaction on Columbia’s shareholders and other constituencies, the Columbia board of directors re-affirmed its support for the transaction and directed Columbia management and Columbia’s advisors to finalize the negotiations regarding the terms of the potential transaction and the definitive transaction documentation.

Later on October 8, 2021, the Umpqua board of directors held a special meeting to analyze and consider further the terms of the potential transaction between Umpqua and Columbia. Representatives of Umpqua management were present and representatives of Wachtell Lipton and J.P. Morgan were also in attendance at the meeting to discuss the legal, regulatory and financial implications of the potential transaction. At the meeting, members of Umpqua management discussed with the Umpqua board of directors the strategic rationale for the transaction and potential benefits and risks of the transaction to Umpqua, as well as the results of Umpqua’s due diligence investigation of Columbia. Representatives of J.P. Morgan updated the Umpqua board of directors on recent market and industry activity and reviewed, among other matters, certain financial aspects of the transaction, certain preliminary financial analyses and an illustrative analysis of the potential pro forma financial impacts of the potential transaction. Representatives of Wachtell Lipton then updated the Umpqua board of directors on the status of negotiations and reviewed with the Umpqua board of directors the terms of the draft merger agreement and related transaction documentation, including matters relating to the post-closing corporate governance of the combined entity, the proposed employment arrangements with Mr. O’Haver and Mr. Stein that would be in effect upon closing of the transaction, and alternatives and considerations relating to employee retention following announcement of the transaction. Representatives of Wachtell Lipton also discussed the regulatory requirements for approvals of bank and bank holding company transactions, and reviewed the directors’ fiduciary duties in evaluating the potential transaction. Following these discussions, and after further discussion of the proposed financial and corporate governance terms of the transaction and consideration of the strategic merits and potential risks and uncertainties for Umpqua and its shareholders and other constituencies, the Umpqua board of directors expressed support for the transaction and directed Umpqua management and Umpqua’s advisors to seek to finalize the terms of the potential transaction.

Over the next several days the parties, with the assistance of their respective advisors, proceeded to finalize negotiation of the merger agreement and the other related transaction documentation.

On October 11, 2021, the Umpqua board of directors held a special meeting to consider the negotiated terms of the proposed transaction between Umpqua and Columbia and the entry into the merger agreement by Umpqua. Representatives of Umpqua management, Wachtell Lipton and J.P. Morgan were also in attendance at the meeting. At the meeting, members of Umpqua management provided an update on the results of the negotiations since the prior board meeting, and reviewed the proposed terms of the potential transaction. Representatives of J.P. Morgan reviewed with the Umpqua board of directors J.P. Morgan’s financial analyses, of the exchange ratio summarized below under “—Opinion of Umpqua’s Financial Advisor,” and rendered to the Umpqua board of directors J.P. Morgan’s oral opinion, which was subsequently confirmed in writing, to the effect that, as of October 11, 2021, and based on and subject to the factors and various assumptions made, procedures followed, matters considered, and limitations and qualifications on the review undertaken as described in such opinion, the exchange ratio in the proposed first merger was fair, from a financial point of view, to Umpqua shareholders. For more information, see the section entitled “The Mergers—Opinion of Umpqua’s Financial Advisor” and Annex D. Representatives of Wachtell Lipton reviewed the fiduciary duties of the directors in connection with their evaluation of the proposed transaction, summarized the proposed final terms of the merger agreement and related transaction documents, and described the resolutions the Umpqua directors would be asked to consider if they were to approve the potential transaction. At the conclusion of the meeting, after careful review and discussion by the Umpqua board of directors, including consideration of the factors described below under “The Merger—Umpqua’s Reasons for the Merger; Recommendation of the Umpqua Board of Directors,” the Umpqua board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the mergers, are advisable and in the best interests of Umpqua and its shareholders and unanimously adopted and approved the merger agreement and the transactions contemplated thereby, including the mergers.

Also on October 11, 2021, the Columbia board of directors held a special meeting to consider the negotiated terms of the proposed merger between Umpqua and Columbia and the entry into the merger agreement by Columbia. At the meeting, members of Columbia management provided an update on the results of the negotiations since the October 8 board meeting, reviewed the proposed terms of the potential transaction and advised that the negotiations and definitive transaction documents were substantially complete. KBW reviewed the financial aspects of the mergers with the Columbia board of directors and rendered its opinion to the Columbia board of directors, which was initially rendered verbally and confirmed by a written opinion, dated October 11, 2021, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the first merger was fair, from a financial point of view, to Columbia. For more information, see the section entitled “Opinion of Columbia’s Financial Advisor.” Representatives of Sullivan & Cromwell were also in attendance and provided a summary of the proposed terms of the merger agreement, including certain compensation-related restrictions on Columbia during the period between signing and closing, the headquarters and certain other governance matters of the combined banking organization and draft letter agreements relating to the employment arrangements of Messrs. Stein and O’Haver. Representatives of Sullivan & Cromwell also described the resolutions Columbia and Columbia State Bank would be asked to consider if they were to approve the potential transaction. Thereafter, management of Columbia confirmed its recommendation of the proposed transaction to the Columbia board of directors. At the conclusion of the meeting, after further review and discussion by the Columbia board of directors, including consideration of the factors described below under the section entitled “The Mergers—Columbia’s Reasons for the Mergers; Recommendation of Columbia’s Board of Directors”, the Columbia board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the mergers and the bank merger, were advisable and in the best interests of Columbia and its shareholders, and unanimously approved the merger agreement and the transactions contemplated thereby and entry into the merger agreement by Columbia.

Following the meetings of the Columbia board of directors and the Umpqua board of directors on October 11, 2021, Columbia and Umpqua executed the merger agreement on the evening of October 11, 2021. The transaction was announced the morning of October 12, 2021, before the opening of the financial markets in New York, in a press release jointly issued by Columbia and Umpqua.

Columbia’s Reasons for the Mergers; Recommendation of the Columbia Board of Directors

After careful consideration, the Columbia board of directors, at a special meeting held on October 11, 2021, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the mergers, the Columbia articles amendment and the Columbia share issuance, are in the best interests of Columbia and its shareholders and (ii) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the mergers, the Columbia articles amendment and the Columbia share issuance.

In reaching this decision, the Columbia board of directors evaluated the merger agreement, the mergers and the other matters contemplated by the merger agreement in consultation with Columbia’s senior management, as well as with Columbia’s legal and financial advisors, and considered a number of factors, including the following principal factors:

•	each of Columbia’s and Umpqua’s business, operations, financial condition, asset quality, earnings, markets and prospects;

•	the strategic rationale for the mergers;

•	the complementary footprints of Columbia and Umpqua and the resulting expansion of Columbia’s banking markets;

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the current and prospective environment in the financial services industry, including economic conditions and the interest rate and regulatory environments, the accelerating pace of technological change in the financial services industry, operating costs resulting from regulatory and compliance mandates, scale and marketing expenses, increasing competition from both banks and non-bank financial and financial technology firms, current financial market conditions, current employment market conditions and the likely effects of these factors on Columbia’s potential growth, development, productivity and strategic options both with and without the mergers;

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the expanded possibilities for growth that would be available to Columbia, given its expanded suite of product offerings, larger capital and deposit base, and broader footprint, including an increased presence on the West Coast;

•	the similarity and compatibility of Columbia’s and Umpqua’s cultures and credit philosophies, including their shared commitment to local communities;

•	the complementary nature of the products, customers and markets of the two companies, which Columbia believes should provide the opportunity to mitigate risks and increase potential returns;

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the benefits and opportunities Umpqua will bring to Columbia, including enhanced scale, product offerings and footprint, which will improve the ability of the combined company to attract and retain talent;

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the anticipated pro forma financial impact of the mergers on Columbia, including potential tangible book value accretion, as well as positive impact on earnings, return on equity, asset quality, liquidity and regulatory capital levels;

•	the expectation of cost synergies resulting from the mergers, which will enable, among other things, increased spending on technology and innovation, and improve customer offerings and service;

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the expectation that the mergers will offer potentially significant revenue synergies across multiple business lines and the fact that such revenue synergies were identified but not included in the financial analysis;

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its review and discussions with Columbia’s senior management concerning Columbia’s due diligence examination of, among other areas, the operations, financial condition and regulatory compliance programs and prospects of Umpqua;

•	its understanding that Columbia shareholders would own approximately 38% of the combined company’s common stock;

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the fact that the exchange ratio is fixed, with no adjustment in the merger consideration to be received by Umpqua shareholders as a result of possible increases or decreases in the trading price of Umpqua or Columbia stock following the announcement of the mergers, which the Columbia board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

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the opinion, dated October 11, 2021, of KBW to the Columbia board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Columbia of the exchange ratio in the proposed first merger, as more fully described below under “The Mergers—Opinion of Columbia’s Financial Advisor”;

•	its review with Columbia’s outside legal counsel of the material terms of the merger agreement, including the representations, covenants, deal protection and termination provisions;

•	the fact that Columbia shareholders will have the opportunity to vote to approve the Columbia articles amendment proposal and the Columbia share issuance proposal;

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the fact that 7 of 14 total directors of the combined company would be current members of the Columbia board of directors (including Messrs. Stein and Eerkes) and that Mr. Eerkes will serve as lead independent director of the combined company’s board of directors;

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the fact that Mr. Stein will serve as the President and Chief Executive Officer of the combined company and that the executive management team will be comprised of a mix of Columbia officers and Umpqua officers, each of which the Columbia board of directors believes enhances the likelihood that the strategic benefits that Columbia expects to achieve as a result of the mergers will be realized;

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the execution of a letter agreement with Mr. O’Haver and an amended and restated employment agreement with Mr. Stein in connection with the mergers, which the Columbia board of directors believes is important to enhancing the likelihood that the strategic benefits that Columbia expects to achieve as a result of the mergers will be realized;

•	the fact that Columbia’s current headquarters in Tacoma, Washington will remain the headquarters for the combined company;

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the fact that Columbia’s bylaws would be amended to preserve certain corporate governance arrangements of the combined company (including the allocation of directors between Columbia and Umpqua and senior executive management positions of the combined company) generally for a period of at least three years following the closing of the mergers; and

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Columbia’s and Umpqua’s past records of integrating many acquisitions and of realizing expected financial and other benefits of such acquisitions and the strength of Columbia’s management and infrastructure to successfully complete the integration process.

The Columbia board of directors also considered the potential risks related to the transaction. The Columbia board of directors concluded that the anticipated benefits of combining with Umpqua were likely to outweigh these risks substantially. These potential risks included:

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the possibility that the anticipated benefits of the transaction will not be realized when expected or at all, including as a result of the impact of, or difficulties arising from, the integration of the two companies or as a result of the strength of the economy, general market conditions and competitive factors in the areas where Columbia and Umpqua operate businesses;

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the costs to be incurred in connection with the mergers and the integration of Umpqua’s business into Columbia and the possibility that the transaction and the integration may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	the possibility of encountering difficulties in achieving anticipated cost savings and synergies in the amounts currently estimated or within the time frame currently contemplated;

•	the possibility of encountering difficulties in successfully integrating the businesses, operations and workforces of Columbia and Umpqua;

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the restrictions on the conduct of Columbia’s business during the period between execution of the merger agreement and the effective time, which could potentially delay or prevent Columbia from undertaking business opportunities that might arise or certain other actions it might otherwise take with respect to its operations absent the pendency of the mergers;

•	the risk of losing key Columbia or Umpqua employees during the pendency of the mergers and following completion of the mergers;

•	the possible diversion of management focus and resources from the operation of Columbia’s business while working to implement the transaction and integrate the two companies;

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the risk that, because the exchange ratio under the merger agreement would not be adjusted for changes in the market price of Columbia common stock or Umpqua common stock, the value of the shares of Columbia common stock to be issued to Umpqua shareholders at the effective time could be significantly more than the value of such shares immediately prior to the announcement of the parties’ entry into the merger agreement;

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the risk that the regulatory and other approvals required in connection with the mergers may not be received in a timely manner or at all or may impose conditions that may adversely affect the anticipated operations, synergies and financial results of Columbia following the completion of the mergers;

•	the potential for legal claims challenging the mergers; and

•	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The foregoing discussion of the information and factors considered by the Columbia board of directors is not intended to be exhaustive, but includes the material factors considered by the board. In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, the Columbia board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The board considered all these factors as a whole, and overall considered the factors to support its determination.

For the reasons set forth above, the Columbia board of directors determined that the merger agreement and the transactions contemplated thereby (including the mergers, the Columbia articles amendment, the Columbia bylaw amendment and the Columbia stock issuance) are advisable and fair to and in the best interests of Columbia and its shareholders.

Certain of Columbia’s directors and executive officers have other interests in the mergers that are different from, or in addition to, those of Columbia shareholders generally, as discussed under the caption “The Mergers—Interests of Columbia Directors and Executive Officers in the Mergers” below. The Columbia board of directors was aware of and considered these potential interests, among other matters, in evaluating the mergers and in making its recommendation to Columbia shareholders.

It should be noted that this explanation of the reasoning of the Columbia board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the future factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Umpqua’s Reasons for the Mergers; Recommendation of the Umpqua Board of Directors

In reaching its decision to adopt and approve the merger agreement and the transactions contemplated thereby, including the mergers, and to recommend that Umpqua shareholders approve the merger agreement and the mergers, the Umpqua board of directors reviewed and discussed with Umpqua’s management and with Umpqua’s financial and legal advisors the terms of the merger agreement and the transactions contemplated thereby, and considered a number of factors, including the following:

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each of Umpqua’s, Columbia’s and the combined company’s business, operations, financial condition, asset quality, earnings, and prospects. In reviewing these factors, including the information obtained through due diligence, the Umpqua board of directors considered its assessment that Columbia’s business, operations, risk profile and geographic footprint complement those of Umpqua, and that the mergers and the other transactions contemplated by the merger agreement would result in a combined company with a larger scale and market presence than Umpqua on a standalone basis, and would thereby enable Umpqua to serve an expanded customer base, more effectively compete with larger institutions, make strategic investments in technology and digital banking and position Umpqua for accelerated growth;

•	the anticipated pro forma financial impact of the mergers on the combined company, including the expected positive impact on certain financial metrics such as earnings accretion;

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the strategic rationale for the mergers, including the strengthening of the combined company’s competitive position in high-growth, attractive markets and the enhanced ability of the combined company to deliver a broad range of banking services to consumers and businesses in Oregon, Washington, Idaho, California, and Nevada;

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the Umpqua board of directors’ belief that Columbia’s earnings and prospects, and the synergies and other financial and operational benefits potentially available in the mergers, would create the opportunity for the combined company to have superior future earnings and prospects compared to Umpqua’s earnings and prospects on a standalone basis or on a combined basis with any other potential acquirer or merger partner;

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Umpqua’s and Columbia’s shared views regarding the best approach to combining and integrating the two companies, structured to maximize the potential for synergies and positive impact to local communities and minimize the loss of customers and employees and to further diversify the combined company’s operating risk profile compared to the risk profile of either company on a standalone basis;

•	the expectation that, following the mergers, the combined company would be a leading regional bank on the West Coast;

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the complementary nature of the relationship-based cultures of the two companies, including with respect to corporate purpose, strategic focus, target markets, client service, credit profiles, risk management, community development and focus on innovation, and the Umpqua board of directors’ belief that the complementary cultures would facilitate the successful integration and implementation of the transaction;

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its conclusion after its analysis that Umpqua and Columbia have complementary businesses and prospects due to the nature of the markets they serve and products they offer, and the expectation that the transaction would provide economies of scale, enhanced ability to invest in technology and innovation, expanded product offerings, cost savings opportunities, enhanced opportunities for growth and improvement in risk-adjusted returns through a more diversified revenue mix and strong fee-based income sources;

•	the scale and capabilities to accelerate investments in digital capabilities, while also leveraging existing technology, in order to enhance the client and customer experience;

•	the expanded possibilities for growth that would be available to the combined company, given its larger size, asset base, capabilities, capital and footprint;

•	the expectation of significant cost savings resulting from the mergers;

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the terms of the merger agreement, the exchange ratio in relation to the respective financial and growth profiles of Umpqua and Columbia and the fact that the exchange ratio is fixed, which the Umpqua board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

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the fact that (i) Mr. O’Haver would serve as the Executive Chairman of the combined company and Umpqua Bank and (ii) Mr. Stein would serve as the President and Chief Executive Officer of the combined company and as Chief Executive Officer of Umpqua Bank, and the provisions of the merger agreement setting forth the corporate governance of the combined company, including that, upon the closing, the combined company’s board of directors would be comprised of seven Umpqua directors and seven Columbia directors, which the Umpqua board of directors believed would enhance the likelihood that the strategic benefits of the mergers would be realized;

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the execution by Columbia of a letter agreement with Mr. O’Haver and an amended and restated employment agreement with Mr. Stein in connection with the mergers, and the Umpqua board of directors’ belief that the continued service of such executives would allow the combined company to benefit from a deeply experienced and highly respected team with a track record of superior operational execution and would enhance the likelihood that the strategic benefits of the mergers would be realized;

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its understanding of the current and prospective environment in which Umpqua and Columbia operate, including national, regional and local economic conditions, the interest rate environment, the accelerating pace of technological change in the banking industry, increased operating costs resulting from regulatory and compliance mandates and other economic factors, the competitive environment for financial institutions generally, and the likely effect of these factors on Umpqua both with and without the mergers;

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its review and discussions with Umpqua’s management and advisors concerning Umpqua’s due diligence examination of Columbia, including its operations, financial condition, loan portfolio and legal and regulatory compliance programs and prospects;

•	its expectation that the combined company would have a strong capital position and excellent asset quality upon completion of the mergers;

•	its expectation that the required regulatory approvals could be obtained in a timely fashion;

•	the expected treatment of the mergers as a “reorganization” for United States federal income tax purposes;

•	its expectation that, upon consummation of the mergers, Umpqua shareholders would own approximately 62% of the combined company;

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the anticipated impact of the mergers on Umpqua’s employees, including the creation of new opportunities for growth and a more diverse set of paths to leadership roles in the larger combined organization;

•	the retention of the Umpqua Bank name for the surviving bank and the anticipated benefits to the combined enterprise arising from the goodwill and brand equity associated with the Umpqua Bank name;

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the fact that the headquarters of the surviving bank would remain in the Portland, Oregon metropolitan area and the expected benefits of the combined enterprise maintaining a significant presence in the State of Oregon;

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J.P. Morgan’s oral opinion rendered to the Umpqua board of directors, which was subsequently confirmed in writing on October 11, 2021, to the effect that, as of such date, and based upon and subject to the factors and various assumptions made, procedures followed, matters considered, and limitations and qualifications set forth in its opinion, the exchange ratio in the proposed first merger was fair, from a financial point of view, to the holders of Umpqua common stock, as more fully described below in the section “The Mergers—Opinion of Umpqua’s Financial Advisor”;

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its review with Umpqua’s outside legal advisor, Wachtell, Lipton, Rosen & Katz, of the terms of the merger agreement and the related transaction documents, including the representations and warranties, covenants, deal protection and termination provisions, tax treatment, closing conditions and post-closing governance arrangements; and

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Umpqua’s past record of realizing projected financial goals with respect to strategic initiatives and the strength of Umpqua’s and Columbia’s management and infrastructure to successfully complete the integration process.

The Umpqua board of directors also considered potential risks related to the mergers but concluded that the anticipated benefits of the mergers were likely to outweigh these risks. These potential risks include:

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the regulatory and other approvals required in connection with the mergers and the bank merger, consideration of the relevant factors assessed by the regulators for the approvals and the parties’ evaluation of those factors, and the risk that such regulatory approvals may not be received in a timely manner or at all or may impose unacceptable conditions;

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the risk that the mergers may not be completed despite the combined efforts of Umpqua and Columbia or that completion of the mergers may be unduly delayed, including as a result of factors outside either party’s control;

•	the possibility that divestitures may be required by regulatory authorities in certain markets in which Umpqua and Columbia compete;

•	the possibility of encountering difficulties in achieving anticipated synergies and cost savings in the amounts estimated or in the time frame contemplated;

•	the possibility of encountering difficulties in successfully integrating Umpqua’s and Columbia’s business, operations and workforce;

•	the potential effect of the mergers on Umpqua’s overall business, including its relationships with customers, employees, suppliers and regulators;

•	the risk of losing key Umpqua or Columbia employees during the pendency of the mergers and thereafter;

•	the fixed exchange ratio component of the merger consideration, which will not adjust to compensate for potential declines in the stock price of Columbia prior to completion of the mergers;

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certain anticipated merger-related costs, which could also be higher than expected, and the fact that Umpqua expects to incur a number of non-recurring costs in connection with the mergers even if the mergers are not ultimately completed;

•	the possible diversion of management attention and resources from the operation of Umpqua’s business or other strategic opportunities towards the completion of the mergers;

•	the fact that the merger agreement places certain restrictions on the conduct of Umpqua’s business prior to the completion of the mergers, which could potentially delay or prevent Umpqua from undertaking business opportunities that might arise or certain other actions it might otherwise take with respect to its operations absent the pendency of the mergers;

•	the potential for legal claims challenging the mergers; and

•	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The foregoing discussion of the information and factors considered by the Umpqua board of directors is not intended to be exhaustive, but includes the material factors considered by the Umpqua board of directors. In reaching its decision to adopt and approve the merger agreement and the transactions contemplated thereby, including the mergers, the Umpqua board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Umpqua board of directors considered all these factors as a whole, including through its discussions with Umpqua’s management and financial and legal advisors, in evaluating the merger agreement and the transactions contemplated thereby, including the mergers.

The Umpqua board of directors realized that there can be no assurance about future results, including results expected or considered in the factors listed above, such as assumptions regarding anticipated cost savings. The Umpqua board of directors concluded, however, that the potential positive factors outweighed the potential risks of completing the mergers.

In considering the recommendation of the Umpqua board of directors, you should be aware that certain directors and executive officers of Umpqua may have interests in the mergers that are different from, or in addition to, interests of Umpqua shareholders generally and may create potential conflicts of interest. The Umpqua board of directors was aware of these interests and considered them when evaluating and negotiating the merger agreement, the mergers and the other transactions contemplated by the merger agreement, and in recommending to Umpqua shareholders that they vote in favor of the merger proposal. See “The Mergers—Interests of Certain Umpqua Directors and Executive Officers in the Mergers”.

It should be noted that this explanation of the reasoning of the Umpqua board of directors and the other information presented in this section is forward-looking in nature and, therefore, should be read in light of the future factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

For the reasons set forth above, the Umpqua board of directors unanimously recommends that Umpqua shareholders vote “FOR” the Umpqua merger proposal.

Opinion of Columbia’s Financial Advisor

Columbia engaged KBW to render financial advisory and investment banking services to Columbia, including an opinion to the Columbia board of directors as to the fairness, from a financial point of view, to Columbia of the exchange ratio in the proposed first merger. Columbia selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the proposed mergers. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding companies and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the Columbia board of directors held on October 11, 2021 at which the Columbia board of directors evaluated the proposed mergers. At this meeting, KBW reviewed the financial aspects of the mergers and rendered an opinion to the Columbia board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed first merger was fair, from a financial point of view, to Columbia. The Columbia board of directors approved the merger agreement at that meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex C to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Columbia board of directors (in its capacity as such) in connection with its consideration of the financial terms of the mergers. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the first merger to Columbia. It did not address the underlying business decision of Columbia to engage in the mergers or enter into the merger agreement or constitute a recommendation to the Columbia board of directors in connection with the mergers, and it does not constitute a recommendation to any Columbia shareholder or any shareholder of any other entity as to how to vote in connection with the mergers or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the transaction or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Columbia and Umpqua and bearing upon the mergers, including, among other things:

•	a draft of the merger agreement, dated October 11, 2021 (the most recent draft then made available to KBW);

•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of Columbia;

•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021 of Columbia;

•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of Umpqua;

•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021 of Umpqua;

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certain regulatory filings of Columbia and Umpqua and their respective subsidiaries, including, as applicable, the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three-year period ended December 31, 2020 as well as the quarters ended March 31, 2021 and June 30, 2021;

•	certain other interim reports and other communications of Columbia and Umpqua to their respective shareholders filed with the SEC; and

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other financial information concerning the respective businesses and operations of Columbia and Umpqua furnished to KBW by Columbia and Umpqua or that KBW was otherwise directed to use for purposes of its analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of Columbia and Umpqua;

•	the assets and liabilities of Columbia and Umpqua;

•	a comparison of certain financial and stock market information of Columbia and Umpqua with similar information for certain other companies, the securities of which are publicly traded;

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financial and operating forecasts and projections of Umpqua that were prepared by Umpqua management, provided to and discussed with KBW by such management, and used and relied upon by KBW based on such discussions, at the direction of Columbia management and with the consent of the Columbia board of directors;

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financial and operating forecasts and projections of Columbia that were prepared by Columbia management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the Columbia board of directors;

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pro forma balance sheet and capital data of Columbia as of June 30, 2021, as adjusted for the then pending Bank of Commerce Holdings acquisition, which data was prepared by Columbia management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the Columbia board of directors; and

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estimates regarding certain pro forma financial effects of the mergers on Columbia (including without limitation the cost savings and related expenses expected to result or be derived from the mergers) that were prepared by Columbia management and Umpqua management, provided to and discussed with KBW by such managements, and used and relied upon by KBW based on such discussions, at the direction of Columbia management and with the consent of the Columbia board of directors.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions held by the managements of Columbia and Umpqua regarding the past and current business operations, ongoing relationships with regulators, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. KBW was not requested to assist, and did not assist, Columbia with soliciting indications of interest from third parties regarding a potential transaction with Columbia.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or discussed with it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied, with the consent of Columbia, upon Umpqua management as to the reasonableness and achievability of the financial and operating forecasts and projections of Umpqua referred to above (and the assumptions and bases therefor), and KBW assumed that such forecasts and projections were reasonably prepared and represented the best currently available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW further relied upon Columbia management as to the reasonableness and achievability of the financial and operating forecasts and projections of Columbia referred to above (and the assumptions and bases therefor), and KBW assumed that such forecasts and projections were reasonably prepared and represented the best currently available estimates and judgments of Columbia management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. In addition, KBW relied, with the consent of Columbia, upon Columbia management and Umpqua management as to the reasonableness and achievability of the estimates regarding certain pro forma financial effects of the mergers on Columbia (including, without limitation, the cost savings and related expenses expected to result or be derived from the mergers), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that such information was reasonably prepared and represented the best currently available estimates and judgments of such managements and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated by such managements.

It is understood that the foregoing financial information of Columbia and Umpqua that was provided to KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding the ongoing COVID-19 pandemic) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of Columbia and Umpqua and with the consent of the Columbia board of directors, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. Among other things, such information assumed that the ongoing COVID-19 pandemic could have an adverse impact on Columbia and Umpqua. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Columbia or Umpqua since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with Columbia’s consent, that the aggregate allowances for loan and lease losses for each of Columbia and Umpqua are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Columbia or Umpqua, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Columbia or Umpqua under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.

KBW assumed, in all respects material to its analyses:

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that the mergers and any related transactions (including, without limitation, the bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft reviewed by KBW and referred to above), with no adjustments to the exchange ratio and with no other consideration or payments in respect of Umpqua common stock;

•	that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•	that each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

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that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the mergers or any related transactions and that all conditions to the completion of the first merger and any related transactions would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

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that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the mergers and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Columbia, Umpqua or the pro forma entity, or the contemplated benefits of the mergers, including without limitation the cost savings and related expenses expected to result or be derived from the mergers.

KBW assumed that the mergers would be consummated in a manner that complies with the applicable provisions of the Securities Act, the Exchange Act, and all other applicable federal and state statutes, rules and regulations.

KBW was further advised by representatives of Columbia that Columbia relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Columbia, Umpqua, the mergers and any related transaction and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the exchange ratio in the first merger to Columbia. KBW expressed no view or opinion as to any other terms or aspects of the mergers or any term or aspect of any related transaction (including the bank merger), including without limitation, the form or structure of the mergers or any such related transaction, any consequences of the mergers or any related transaction to Columbia, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder, charitable giving or other agreements, arrangements or understandings contemplated or entered into in connection with the mergers, any such related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of the opinion and the information made available to KBW through the date of the opinion. There has been widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and that KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of Columbia to engage in the mergers or enter into the merger agreement;

•	the relative merits of the mergers as compared to any strategic alternatives that are, have been or may be available to or contemplated by Columbia or the Columbia board of directors;

•

any business, operational or other plans with respect to Umpqua or the pro forma entity that may be currently contemplated by Columbia or the Columbia board of directors or that may be implemented by Columbia or the Columbia board of directors subsequent to the closing of the mergers;

•

the fairness of the amount or nature of any compensation to any of Columbia’s officers, directors or employees, or any class of such persons, relative to any compensation to the Columbia shareholders or relative to the exchange ratio;

•

the effect of the mergers or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Columbia, Umpqua or any other party to any transaction contemplated by the merger agreement;

•	the actual value of Columbia common stock to be issued in connection with the first merger;

•

the prices, trading range or volume at which Columbia common stock or Umpqua common stock would trade following the public announcement of the mergers or the prices, trading range or volume at which Columbia common stock would trade following the consummation of the mergers;

•	any advice or opinions provided by any other advisor to any of the parties to the mergers or any other transaction contemplated by the merger agreement; or

•

any legal, regulatory, accounting, tax or similar matters relating to Columbia, Umpqua, any of their respective shareholders, or relating to or arising out of or as a consequence of the mergers or any other related transaction (including the bank merger), including whether or not the mergers, taken together, would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Columbia and Umpqua. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, KBW’s opinion was among several factors taken into consideration by the Columbia board of directors in making its determination to approve the merger agreement and the mergers. Consequently, the analyses described below should not be viewed as determinative of the decision of the Columbia board of directors with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the first merger were determined through negotiation between Columbia and Umpqua and the decision of Columbia to enter into the merger agreement was solely that of the Columbia board of directors.

The following is a summary of the material financial analyses provided by KBW to the Columbia board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation materials provided by KBW to the Columbia board of directors, but summarizes the material analyses performed and provided in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Columbia and Umpqua Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Columbia and Umpqua to 10 selected banks that were headquartered in the Western Region of the United States (comprised of Alaska, Arizona, California, Colorado, Hawaii, Idaho, Montana, Nevada, New Mexico, Oregon, Utah, Washington and Wyoming) with total assets between $10.0 billion and $50.0 billion. Banks which were targets of publicly announced mergers were excluded from the selected companies. The selected companies were as follows:

Bank of Hawaii Corporation	Glacier Bancorp, Inc.
Banner Corporation	Pacific Premier Bancorp, Inc.
CVB Financial Corp.	PacWest Bancorp
First Hawaiian, Inc.	Washington Federal, Inc.
First Interstate BancSystem, Inc.	Western Alliance Bancorporation

To perform this analysis, KBW used profitability and other financial information as of, or for the most recent completed fiscal quarter (“MRQ”) or latest 12 months (“LTM”) periods ended, June 30, 2021 and market price information as of October 7, 2021. In addition, KBW used earnings per share (“EPS”) estimates of Columbia and Umpqua taken from financial forecasts and projections of Columbia and Umpqua provided by Columbia management and Umpqua management, respectively, and KBW used EPS estimates of the selected companies taken from consensus “street estimates” for the selected companies. Certain financial data presented in the tables below may not correspond to the data presented in Columbia’s or Umpqua’s historical financial statements, or the data presented under the section entitled “Opinion of Umpqua’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Columbia, Umpqua and the selected companies:

			Selected Companies
	Columbia	Umpqua	75th Percentile	Average	Median	25th Percentile
MRQ Core Return on Average Assets(1)	1.28%	1.55%	1.81%	1.49%	1.42%	1.24%
MRQ Core Return on Average Tangible Common Equity(1)	14.88%	17.44%	21.33%	19.55%	18.74%	16.19%
MRQ Net Interest Margin	3.16%	3.20%	3.44%	3.08%	3.23%	2.82%
MRQ Fee Income / Revenue Ratio(2)	15.2%	28.4%	24.8%	17.8%	16.7%	12.2%
MRQ Noninterest Expense / Average Assets	1.89%	2.51%	1.73%	1.83%	1.81%	1.96%
MRQ Efficiency Ratio (%)	54.4%	58.7%	48.3%	52.5%	52.2%	58.6%

(1)

Core net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill impairment and nonrecurring items as defined by S&P Capital IQ.

(2)	Excluded gains / (losses) on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of Columbia, Umpqua and the selected companies:

				Selected Companies
	Columbia		Umpqua	75th Percentile	Average	Median	25th Percentile
Tangible Common Equity / Tangible Assets	8.86	%(1)	9.09%	8.83%	7.94%	7.95%	7.17%
Total Risk-Based Capital Ratio	14.51	%(1)	15.41%	15.10%	14.55%	14.54%	14.03%
Loans HFI / Deposits	63.3	%(1)	84.7%	63.3%	69.4%	66.4%	71.4%
Loan Loss Reserves / Loans	1.48	%(1)	1.24%	1.46%	1.27%	1.31%	1.18%
Nonperforming Assets / Loans and OREO	0.33%		0.15%	0.35%	0.47%	0.36%	0.65%
MRQ Net Charge-offs / Average Loans	(0.01%)		0.24%	(0.02%)	0.00%	0.01%	0.03%

(1)	Adjusted pro forma for Columbia’s acquisition of Bank of Commerce Holdings as if closed on June 30, 2021.

In addition, KBW’s analysis showed the following concerning the market performance of Columbia, Umpqua and the selected companies:

			Selected Companies
	Columbia	Umpqua	75th Percentile	Average	Median	25th Percentile
One-Year Price Change	55.1%	67.3%	84.8%	77.5%	58.7%	52.2%
Year-to-date Price Change	12.5%	37.7%	38.0%	33.1%	24.6%	11.5%
Price / Tangible Book Value	1.87x(1)	1.67x	2.39x	2.25x	2.16x	2.03x
Price / 2021 EPS Estimate	13.9x	11.3x	14.4x	13.9x	13.8x	13.0x
Price / 2022 EPS Estimate	14.0x	12.2x	16.5x	15.0x	14.7x	14.0x
Price / 2023 EPS Estimate	13.4x	11.0x	14.4x	13.4x	13.1x	12.2x
Dividend Yield	3.0%	4.0%	3.5%	2.9%	2.9%	2.4%
LTM Dividend Payout Ratio	38.0%	37.0%	49.0%	38.9%	41.8%	33.7%

(1)	Adjusted pro forma for Columbia’s acquisition of Bank of Commerce Holdings as if closed on June 30, 2021.

No company used as a comparison in the above selected companies analysis is identical to Columbia or Umpqua. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of Columbia and Umpqua to various pro forma balance sheet and income statement items and the combined market capitalization of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) historical balance sheet data for Columbia and Umpqua as of June 30, 2021 (adjusted, in the case of Columbia, pro forma for its acquisition of Bank of Commerce Holdings as if closed on June 30, 2021), (ii) financial forecasts and projections of Columbia and Umpqua provided by Columbia management and Umpqua management, respectively, and (iii) market price information as of October 7, 2021. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of Columbia shareholders and Umpqua shareholders in the combined company based on the exchange ratio:

	Columbia as a % of Total		Umpqua as a % of Total
Ownership
Pro Forma Ownership at 0.5958x Exchange Ratio	37.7%		62.3%

Balance Sheet
Assets	39.8	%(1)	60.2%
Gross Loans Held-for-Investment	32.7	%(1)	67.3%
Deposits	39.5	%(1)	60.5%
Tangible Common Equity	38.1	%(1)	61.9%

Income Statement
2022 Estimated Earnings	37.8%		62.2%
2023 Estimated Earnings	36.4%		63.6%

(1)	Adjusted pro forma for Columbia’s acquisition of Bank of Commerce Holdings as if closed on June 30, 2021.

Pro Forma Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Columbia and Umpqua. Using (i) closing balance sheet estimates as of June 30, 2022 for Columbia and Umpqua provided by Columbia management and Umpqua management, respectively, (ii) financial forecasts and projections of Columbia provided by Columbia management and financial forecasts and projections of Umpqua provided by Umpqua management, and (iii) pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the mergers as well as certain purchase accounting adjustments and other merger-related adjustments and restructuring charges assumed with respect thereto) provided by Columbia management and Umpqua management, KBW analyzed the estimated financial impact of the mergers on certain projected financial results. This analysis indicated that the mergers could be dilutive to Columbia’s estimated EPS in 2022, accretive to Columbia’s estimated EPS in 2023 and dilutive to Columbia’s estimated tangible book value per share at closing as of June 30, 2022. Furthermore, the analysis indicated that, pro forma for the mergers, each of Columbia’s tangible common equity to tangible assets ratio, Leverage Ratio and Total Risk-Based Capital Ratio at closing as of June 30, 2022 could be higher and each of Columbia’s Common Equity Tier 1 Ratio and Tier 1 Capital Ratio at closing as of June 30, 2022 could be lower. For all of the above analysis, the actual results achieved by Columbia following the mergers may vary from the projected results, and the variations may be material.

Columbia Dividend Discount Model Analysis. KBW performed a dividend discount model analysis to estimate a range for the implied equity value of Columbia. In this analysis, KBW utilized financial forecasts and projections relating to the net income and assets of Columbia provided by Columbia management, and KBW assumed discount rates ranging from 9.50% to 13.50%. The range of values was derived by adding (i) the present value of the implied future excess capital available for dividends that Columbia could generate over the period from June 30, 2021 through December 31, 2025 as a standalone company and (ii) the present value of Columbia’s implied terminal value at the end of such period. KBW assumed that Columbia would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Columbia, KBW applied a range of 12.0x to 16.0x Columbia’s estimated 2026 earnings. This dividend discount model analysis resulted in a range of implied values per share of Columbia common stock of $31.31 per share to $44.43 per share, as compared to the closing price of Columbia common stock on October 7, 2021 of $40.38.

The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Columbia or the pro forma combined entity.

Umpqua Dividend Discount Model Analysis. KBW performed a dividend discount model analysis to estimate a range for the implied equity value of Umpqua. In this analysis, KBW utilized financial forecasts and projections relating to the net income and assets of Umpqua provided by Umpqua management, and KBW assumed discount rates ranging from 9.50% to 13.50%. The range of values was derived by adding (i) the present value of the implied future excess capital available for dividends that Umpqua could generate over the period from June 30, 2021 through December 31, 2025 as a standalone company and (ii) the present value of Umpqua’s implied terminal value at the end of such period. KBW assumed that Umpqua would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Umpqua, KBW applied a range of 10.0x to 14.0x Umpqua’s estimated 2026 earnings. This dividend discount model analysis resulted in a range of implied values per share of Umpqua common stock of $18.34 to $26.18, as compared to the closing price of Umpqua common stock on October 7, 2021 of $20.85 and an implied transaction value for the proposed mergers of $24.06 per outstanding share of Umpqua common stock based on the exchange ratio and the closing price of Columbia common stock on October 7, 2021.

The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Umpqua.

Pro Forma Combined Dividend Discount Model Analysis. KBW performed a dividend discount model analysis to estimate an illustrative range for the implied equity value of the pro forma combined entity. In this analysis, KBW used financial forecasts and projections relating to the net income and assets of Columbia provided by Columbia management and financial forecasts and projections relating to the net income and assets of Umpqua provided by Umpqua management, as well as pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the mergers as well as certain purchase accounting adjustments and other merger-related adjustments and restructuring charges assumed with respect thereto) provided by Columbia management and Umpqua management, and KBW assumed discount rates ranging from 9.50% to 13.50%. The range of values was derived by adding (i) the present value of the implied future excess capital available for dividends that the pro forma combined entity could generate over the period from June 30, 2022 through December 31, 2026 and (ii) the present value of the pro forma combined entity’s implied terminal value at the end of such period, in each case applying the pro forma assumptions. KBW assumed that the pro forma combined entity would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of the pro forma combined entity, KBW applied a range of 11.0x to 15.0x the pro forma combined entity’s estimated 2027 earnings. This dividend discount model analysis resulted in an illustrative range of implied values per share of the pro forma combined entity’s common stock of $36.26 to $51.77.

The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The above analysis did not purport to be indicative of the actual values or expected values of the pro forma combined entity.

Miscellaneous. KBW acted as financial advisor to Columbia in connection with the mergers and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses (and further to existing sales and trading relationships between Columbia and KBW), may from time to time purchase securities from, and sell securities to, Columbia and Umpqua. In addition, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Columbia or Umpqua for its and their own respective accounts and for the accounts of its and their respective customers and clients.

Pursuant to the KBW engagement agreement, Columbia agreed to pay KBW a total cash fee of $28,000,000, $3,000,000 of which became payable to KBW with the rendering of KBW’s opinion and the balance of which is contingent upon the closing of the first merger. Columbia also agreed to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. In addition to the present engagement, in the two years preceding the date of KBW’s opinion, KBW provided investment banking and financial advisory services to Columbia and received compensation for such services. KBW acted as financial advisor to Columbia in connection with its acquisition of Bank of Commerce Holdings for which services KBW received an aggregate fee of $2,250,000. In the two years preceding the date of KBW’s opinion, KBW did not provide investment banking or financial advisory services to Umpqua. KBW may in the future provide investment banking and financial advisory services to Columbia or Umpqua and receive compensation for such services.

Opinion of Umpqua’s Financial Advisor

Umpqua retained J.P. Morgan to act as its financial advisor in connection with the proposed mergers. At the meeting of the Umpqua board of directors on October 11, 2021, J.P. Morgan rendered its oral opinion to the Umpqua board of directors, which was subsequently confirmed in writing on October 11, 2021, to the effect that, as of such date and based upon and subject to the factors and assumptions made, procedures followed, matters considered, and limitations and qualifications set forth in its opinion, the exchange ratio in the proposed first merger was fair, from a financial point of view, to the holders of Umpqua common stock.

The full text of the written opinion of J.P. Morgan, dated as of October 11, 2021, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Umpqua shareholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Umpqua board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed mergers, was directed only to the exchange ratio in the first merger and did not address any other aspect of the mergers. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the mergers to the holders of any other class of securities, creditors or other constituencies of Umpqua or as to the underlying decision by Umpqua to engage in the proposed mergers. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any shareholder of Umpqua as to how such shareholder should vote with respect to the proposed mergers or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft dated October 11, 2021 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning Umpqua and Columbia and the industries in which they operate;

•

compared the financial and operating performance of Umpqua and Columbia with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Umpqua common stock and Columbia common stock and certain publicly traded securities of such other companies;

•

reviewed certain internal financial analyses and forecasts (i) relating to the business of Umpqua, which were prepared by the management of Umpqua and (ii) relating to the business of Columbia, which were approved by Umpqua for use in connection with the opinion of J.P. Morgan, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the mergers (referred to in this section as the “Synergies”); and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of Umpqua and Columbia with respect to certain aspects of the mergers, and the past and current business operations of Umpqua and Columbia, the financial condition and future prospects and operations of Umpqua and Columbia, the effects of the mergers on the financial condition and future prospects of Umpqua and Columbia, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Umpqua and Columbia or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to its engagement letter with Umpqua, did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Umpqua or Columbia under any state or federal laws relating to bankruptcy, insolvency or similar matters. J.P. Morgan is not an expert in evaluating the adequacy of allowances for loan and lease losses of Umpqua or Columbia with respect to their loan and lease portfolios and, accordingly, J.P. Morgan did not make an independent evaluation thereof, and J.P. Morgan assumed, with Umpqua’s consent, that the respective allowances for loan and lease losses for both Umpqua and Columbia, respectively, are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Umpqua and Columbia to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the mergers will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the merger agreement, and that the definitive merger agreement will not differ in any material respects from the draft thereof provided to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Umpqua and Columbia in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Umpqua with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the mergers will be obtained without any adverse effect on Umpqua or Columbia or on the contemplated benefits of the mergers.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to the holders of Umpqua common stock of the exchange ratio in the proposed first merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to be paid in connection with the first merger to the holders of any other class of securities, creditors or other constituencies of Umpqua or the underlying decision by Umpqua to engage in the mergers. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the mergers, or any class of such persons relative to the exchange ratio applicable to the holders of Umpqua common stock in the first merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which Umpqua common stock or Columbia common stock would trade at any future time.

The terms of the merger agreement, including the exchange ratio, were determined through arm’s-length negotiations between Umpqua and Columbia, and the decision to enter into the merger agreement was solely that of the Umpqua board of directors and the Columbia board of directors. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Umpqua board of directors in its evaluation of the proposed mergers and should not be viewed as determinative of the views of the Umpqua board of directors or management with respect to the proposed mergers or the exchange ratio in the proposed first merger.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the Umpqua board of directors on October 11, 2021 and contained in the presentation delivered to the Umpqua board of directors on such date in connection with the rendering of such opinion. The summary below does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Umpqua Public Trading Multiples Analysis

Using publicly available information, J.P. Morgan compared selected financial data of Umpqua with similar data for selected publicly traded companies engaged in businesses that J.P. Morgan judged to be analogous to Umpqua (collectively, referred to in this section as the “Umpqua selected companies”). The companies selected by J.P. Morgan were:

•	BOK Financial Corporation;

•	Associated Banc-Corp;

•	Prosperity Bancshares, Inc.;

•	SouthState Corporation;

•	Fulton Financial Corporation;

•	Ameris Bancorp;

•	Western Alliance Bancorporation;

•	BankUnited, Inc.;

•	BancorpSouth, Inc.;

•	Valley National Bancorp;

•	Hancock Whitney Corporation;

•	F.N.B. Corporation; and

•	Old National Bancorp.

These companies were selected by J.P. Morgan because of similarities to Umpqua in one or more of their business characteristics and, in certain cases, similarities to Umpqua based on certain operational characteristics and/or certain financial metrics. However, none of the Umpqua selected companies is identical or directly comparable to Umpqua, and certain of the companies may have characteristics that are materially different from those of Umpqua. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the Umpqua selected companies compared to Umpqua and other factors that could affect the public trading value of the Umpqua selected companies and Umpqua.

In all instances, multiples were based on closing stock prices on October 8, 2021, which was the last practicable day prior to the delivery of the J.P. Morgan opinion. For each of the following analyses performed by J.P. Morgan, financial data for the Umpqua selected companies were based on the Umpqua selected companies’ public filings and information J.P. Morgan obtained from S&P Global and FactSet Research Systems. The multiples and ratios for each of the Umpqua selected companies were based on the most recent publicly available information.

With respect to the Umpqua selected companies, publicly available financial information as of June 30, 2021 was measured. With respect to Umpqua and the Umpqua selected companies, the information J.P. Morgan presented included:

•	multiple of price to estimated earnings per share for the fiscal year 2022 (referred to in this section as “2022E P/E”); and

•

a regression analysis (referred to in this section as “P/TBV regression”) to review the relationship between (i) a multiple of price to tangible book value per share (referred to in this section as “P/TBV”) and (ii) the estimated 2022 return on average tangible common equity (referred to in this section as “2022E ROATCE”), in each case, based on reported metrics and available estimates obtained from public filings, SNL Financial and FactSet Research Systems and/or Umpqua’s management projections.

Based on the results of this analysis and other factors which J.P. Morgan considered appropriate based on its experience and judgment, J.P. Morgan selected multiple reference ranges for Umpqua as follows:

Range
2022E P/E	10.8x – 14.1x
P/TBV Regression	1.62x – 1.93x

Based on the above analysis, J.P. Morgan then applied a multiple reference range of 10.8x to 14.1x for 2022E P/E to Umpqua’s management estimates of Umpqua’s earnings per share for the fiscal year 2022 of $1.71. J.P. Morgan also applied a multiple reference range of 1.62x to 1.93x for the P/TBV regression, which it derived from Umpqua’s management’s estimated range of Umpqua’s 2022E ROATCE of 12.2% to 14.2%, to Umpqua’s tangible book value per share of $12.48, based on the most recent publicly available information.

After applying these ranges to Umpqua’s estimated 2022 earnings per share and Umpqua’s tangible book value per share, J.P. Morgan’s analysis indicated the following implied equity value per share ranges for the shares of Umpqua common stock, as compared to the implied value of the merger consideration of $24.05 per share of Umpqua common stock, which was calculated based on the product of the implied premium of 14.3% (based on the exchange ratio) and the closing price of Columbia common stock on October 8, 2021 of $40.37.

Implied Equity Value Per Share
2022E P/E	$18.52 – $24.12
P/TBV Regression	$20.27 – $24.10

Umpqua Dividend Discount Analysis

J.P. Morgan calculated a range of implied values for Umpqua common stock by discounting to present value estimates of Umpqua’s future dividend stream and terminal value. In performing its analysis, J.P. Morgan utilized, among others, the following assumptions, which were reviewed and approved by Umpqua’s management:

•	the Umpqua management estimates;

•	a terminal value based on 2026 estimated net income (which was based on the Umpqua forecast) and a multiple range of 10.5x to 12.5x;

•	a cost of equity range of 10.5% to 12.5%;

•	a marginal tax rate of 25.0%, as provided by Umpqua management; and

•	a Common Equity Tier 1 target of 10.0%, as provided by Umpqua management.

These calculations resulted in a range of implied values of $19.18 to $23.03 per share of Umpqua common stock, as compared to the implied value of the merger consideration of $24.05 per share of Umpqua common stock based on the closing price of Columbia common stock of $40.37 on October 8, 2021.

Columbia Public Trading Multiples Analysis

Using publicly available information, J.P. Morgan compared selected financial data of Columbia with similar data for selected publicly traded companies engaged in businesses that J.P. Morgan judged to be analogous to Columbia (collectively referred to in this section as the “Columbia selected companies”). The companies selected by J.P. Morgan were:

•	Independent Bank Corp.;

•	First Interstate BancSystem, Inc.;

•	Pacific Premier Bancorp;

•	Banner Corporation;

•	CVB Financial Corporation; and

•	Associated Banc-Corp.

These companies were selected by J.P. Morgan because of similarities in one or more of their business characteristics and, in certain cases, similarities to Columbia based on certain operational characteristics and/or certain financial metrics. However, none of the Columbia selected companies is identical or directly comparable to Columbia, and certain of the companies may have characteristics that are materially different from those of Columbia. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the Columbia selected companies compared to Columbia and other factors that could affect the public trading value of the Columbia selected companies and Columbia.

In all instances, multiples were based on closing stock prices on October 8, 2021, which was the last practicable day prior to the delivery of the J.P. Morgan opinion. For each of the following analyses performed by J.P. Morgan, financial data for the Columbia selected companies were based on the Columbia selected companies’ public filings and information J.P. Morgan obtained from S&P Global and FactSet Research Systems. The multiples and ratios for each of the Columbia selected companies were based on the most recent publicly available information.

Based on the results of this analysis, and such other factors which J.P. Morgan considered appropriate based on its experience and judgment, J.P. Morgan selected multiple reference ranges for Columbia as follows:

Range
2022E P/E	13.7x – 16.7x
P/TBV Regression	1.67x – 2.02x

Based on the above analysis, J.P. Morgan then applied a multiple reference range of 13.7x to 16.7x for 2022E P/E to the Columbia street estimates of Columbia’s earnings per share for the fiscal year 2022 of $2.65 (as provided by Umpqua’s management). J.P. Morgan also applied a multiple reference range of 1.67x to 2.02x for the P/TBV regression, which it derived from the estimated range of Columbia’s 2022E ROATCE (as instructed by Umpqua management) of 10.7% to 12.7%, to Columbia’s tangible book value per share of $21.62.

Applying these ranges to Columbia’s estimated 2022E earnings per share and Columbia’s tangible book value per share, J.P. Morgan’s analysis indicated the following implied equity value per share range for the shares of Columbia common stock, as compared to the closing price of Columbia common stock of $40.37 per share on October 8, 2021.

Implied Equity Value Per Share
2022E P/E	$36.38 – $44.19
P/TBV Regression	$36.17 – $43.75

Columbia Dividend Discount Analysis

J.P. Morgan calculated a range of implied values for Columbia common stock by discounting to present value estimates of Columbia’s future dividend stream and terminal value. In performing its analysis, J.P. Morgan utilized, among others, the following assumptions, which were reviewed and approved by Umpqua’s management:

•	the extrapolated Columbia street estimates;

•	a terminal value based on 2026 estimated net income (which was based on the extrapolated Columbia street estimates as provided by Umpqua management) and a multiple range of 12.4x to 14.5x;

•	a cost of equity range of 9.5% to 11.5%;

•	a marginal tax rate of 27.0%, as provided by Umpqua management; and

•	a Common Equity Tier 1 target of 10.0%, as provided by Umpqua management.

These calculations resulted in a range of implied values of $35.27 to $41.54 per share of Columbia’s common stock, as compared to the closing price of Columbia common stock of $40.37 on October 8, 2021.

Relative Valuation Analysis

Based upon the implied valuations for each of Umpqua and Columbia as derived above under “Umpqua Public Trading Multiples Analysis,” “—Umpqua Dividend Discount Analysis,” “—Columbia Public Trading Multiples Analysis” and “—Columbia Dividend Discount Analysis,” J.P. Morgan calculated a range of implied exchange ratios of a share of Umpqua common stock to a share of Columbia common stock, and then compared that range of implied exchange ratios to the exchange ratio.

For each of the analyses referred to above, J.P. Morgan calculated the ratio implied by dividing the low end of each range of implied equity values of Umpqua by the high end of each range of implied equity values of Columbia. J.P. Morgan also calculated the ratio implied by dividing the high end of each range of implied equity values of Umpqua by the low end of each range of implied equity values of Columbia. In each case, the implied exchange ratios were compared to the exchange ratio. This analysis indicated the following implied exchange ratios:

Comparison	Range of Implied Exchange Ratios
Public Trading Multiples Analysis
2022 P/E	0.4191x – 0.6630x
P/TBV Regression	0.4632x – 0.6662x
Dividend Discount Analysis	0.4617x – 0.6530x

Value Creation Analysis

At Umpqua management’s direction and based on Umpqua management’s estimates, Umpqua and Columbia public filings, S&P Global and FactSet, J.P. Morgan prepared a value creation analysis that compared the equity value of Umpqua (based on the dividend discount analysis) to the Umpqua shareholders’ portion of the pro forma combined company equity value. J.P. Morgan determined the pro forma combined company equity value by calculating the sum of (i) the equity value of Columbia using the midpoint value determined in J.P. Morgan’s dividend discount analysis described above in “Columbia Dividend Discount Analysis,” (ii) the equity value of Umpqua derived using the midpoint value determined in J.P. Morgan’s dividend discount analysis described above in “Umpqua Dividend Discount Analysis” (referred to in this section as the “Standalone Value”) and (iii) the estimated present value of expected synergies, net of restructuring charges (using synergy and restructuring charges amounts reviewed and approved by Umpqua management, a blended cost of equity rate of 11.0% and a blended terminal multiple of 12.5x). There can be no assurance that the synergies and transaction-related expenses will not be substantially greater or less than the estimate described above. The value creation analysis, at the exchange ratio, yielded accretion to the holders of Umpqua common stock of $3.28 per share, or $714 million in aggregate, as compared to the Standalone Value.

Certain Other Information

J.P. Morgan also reviewed and presented other information, solely for informational purposes, including:

•	historical range of trading prices of Umpqua Common Stock for the 52-week period ending October 8, 2021;

•

analyst share price targets for Umpqua common stock in recently published, publicly available research analysts’ reports, with share price targets ranging from $21.00 to $23.00 and noting a median share price target of $22.00;

•	historical range of trading prices of Columbia common stock for the 52-week period ending October 8, 2021; and

•

analyst share price targets for Columbia common stock in recently published, publicly available research analysts’ reports, with share price targets ranging from $39.00 to $43.00 and noting a median share price target of $40.00.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Umpqua or Columbia. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to Umpqua or Columbia. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Umpqua and Columbia. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Umpqua and Columbia.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Umpqua with respect to the mergers on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Umpqua, Columbia and the industries in which they operate.

For services rendered in connection with the mergers, Umpqua has agreed to pay J.P. Morgan a fee of $36,000,000, $5,000,000 of which became payable upon the delivery of J.P. Morgan’s opinion and the remainder of which will become payable only upon consummation of the mergers. In addition, Umpqua has agreed to reimburse J.P. Morgan for its costs and expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.

During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor any of its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with Umpqua or Columbia. J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of Umpqua and Columbia. During the two-year period preceding delivery of its opinion, the aggregate fees recognized by J.P. Morgan from Umpqua were approximately $475,000 and from Columbia were $0. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Umpqua or Columbia for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.

Certain Unaudited Prospective Financial Information

Columbia and Umpqua do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, revenues, earnings, financial condition or other results given, among other reasons, the inherent uncertainty of the underlying assumptions and estimates, other than, from time to time, estimated ranges of certain expected financial measures for the current year and certain future years in their respective regular earnings conference calls, investor conference presentations, press releases and other investor materials.

However, in connection with the mergers, Columbia and Umpqua are including in this joint proxy statement/prospectus certain unaudited prospective financial information (which we refer to collectively as the “prospective financial information”), with respect to Columbia and Umpqua on a standalone basis and without giving effect to the mergers (except as expressly set forth below under “—Certain Estimated Synergies Attributable to the Mergers”). The prospective financial information of Umpqua prepared or approved by Umpqua senior management was provided to and used by KBW (Columbia’s financial advisor) with approval for use by Columbia management, and provided to and used by J.P. Morgan (Umpqua’s financial advisor) with approval for use by Umpqua management for the purpose of performing financial analyses in connection with their respective opinions, and to the Columbia board of directors and the Umpqua board of directors in connection with their evaluation of the mergers. The prospective financial information of Columbia prepared by Columbia senior management was provided to and used by KBW with the approval of Columbia for the purpose of performing financial analyses in connection with its opinion, and to the Columbia board of directors in connection with their evaluation of the mergers. The prospective financial information of Columbia based on Wall Street equity research consensus estimates was used by J.P. Morgan for the purpose of performing financial analyses in connection with its opinion, and to the Umpqua board of directors in connection with their evaluation of the mergers. See the sections entitled “The Mergers—Opinion of Columbia’s Financial Advisor” and “The Mergers—Opinion of Umpqua’s Financial Advisor.” A summary of certain significant elements of this information is set forth below and is included in this joint proxy statement/prospectus solely for the purpose of providing Columbia shareholders and Umpqua shareholders access to certain nonpublic information made available to Columbia and Umpqua and their respective boards of directors and financial advisors.

The prospective financial information, to the extent prepared by Umpqua or Columbia senior management, was prepared in good faith and on a reasonable basis based on the best information available to the preparers at the time of their preparation. However, there can be no assurance that the forecasts or projections will be realized, and actual results may vary materially from those shown in the prospective financial information. Neither Columbia nor Umpqua endorses the prospective financial information as necessarily predictive of actual future results.

Furthermore, although presented with numerical specificity, the prospective financial information reflects numerous estimates and assumptions made by Columbia and Umpqua senior management or Wall Street equity research analysts, as applicable, at the time such prospective financial information was prepared for or approved for use by the financial advisors. The prospective financial information represents, as applicable, Columbia senior management’s evaluation, or Wall Street equity research analysts’ evaluation, of Columbia’s expected future financial performance on a standalone basis and Umpqua senior management’s evaluation of Umpqua’s expected future financial performance on a standalone basis, without reference to the mergers (except as expressly set forth under “—Certain Estimated Synergies Attributable to the Mergers”). In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. These and the other estimates and assumptions underlying the prospective financial information involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which Columbia and Umpqua operate and the risks and uncertainties described under the sections entitled “Risk Factors” beginning on page 33 of this joint proxy statement/prospectus and “Cautionary Statement

Regarding Forward-Looking Statements” beginning on page 30 of this joint proxy statement/prospectus and in the reports that Columbia and Umpqua file with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of Columbia and Umpqua and will be beyond the control of the combined company following the completion of the mergers. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the mergers are completed. Further, these assumptions do not include all potential actions that the senior management of Columbia or Umpqua could or might have taken during these time periods. The inclusion in this joint proxy statement/prospectus of the prospective financial information below should not be regarded as an indication that Columbia, Umpqua or their respective boards of directors or advisors considered, or now consider, this prospective financial information to be material information to any Columbia shareholders or Umpqua shareholders, as the case may be, particularly in light of the inherent risks and uncertainties associated with such prospective financial information.

This information should not be construed as financial guidance and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information is not fact and should not be relied upon as necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change. Except as expressly set forth below under “—Certain Estimated Synergies Attributable to the Mergers,” the prospective financial information does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement or the possible financial and other effects on Columbia or Umpqua of the mergers, and does not attempt to predict or suggest actual future results of the combined company following the completion of the mergers or give effect to the mergers, including the effect of negotiating or executing the merger agreement, the costs that may be incurred in connection with consummating the mergers, the potential synergies that may be achieved by the combined company as a result of the mergers (except as expressly set forth below under “—Certain Estimated Synergies Attributable to the Mergers”), the effect on Columbia or Umpqua of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the mergers. Further, the prospective financial information does not take into account the effect of any possible failure of the mergers to occur. No assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the combined company would operate after the mergers.

The accompanying prospective financial information was prepared separately using, in some cases, different assumptions, and the different estimates are not intended to be added together. Adding the prospective financial information together for the two companies is not intended to represent the results the combined company will achieve if the mergers are completed and is not intended to represent forecasted financial information for the combined company if the mergers are completed.

By including in this joint proxy statement/prospectus a summary of the prospective financial information, neither Columbia nor Umpqua nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of Columbia or Umpqua compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved. Neither Columbia, Umpqua nor, after completion of the mergers, the combined company undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The prospective financial information summarized in this section is not being included in this joint proxy statement/prospectus in order to induce any Columbia shareholder to vote in favor of the Columbia articles amendment proposal or Columbia share issuance proposal or any of the other proposals to be voted on at the Columbia special meeting nor to induce any Umpqua shareholder to vote in favor of the Umpqua merger proposal or any of the other proposals to be voted on at the Umpqua special meeting.

The accompanying prospective financial information, to the extent prepared by Umpqua or Columbia senior management, was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles.

Subject to the above, the prospective financial information included in this section has been provided by Columbia’s management and Umpqua’s management as described in this section. Neither Deloitte & Touche LLP (each of Columbia’s and Umpqua’s independent registered public accounting firm) nor any other independent registered public accounting firm, has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto or its achievability and assumes no responsibility for the prospective financial information and disclaims any association with the prospective financial information. The reports by Deloitte & Touche LLP incorporated by reference in this joint proxy statement/prospectus relate to Columbia’s and Umpqua’s previously issued financial statements. They do not extend to the prospective financial information and should not be read to do so.

In light of the foregoing, and taking into account that the Columbia special meeting and the Umpqua special meeting will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Columbia shareholders and Umpqua shareholders are strongly cautioned not to place unwarranted reliance on such information, and Columbia and Umpqua urge all Columbia shareholders and Umpqua shareholders to review Columbia’s and Umpqua’s respective most recent SEC filings for descriptions of Columbia’s and Umpqua’s respective reported financial results and the financial statements of Columbia and Umpqua incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus.

Certain Internal Management Projections for Columbia

The following table presents certain internal management projections for Columbia, which we refer to collectively as the “Columbia projections,” that were used by KBW at the direction of Columbia management in the financial analyses performed in connection with KBW’s opinion, as described in the section entitled “The Mergers—Opinion of Columbia’s Financial Advisor” beginning on page 73.

($ in millions, except per share)	2021 Estimated	2022 Estimated	2023 Estimated	2024 Estimated
Net Income to Common Shareholders(1)	$207.1	$226.9	$236.2	$239.2
Diluted Earnings per Share	$2.91	$2.88	$3.00	$3.04
Total Assets	$20,864	$21,609	$22,366	$23,146

(1)	Reflects net income available to holders of Columbia common stock.

For purposes of extrapolating Columbia’s financial results after 2024, Columbia’s senior management provided KBW with, among other things, estimated long-term annual growth rates of 4.0% for Columbia’s net income and earnings per share for the years 2025 and thereafter.

Certain “Street” Consensus Estimates for Columbia

The following table includes Wall Street equity research consensus estimates as of, or for the years ending, as applicable, December 31, 2021, 2022 and 2023, which we refer to collectively as the Columbia street estimates. The Columbia street estimates were used by J.P. Morgan at the direction of Umpqua management in certain of the financial analyses performed in connection with J.P. Morgan’s opinion, as described in the section entitled “The Mergers—Opinion of Umpqua’s Financial Advisor” beginning on page 82.

($ in millions, except per share)	2021 Estimated	2022 Estimated	2023 Estimated
Net Income to Common Shareholders(1)	$192	$201	$215
Diluted Earnings per Share	$2.74	$2.65	$2.75
Total Assets	$19,735	$20,398	$21,474

(1)	Reflects net income available to holders of Columbia common stock.

Umpqua management also provided J.P. Morgan with (and Umpqua management directed J.P. Morgan to use), (i) estimated long-term annual net income to common shareholders growth rates of 4.0% for the years ending 2024 through 2026, (ii) estimated long-term annual asset growth rates of 3.0% as of December 31, 2024, 2025 and 2026, (iii) a ratio of risk-weighted assets to total assets of 62.7% for purposes of determining risk-weighted assets as of December 31, 2021, 2022, 2023, 2024, 2025 and 2026, and (iv) a target Common Equity Tier 1 ratio, which we refer to as a CET1 ratio, of 10.0% as of each of December 31, 2021, 2022, 2023, 2024, 2025 and 2026. We refer to the growth rates, ratios and assumptions described in this paragraph, collectively with the Columbia street estimates, as the extrapolated Columbia street estimates.

Certain Internal Management Projections for Umpqua

The following table includes certain estimates for Umpqua as of, or for the years ending, as applicable, December 31, 2021, 2022 and 2023, which we refer to collectively as the “Umpqua management estimates.” The Umpqua management estimates, among other estimates, were prepared and provided by Umpqua management and used by J.P. Morgan at the direction of Umpqua management, and by KBW at the direction of Columbia management, in certain of the financial analyses performed in connection with each such financial advisory firm’s opinion, as described in the sections entitled “The Mergers—Opinion of Columbia’s Financial Advisor” and “The Mergers—Opinion of Umpqua’s Financial Advisor” beginning on page 73 and page 82, respectively.

($ in millions, except per share)	2021 Estimated	2022 Estimated	2023 Estimated
Net Income to Common Shareholders(1)	$411	$371	$412
Diluted Earnings per Share	$1.87	$1.71	$1.90
Total Assets	$30,490	$30,546	$31,833
Risk-Weighted Assets	$23,022	$24,404	$26,209

(1)	Reflects net income available to holders of Umpqua common stock.

Umpqua management also provided J.P. Morgan and KBW with (and Umpqua management directed J.P. Morgan to use and Columbia management directed KBW to use), (i) estimated annual net income growth rates of 3.0% for the years ending 2024 through 2026 and (ii) estimated annual asset growth rates of 3.0% as of December 31, 2024, 2025 and 2026. In addition, Umpqua management provided J.P. Morgan with (and Umpqua management directed J.P. Morgan to use) (i) a ratio of risk-weighted assets to total assets of 82.3% for purposes of determining risk-weighted assets as of December 31, 2024, 2025 and 2026 and (ii) a target CET1 ratio of 10.0% as of each of December 31, 2021, 2022, 2023, 2024, 2025 and 2026.

Certain Estimated Synergies Attributable to the Mergers

Columbia management and Umpqua management developed and provided to their respective boards of directors certain prospective financial information relating to the anticipated cost synergies to be realized by the combined company following the completion of the mergers beginning in 2022. Such prospective financial information also was (i) provided by Columbia to KBW and approved by Columbia for KBW’s use and reliance, and (ii) provided by Umpqua to J.P. Morgan and approved by Umpqua for J.P. Morgan’s use and reliance, in each case in connection with such financial advisors’ respective financial analyses and opinions as described in this joint proxy statement/prospectus under the sections entitled “—Opinion of Columbia’s Financial Advisor” and “—Opinion of Umpqua’s Financial Advisor.”

For purposes of their analyses, KBW and J.P. Morgan were directed by Columbia management and Umpqua management, respectively, to assume estimated pre-tax annual cost savings of $135 million, phased in approximately 12% in 2022, 66% in 2023, and 100% in 2024, with a 3% growth in annual cost savings starting in 2023. The total restructuring charge was estimated to be $236 million pre-tax ($191 million after-tax). The cost synergies assumed a hypothetical June 30, 2022 closing date for the mergers. See above in this section for further information regarding the uncertainties underlying the synergy estimates as well as the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 30 and 33, respectively, for further information regarding the uncertainties and factors associated with realizing synergies in connection with the mergers.

Interests of Certain Columbia Directors and Executive Officers in the Mergers

Certain of Columbia’s directors and executive officers may have interests in the mergers that are different from, or in addition to, the interests of Columbia shareholders generally. The Columbia board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the mergers, in approving the merger agreement and the mergers and in recommending to Columbia shareholders that they vote to approve the Columbia articles amendment proposal, the Columbia share issuance proposal and the Columbia adjournment proposal. For more information, see the sections entitled “The Mergers—Background of the Mergers” beginning on page 59 and “The Mergers—Columbia’s Reasons for the Mergers; Recommendation of the Columbia Board of Directors” beginning on page 67. Such interests are described in more detail below.

Treatment of Columbia Equity Awards

The Columbia equity awards held by Columbia’s executive officers immediately prior to the effective time will generally be treated in the same manner as those Columbia equity awards held by other employees generally. At the effective time, the performance vesting conditions applicable to each outstanding Columbia PSU award will be measured and the award will become a service-based vesting award relating to the number of shares of Columbia common stock equal to the number of shares of Columbia common stock subject to such Columbia PSU award immediately prior to the effective time that would be earned assuming the achievement of the applicable performance goals as of immediately prior to the effective time based on the higher of target performance and actual performance through the latest practicable date prior to the effective time as reasonably determined by the Columbia Compensation Committee. Except with respect to the performance vesting conditions, each such award will continue to be governed by the same terms and conditions as were applicable to the applicable Columbia PSU award immediately prior to the effective time; provided that each such award will be subject to service-based vesting only and will no longer be subject to any performance conditions.

The parties have agreed that the effective time will constitute a change in control for purposes of the outstanding Columbia equity awards. As such, the Columbia restricted stock awards held by the 12 non-employee members of the Columbia board of directors will accelerate and vest at the effective time in accordance with their terms, and all equity awards held by Columbia executive officers (including all Columbia PSU awards) will be subject to “double-trigger” vesting upon a termination without “cause” or for “good reason” (each as defined in the applicable Columbia stock plan, and each a “qualifying termination”).

For an estimate of the amounts that would be realized by each of Columbia’s named executive officers upon a qualifying termination at the effective time in respect of their unvested Columbia equity awards that are outstanding on November 19, 2021, see the section entitled “—Quantification of Potential Payments and Benefits to Columbia’s Named Executive Officers” beginning on page 98. The estimated aggregate amount that would be realized by the 12 non-employee members of the Columbia board of directors in respect of their unvested Columbia restricted stock awards if the mergers were to be completed on November 19, 2021 is $689,764, and the estimated aggregate amount that would be realized by the three Columbia executive officers who are not named executive officers in respect of their unvested Columbia equity awards if the mergers were to be completed and they experienced a qualifying termination on November 19, 2021 is $1,307,377. The amounts in this paragraph were determined using equity awards outstanding as of November 19, 2021 and a price per share of Columbia common stock of $34.44 (the average closing market price over the first five business days following the first public announcement of the mergers on October 12, 2021) and, for purposes of the Columbia PSU awards, assuming achievement of the target level of performance. These amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur prior to the effective time of the mergers following the date of this joint proxy statement/prospectus. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts to be received by Columbia’s directors and executive officers may materially differ from the amounts set forth above.

Amended and Restated Employment Agreement with Clint E. Stein

On October 11, 2021, in connection with execution of the merger agreement, Columbia, Columbia Bank and Clint E. Stein, the current President and Chief Executive Officer of Columbia and Chief Executive Officer of Columbia Bank, entered into an amended and restated employment agreement (the “CEO agreement”), which incorporates the terms of the succession plan and confirms the terms of his compensation following the mergers. In the event that Mr. Stein is not employed by Columbia as of immediately prior to the closing or the merger agreement is terminated prior to closing in accordance with its terms, the CEO agreement will automatically terminate and be void ab initio, and Mr. Stein’s existing Columbia employment agreement will remain in full force and effect. The CEO agreement provides for the following:

•

Pursuant to the CEO agreement, and as further described in the section entitled “The Mergers—Governance of the Combined Company after the Mergers,” Mr. Stein will serve as President and Chief Executive Officer of the combined company and Chief Executive Officer of the surviving bank following the closing. Mr. Stein will also continue to serve as a member of the combined company board of directors and of the board of directors of the surviving bank following the closing. Mr. Stein has agreed that the mergers and other actions contemplated by the merger agreement will not constitute or give rise to a valid claim of good reason under the CEO agreement and the other compensation arrangements applicable to him.

•

The CEO agreement provides for a term through the fifth anniversary of the closing, during which Mr. Stein will receive an annual base salary of $1,150,000, which will be reviewed for increase (but not decrease) annually by the compensation committee of the board of directors of the combined company. Mr. Stein will also be eligible to receive an annual cash bonus with a target opportunity of not less than 100% of base salary and will be granted annual long-term incentive awards with a target opportunity of 200% of base salary (with respect to the year in which the closing occurs, taking into account any award granted prior to the closing). Following the closing, in the discretion of the board of directors of the combined company, Mr. Stein may be eligible to receive a synergy integration or similar award to support a successful integration of Columbia and Umpqua. Mr. Stein will also be eligible to participate in benefit plans of the combined company on a basis no less favorable than those generally applicable to other executives of the combined company.

•

Consistent with his employment agreement prior to the amendment and restatement, if Mr. Stein’s employment is terminated for any reason other than for cause, disability or death, or if Mr. Stein terminates his employment for good reason (as each such term is defined in the CEO agreement) (each, a “qualifying termination”), in each case not in connection with a change of control (as defined in the CEO agreement), Mr. Stein will be entitled to receive, subject to his execution and non-revocation of a release of claims, (1) cash severance equal to two times annual base salary, (2) a prorated bonus for the year of termination, (3) prorated vesting of any long-term incentive awards (based on actual performance in the case of awards subject to performance-based vesting) and (4) continued health and welfare benefits for two years following termination.

•

Also consistent with his employment agreement prior to the amendment and restatement, if Mr. Stein experiences a qualifying termination within six months prior to, or within 24 months following, a change in control, including the mergers, Mr. Stein will be entitled to receive (1) cash severance equal to two-and-one-half times the sum of Mr. Stein’s annual base salary and target annual bonus, (2) a prorated target bonus for the year of termination and (3) subject to Mr. Stein’s execution of a release of claims, continued health and welfare benefits for 30 months. On any such qualifying termination, Mr. Stein’s long-term incentive awards will be treated in accordance with the terms of the applicable award agreements.

•

The CEO agreement provides that, if the compensation and benefits payable thereunder or any other arrangement would be subject to Section 280G of the Code, such amounts would be reduced to the extent such reduction would place Mr. Stein in a better after-tax position.

•

Mr. Stein will be subject to customary restrictive covenants, including non-competition and non-solicitation covenants, during his employment and for two years thereafter. He will also be subject to perpetual confidentiality covenants.

Change-in-Control Agreements with Other Columbia Executive Officers

Columbia Bank maintains change-in-control agreements (the “CIC agreements”) with certain of its executive officers other than Mr. Stein, including Kumi Y. Baruffi, Aaron J. Deer, David Moore Devine, Lisa K. Dow, Eric Eid, David C. Lawson, Andrew L. McDonald and Christopher Merrywell, which provide for payments upon a qualifying termination of employment related to a change in control. Upon a qualifying termination within 365 days (730 days for Mr. McDonald) following a change in control (as defined in the CIC agreements, and which will include the mergers) or termination of employment without cause prior to a change in control at any time from and after 60 days prior to the public announcement of a transaction that will result in a change in control (provided that the change in control occurs within 18 months of the executive’s termination date), the executive officers will receive:

•	a severance benefit equal to two times the amount of the executive officer’s then-current annual base salary, paid in equal monthly installments on the last day of each month for two years;

•	vesting of any stock options and the lapsing of restrictions on any restricted stock awards; and

•

payment or reimbursement for the full amount of COBRA premiums incurred by the executive officer for coverage under Columbia Bank’s group health plans for the executive officer and his or her eligible dependents for up to 18 months.

The CIC agreements provide that, if the compensation and benefits payable thereunder would be subject to Section 280G of the Code, such amounts would be reduced to the extent such reduction would place the executive officer in a better after-tax position.

Each executive officer will also be bound by covenants not to (1) compete with Columbia or any of its subsidiaries and (2) solicit employees, customers or business partners of Columbia or any of its subsidiaries, in each case for up to two years after the commencement of severance benefit payments (unless payments of such severance benefits are waived by the executive officer).

For an estimate of the amounts that would be payable to each of Columbia’s named executive officers who is party to a CIC agreement if the mergers were to be completed and they experienced a qualifying termination on November 19, 2021, see the section entitled “—Quantification of Potential Payments and Benefits to Columbia’s Named Executive Officers” beginning on page 98. The estimated aggregate amount that would be payable to the three Columbia executive officers who are not named executive officers and are party to a CIC agreement if the mergers were to be completed and they experienced a qualifying termination on November 19, 2021 is $1,910,654 (excluding any equity award vesting, which is quantified in the section above entitled “—Treatment of Columbia Equity Awards”). The amounts in this paragraph were determined using annual base salaries and COBRA premium costs as of November 19, 2021. These amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures or changes to annual base salaries or COBRA premium costs that may occur prior to the effective time of the mergers following the date of this joint proxy statement/prospectus. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts to be received by Columbia’s directors and executive officers may materially differ from the amounts set forth above.

Supplemental Executive Retirement Plan

Columbia maintains Supplemental Executive Retirement Plan Agreements (such agreements, together, the “SERP”) to provide retirement benefits for five executive officers, including each of Messrs. Lawson, McDonald and Stein and Mses. Baruffi and Dow. The SERP provides a lifetime annual retirement benefit, the amount of which declines if an executive retires before a designated retirement age. A participant is fully vested upon 20 years of service, at which point the SERP is intended to provide lifetime retirement benefits equal to 60% of the average of the three highest years of base salary (which we refer to as the “SERP formula”), with an annual two percent cost of living adjustment to benefit payments. Upon a qualifying termination following a change in control, the executive will be vested in the benefit that the executive would have received had he or she remained employed by Columbia until reaching the normal retirement age. Furthermore, the non-competition covenant in the SERP would not apply to the executive.

For an estimate of the amounts that would be realized by each of Columbia’s named executive officers who is a participant in the SERP if the mergers were to be completed and they experienced a qualifying termination on November 19, 2021, see the section entitled “—Quantification of Potential Payments and Benefits to Columbia’s Named Executive Officers” beginning on page 98. The estimated aggregate amount of the benefit enhancement that would become payable to the two Columbia executive officers who are not named executive officers and are participants in the SERP if the mergers were to be completed and they experienced a qualifying termination on November 19, 2021 is $2,866,845.

Columbia Supplemental Compensation Agreements

Columbia Bank has entered into Executive Supplemental Compensation Agreements (each, a “Unit Plan”) with five executive officers, including each of Mr. Stein (in 2008), Mr. Eid (two plans, one each in 2011 and 2014), Mr. Merrywell (two plans, one each in 2015 and 2018), Mr. McDonald (three plans, one each in 2004, 2006 and 2007) and Mr. Moore Devine (in 2019) primarily to supplement retirement benefits in lieu of a SERP. Each separate Unit Plan provides that the executive will begin receiving a monthly payment beginning the first month following the tenth anniversary of each plan, based on an annual aggregate payment of $25,000 per year for ten years.

In 2013, Columbia Bank entered into a SERP with each of Messrs. Stein and McDonald. If any payments due to Messrs. McDonald or Stein under their SERPs are to be made simultaneously with payments due to them under their Unit Plans, then any SERP payments will be reduced to the extent of the amounts to be paid out from their Unit Plans. The reduction will be calculated by deducting the amount of the Unit Plan payments from the scheduled SERP benefit payments. Once the Unit Plan benefit payment periods expire, retirement benefit payments under the SERP plan will no longer be reduced. The Unit Plans applicable to Messrs. Stein and McDonald do not contain change-in-control provisions.

Upon a qualifying termination in each case following a change in control (such as the mergers), Mr. Eid (under his 2014 Unit Plan only since his 2011 arrangement is fully vested), Mr. Merrywell and Mr. Moore Devine will be entitled to receive a payment equal to (i) if termination occurs on or prior to the fifth anniversary of the applicable Unit Plan, one half of the full benefit under the Unit Plan or (ii) if termination occurs after the fifth anniversary of the applicable Unit Plan but on or before the tenth anniversary of the applicable Unit Plan, the full benefit under the applicable Unit Plan. In each case, the benefit will be payable in monthly payments following the tenth anniversary of each plan and the restrictive covenants in the Unit Plans would not apply to the executive.

For an estimate of the amounts that would be realized by each of Columbia’s named executive officers who is a party to a Unit Plan containing change in control provisions that would apply if the mergers were to be completed and they experienced a qualifying termination on November 19, 2021, see the section entitled “—Quantification of Potential Payments and Benefits to Columbia’s Named Executive Officers” beginning on page 98. The estimated aggregate amount that would be payable to the one Columbia executive officer who is not a named executive officer and who is party to a Unit Plan containing change in control provisions that would apply if the mergers were to be completed and such executive officer experienced a qualifying termination on November 19, 2021 is $125,000.

Other Actions

In connection with the merger agreement, Columbia and Umpqua intend to establish joint and independent retention programs to promote retention and to incentivize efforts to consummate the mergers and effectuate the integration and conversion. Awards under these retention programs will be contingent upon the recipient’s continued employment through at least 30 days after the effective time or 30 days after the occurrence of the conversion of the core operating and business bank treasury management systems of Columbia and Umpqua, subject to earlier payout upon qualifying termination events. Certain of Columbia’s executive officers (including Umpqua’s named executive officers) may be eligible to participate in these retention programs, along with other key leaders and critical contributors to the organization. As of the date of this joint proxy statement/prospectus, participants in the retention programs, the terms of such awards and the award amounts, if any, have not yet been finalized.

Board of Directors and Management of the Combined Company and Surviving Bank

At the effective time, the board of directors of the combined company and the board of directors of the surviving bank will each consist of 14 directors, of which seven will be legacy Umpqua directors, including Mr. O’Haver, and of which the remaining seven will be legacy Columbia directors, including Mr. Stein and Craig D. Eerkes, Columbia’s current Chairman of the board of directors. As of the effective time, Mr. Eerkes will serve as the lead independent director of the board of directors of the combined company and the board of directors of the surviving bank. See the section entitled “The Mergers—Governance of the Combined Company after the Mergers” for additional details. Other than Messrs. Stein and Eerkes, as of the date of this joint proxy statement/prospectus, no decisions have been made with respect to which current Columbia directors will be appointed to the board of directors of the combined company and the board of directors of the surviving bank in the mergers. Non-employee members of the combined company’s board of directors will be compensated for such service.

As described in the section entitled “The Mergers—Management of the Combined Company after the Mergers,” in addition to Mr. Stein’s expected service as President and Chief Executive Officer of the combined company and Chief Executive Officer of the surviving bank, Mr. Merrywell is expected to serve as President of Consumer Banking of the combined company.

Quantification of Potential Payments and Benefits to Columbia’s Named Executive Officers

The table below sets forth the information required by Item 402(t) of the Regulation S-K regarding certain compensation that will or may be paid or become payable to each of Columbia’s “named executive officers” (as identified in accordance with SEC regulations) and that is based on, or otherwise relates to, the mergers. The amounts listed below are estimates based on the following assumptions:

•

the effective time (which the parties have agreed will, subject to certain exceptions, constitute a change in control or term of similar import under each applicable Columbia agreement or arrangement) will occur on November 19, 2021 (which is the assumed date solely for purposes of this golden parachute compensation disclosure);

•	each named executive officer will experience a qualifying termination, as of the effective time;

•	the named executive officer’s base salary and target short-term incentive opportunity will remain unchanged from those in place as of November 19, 2021;

•	each applicable named executive officer’s outstanding Columbia equity awards are those that are outstanding as of November 19, 2021;

•

the price per share of Columbia common stock at the effective time of the mergers is $34.44 (the average closing market price of Columbia common stock over the first five business days following the public announcement of the mergers on October 12, 2021, as required by Item 402(t) of Regulation S K); and

•	for purposes of the unvested Columbia PSU awards set forth in the table, achievement at the target level of performance.

The calculations in the tables do not include amounts that Columbia’s named executive officers were already entitled to receive or vested in as of the date of this joint proxy statement/prospectus. The calculations in the tables also do not reflect compensation actions that may occur after the date of this joint proxy statement/prospectus but before the effective time of the mergers (including any additional equity award grants, issuances or forfeitures that may occur, or future dividends or dividend equivalents that may be accrued, after the date of this joint proxy statement/prospectus but before the effective time of the mergers) and do not include compensation amounts that do not relate to and are not impacted by the mergers. In addition, the calculations in the tables do not include any amounts that may become payable under the CEO agreement with Mr. Stein, as those amounts are contingent upon, and will be paid as compensation for, services provided to the combined company following the effective time. For more information, see the sections entitled “—Treatment of Columbia Equity Awards” beginning on page 115 and “—Amended and Restated Employment Agreement with Clint E. Stein” beginning on page 95. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the tables, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

For purposes of this disclosure, “single trigger” refers to payments and benefits that arise solely as a result of the completion of the mergers and “double trigger” refers to payments and benefits that require two conditions, which are the completion of the mergers and a qualifying termination of employment.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension / NQDC ($)(3)	Benefits ($)(4)	Total ($)
Named Executive Officers(a)
Clint E. Stein	$4,638,400	$2,000,310	$2,821,478	$59,340	$9,519,528
Aaron J. Deer	$810,000	$437,732	—	$11,538	$1,259,270
Eric J. Eid	$680,000	$512,674	$250,000	$35,604	$1,478,251
Christopher M. Merrywell	$920,000	$737,188	$375,000	$35,604	$2,067,792
Andrew L. McDonald	$830,000	$783,510	$3,886,971	$23,994	$5,524,475
Kumi Y. Baruffi	$680,000	$481,299	$2,286,836	$34,974	$3,483,109

(a)

Former Executive Officers: Gregory A. Sigrist, Columbia’s former Executive Vice President, Chief Financial Officer, terminated employment with Columbia on February 28, 2020 and is not entitled to receive any compensation in connection with, or as a result of, the mergers.

(1)

Pursuant to his existing employment agreement with Columbia and Columbia Bank, upon a qualifying termination within six months prior to, or within 24 months following a change in control, Mr. Stein is entitled to (i) cash severance equal to two-and-one-half times the sum of his annual base salary and target annual bonus ($3,952,000), paid in equal monthly installments for 30 months following termination, plus (ii) a prorated target bonus for the year of termination ($686,400), paid in a lump sum. Pursuant to their change in control agreements, upon a qualifying termination within 365 days (730 days for Mr. McDonald) following a change in control or termination of employment without cause prior to a change in control at any time from and after 60 days prior to the public announcement of a transaction that will result in a change in control (provided that the change in control occurs within 18 months of the executive’s termination date), each other named executive officer is entitled to cash severance equal to two times the amount of the respective named executive officer’s then-current annual base salary, paid in equal monthly installments on the last day of each month for two years. Payment of cash severance is “double trigger” and, as described above, is payable only upon a qualifying termination in connection with the mergers.

(2)

Equity awards held by the named executive officers under Columbia’s 2018 equity incentive plan will accelerate and vest upon a qualifying termination of employment within two years following the mergers. Set forth below are the separate values of each type of unvested equity-based award held by each of Columbia’s named executive officers that, in each case, would vest on a qualifying termination 24 months following the mergers, based on the assumptions set forth above. Treatment of all such equity awards is “double trigger,” and amounts are payable only upon a qualifying termination event within 24 months following the mergers.

Name	Unvested Columbia PSU Awards ($)	Unvested Columbia Restricted Stock Awards ($)	Total ($)
Clint E. Stein	$1,659,836	$340,474	$2,000,310
Aaron J. Deer	$437,732	$—	$437,732
Eric J. Eid	$340,922	$171,752	$512,674
Christopher M. Merrywell	$558,031	$179,157	$737,188
Andrew L. McDonald	$353,630	$429,880	$783,510
Kumi Y. Baruffi	$288,504	$192,795	$481,299

(3)

Pursuant to their Unit Plans, upon a qualifying termination following a change in control, each of Mr. Eid (under only his 2014 Unit Plan, as his 2011 arrangement is fully vested) and Mr. Merrywell will be entitled to receive a payment equal to (i) if termination occurs on or prior to the fifth anniversary of the applicable Unit Plan, one half of the full benefit under the Unit Plan or (ii) if termination occurs after the fifth anniversary of the applicable Unit Plan but on or before the tenth anniversary of the applicable Unit Plan, the full benefit under the applicable Unit Plan. In each case, the benefit will be payable in monthly payments following the tenth anniversary of each plan. Pursuant to their SERPs, upon a qualifying termination following a change in control, each of Messrs. Stein and McDonald and Ms. Baruffi will be vested in the benefit that each executive would have received had he or she remained employed by Columbia until reaching the normal retirement age. Such benefits are “double trigger” and are payable upon a qualifying termination following the mergers.

(4)

For Mr. Stein, pursuant to the CEO Agreement, represents the value of continued employer-paid health and welfare benefits for 30 months following a termination in connection with a change in control, subject to his execution of a release of claims. For the other named executive officers, represents the value of the employee-portion of COBRA premiums for up to 18 months, payable pursuant to their CIC Agreements. Such benefits are “double trigger” and are payable only upon a qualifying termination following the mergers.

Interests of Certain Umpqua Directors and Executive Officers in the Mergers

Certain of Umpqua’s directors and executive officers may have interests in the mergers that are different from, or in addition to, the interests of Umpqua shareholders generally. The Umpqua board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the mergers, in approving the merger agreement and the mergers and in recommending to Umpqua shareholders that they vote to approve the Umpqua merger proposal, the Umpqua compensation proposal and the Umpqua adjournment proposal. For more information, see the sections entitled “The Mergers—Background of the Mergers” beginning on page 59 and “The Mergers—Umpqua’s Reasons for the Mergers; Recommendation of the Umpqua Board of Directors” beginning on page 70. Such interests are described in more detail below.

Treatment of Umpqua Equity Awards

The Umpqua equity awards held by Umpqua’s non-employee directors and executive officers immediately prior to the effective time will be adjusted to reflect the mergers in the same manner as those Umpqua equity awards held by other employees generally, except that the awards held by Umpqua’s non-employee directors will fully vest at the effective time. At the effective time, outstanding Umpqua equity awards will be treated as follows:

•

Umpqua RSU Awards. Each Umpqua RSU award that is outstanding immediately prior to the effective time and is not an Umpqua performance award will (i) if granted to a non-employee member of the Umpqua board of directors, fully vest and be converted into the right to receive (without interest) the merger consideration in respect of each share of Umpqua common stock subject to such Umpqua RSU award immediately prior to the effective time, and (ii) if not granted to an individual in clause (i), be assumed and converted into a Columbia RSU award with the same terms and conditions as were applicable under such Umpqua RSU award immediately prior to the effective time (including vesting terms), relating to the number of shares of Columbia common stock equal to the product of (A) the number of shares of Umpqua common stock subject to such Umpqua RSU award immediately prior to the effective time, multiplied by (B) the exchange ratio, with any fractional shares rounded to the nearest whole share of Columbia common stock.

•

Umpqua Performance Awards. Each Umpqua performance award that is outstanding immediately prior to the effective time will be assumed and converted into a an adjusted performance award relating to the number of shares of Columbia common stock equal to the product of (A) the number of shares of Umpqua common stock subject to such Umpqua performance award immediately prior to the effective time that would be earned assuming the achievement of the applicable performance goals as of immediately prior to the effective time based on the higher of target performance and actual performance through the latest practicable date prior to the effective time (which may be the end of Umpqua’s most recently completed fiscal quarter prior to the effective time) as reasonably determined by the Umpqua compensation committee, multiplied by (B) the exchange ratio, with any fractional shares rounded to the nearest whole share of Columbia common stock. Except as specifically provided above, each such adjusted performance award will be subject to the same terms and conditions (including service-based vesting terms) as applied to the Umpqua performance award immediately prior to the effective time; provided that each such Adjusted Performance Award will be subject to service-based vesting only and will no longer be subject to any performance conditions.

•

Umpqua Option Awards. Each Umpqua option award that is outstanding and unexercised immediately prior to the effective time will be assumed and converted automatically into an adjusted option award to purchase, on the same terms and conditions as were applicable under such Umpqua option award immediately prior to the effective time (including vesting terms), the number of shares of Columbia common stock (rounded down to the nearest whole number of shares of Columbia common stock) equal to the product of (A) the number of shares of Umpqua common stock subject to such Umpqua option award immediately prior to the effective time, multiplied by (B) the exchange ratio, which adjusted option award will have an exercise price per share of Columbia common stock equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of Umpqua common stock subject to such Umpqua option award immediately prior to the effective time, by (2) the exchange ratio.

•

Umpqua Deferred Stock Awards. Each Umpqua deferred stock award will be assumed and converted automatically into a fully vested deferred stock award in respect of shares of Columbia common stock, subject to the same terms and conditions (other than with respect to vesting) as were applicable under such Umpqua deferred stock award immediately prior to the effective time, and relating to the number of shares of Columbia common stock equal to the product of (A) the number of shares of Umpqua common stock subject to such Umpqua deferred stock award immediately prior to the effective time, multiplied by (B) the exchange ratio, with any fractional shares rounded to the nearest whole share of Columbia common stock.

For an estimate of the amounts that would be realized by each of Umpqua’s named executive officers upon a termination without “cause” or for “good reason” (each as defined in the applicable award agreement, and each a “qualifying termination”) at the effective time (which the parties have agreed will constitute a change in control for purposes of the Umpqua equity awards) in respect of their unvested Umpqua equity awards that are outstanding on November 19, 2021, see the section entitled “—Quantification of Potential Payments and Benefits to Umpqua’s Named Executive Officers” beginning on page 105. The estimated aggregate amount that would be realized by the ten non-employee members of the Umpqua board of directors in respect of their unvested Umpqua equity awards if the mergers were to be completed on November 19, 2021 is $1,617,783, and the estimated aggregate amount that would be realized by the three Umpqua executive officers who are not named executive officers in respect of their unvested Umpqua equity awards if the mergers were to be completed and they experienced a qualifying termination on November 19, 2021 is $1,314,045. The amounts in this paragraph were determined using equity awards outstanding as of November 19, 2021 and a price per share of Umpqua common stock of $20.34 (the average closing market price over the first five business days following the first public announcement of the mergers on October 12, 2021) and, for purposes of the Umpqua performance awards, assuming achievement of the target level of performance. These amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur prior to the effective time of the mergers following the date of this joint proxy statement/prospectus. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts to be received by Umpqua’s directors and executive officers who are not named executive officers may materially differ from the amounts set forth above.

Umpqua Employment Agreements

Umpqua is party to existing employment agreements with each of its executive officers that provide for payments in connection with a termination of employment in connection with a change in control. The parties have agreed that the completion of the mergers will constitute a change in control under each employment agreement.

The employment agreements provide that if the executive officer’s employment with Umpqua is terminated without cause or for good reason (each, a “qualifying termination”) after the announcement of a proposed change in control or within 18 months of a change in control, the executive officer would receive the following severance payments and benefits, in each case subject to execution and non-revocation of a release of claims:

•

continued base salary for two years (two years and six months for Mr. O’Haver, or one year for one executive officer who is not a named executive officer), payable in equal installments over two years in accordance with Umpqua’s normal payroll practices, but no less frequently than monthly;

•

an amount equal to 200% (250% for Mr. O’Haver, or 100% for one executive officer who is not a named executive officer) of the executive officer’s target annual cash incentive compensation for the fiscal year in which the executive officer’s termination of employment occurs (or, if greater, the year in which the change in control occurs), payable in equal installments over two years in accordance with Umpqua’s normal payroll practices, but no less frequently than monthly; and

•

reimbursement of the monthly cost of continued health and medical coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for the executive officer and his or her covered spouse and/or dependents until the earliest of (i) the two-year (two years and six months for Mr. O’Haver, or one year for one executive officer who is not a named executive officer) anniversary of the date of the executive officer’s termination of employment, (ii) the date on which the executive officer is no longer eligible to receive COBRA continuation coverage and (iii) the date on which the executive officer receives substantially similar coverage from another employer or other source.

The employment agreements provide that, if the compensation and benefits payable thereunder would be subject to Section 280G of the Code, such amounts would be reduced to the extent such reduction would place the executive officer in a better after-tax position.

The Umpqua employment agreements also contain certain restrictive covenants, including a perpetual nondisclosure covenant and covenants concerning non-solicitation of customers and employees, which apply for two years following a termination of employment for any reason. In addition, the Umpqua employment agreements with the named executive officers contain non-competition covenants which apply for up to 18 months following a termination of employment for any reason.

For an estimate of the amounts that would be realized by each of Umpqua’s named executive officers upon a qualifying termination at the effective time of the mergers under their Umpqua employment agreements, see the section entitled “—Quantification of Potential Payments and Benefits to Umpqua’s Named Executive Officers” beginning on page 105. The estimated aggregate amount that would be payable to the three Umpqua executive officers who are not named executive officers under their existing employment agreements if the mergers were to be completed and they were to experience a qualifying termination on November 19, 2021 is $2,500,891, based on current base salary and target bonus amounts.

Columbia Letter Agreement with Cort O’Haver

On October 11, 2021, Columbia entered into a letter agreement (the “executive chair agreement”) with Cort O’Haver, which incorporates the terms of the succession plan and confirms the terms of his compensation arrangements following the mergers. In the event that Mr. O’Haver’s employment terminates for any reason prior to the closing or the merger agreement is terminated prior to the closing in accordance with its terms, the executive chair agreement will automatically terminate and be void ab initio, and neither party will have any obligations thereunder. The executive chair agreement provides for the following:

•

Pursuant to the executive chair agreement, and as further described in the section entitled “The Mergers—Governance of the Combined Company after the Mergers,” from the closing until the third anniversary of the closing, Mr. O’Haver will serve as the Executive Chairman of the board of directors of the combined company and the board of directors of the surviving bank, and will be employed by the combined company through such time (the “employment period”).

•

During the employment period, Mr. O’Haver will receive (1) annual base salary of $1,250,000, which will be reviewed for increase (but not decrease) annually by the compensation committee of the board of directors of the combined company, (2) an annual cash incentive award with a target opportunity of 100% of annual base salary and (3) an annual long-term incentive awards with a target grant date fair value of 200% of annual base salary (with respect to the year in which the closing occurs, taking into account any award granted prior to the closing). Mr. O’Haver will also be entitled to employee benefits on terms that are no less favorable than those provided to other senior executives of the combined company.

•

On or as soon as reasonably practicable following the closing, in lieu of any severance or other benefits under Mr. O’Haver’s existing Umpqua employment agreement (which will terminate and be of no force and effect as of the closing date), the combined company will credit $5,250,000 to a deferred compensation account established in Mr. O’Haver’s name under a deferred compensation plan maintained by the combined company as consideration for his services during the employment period and the restrictive covenants described below. On or as soon as reasonably practicable after the closing, Mr. O’Haver will also be granted a synergy integration award in the form of restricted stock units with a grant date fair value of $5,000,000 and vesting in three installments, commencing on the systems conversion date of the banking operation of Columbia and Umpqua and on each of the first and second anniversaries thereof, subject to his continued employment through each such date.

•

If Mr. O’Haver’s employment is terminated during the employment period for any reason other than for “cause,” disability or death, or if Mr. O’Haver resigns his employment for “good reason,” subject to his execution and non-revocation of a release of claims, Mr. O’Haver will be eligible to receive: (1) a lump sum equal to the product of (A) the sum of annual base salary and target bonus, and (B) the number equal to the quotient of (x) the number of full and partial months remaining in the employment period divided by (y) 12 (provided that, following a change in control of the combined company that occurs after the closing, the severance amount will be no less than two and one-half times the sum of base salary and target bonus), (2) a prorated bonus for the year of termination (the “prorated bonus”), (3) payment of COBRA premiums for 24 months (the “COBRA benefits”), (4) accelerated vesting (without proration) of any outstanding cash or equity long-term incentive awards (including the synergy incentive award, with any performance conditions to be deemed satisfied in full) with respect to any service vesting requirement, with any awards with a performance-based condition (excluding the synergy incentive award, to the extent there are applicable performance metrics) to remain outstanding and be eligible to be earned in full, based on actual performance (the “LTI benefits”), and (5) the fees Mr. O’Haver would have earned during the advisor period described below.

•

The definition of “good reason” includes a trigger related to any change in Mr. O’Haver’s titles or positions from those contemplated by the executive chair agreement, or the failure of the boards of directors of the combined company or of the surviving bank to appoint, nominate or elect Mr. O’Haver to the positions contemplated by the executive chair agreement.

•

For the period beginning on the third anniversary of the closing and ending on the fifth anniversary of the closing (the “advisor period”), Mr. O’Haver will provide consulting services to the combined company. Mr. O’Haver will be entitled to an annual advisor fee of $3,000,000 during the advisor period and will be provided with an executive office, access to administrative support and business expense reimbursement.

•

If Mr. O’Haver dies or becomes disabled during the employment period, he (or his estate) will receive the prorated bonus, the COBRA benefits, the LTI benefits and the fees Mr. O’Haver would have earned during the advisor period. If Mr. O’Haver dies or becomes disabled during the advisor period, he (or his estate) will receive any remaining portion of the annual advisor fee that otherwise would have been paid to him had he served for the full advisor period.

•

The executive chair agreement provides that, if the compensation and benefits payable thereunder or any other arrangement would be subject to Section 280G of the Code, such amounts would be reduced to the extent such reduction would place Mr. O’Haver in a better after-tax position.

•

Under the executive chair agreement, Mr. O’Haver has agreed to be bound by certain restrictive covenants, including non-competition and non-solicitation (of employees, clients and customers) covenants, for the five-year period following the closing date. He will also be subject to perpetual confidentiality covenants.

Other Actions

In connection with the merger agreement, Columbia and Umpqua intend to establish joint and independent retention programs to promote retention and to incentivize efforts to consummate the mergers and effectuate the integration and conversion. Awards under these retention programs will be contingent upon the recipient’s continued employment through certain dates or integration and transition events following the effective time, subject to earlier payout upon qualifying termination events. Certain of Umpqua’s executive officers (including Umpqua’s named executive officers) may be eligible to participate in these retention programs, along with other key leaders and critical contributors to the organization. As of the date of this joint proxy statement/prospectus, participants in the retention programs, the terms of such awards and the award amounts, if any, have not yet been finalized.

In addition, under the merger agreement, Umpqua is permitted to take action to amend the terms of outstanding Umpqua equity awards to provide for a 24-month protected period for qualifying terminations following the effective time (as opposed to the current 18 month protected period). As of the date of this joint proxy statement/prospectus, Umpqua has not yet determined whether such action will be taken.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement generally provides that from and after the effective time, the combined company will indemnify and hold harmless (and will advance expenses as incurred to) all of Umpqua’s directors and executive officers (among others) against any costs and liabilities arising out of or pertaining to the fact that such person is or was a director, officer or employee of Umpqua or its subsidiaries and pertaining to matters, acts or omissions existing or occurring at or prior to the effective time, including the transactions contemplated by the merger agreement, in each case to the extent (subject to applicable law, the Umpqua articles and the Umpqua bylaws) such persons are indemnified or entitled to such advancement or expenses as of the date of the merger agreement by Umpqua pursuant to the Umpqua articles, bylaws, the governing or organizational documents of any Umpqua subsidiaries or any indemnification agreements in existence as of the closing date. The merger agreement generally requires the combined company to maintain in effect for a period of six years after the effective time the current policies of directors’ and officers’ liability insurance, maintained by Umpqua with respect to claims arising from facts or events that occurred prior to the effective time or certain substitute policies, or to obtain a six-year tail policy under Umpqua’s existing directors’ and officers’ liability insurance policy providing equivalent coverage. For a more detailed description, see the section entitled “The Merger Agreement—Covenants and Agreements—Director and Officer Indemnification and Insurance” beginning on page 124.

Board of Directors and Management of the Combined Company and Surviving Bank

Immediately following the closing of the mergers, the board of directors of the combined company and the board of directors of the surviving bank will each consist of 14 directors, of which seven will be legacy Umpqua directors, including Mr. O’Haver, and of which the remaining seven will be legacy Columbia Directors. As described above in “—Columbia Letter Agreement with Cort O’Haver” and the section entitled “The Mergers—Governance of the Combined Company after the Mergers,” Mr. O’Haver will serve as Executive Chairman and a member of the board of directors of the combined company and the board of directors of the surviving bank. Other than Mr. O’Haver, as of the date of this joint proxy statement/prospectus, no decisions have been made with respect to which current Umpqua directors will be appointed to the board of directors of the combined company and the board of directors of the surviving bank in the mergers. Non-employee members of the board of directors of the combined company will be compensated for such service.

As described in the section entitled “The Mergers—Management of the Combined Company after the Mergers,” in addition to Mr. O’Haver’s expected service as Executive Chairman of the combined company and the surviving bank, Mr. Nixon is expected to serve as President of Commercial Banking of the combined company and Mr. Farnsworth is expected to serve as Chief Financial Officer of the combined company.

Quantification of Potential Payments and Benefits to Umpqua’s Named Executive Officers

The table below sets forth the information required by Item 402(t) of the Regulation S-K regarding certain compensation that will or may be paid or become payable to each of Umpqua’s “named executive officers” (as identified in accordance with SEC regulations) and that is based on, or otherwise relates to, the mergers. The amounts listed below are estimates based on the following assumptions:

•

The effective time (which the parties have agreed will, subject to certain exceptions, constitute a change in control or term of similar import under each applicable Umpqua agreement or arrangement) will occur on November 19, 2021 (which is the assumed date solely for the purposes of this golden parachute compensation disclosure);

•	Each named executive officer will experience a qualifying termination as of the effective time;

•	The named executive officer’s base salary and target short-term incentive opportunity will remain unchanged from those in place as of November 19, 2021;

•	Each named executive officer’s outstanding Umpqua equity awards are those that are outstanding as of November 19, 2021;

•

The price per share of Umpqua common stock at the effective time of the mergers is $20.34 (the average closing market price over the first five business days following the first public announcement of the mergers on October 12, 2021, as required by Item 402(t) of Regulation S-K); and

•	For purposes of the unvested Umpqua performance awards set forth in the tables, achievement at the target level of performance.

The calculations in the tables below do not include amounts that Umpqua’s named executive officers were already entitled to receive or vested in as of the date of this joint proxy statement/prospectus. The calculations in the tables also do not reflect compensation actions that may occur after the date of this joint proxy statement/prospectus but before the effective time of the mergers (including any additional equity award grants, issuances or forfeitures that may occur, or future dividends or dividend equivalents that may be accrued, after the date of this joint proxy statement/prospectus but before the effective time of the mergers). In addition, the calculations in the tables do not include any amounts that may become payable under the executive chair agreement to Mr. O’Haver, as those amounts are contingent upon, and will be paid as compensation for, services provided to the combined company following the effective time. However, as described above, Mr. O’Haver’s Umpqua employment agreement will terminate and be of no force or effect following the effective time, and will be superseded by the executive chair agreement. For additional information, please see the section entitled “—Columbia Letter Agreement with Cort O’Haver”. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the tables, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

For purposes of this disclosure, “single trigger” refers to payments and benefits that arise solely as a result of the completion of the mergers and “double trigger” refers to payments and benefits that require two conditions, which are the completion of the mergers and a qualifying termination of employment.

Named Executive Officers(a)	Cash(1)	Equity(2)	Benefits(3)	Total
Cort O’Haver	$5,250,000	$6,904,881	$21,227	$12,176,107
Ron Farnsworth	$1,836,000	$1,914,157	$51,088	$3,801,245
Tory Nixon	$2,600,000	$2,661,184	$51,088	$5,312,272
Andrew Ognall	$1,564,000	$1,053,104	$47,598	$2,664,702
David Shotwell	$1,394,000	$1,269,541	$31,944	$2,695,486

(a)

Former Executive Officers. Rilla Delorier, Umpqua’s former Executive Vice President and Chief Strategy Officer, terminated employment with Umpqua on August 7, 2020 and is not entitled to receive any compensation in connection with, or as a result of, the mergers.

(1)

Cash. The cash amount payable to the named executive officers consists of (i) continued base salary for two years (two years and six months for Mr. O’Haver), payable in equal installments over two years in accordance with Umpqua’s normal payroll practices, but no less frequently than monthly, and (ii) an amount equal to 200% (250% for Mr. O’Haver) of the named executive officer’s target annual cash incentive compensation for the fiscal year in which the named executive officer’s termination of employment occurs (or, if greater the year in which the change in control occurs), payable in equal installments over two years in accordance with Umpqua’s normal payroll practices, but no less frequently than monthly, both of which are payable on a “double-trigger” basis.

Named Executive Officers	Continued Base Salary	Annual Cash Incentive Compensation Payments
Cort O’Haver	$2,625,000	$2,625,000
Ron Farnsworth	$1,020,000	$816,000
Tory Nixon	$1,300,000	$1,300,000
Andrew Ognall	$920,000	$644,000
David Shotwell	$820,000	$574,000

(2)

Equity. As described in the section entitled “The Merger Agreement—Treatment of Umpqua Equity Awards,” represents the value of the unvested Umpqua RSU awards and Umpqua performance awards that would be payable upon a qualifying termination of employment at the effective time (i.e., “double-trigger”). None of Umpqua’s named executive officers hold any unvested Umpqua option awards or Umpqua deferred stock awards.

Named Executive Officers	Umpqua RSU Awards	Umpqua Performance Awards
Cort O’Haver	$1,238,279	$5,666,602
Ron Farnsworth	$729,677	$1,184,480
Tory Nixon	$1,060,914	$1,600,270
Andrew Ognall	$396,976	$656,128
David Shotwell	$517,938	$751,604

(3)

Benefits. Reimbursement of the monthly cost of continued health and medical coverage under COBRA for the named executive officer and his covered spouse and/or dependents until the earliest of (i) the two-year (two years and six months for Mr. O’Haver) anniversary of the date of the named executive officer’s termination of employment, (ii) the date on which the named executive officer is no longer eligible to receive COBRA continuation coverage and (iii) the date on which the named executive officer receives substantially similar coverage from another employer or other source. Such amounts are payable on a “double-trigger” basis.

Governance of the Combined Company after the Mergers

Columbia Articles Amendment

In connection with the mergers and subject to the approval by Columbia shareholders of the Columbia articles amendment proposal, the Columbia articles will be amended to increase the number of authorized shares of Columbia common stock from 115,000,000 to 520,000,000 shares. A copy of the proposed articles of amendment to the Columbia articles is attached to this joint proxy statement/prospectus as Annex B.

After the second effective time, the Columbia articles, as amended immediately prior to the effective time, will be the articles of incorporation of the combined company until thereafter amended in accordance with applicable law.

Bylaws

Prior to the effective time, the Columbia board of directors will take all actions necessary to cause the bylaws of Columbia to be amended as set forth in Exhibit B to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus, and such amended bylaws, as amended immediately prior to the effective time, will be the bylaws of the combined company, until thereafter amended in accordance with applicable law. The Columbia bylaw amendment implements certain governance matters for the combined company following completion of the mergers.

For a three-year period after the effective time, certain of the provisions of the Columbia bylaw amendment may generally be modified, amended or repealed, and any bylaw provision or other resolution inconsistent with such provisions may be adopted (and any such modification, amendment, repeal or inconsistent bylaw provision or other resolution may be proposed or recommended by the board of directors of the combined company for adoption by the shareholders of Columbia), only by the affirmative vote of at least 75% of the entire board of directors of the combined company.

Boards of Directors of the Combined Company and the Surviving Bank

At the effective time, in accordance with the Columbia bylaw amendment, the board of directors of the combined company and the board of directors of the surviving bank will each consist of 14 directors, of which seven will be legacy Umpqua directors, including Mr. O’Haver, and of which the remaining seven will be legacy Columbia directors, including Mr. Stein and Mr. Eerkes, who will serve as the initial Lead Independent Director. For a three-year period after the effective time, if a legacy Umpqua director or a successor to a legacy Umpqua director leaves the board of directors, no less than a majority of the remaining legacy Umpqua directors (or their successors) must approve the successor to such departing director. Similarly, for a three-year period after the effective time, if a legacy Columbia director or a successor to a legacy Columbia director leaves the board of directors, no less than a majority of the remaining legacy Columbia directors (or their successors) must approve the successor to such departing director.

Additionally, for a period of three years after the effective time, failure to reappoint Mr. O’Haver to his position as Executive Chairman of the board of directors of both the combined company and the surviving bank or removal of either Mr. Stein or Mr. O’Haver from either board must be approved by a vote of at least 75% of the entire board of directors of the combined company.

The Columbia bylaw amendment provides that for a period of three years after the effective time, at any time at which the Chairman of the board of directors of the combined company is not an independent director, the board of directors of the combined company, by a majority vote, will designate a Lead Independent Director from among the independent directors who are legacy Columbia directors or successors to legacy Columbia directors, unless there are no independent legacy Columbia directors or successors to legacy Columbia directors who are willing to serve in such position, in which case the lead independent director may be designated from among any of the independent directors.

Management of the Combined Company after the Mergers

The merger agreement and the Columbia bylaw amendment provide that following the mergers, (i) Mr. O’Haver shall serve as the Executive Chairman of the board of directors of the combined company and the board of directors of the surviving bank and (ii) Mr. Stein will serve as President and Chief Executive Officer of the combined company, as Chief Executive Officer of the surviving bank and as a member of the board of directors of both the combined company and the surviving bank. The Columbia bylaw amendment provides that in the case of Messrs. O’Haver and Stein, their removal from the positions described above or any change in any of their employment arrangements for a period of three years following the effective time will require a 75% vote of the entire board of directors of the combined company.

In addition, Columbia and Umpqua have announced additional members of the resulting executive management team of the combined company as follows, all of whom are current executive officers of either Columbia or Umpqua as set forth below:

•	Ron Farnsworth, Chief Financial Officer (Umpqua);

•	Chris Merrywell, President of Consumer Banking (Columbia); and

•	Tory Nixon, President of Commercial Banking (Umpqua).

Contribution to Charitable Foundation

Columbia and Umpqua have publicly announced that they intend to together contribute $20 million to the charitable foundation of the combined company following the closing of the mergers.

Name and Headquarters

The merger agreement and the Columbia bylaw amendment provide that the names of the combined company and the surviving bank will be Columbia Banking System, Inc. and Umpqua Bank, respectively; that the headquarters of the combined company will be located in Tacoma, Washington; and that the headquarters of the surviving bank will be located in the Portland, Oregon metropolitan area (including Clackamas and Washington counties).

Regulatory Approvals

To complete the mergers and the bank merger, Columbia and Umpqua need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank and other regulatory authorities. Subject to the terms of the merger agreement, Columbia and Umpqua have agreed to cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals, use their reasonable best efforts to make such filings within 30 business days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, regulatory agencies and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the mergers and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such regulatory agencies and governmental entities. The term “requisite regulatory approvals” means all regulatory authorizations, consents, orders and approvals (and the expiration or termination of all statutory waiting periods in respect thereof), or waivers of such regulatory authorizations, consents, orders and approvals from the Federal Reserve Board and the FDIC and as otherwise set forth in the merger agreement that are necessary to consummate the transactions contemplated by the merger agreement, including the mergers and the bank merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the combined company.

Under the terms of the merger agreement, Columbia and Umpqua and their subsidiaries will not be required or, without the written consent of the other party, permitted, to take actions, or commit to take any action, or agree to any condition or restriction in connection with obtaining the foregoing permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the mergers and the bank merger (a “materially burdensome regulatory condition”).

The approval of an application means only that the statutory and regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by Umpqua shareholders in the first merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the mergers.

Columbia and Umpqua believe that the mergers do not raise significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals. However, there can be no assurance that all of the regulatory approvals described below will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals, the companies’ ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have an adverse effect on the financial condition, results of operations, assets or business of combined company following the completion of the mergers. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the mergers or, if such a challenge is made, what the result of such challenge will be.

Federal Reserve Board

The mergers are subject to the approval of the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The Federal Reserve Board takes into consideration a number of factors when acting on applications under Section 3 of the BHC Act. These factors include the effect of the mergers on competitiveness in affected banking markets, the financial and managerial resources of the companies and banks involved (including consideration of the capital adequacy, liquidity, and earnings performance, as well as the competence, experience and integrity of the officers, directors and principal shareholders, and the records of compliance with applicable laws and regulations) and future prospects of the combined organization. The Federal Reserve Board also considers the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve Board may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.

In considering an application under Section 3 of the BHC Act, the Federal Reserve Board also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act of 1997 (the “CRA”), pursuant to which the Federal Reserve Board must also take into account the record of performance of each of Columbia and Umpqua in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by their depository institution subsidiaries. As part of the review process in merger transactions, the Federal Reserve Board frequently receives protests from community groups and others. In their most recent CRA performance evaluations, Columbia Bank received an overall “Outstanding” regulatory rating and Umpqua Bank received an overall “Satisfactory” regulatory rating.

In addition, in connection with interstate merger and bank merger transactions, the Federal Reserve Board considers certain additional factors under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, as amended (the “Riegle-Neal Act”), including the capital position of the acquiring bank holding company or bank, as the case may be, relevant state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws.

The initial submission of the applications to the Federal Reserve Board occurred on November 22, 2021.

Federal Deposit Insurance Corporation

The bank merger is subject to the prior approval of the FDIC under Section 18(c) of the Federal Deposit Insurance Act (the “Bank Merger Act”). In evaluating an application filed under the Bank Merger Act, the FDIC generally considers: (1) the competitive impact of the transaction, (2) the financial and managerial resources of the depository institutions party to the bank merger and the future prospects of the resulting institution, (3) the depository institutions’ effectiveness in combating money-laundering activities, (4) the convenience and needs of the communities to be served, and (5) the extent to which the bank merger or mergers would result in greater or more concentrated risks to the stability of the United States banking or financial system. The FDIC also reviews the performance records of the relevant depository institutions under the CRA, including their CRA ratings.

The initial submission of the applications to the FDIC occurred on November 22, 2021.

Oregon Department of Consumer and Business Services, Division of Financial Regulation

The bank merger is subject to approval by the Director of the Oregon Department of Consumer and Business Services (the “Oregon Director”) pursuant to the Oregon Revised Statutes (the “ORS”). Among other things, the Oregon Director will consider whether the proposed bank merger conforms with the ORS and whether the proposed bank merger is detrimental to the safety and soundness of the resulting Oregon state-chartered bank or the public interest.

The initial submission of the applications to the Oregon Director occurred on November 22, 2021.

Public Notice and Comments

The BHC Act, the Bank Merger Act as well as Federal Reserve Board and FDIC regulations require published notice of, and the opportunity for public comment on, the applications to the Federal Reserve Board and the FDIC. These agencies take into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. These agencies are also authorized to hold one or more public hearings or meetings if these agencies determine that such hearings or meetings would be appropriate. The receipt of written comments or any public meeting or hearing could prolong the period during which the application is under review by these agencies.

Department of Justice Review and Waiting Periods

In addition to the Federal Reserve Board, the Antitrust Division of the Department of Justice (the “DOJ”) conducts a concurrent competitive review of the mergers to analyze the mergers’ competitive effects and determine whether the mergers would result in a violation of the antitrust laws. Transactions approved under Section 3 of the BHC Act or the Bank Merger Act generally may not be completed until 30 days after the approval of the applicable federal agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the mergers, the DOJ could analyze the mergers’ effect on competition differently than the Federal Reserve Board or the FDIC, and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board or the FDIC regarding the mergers’ effects on competition. A determination by the DOJ not to object to the mergers may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.

Additional Regulatory Approvals and Notices

Additional notifications and/or applications requesting approval may be submitted to various other federal, state and non-U.S. regulatory authorities and self-regulatory organizations, including but not limited to notifications and/or applications to certain state financial services and banking regulators with respect to Umpqua Bank maintaining the existing Columbia Bank offices in those states.

Accounting Treatment of the Mergers

Columbia and Umpqua prepare their respective financial statements in accordance with GAAP. The mergers will be accounted for as a reverse acquisition of Columbia by Umpqua under the acquisition method of accounting, and Umpqua will be treated as the acquirer for accounting purposes.

Stock Exchange Listings

Columbia common stock is listed for trading on the NASDAQ under the symbol “COLB.” Umpqua common stock is listed for trading on the NASDAQ under the symbol “UMPQ.” In connection with the completion of the mergers, the Umpqua common stock currently listed on the NASDAQ will be delisted from such exchange and deregistered under the Exchange Act.

Under the terms of the merger agreement, Columbia will file a notification of additional shares of Columbia common stock to be issued in the first merger prior to the effective time and in accordance with the NASDAQ’s rules and Columbia will also take all other action required to effectuate the listing of such additional shares pursuant to such rules. The merger agreement provides that neither Columbia nor Umpqua will be required to complete the first merger if such notification is not filed or if further action is required to authorize such additional shares for listing, subject to notice of issuance. Following the mergers, shares of Columbia common stock will continue to be traded on the NASDAQ.

Appraisal or Dissenters’ Rights in Connection with the Mergers

Under Section 23B.13.020 of the WBCA, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares only in the event of certain corporate acts including: certain mergers which require shareholder approval and which the shareholder is entitled to vote on; certain share exchanges which the shareholder is entitled to vote on; certain sales or exchanges of all, or substantially all, of the corporation’s property which the shareholder is entitled to vote on; certain amendments to the articles of incorporation effecting a redemption or cancellation of the shareholders shares; and any corporate action taken pursuant to a shareholder vote to the extent the bylaws or articles of incorporation provide that the shareholders are entitled to dissent and obtain payment for their shares.

Under the WBCA, Columbia shareholders will not be entitled to dissenters’ rights in connection with the mergers or other matters to be voted on at the Columbia special meeting because Columbia shareholders are not required to approve either the first merger or the subsequent merger within the meaning of Section 23B.11.030 of the WBCA, and the Columbia articles amendment will not effect a redemption or cancellation of any Columbia shareholders’ shares. Accordingly, no dissenters’ rights are available to Columbia shareholders in connection with the mergers or other matters to be voted on at the Columbia special meeting.

Under Section 60.554 of the OBCA, a shareholder is entitled to dissent from, and obtain payment of the fair value of his, her, or its shares only in the event of certain corporate acts including, among others: certain mergers which require shareholder approval and which the shareholder is entitled to vote on; certain share exchanges which the shareholder is entitled to vote on; certain sales or exchanges of all, or substantially all, of the corporation’s property which the shareholder is entitled to vote on; approval of a control share acquisition; an amendment of the corporation’s articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it either (i) alters or abolishes a preemptive right of the shareholder to acquire shares or other securities or (ii) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under the OBCA; election to become a noncorporate business entity; and other corporate actions taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that shareholders are entitled to dissent and obtain payment for their shares.

Under Section 60.554(3) of the OBCA, dissenters’ rights are not available to holders of shares listed on a national securities exchange on the record date for the special meeting at which the merger is to be approved. Accordingly, since the shares of Umpqua common stock were listed on the NASDAQ, a national securities exchange, on the record date for the Umpqua special meeting, no dissenters’ rights are available to Umpqua shareholders in connection with the mergers or other matters to be voted on at the Umpqua special meeting.

THE MERGER AGREEMENT

This section of the joint proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this joint proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is attached as Annex A to this document and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement, as it is the legal document governing the mergers. This section is not intended to provide you with any factual information about Columbia or Umpqua. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings Columbia and Umpqua make with the SEC as described in the section entitled “Where You Can Find More Information” beginning on page 168 of this joint proxy statement / prospectus.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Columbia and Umpqua contained in this joint proxy statement/prospectus or in the public reports of Columbia or Umpqua filed with the SEC may supplement, update or modify the factual disclosures about Columbia and Umpqua contained in the merger agreement. The merger agreement contains representations and warranties by Columbia, on the one hand, and representations and warranties by Umpqua, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by Columbia and Umpqua were qualified and subject to important limitations agreed to by Columbia and Umpqua in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the mergers if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that Columbia and Umpqua each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about Columbia and Umpqua at the time they were made or otherwise and should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information.”

Structure of the Mergers

Each of Columbia’s and Umpqua’s respective boards of directors has unanimously approved the merger agreement. The merger agreement provides that Merger Sub will merge with and into Umpqua with Umpqua continuing as the surviving entity in the first merger. Immediately following the first merger, Umpqua will merge with and into Columbia, with Columbia as the surviving corporation in the subsequent merger. Following the completion of the mergers, Columbia Bank will merge with and into Umpqua Bank, with Umpqua Bank as the surviving bank in the bank merger.

At any time prior to the effective time, Columbia and Umpqua may, by mutual agreement, change the method or structure of effecting the transactions contemplated by the merger agreement (including the mergers), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change may (i) alter or change the exchange ratio or the number of shares of Columbia common stock received by Umpqua shareholders in exchange for each share of Umpqua common stock, (ii) adversely affect the tax treatment of the Umpqua shareholders or the Columbia shareholders pursuant to the merger agreement, (iii) adversely affect the tax treatment of Umpqua or Columbia pursuant to the merger agreement, or (iv) materially impede or delay the consummation of the transactions contemplated by the merger agreement in a timely manner.

Merger Consideration

At the effective time, each share of Umpqua common stock issued and outstanding immediately prior to the effective time, except for shares of Umpqua common stock owned by Umpqua as treasury stock or owned by Umpqua, Columbia or Merger Sub (in each case, other than shares of Umpqua common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by Umpqua or Columbia in respect of debts previously contracted), will be converted into the right to receive 0.5958 of a share of Columbia common stock.

If, prior to the effective time, the outstanding shares of Umpqua common stock or Columbia common stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the exchange ratio to give Columbia shareholders and Umpqua shareholders the same economic effect as contemplated by the merger agreement prior to such event.

Treatment of Fractional Shares

No new certificates or scrip representing fractional shares of Columbia common stock will be issued upon the surrender for exchange of old certificates, no dividend or distribution with respect to Columbia common stock will be payable on or with respect to any fractional share, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Columbia. In lieu of the issuance of any such fractional share, Columbia will pay to each Umpqua shareholder who otherwise would be entitled to receive such fractional share an amount in cash rounded to the nearest cent. This cash amount will be determined by multiplying (i) the average of the closing-sale prices of Columbia common stock on the NASDAQ as reported by The Wall Street Journal for the consecutive period of five full trading days ending on the day preceding the closing date by (ii) the fraction of a share (after taking into account all shares of Umpqua common stock held by such holder immediately prior to the effective time and rounded to the nearest thousandth when expressed in decimal form) of Columbia common stock which such holder would otherwise be entitled to receive pursuant to the merger agreement.

Combined Company Organizational Documents

Immediately prior to the effective time, the articles of Columbia will be amended to increase the number of authorized shares of Columbia common stock from 115,000,000 to 520,000,000 shares, and such articles will be the articles of the combined company as of the second effective time. Immediately prior to the effective time, the bylaws of Columbia will be amended to reflect the appointment of directors and officers for the combined company and certain related governance matters, and such bylaws will be the bylaws of the combined company as of the second effective time.

Treatment of Umpqua Equity Awards

Umpqua RSU Awards

At the effective time, each Umpqua RSU award that is outstanding immediately prior to the effective time that is not an Umpqua performance award will (i) if granted to a non-employee member of the Umpqua board of directors, fully vest and be cancelled and converted automatically into the right to receive (without interest) the merger consideration in respect of each share of Umpqua common stock subject to such Umpqua RSU award immediately prior to the effective time, which will be delivered as soon as reasonably practicable following the closing date and in no event later than five business days following the closing date (or on such later date if required to comply with Section 409A of the Code) and (ii) if not granted to an individual described in clause (i), be assumed and converted into a restricted stock unit award in respect of Columbia common stock with the same terms and conditions as were applicable under such Umpqua RSU award immediately prior to the effective time (including vesting terms), and relating to the number of shares of Columbia common stock equal to the product of (A) the number of shares of Umpqua common stock subject to such Umpqua RSU award immediately prior to the effective time, multiplied by (B) the exchange ratio, with any fractional shares rounded to the nearest whole share of Columbia common stock.

Umpqua Performance Awards

At the effective time, each Umpqua performance award will be assumed and converted into a service-based vesting award relating to the number of shares of Columbia common stock equal to the product of (A) the number of shares of Umpqua common stock subject to such Umpqua performance award immediately prior to the effective time that would be earned assuming the achievement of the applicable performance goals as of immediately prior to the effective time based on the higher of target performance and actual performance through the latest practicable date prior to the effective time (which may be the end of Umpqua’s most recently completed fiscal quarter prior to the effective time) as reasonably determined by the Umpqua Compensation Committee, multiplied by (B) the exchange ratio, with any fractional shares rounded to the nearest whole share of Columbia common stock. Each such adjusted award will be subject to the same terms and conditions (including service-based vesting terms) as applied to the Umpqua performance award immediately prior to the effective time; provided that each such adjusted performance award will be subject to service-based vesting only and will no longer be subject to any performance conditions.

Umpqua Option Awards

At the effective time, each Umpqua option award that is outstanding and unexercised immediately prior to the effective time will be assumed and converted automatically into an adjusted option award to purchase, on the same terms and conditions as were applicable under such Umpqua option award immediately prior to the effective time (including vesting terms), the number of shares of Columbia common stock (rounded down to the nearest whole number of shares of Columbia common stock) equal to the product of (A) the number of shares of Umpqua common stock subject to such Umpqua option award immediately prior to the effective time, multiplied by (B) the exchange ratio, which adjusted option award will have an exercise price per share of Columbia common stock equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of Umpqua common stock subject to such Umpqua option award immediately prior to the effective time, by (2) the exchange ratio.

Umpqua Deferred Stock Awards

At the effective time, each Umpqua deferred stock award will be assumed and converted automatically into a fully vested deferred stock award in respect of shares of Columbia common stock, subject to the same terms and conditions (other than with respect to vesting) as were applicable under such Umpqua deferred stock award immediately prior to the effective time, and relating to the number of shares of Columbia common stock equal to the product of (A) the number of shares of Umpqua common stock subject to such Umpqua deferred stock award immediately prior to the effective time, multiplied by (B) the exchange ratio, with any fractional shares rounded to the nearest whole share of Columbia common stock.

Treatment of Columbia Equity Awards

Columbia PSU Awards

At the effective time, each Columbia PSU award will become a service-based vesting Columbia RSU award relating to the number of shares of Columbia common stock equal to the number of shares of Columbia common stock subject to such Columbia PSU award immediately prior to the effective time that would be earned assuming the achievement of the applicable performance goals as of immediately prior to the effective time based on the higher of target performance and actual performance through the latest practicable date prior to the effective time (which may be the end of Columbia’s most recently completed fiscal quarter prior to the effective time) as reasonably determined by the Columbia Compensation Committee. Each such Columbia award will be subject to the same terms and conditions (including service-based vesting terms) as applied to the Columbia PSU award immediately prior to the effective time; provided that each such award will be subject to service-based vesting only and will no longer be subject to any performance conditions.

Other

For the avoidance of doubt, at the second effective time, all Columbia equity awards granted under the Columbia stock plans will be deemed replaced by the surviving corporation in accordance with Section 15(a) of the Columbia 2018 Equity Incentive Plan (it being understood that, notwithstanding such replacement, each award in respect of a share of Columbia common stock subject to vesting, repurchase or other lapse restriction granted under the Columbia 2018 Equity Incentive Plan that is outstanding immediately prior to the effective time, if granted to a non-employee member of the Board of Directors of Columbia, will fully vest in accordance with the terms of the Columbia 2018 Equity Incentive Plan and applicable award agreement).

Closing and Effective Time

The mergers will become effective at such date and time specified in the articles of merger to be filed with the Secretary of State of the State of Delaware and the articles of merger to be filed with the Secretary of State of the State of Oregon, or at such other date and time provided by applicable law. The closing will take place by electronic exchange of documents at 10:00 a.m., Pacific Standard Time (i) on the first business day of the first calendar month that follows the month in which the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions precedent set forth in the merger agreement (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver thereof); provided, however, that if the last of the conditions precedent is satisfied in the month of November (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver thereof), the closing will take place on the first business day of the immediately following calendar year or (ii) at such other date, time or place agreed in writing by Umpqua, Columbia, and Merger Sub.

Exchange of Shares

Exchange Procedures

As promptly as practicable after the effective time, but in no event later than five business days thereafter, Columbia and Umpqua will cause the exchange agent to mail to each holder of record of one or more old certificates (which, for purposes of this joint proxy statement/prospectus, will be deemed to include certificates or book-entry account statements) representing shares of Umpqua common stock immediately prior to the effective time a letter of transmittal and instructions for use in effecting the surrender of such old certificate(s) in exchange for new certificates (which, for purposes of this joint proxy statement/prospectus, will be deemed to include certificates or, at Columbia’s option, evidence in book-entry form) representing the number of whole shares of Columbia common stock and any cash in lieu of fractional shares which shares of Umpqua common stock represented by such old certificate(s) will have been converted into the right to receive pursuant to the merger agreement, as well as any dividends or distributions to be paid as described in “—Dividends and Distributions” below.

If an old certificate for Umpqua common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration upon (i) the making of an affidavit of that fact by the claimant and (ii) if required by the exchange agent, the posting of a bond in such amount and on such terms as the exchange agent, in consultation with the combined company, may reasonably determine is necessary as indemnity against any claim that may be made against it with respect to such old certificate.

After the effective time, there will be no further transfers on the stock transfer books of Umpqua of the shares of Umpqua common stock that were issued and outstanding immediately prior to the effective time.

Withholding

Columbia will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from any cash in lieu of fractional shares, any cash dividends or distributions payable pursuant to the merger agreement or any other consideration otherwise payable pursuant to the merger agreement to any holder of Umpqua common stock or Umpqua equity awards the amounts it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign tax law. If any such amounts are withheld by Columbia or the exchange agent, as the case may be, and paid over to the appropriate governmental authority, such amounts will be treated for all purposes of the merger agreement as having been paid to the holder of Umpqua common stock or Umpqua equity awards in respect of which the deduction or withholding was made by Columbia or the exchange agent, as the case may be.

Dividends and Distributions

No dividends or other distributions declared with respect to Columbia common stock will be paid to the holder of any unsurrendered old certificate representing shares of Umpqua common stock until the holder surrenders such old certificate in accordance with the merger agreement. After the surrender of an old certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of Columbia common stock which the shares of Umpqua common stock represented by such old certificate have been converted into the right to receive under the merger agreement.

Representations and Warranties

The merger agreement contains representations and warranties made by each of Umpqua, Columbia and Merger Sub relating to a number of matters, including the following:

•	corporate matters, including due organization, qualification and subsidiaries;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the mergers;

•	required governmental and other regulatory and self-regulatory filings and consents and approvals in connection with the mergers;

•	reports to regulatory agencies;

•	SEC reports;

•	financial statements, internal controls, books and records, and absence of undisclosed liabilities;

•	broker’s fees payable in connection with the mergers;

•	the absence of certain changes or events;

•	legal proceedings;

•	tax matters;

•	employee matters and employee benefit matters;

•	compliance with applicable laws;

•	certain material contracts;

•	absence of agreements with regulatory agencies;

•	risk management instruments;

•	environmental matters;

•	investment securities and commodities;

•	real property;

•	intellectual property;

•	related-party transactions;

•	inapplicability of takeover statutes;

•	absence of action or circumstance that could reasonably be expected to prevent the mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	the receipt of opinions from each party’s respective financial advisor;

•	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents;

•	loan portfolio matters;

•	insurance matters;

•	information security; and

•	administration of trust and fiduciary accounts.

The representations and warranties in the merger agreement are (i) subject, in some cases, to specified exceptions and qualifications contained in the confidential disclosure schedules delivered by Columbia and Umpqua, respectively, and (ii) qualified by the reports of Columbia or Umpqua, as applicable, filed with the SEC during the period from January 1, 2020 through the time prior to the execution and delivery of the merger agreement (excluding, in each case, any risk factor disclosures in the risk factor section or any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature).

In addition, certain representations and warranties of Columbia and Umpqua are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect” when used in reference to Columbia, Umpqua, Merger Sub or the combined company, means any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated by the merger agreement.

However, with respect to clause (i), a material adverse effect will not be deemed to include the impact of:

•	changes, after the date of the merger agreement, in U.S. GAAP or applicable regulatory accounting requirements;

•

changes, after the date of the merger agreement, in laws, rules or regulations (including pandemic measures) of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities;

•

changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries (including any such changes arising out of the COVID-19 pandemic or any pandemic measures);

•

changes, after the date of the merger agreement, resulting from hurricanes, earthquakes, tornadoes, floods or other natural disasters or from any outbreak of any disease or other public health event (including the COVID-19 pandemic);

•

public disclosure of the execution of the merger agreement or public disclosure of the consummation of the transactions contemplated by the merger agreement (including any effect on a party’s relationships with its customers or employees);

•

any shareholder litigation arising out of, related to, or in connection with the merger agreement, the mergers or the bank merger that is brought or threatened against a party or any members of a party’s board of directors from and following the date of the merger agreement and prior to the effective time (however, the foregoing will not apply for purposes of certain representations and warranties relating to (i) the absence of conflicts with, or violations of, organizational documents, applicable law or other obligations as a result of the mergers, (ii) required governmental and other regulatory and self-regulatory filings and consents and approvals in connection with the mergers or the bank merger and (iii) acceleration of payments or rights under employee benefit plans) or actions expressly required by the merger agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement;

•

a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (provided that the underlying causes of such decline or failure may be taken into account in determining whether a material adverse effect has occurred); or

•	the expenses incurred by Columbia and Umpqua in negotiating, documenting, effecting and consummating the transactions contemplated by the merger agreement,

except, with respect to the first, second, third and fourth bullets described above, to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.

The representations and warranties in the merger agreement do not survive the effective time.

Covenants and Agreements

Conduct of Businesses Prior to the Consummation of the First Merger

Prior to the effective time (or earlier termination of the merger agreement), except as expressly contemplated or permitted by the merger agreement (including as set forth in the confidential disclosure schedules), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), and subject to certain specified exceptions, (i) each of Columbia and Umpqua will, and will cause its subsidiaries to (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or materially delay the ability of either Umpqua or Columbia to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement or to perform its respective covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby on a timely basis. Notwithstanding the foregoing or the additional restrictions described below (other than those in the second, third, fourth, fifth or eighth bullets below), a party and its subsidiaries may take any commercially reasonable actions that such party reasonably determines are necessary or prudent for it to take or not take in response to the COVID-19 pandemic or the related pandemic measures, provided, that such party will provide prior notice to and consult in good faith with the other party to the extent such actions would otherwise require the other party’s consent.

Additionally, prior to the effective time (or earlier termination of the merger agreement), except as expressly contemplated or permitted by the merger agreement (including as set forth in the confidential disclosure schedules) or required by law, neither Umpqua nor Columbia will, and neither Umpqua nor Columbia will permit any of its respective subsidiaries to, without the prior written consent of the other party to the merger agreement (such consent not to be unreasonably withheld, conditioned or delayed), take any of the following actions:

•

other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six months, (ii) deposits, (iii) issuances of letters of credit, (iv) purchases of federal funds, (v) sales of certificates of deposit and (vi) entry into repurchase agreements, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Umpqua or any of its wholly-owned subsidiaries to Umpqua or any of its wholly owned subsidiaries, on the one hand, or of Columbia or any of its wholly-owned subsidiaries to Columbia or any of its wholly-owned subsidiaries, on the other hand), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

•	adjust, split, combine or reclassify any capital stock;

•

make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, except, in each case, (i) regular quarterly cash dividends by Umpqua at a rate not in excess of $0.21 per share of Umpqua common stock, (ii) regular quarterly cash dividends by Columbia at a rate not in excess of $0.30 per share of Columbia common stock, (iii) dividends paid by any of the subsidiaries of each of Umpqua and Columbia to Umpqua or Columbia or any of their wholly owned subsidiaries, respectively, (iv) regular distributions on outstanding trust preferred securities in accordance with their terms or (v) the exercise of stock options or the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements;

•

grant any stock options, stock appreciation rights, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any shares of capital stock or other equity or voting securities of Umpqua or Columbia or their respective subsidiaries, other than in the case of Columbia, grants of rights to purchase shares of Columbia common stock under the Columbia employee stock purchase plan in accordance with the terms thereof;

•

issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of Umpqua or Columbia or their respective subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of Umpqua or Columbia or their respective subsidiaries, except pursuant to the exercise of stock options or the vesting or settlement of equity compensation awards in accordance with their terms;

•

sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business, or pursuant to contracts or agreements in force at the date of the merger agreement;

•

except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case, other than a wholly owned subsidiary of Umpqua or Columbia, as applicable;

•

in each case, except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, certain material contracts of Umpqua or Columbia, as the case may be, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to Umpqua or Columbia, or enter into certain material contracts;

•

except as required under applicable law or the terms of any Umpqua benefit plan or Columbia benefit plan existing as of the date of the merger agreement, as applicable, (i) enter into, establish, adopt, materially amend or terminate any Umpqua benefit plan or Columbia benefit plan, or any arrangement that would be an Umpqua benefit plan or a Columbia benefit plan if in effect on the date of the merger agreement, other than with respect to broad-based welfare benefit plans (other than severance) in the ordinary course of business consistent with past practice and as would not reasonably be expected to materially increase the cost of benefits under any such Umpqua benefit plan or Columbia benefit plan, as the case may be, (ii) increase the compensation or benefits payable to any current or former employee, director or individual consultant, other than (x) in connection with a promotion (permitted under the merger agreement) or change in responsibilities, in each case, in the ordinary course of business consistent with past practice and to a level consistent with similarly situated peer employees or (y) the payment of incentive compensation for completed performance periods based upon the actual level of achievement of the applicable performance goals in the ordinary course of business consistent with past practice, (iii) accelerate or take any action to accelerate the vesting of any equity-based awards or other compensation or benefits, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, or similar agreement or arrangement; provided, however, that the parties may enter into offer letters with new hires in the ordinary course of business consistent with past practice that do not provide for enhanced or change in control severance, (v) fund any rabbi trust or similar arrangement, or in any other way secure the payment of compensation or benefits under any Umpqua benefit plan or Columbia benefit plan, as the case may be, (vi) terminate the employment or services of certain specified employees of Columbia and Umpqua, respectively, other than for cause, or (vii) hire or promote certain specified employees (other than as a replacement hire or promotion on substantially similar terms of employment as the departed employee);

•

settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount and for consideration not in excess of $250,000 individually or $1,000,000 in the aggregate and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its subsidiaries or the combined company;

•

take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•

amend its articles of incorporation, its bylaws or comparable governing documents of its subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X promulgated by the SEC or the BHC Act;

•

other than in prior consultation with the other party, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

•

enter into any new line of business or, other than in the ordinary course of business (which may include partnering with third parties in origination, flow, servicing and other capacities) consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any governmental entity;

•

merge or consolidate itself or any of its significant subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its significant subsidiaries;

•

make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, or settle any material tax claim, audit, assessment or dispute or surrender any material right to claim a refund of taxes; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

Regulatory Matters

Columbia and Umpqua have agreed to cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, (and in the case of applications, notices, petitions and filings in respect of the requisite regulatory approvals, use their reasonable best efforts to make such filings within 30 business days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the mergers and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities.

Each of Columbia and Umpqua has agreed to use its reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any governmental entity with respect to the merger agreement or the transactions contemplated thereby. Notwithstanding the foregoing, Umpqua, Columbia and their respective subsidiaries are not required, and Umpqua, Columbia and their respective subsidiaries are not permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the required permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the mergers and the bank merger.

Columbia and Umpqua have also agreed to, upon request, and to the extent permitted by applicable law, furnish each other with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with this joint proxy statement/prospectus or any other statement, filing, notice or application made by or on behalf of Columbia, Umpqua or any of their respective subsidiaries to any governmental entity in connection with the mergers, the bank merger and the other transactions contemplated by the merger agreement.

To the extent permitted under applicable law, Columbia and Umpqua have agreed to promptly advise each other upon receiving any communications from any governmental entity whose consent, waiver, approval or authorization is required for consummation of the transactions contemplated by the merger agreement that causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.

Employee Matters

The merger agreement provides that unless mutually agreed by Umpqua and Columbia prior to the effective time, Columbia, as the surviving corporation, will provide to the employees of Columbia, Umpqua and their subsidiaries as of the effective time who continue to remain employed with the surviving corporation and its subsidiaries (the “continuing employees”), during the period commencing at the effective time and ending on December 31 of the calendar year in which the effective time occurs, with the following: (i) annual base salary or wages, as applicable, that are no less than the base salary or wages in effect for each such continuing employee immediately prior to the effective time, (ii) target cash and long-term incentive opportunities that are, in each case, no less favorable than those in effect for each such continuing employee immediately prior to the effective time, and (iii) employee benefits (other than severance) that are no less favorable in the aggregate than those provided to such continuing employees immediately prior to the effective time. With respect to clause (iii), if the parties mutually agree to integrate the continuing employees into the Umpqua benefit plans or the Columbia benefit plans, which may be done on a plan by plan basis, or to modify any existing plans or adopt new benefit plans with respect to the continuing employees (which plans will, among other things, (A) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (B) not discriminate between employees who were covered by Umpqua benefit plans, on the one hand, and those covered by Columbia benefit plans on the other, at the effective time) (the “new benefit plans”), participation in such plans (other than severance) will be deemed to satisfy the foregoing standards, it being understood that the continuing employees may commence participating in the Umpqua benefit plans, the Columbia benefit plans or the new benefit plans on different dates following the effective time with respect to different plans.

In addition, during the period commencing at the effective time and ending on the first anniversary thereof, each continuing employee who is not party to an individual agreement providing for severance or termination benefits and is terminated under severance qualifying circumstances will be provided severance benefits in accordance with the merger agreement, subject to such continuing employee’s execution (and non-revocation) of a release of claims.

The merger agreement also provides that, with respect to any Umpqua benefit plan, Columbia benefit plan or new benefit plan in which any continuing employees become eligible to participate on or after the effective time, Columbia, as the surviving corporation, and its subsidiaries will (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any Umpqua benefit plan, Columbia benefit plan or new benefit plan, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Umpqua benefit plan or Columbia benefit plan, (ii) provide each such employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the effective time under an Umpqua benefit plan or Columbia benefit plan that provides health care benefits, to the same extent that such credit was given under the analogous Umpqua benefit plan or Columbia benefit plan prior to the effective time, in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any new benefit plans, and (iii) recognize all service of such employees with Umpqua and its subsidiaries for all purposes in any

Umpqua benefit plan, Columbia benefit plan or new benefit plan to the same extent such service was taken into account under the analogous Umpqua benefit plan or Columbia benefit plan prior to the effective time; provided that the foregoing service recognition will not apply (a) to the extent it would result in duplication of benefits for the same period of service, (b) for purposes of any tax-qualified defined benefit pension plan, or (c) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits.

Columbia, as the surviving corporation, will assume and honor all Umpqua benefit plans and Columbia benefit plans in accordance with their terms. The parties agree that the consummation of the mergers will constitute a “change in control,” “change of control” or similar concept under each applicable Umpqua benefit plan and Columbia benefit plan; provided that, for purposes of any such plans that provide for deferred compensation within the meaning of Section 409A of the Code, the foregoing will not accelerate the time of payment or distribution of any such deferred compensation (but will accelerate vesting if provided for in accordance with the terms thereof) if the transactions contemplated by the merger agreement do not otherwise constitute a “change in control,” “change of control” or term of similar import under the applicable plan and to so declare as a “change in control,” “change of control” or term of similar import would result in an impermissible payment or distribution for purposes of Section 409A of the Code.

Director and Officer Indemnification and Insurance

From and after the effective time, Columbia as the combined company in the subsequent merger will indemnify and hold harmless and will advance expenses as incurred to all present and former directors, officers and employees of Umpqua and its subsidiaries against any costs and liabilities arising out of or pertaining to the fact that such person is or was a director, officer or employee of Umpqua or its subsidiaries and pertaining to matters, acts or omissions existing or occurring at or prior to the effective time, including the transactions contemplated by the merger agreement, in each case to the extent (subject to applicable law, the Umpqua articles and the Umpqua bylaws) such persons are indemnified or entitled to such advancement or expenses as of the date of the merger agreement by Umpqua pursuant to the Umpqua articles, bylaws, the governing or organizational documents of any Umpqua subsidiaries or any indemnification agreements in existence as of the closing date; provided that in the case of advancement of expenses, any such indemnitee provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

The merger agreement requires the combined company to maintain, for a period of six years after the effective time, the current policies of directors’ and officers’ liability insurance maintained by Umpqua (provided, that the combined company may substitute those policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Umpqua or any of its subsidiaries arising from facts or events that occurred at or prior to the effective time. However, the combined company is not required to spend annually an amount in excess of 300% of the current annual premium paid as of the date of the merger agreement by Umpqua for such insurance (the “premium cap”), and if such premiums for such insurance would at any time exceed the premium cap, then the combined company will maintain policies of insurance which, in its good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, Umpqua, in consultation with, but only upon the consent of, Columbia, may (and at the request of Columbia, Umpqua will use its reasonable best efforts to) obtain at or prior to the effective time a six-year “tail” policy under Umpqua’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the premium cap.

Restructuring Efforts

The merger agreement provides that if Umpqua fails to obtain the requisite Umpqua shareholder approval or if Columbia fails to obtain the requisite Columbia shareholder approval, each of the parties will in good faith use its reasonable best efforts to negotiate a restructuring of the transactions contemplated by the merger agreement

(provided that neither party will have any obligation to alter or change any material terms, including the exchange ratio, or the amount or kind of the consideration to be issued to holders of the capital stock of Umpqua as provided for in the merger agreement or any term that would adversely affect the tax treatment of the transactions contemplated by the merger agreement, in a manner adverse to such party or its shareholders) and/or resubmit the merger agreement or the transactions contemplated thereby (or as restructured) to its respective shareholders for adoption or approval.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this joint proxy statement/prospectus, obtaining required consents, the listing of the shares of Columbia common stock to be issued in the first merger, access to information of the other company, advice of changes, exemption from takeover restrictions, shareholder litigation relating to the transactions contemplated by the merger agreement, the coordination of dividend declarations, the assumption by Columbia of Umpqua’s indebtedness, public announcements with respect to the transactions contemplated by the merger agreement, and the amendment to the Columbia articles.

Combined Company Governance

Boards of Directors of the Combined Company and the Surviving Bank

The merger agreement and the Columbia bylaw amendment to be effected in connection with the mergers provide for certain arrangements related to the boards of directors of Columbia and Umpqua Bank after the mergers as described below.

At the effective time, the board of directors of the combined company and the board of directors of the surviving bank will each consist of 14 directors, of which seven will be legacy Umpqua directors, including Cort L. O’Haver, and of which the remaining seven will be legacy Columbia directors, including Clint E. Stein and Craig D. Eerkes. The Columbia bylaw amendment provides that for a period of three years after the effective time, if a legacy Umpqua director or a successor to a legacy Umpqua director leaves the board of directors of the combined company, the successor to such departing director must be approved by no less than a majority of the remaining legacy Umpqua directors. Similarly, for a period of three years after the effective time, if a legacy Columbia director or a successor to a legacy Columbia director leaves the board of directors of the combined company, the successor to such departing director must be approved by no less than a majority of the remaining legacy Columbia directors.

At the effective time, Mr. Eerkes will serve as the Lead Independent Director for the board of directors of the combined company. The Columbia bylaw amendment provides that for a period of three years after the effective time, at any time at which the Chairman of the board of directors of the combined company is not an independent director, the board of directors of the combined company, by a majority vote, will designate a Lead Independent Director from among the independent directors who are legacy Columbia directors, unless there are no independent legacy Columbia directors who are willing to serve in such position, in which case the lead independent director may be designated from among any of the independent directors.

Management of the Combined Company after the Mergers

The merger agreement and the Columbia bylaw amendment provide that upon completion of the mergers, (i) Mr. O’Haver will serve as Executive Chairman of the board of directors of the combined company and the board of directors of the surviving bank for a term of three years and (ii) Mr. Stein will serve as the President and Chief Executive Officer of the combined company and as the Chief Executive Officer of Umpqua Bank as the surviving bank and as a member of the board of directors of the combined company and the board of directors of Umpqua Bank as the surviving bank. In the case of Messrs. O’Haver and Stein, their removal from the positions described above and, in the case of Mr. Stein alone, any change in his employment arrangements that would allow him to claim termination for good reason will under the Columbia bylaw amendment require a vote of at least 75% of the entire board of directors of the combined company.

Headquarters and Name of the Combined Company

Effective as of the effective time, (i) the headquarters of Columbia (and, as of the second effective time, the combined company) will be located in Tacoma, Washington, and the headquarters of Umpqua Bank (and, as of the effective time of the bank merger, the surviving bank) will be located in the Portland, Oregon metropolitan area (including Clackamas and Washington Counties) and (ii) the name of Columbia (and, as of the second effective time, the combined company) will be “Columbia Banking Systems, Inc.” and the name of Umpqua Bank (and, as of the effective time of the bank merger, the surviving bank) will be “Umpqua Bank”.

Shareholder Meetings and Recommendations of Columbia’s and Umpqua’s Boards of Directors

Umpqua has agreed to call a meeting of its shareholders for the purpose of voting upon the approval of the merger agreement, and to use reasonable best efforts to cause the meeting to occur as soon as reasonably practicable. Columbia has agreed to call a meeting of its shareholders for the purpose of voting upon the approval of the Columbia articles amendment proposal and the Columbia share issuance proposal, and to use reasonable best efforts to cause the meetings to occur as soon as reasonably practicable.

Each of Umpqua and Columbia and their respective boards of directors has agreed to use its reasonable best efforts to obtain from the Umpqua shareholders and the Columbia shareholders, as applicable, the requisite Umpqua shareholder approval and the requisite Columbia shareholder approval, including by communicating to the Umpqua shareholders and the Columbia shareholders, as applicable, its recommendation that, that the Umpqua shareholders approve the merger agreement, in the case of the Umpqua board of directors, or approve the Columbia share issuance proposal and the Columbia articles amendment proposal, in the case of the Columbia board of directors (the “Umpqua board recommendation” and the “Columbia board recommendation,” as applicable). Each of Columbia and Umpqua and their respective boards of directors will not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the Umpqua board recommendation, in the case of Umpqua, or the Columbia board recommendation, in the case of Columbia, (ii) fail to make the Umpqua board recommendation, in the case of Umpqua, or the Columbia board recommendation, in the case of Columbia, (iii) adopt, approve, recommend or endorse an acquisition proposal (as defined in the section entitled “The Merger Agreement—Agreement Not to Solicit Other Offers” below) or publicly announce an intention to adopt, approve, recommend or endorse an acquisition proposal, (iv) fail to publicly and without qualification (a) recommend against any acquisition proposal or (b) reaffirm the Umpqua board recommendation, in the case of Umpqua, or the Columbia board recommendation, in the case of Columbia, in each case within 10 business days (or such fewer number of days as remains prior to the Umpqua shareholders meeting or the Columbia shareholders meeting, as applicable) after an acquisition proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing, a “recommendation change”).

However, subject to certain termination rights described in the section entitled “—Termination of the Merger Agreement” below, if the Umpqua board of directors or the Columbia board of directors, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Umpqua board recommendation or the Columbia board recommendation, as applicable, then, in the case of Umpqua, prior to the receipt of the requisite Umpqua shareholder approval, and in the case of Columbia, prior to the receipt of the requisite Columbia shareholder approval, such board of directors may submit the Umpqua merger proposal to the Umpqua shareholders or the Columbia articles amendment proposal and the Columbia share issuance proposal to the Columbia shareholders, as applicable, without recommendation, in which event such board of directors may communicate the basis for its lack of a recommendation to its shareholders to the extent required by law, provided that (i) it gives the other party at least four business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an acquisition proposal, the latest material terms and conditions of, and the identity of the third party making any such acquisition proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, it takes into account any amendment or modification to the merger agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Umpqua board recommendation or the Columbia board recommendation, as the case may be. Any material amendment to any acquisition proposal will require a new notice period.

Columbia and Umpqua must adjourn or postpone the Columbia shareholders meeting or the Umpqua shareholders meeting, as applicable, if there are insufficient shares of Columbia common stock or Umpqua common stock, as the case may be, represented (either in attendance or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, Columbia or Umpqua, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the requisite Columbia shareholder approval or the requisite Umpqua shareholder approval. Notwithstanding anything to the contrary therein, unless the merger agreement has been terminated in accordance with its terms, each party is required to convene a meeting of its shareholders and to submit the Umpqua merger proposal to a vote of its shareholders, in the case of Umpqua, and to submit the Columbia articles amendment proposal and the Columbia share issuance proposal to a vote of its shareholders, in the case of Columbia.

Agreement Not to Solicit Other Offers

Each of Columbia and Umpqua has agreed that it will, and will cause each of its subsidiaries and representatives to, immediately cease, and cause to be terminated, any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than Umpqua, in the case of Columbia, or Columbia, in the case of Umpqua, with respect to any acquisition proposal.

Each of Columbia and Umpqua has agreed that it will not, and will cause each of its subsidiaries and its and their respective officers, directors and employees, and will use its reasonable best efforts to cause its agents, advisors and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any acquisition proposal, (ii) engage or participate in any negotiations with any person concerning any acquisition proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any acquisition proposal or (iv) unless the merger agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with the merger agreement) in connection with or relating to any acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” means, with respect to Columbia or Umpqua, as applicable, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of a party and its subsidiaries or 25% or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party.

However, in the event that after the date of the merger agreement and prior to the receipt of the requisite Umpqua shareholder approval, in the case of Umpqua, or the requisite Columbia shareholder approval, in the case of

Columbia, a party receives an unsolicited bona fide written acquisition proposal, such party may, and may permit its subsidiaries and its and their subsidiaries’ officers, directors, employees, agents, advisors and representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in negotiations or discussions with the person making the acquisition proposal if the Umpqua board of directors or Columbia board of directors, as applicable, concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law, provided that, prior to furnishing any such confidential or nonpublic information, such party enters into a confidentiality agreement with the person making such acquisition proposal on terms no less favorable to it than the confidentiality agreement, dated August 31, 2021, between Columbia and Umpqua, and which confidentiality agreement does not provide such person with any exclusive right to negotiate with such party.

Each of Columbia and Umpqua has also agreed to (i) promptly (and, in any event, within 24 hours) advise the other party following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or acquisition proposal), will provide the other party with an unredacted copy of any such acquisition proposal and any draft agreements, proposals or other materials received from or on behalf of the person making such inquiry or acquisition proposal in connection with such inquiry or acquisition proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or acquisition proposal and (ii) use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its subsidiaries is a party.

Conditions to Complete the First Merger

As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the first merger depends on a number of conditions being satisfied or waived. These conditions include:

•	the requisite Columbia shareholder approval and the requisite Umpqua shareholder approval having been obtained;

•

Columbia’s having filed a notification of additional shares in respect of the Columbia common stock to be issued in the first merger in accordance with the NASDAQ’s rules, and no further action being required to authorize such additional shares for listing, subject to official notice of issuance;

•

all requisite regulatory approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated, without the imposition of any materially burdensome regulatory condition;

•

the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, the absence of any stop order suspending the effectiveness of such registration statement having been issued, and no proceedings for such purpose having been initiated or threatened by the SEC and not withdrawn;

•

no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the mergers, the bank merger or any of the other transactions contemplated by the merger agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the mergers, the bank merger or any of the other transactions contemplated by the merger agreement;

•

the accuracy of the representations and warranties of the each party contained in the merger agreement generally as of the date on which the merger agreement was entered into and as of the closing date, subject to the materiality standards provided in the merger agreement (and the receipt by each party of a certificate signed on behalf of the other party by the chief executive officer or the chief financial officer to the foregoing effect);

•

the performance by the other party in all material respects of the obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the effective time (and the receipt by each party of a certificate signed on behalf of the other party by the chief executive officer or the chief financial officer to the foregoing effect); and

•

receipt by each party of an opinion of its legal counsel, in form and substance reasonably satisfactory to such party, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Neither Columbia nor Umpqua can provide assurance as to when or if all of the conditions to the first merger can or will be satisfied or waived by the appropriate party.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to the effective time, whether before or after the receipt of the requisite Umpqua shareholder approval or the requisite Columbia shareholder approval, in the following circumstances:

•	by mutual written consent of Columbia and Umpqua;

•

by either Columbia or Umpqua if any governmental entity that must grant a requisite regulatory approval has denied approval of the mergers or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the mergers or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•

by either Columbia or Umpqua if the first merger has not been completed on or before October 11, 2022 (the “termination date”), unless the failure of the mergers to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement; provided, however, that if all of the closing conditions, other than conditions relating to a requisite regulatory approval, have been satisfied or waived (other than those conditions that by their nature can only be satisfied or waived at the closing, so long as such conditions are reasonably capable of being satisfied), the termination date will be automatically extended to January 11, 2023;

•

by either Columbia or Umpqua (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of Umpqua, in the case of a termination by Columbia, or on the part of Columbia or Merger Sub, in the case of a termination by Umpqua, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of a closing condition of the terminating party and which is not cured within 45 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

•

by Umpqua prior to such time as the requisite Columbia shareholder approval is obtained, if (i) Columbia or the Columbia board of directors has made a recommendation change or (ii) Columbia or the Columbia board of directors has breached certain covenants related to shareholder approvals or acquisition proposals in any material respect; or

•

by Columbia prior to such time as the requisite Umpqua shareholder approval is obtained, if (i) Umpqua or the Umpqua board of directors has made a recommendation change or (ii) Umpqua or the Umpqua board of directors has breached certain covenants related to shareholder approvals or acquisition proposals in any material respect.

Effect of Termination

In the event of termination of the merger agreement by either Columbia or Umpqua as provided under the section entitled “—Termination of the Merger Agreement” above, the merger agreement will become void and have no effect, and none of Columbia, Umpqua, any of their respective subsidiaries or any of the officers or directors of any of them will have any liability of any nature whatsoever under the merger agreement, or in connection with the transactions contemplated by the merger agreement, except that (i) designated provisions of the merger agreement will survive the termination, including those relating to the confidential treatment of information, public announcements, the effect of termination, including the termination fee described below, and certain general provisions, and (ii) neither Columbia nor Umpqua will be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of the merger agreement.

Termination Fee

Umpqua will pay Columbia a termination fee equal to $145,000,000 in cash (the “termination fee”) if the merger agreement is terminated in the following circumstances:

•

in the event that after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the Umpqua board of directors or Umpqua’s senior management or has been made directly to Umpqua shareholders generally or any person has publicly announced (and not withdrawn at least two business days prior to the Umpqua shareholders meeting) an acquisition proposal, in each case with respect to Umpqua, and (i) (a) thereafter the merger agreement is terminated by either Columbia or Umpqua because the first merger has not been completed prior to the termination date, and Umpqua has not obtained the requisite Umpqua shareholder approval, but all other conditions to Umpqua’s obligation to complete the first merger have been satisfied or were capable of being satisfied prior to such termination or (b) thereafter the merger agreement is terminated by Columbia as a result of a willful breach of the merger agreement by Umpqua that would constitute the failure of an applicable closing condition and (ii) prior to the date that is 12 months after the date of such termination, Umpqua enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), then Umpqua will, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Columbia, the termination fee (provided that for purposes of this bullet, all references in the definition of acquisition proposal to “25%” will instead refer to “50%”); and

•

in the event that the merger agreement is terminated by Columbia pursuant to the last bullet under the section entitled “—Termination of the Merger Agreement” above, then Umpqua will pay Columbia the termination fee within two business days of the date of termination.

Columbia will pay Umpqua the termination fee if the merger agreement is terminated in the following circumstances:

•

in the event that after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the Columbia board of directors or Columbia’s senior management or has been made directly to Columbia shareholders generally or any person has publicly announced (and not withdrawn at least two business days prior to the Columbia shareholders meeting) an acquisition proposal, in each case with respect to Columbia, and (i) (a) thereafter the merger agreement is terminated by either Columbia or Umpqua because the first merger has not been completed prior to the termination date, and Columbia has not obtained the requisite Columbia shareholder approval, but all other conditions to Columbia’s obligation to complete the first merger have been satisfied or were capable of being satisfied prior to such termination or (b) thereafter the merger agreement is terminated by Umpqua as a result of a willful breach of the merger agreement by Columbia that would constitute the failure of an applicable closing condition and (ii) prior to the date that is 12 months after the date of such termination, Columbia enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), then Columbia will, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Umpqua the termination fee (provided that for purposes of this bullet, all references in the definition of acquisition proposal to “25%” will instead refer to “50%”); and

•

in the event that the merger agreement is terminated by Umpqua pursuant to the second to last bullet under “—Termination of the Merger Agreement” above, then Columbia will pay Umpqua, by wire transfer of same day funds, the termination fee within two business days of the date of termination.

Expenses and Fees

Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense. The merger agreement provides that the costs and expenses of printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC or any other governmental entity in connection with the mergers and the other transactions contemplated by the merger agreement will be borne equally by Columbia and Umpqua.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after the receipt of the requisite Columbia shareholder approval or the requisite Umpqua shareholder approval, except that after the receipt of the requisite Columbia shareholder approval or the requisite Umpqua shareholder approval, there may not be, without further approval of Columbia shareholders or Umpqua shareholders, as applicable, any amendment to the merger agreement that requires such further approval under applicable law.

At any time prior to the effective time, each of the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered by such other parties pursuant to the merger agreement, and (iii) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the merger agreement, except that after the receipt of the requisite Umpqua shareholder approval or the requisite Columbia shareholder approval there may not be, without further approval of Columbia shareholders or Umpqua shareholders, as applicable, any extension or waiver of the merger agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of either of the parties to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Umpqua board of directors will be governed by the laws of the State of Oregon, and matters relating to the fiduciary duties of the Columbia board of directors will be subject to the laws of the State of Washington).

Specific Performance

Columbia and Umpqua will be entitled to specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement (including the parties’ obligations to consummate the first merger), in addition to any other remedy to which they are entitled at law or in equity. Each of Columbia and Umpqua waives any defense in any action for specific performance that a remedy at law would be adequate and any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS

The following discussion sets forth the anticipated material United States federal income tax consequences of the mergers to U.S. holders (as defined below) of Umpqua common stock that exchange their shares of Umpqua common stock for the merger consideration. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this joint proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those Umpqua shareholders that hold their shares of Umpqua common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	a pass-through entity (or an investor in a pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	an Umpqua shareholder that received Umpqua common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder;

•	a person that has a functional currency other than the U.S. dollar;

•	a real estate investment trust;

•	regulated investment companies;

•	an Umpqua shareholder that holds Umpqua common stock as part of a hedge, straddle, constructive sale, wash sale, conversion or other integrated transaction; or

•	a United States expatriate.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the mergers, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the mergers to you may be complex. They will depend on your specific situation and on factors that are not within the control of Umpqua or Columbia. You should consult with your own tax advisor as to the tax consequences of the mergers in your particular circumstances.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Umpqua common stock that is for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (iv) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source.

The United States federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for United States federal income tax purposes and that holds Umpqua common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Umpqua common stock should consult their own tax advisors.

Tax Consequences of the Mergers Generally

The parties intend for the mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Columbia’s obligation to complete the first merger that Columbia receive an opinion from Sullivan & Cromwell LLP, dated the closing date, to the effect that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Umpqua’s obligation to complete the first merger that Umpqua receive an opinion from Wachtell, Lipton, Rosen & Katz dated as of the closing date, to the effect that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on the assumption that the first merger and the subsequent merger will be completed in the manner set forth in the merger agreement and the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, and on representation letters provided by Columbia to be delivered at the time of the closing. These opinions will also be based on the assumption that the representations found in the representation letters are, as of the effective time, true and complete without qualification and that the representation letters are executed by appropriate and authorized officers of Columbia and Umpqua. If any of the representations, warranties, covenants or assumptions upon which the opinions described above are based are inconsistent with the actual facts, or if any condition contained in the merger agreement and affecting these opinions is breached or is waived by any party, the U.S. federal income tax consequences of the mergers could be adversely affected.

Neither of the opinions described above will be binding on the IRS. Columbia and Umpqua have not sought and will not seek any ruling from the IRS regarding any matters relating to the mergers, and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

As a “reorganization,” the material U.S. federal income tax consequences of the mergers to U.S. Umpqua shareholders are set forth in the remainder of this discussion:

•

a holder who receives solely shares of Columbia common stock (or receives Columbia common stock and cash solely in lieu of a fractional share) in exchange for shares of Umpqua common stock generally will not recognize any gain or loss upon the first merger, except with respect to the cash received in lieu of a fractional share of Columbia common stock;

•

the aggregate tax basis of the Columbia common stock received in the first merger (including fractional share interests in Columbia common stock deemed received and exchanged for cash) will be equal to the holder’s aggregate tax basis in the Umpqua common stock for which it is exchanged; and

•

the holding period of Columbia common stock received in the first merger (including any fractional shares deemed received and redeemed as described below) will include the holder’s holding period of the Umpqua common stock for which it is exchanged.

If holders acquired different blocks of Umpqua common stock at different times and at different prices, a holder’s tax basis and holding period in Columbia common stock may be determined with reference to each block of Umpqua common stock.

Cash Instead of a Fractional Share

An Umpqua shareholder who receives cash instead of a fractional share of Columbia common stock will be treated as having received the fractional share of Columbia common stock pursuant to the first merger and then as having sold that fractional share for cash. As a result, generally such a holder will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to such holder’s fractional share of Columbia common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective time, the holding period for the shares (including the holding period of Umpqua common stock surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding

Payments of cash to a non-corporate Umpqua shareholder in connection with the first merger may be subject to information reporting and backup withholding (currently at a rate of 24%). An Umpqua shareholder generally will not be subject to backup withholding, however, if the holder:

•

furnishes a correct taxpayer identification number, certifies that the holder is not subject to backup withholding on IRS form W-9 (or an applicable substitute or successor form) included in the election form/letter of transmittal the holder will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or

•	provides proof of an applicable exemption from backup withholding.

Any amounts withheld under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

This summary of certain material United States federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and the accompanying notes (the “pro forma financial information”) are presented to illustrate the estimated effects of the following:

•	the reverse acquisition of Columbia by Umpqua pursuant to the merger agreement (the “reverse acquisition”); and

•

a $20 million contribution by Columbia and Umpqua to the charitable foundation of the combined company following the closing of the mergers (the “donations”) which was publicly announced by Columbia and Umpqua upon announcement of the mergers.

The accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2021 combines the historical consolidated balance sheets of Columbia and Umpqua as of such date and includes adjustments that depict the accounting for the acquisition and the donations required by GAAP (“pro forma balance sheet transaction accounting adjustments”) as of November 12, 2021. Also, the unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2021 and for the year ended December 31, 2020 combine the historical consolidated statements of income of Columbia and Umpqua for the same periods and include adjustments that depict the effects of the pro forma balance sheet transaction accounting adjustments assuming those adjustments were made as of January 1, 2020 (“pro forma income statement transaction accounting adjustments”). We refer to pro forma balance sheet transaction accounting adjustments and pro forma statements of income transaction accounting adjustments collectively as the “transaction accounting adjustments.”

The pro forma financial information is based on and should be read in conjunction with the separate historical financial statements and notes thereto in each of Columbia’s and Umpqua’s SEC filings incorporated by reference into this joint proxy statement/prospectus, including:

•	the historical audited consolidated financial statements of Columbia and accompanying notes included in Columbia’s Annual Report on Form 10-K for the year ended December 31, 2020;

•

the historical unaudited condensed consolidated financial statements of Columbia and accompanying notes included in Columbia’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021;

•	the historical audited consolidated financial statements of Umpqua and accompanying notes included in Umpqua’s Annual Report on Form 10-K for the year ended December 31, 2020; and

•

the historical unaudited condensed consolidated financial statements of Umpqua and accompanying notes included in Umpqua’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021.

The pro forma financial information is provided for illustrative information purposes only. The pro forma financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the acquisition and the donations been completed as of the dates indicated or that may be achieved in the future.

Certain reclassifications to conform historical financial statement presentations of Columbia to Umpqua have been made in the pro forma financial information.

PRO FORMA CONDENSED COMBINED BALANCE SHEET

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 is presented as if the mergers had occurred on September 30, 2021.

	September 30, 2021
(dollars in thousands)	Umpqua Historical	Columbia Historical	Transaction Accounting Adjustments	Notes	Pro Forma Combined
ASSETS
Cash and due from banks	$395,555	$193,715	$—		$589,270
Interest bearing cash and temporary investments	3,349,034	703,760	(105,000)	A	3,947,794

Total cash and cash equivalents	3,744,589	897,475	(105,000)		4,537,064
Investment securities
Equity and other, at fair value	81,575	13,425	—		95,000
Available for sale, at fair value	3,723,171	4,831,919	—		8,555,090
Held to maturity, at amortized cost	2,795	2,075,158	(4,107)	B	2,073,846
Loans held for sale	352,466	11,355	—		363,821
Loans and leases	21,969,940	9,521,385	(21,400)	C	31,469,925
Allowance for credit losses on loans and leases	(257,560)	(142,785)	—	D	(400,345)

Net loans and leases	21,712,380	9,378,600	(21,400)		31,069,580
Restricted equity securities	10,946	10,280	—		21,226
Premises and equipment, net	172,624	157,488	20,000	E	350,112
Goodwill	—	765,842	78,959	F	844,801
Other intangible assets, net	9,970	21,123	80,424	G	111,517
Other assets	1,080,963	439,797	(14,037)	H	1,506,723

Total assets	$30,891,479	$18,602,462	$34,839		$49,528,780

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing	$11,121,127	$7,971,680	$—		$19,092,807
Interest bearing	15,787,270	7,981,719	(758)	I	23,768,231

Total deposits	26,908,397	15,953,399	(758)		42,861,038
Securities sold under agreements to repurchase	467,760	40,040	—		507,800
Borrowings	6,367	7,372	1,367	J	15,106
Junior subordinated debentures, at fair value	299,508	—	—		299,508
Junior and other subordinated debentures, at amortized cost	88,098	35,000	231	K	123,329
Other liabilities	398,970	243,384	(16,269)	L	626,085

Total liabilities	28,169,100	16,279,195	(15,429)		44,432,866
Preferred stock	—	—	—		—
Common stock	3,442,085	1,670,076	854,812	M	5,966,973
Treasury stock	—	(70,834)	70,834	N	—
(Accumulated deficit) retained earnings	(739,915)	651,308	(802,661)	O	(891,268)
Accumulated other comprehensive income	20,209	72,717	(72,717)	P	20,209

Total shareholders’ equity	2,722,379	2,323,267	(50,268)		5,095,914

Total liabilities and shareholders’ equity	$30,891,479	$18,602,462	$34,839		$49,528,780

See accompanying notes to pro forma combined financial statements.

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

The unaudited pro forma condensed combined income statements for the nine months ended September 30, 2021 are presented as if the mergers had occurred on January 1, 2020.

	Nine Months Ended September 30, 2021
(dollars and shares in thousands, except per share data)	Umpqua Historical	Columbia Historical	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Interest Income:
Interest and fees on loans and leases	$669,014	$305,195	$4,127	Q	$978,336
Interest and dividends on investment securities	49,540	82,239	792	R	132,571
Interest on temporary investments and interest-bearing deposits	2,635	595	–		3,230

Total interest income	721,189	388,029	4,919		1,114,137
Interest Expense:
Interest on deposits	22,794	4,379	–	S	27,173
Interest on securities sold under agreement to repurchase and federal funds purchased	232	66	–		298
Interest on borrowings	2,787	217	(103)	T	2,901
Interest on junior and other subordinated debentures	9,108	1,371	(35)	U	10,444

Total interest expense	34,921	6,033	(137)		40,817
Net interest income	686,268	381,996	5,056		1,073,320
(Recapture) provision for credit losses	(41,915)	(4,100)	–	V	(46,015)

Net interest income after (recapture) provision for credit losses	728,183	386,096	5,056		1,119,335
Non-interest income:
Service charges on deposits	30,898	19,952	–		50,850
Card based fees	26,759	13,395	–		40,154
Financial services and trust revenue	5,081	11,876	–		16,957
Residential mortgage banking revenue, net	143,626	9,575	–		153,201
(Loss) gain on investment securities, net	(1,041)	314	–		(727)
Other income	68,257	14,742	–		82,999

Total non-interest income	273,580	69,854	–		343,434
Non-interest expense:
Salaries and employee benefits	363,343	160,690	–		524,033
Occupancy and equipment, net	103,236	36,220	750	W	140,206
Intangible amortization	3,390	5,611	7,512	X	16,513
Goodwill impairment	–	–	–		–
Other expenses	90,776	52,961	–	Y	143,737

Total non-interest expense	560,745	255,482	8,262		824,489

	Nine Months Ended September 30, 2021
(dollars and shares in thousands, except per share data)	Umpqua Historical	Columbia Historical	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Income (loss) before provision for income taxes	441,018	200,468	(3,206)		638,280
Provision for income taxes	109,072	40,559	(850)	Z	148,781

Net income (loss)	$331,946	$159,909	$(2,356)		$489,499

Earnings (loss) per common share:
Basic	$1.51	$2.25			$2.44
Diluted	$1.51	$2.24			$2.43
Weighted average number of common shares outstanding:
Basic	219,791	70,965	(89,898)	AA	200,858
Diluted	220,278	71,155	(90,385)	AB	201,048

See accompanying notes to pro forma combined financial statements.

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

The unaudited pro forma condensed combined income statements for the fiscal year ended December 31, 2020 are presented as if the mergers had occurred on January 1, 2020.

	Year Ended December 31, 2020
(dollars and shares in thousands, except per share data)	Umpqua Historical	Columbia Historical	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Interest Income:
Interest and fees on loans and leases	$951,439	$426,003	$6,306	Q	$1,383,748
Interest and dividends on investment securities	56,449	91,145	1,210	R	148,804
Interest on temporary investments and interest-bearing deposits	4,739	661	—		5,400

Total interest income	1,012,627	517,809	7,516		1,537,952
Interest Expense:
Interest on deposits	100,200	9,367	758	S	110,325
Interest on securities sold under agreement to repurchase and federal funds purchased	766	196	—		962
Interest on borrowings	13,921	6,264	(137)	T	20,048
Interest on junior and other subordinated debentures	15,221	1,871	(46)	U	17,046

Total interest expense	130,108	17,698	575		148,381
Net interest income	882,519	500,111	6,941		1,389,571
(Recapture) provision for credit losses	204,861	81,000	92,810	V	378,671

Net interest income after (recapture) provision for credit losses	677,658	419,111	(85,869)		1,010,900
Non-interest income:
Service charges on deposits	40,837	27,019	—		67,856
Card based fees	28,190	13,928	—		42,118
Financial services and trust revenue	15,599	12,830	—		28,429
Residential mortgage banking revenue, net	270,822	12,836	—		283,658
(Loss) gain on investment securities, net	959	16,710	—		17,669
Other income	55,602	21,177	—		76,779

Total non-interest income	412,009	104,500	—		516,509
Non-interest expense:
Salaries and employee benefits	479,247	211,111	—		690,358
Occupancy and equipment, net	151,650	46,169	1,000	W	198,819
Intangible amortization	4,986	8,724	9,904	X	23,614
Goodwill impairment	1,784,936		—		1,784,936
Other expenses	125,268	65,215	20,000	Y	210,483

Total non-interest expense	2,546,087	331,219	30,904		2,908,210

	Year Ended December 31, 2020
(dollars and shares in thousands, except per share data)	Umpqua Historical	Columbia Historical	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Income (loss) before provision for income taxes	(1,456,420)	192,392	(116,773)		(1,380,801)
Provision for income taxes	67,000	38,148	(30,945)	Z	74,203

Net income (loss)	$(1,523,420)	$154,244	$(85,828)		$(1,455,004)

Earnings (loss) per common share:
Basic	$(6.92)	$2.17			$(7.25)
Diluted	$(6.92)	$2.17			$(7.25)
Weighted average number of common shares outstanding:
Basic	220,218	70,835	(90,325)	AA	200,728
Diluted	220,218	70,880	(90,325)	AB	200,773

See accompanying notes to pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Dollar in thousands, except per share data)

Note 1 – Basis of Presentation

The accompanying pro forma financial information has been prepared to illustrate the effects of the reverse acquisition and the donations.

The reverse acquisition will be accounted for under the reverse acquisition method of accounting with Umpqua treated as the accounting acquirer. Under the reverse acquisition method of accounting, the assets and liabilities of Columbia, as of the closing date, will be recorded by Umpqua at their respective fair values and the excess of the purchase price over the fair value of Columbia’s net assets will be recognized as goodwill.

The donations will be accounted for as an other expense immediately following close of the reverse acquisition.

As part of the initial submission of the applications to the Federal Reserve Board on November 22, 2021, Columbia and Umpqua offered to divest branches in three banking markets with deposits totaling approximately $115 million, based on Summary of Deposit levels reported as of June 30, 2021, to address potential competitive concerns. Because there can be no assurance that the divestiture proposal will be accepted or deemed sufficient by the Federal Reserve Board and the DOJ, these divestitures are not reflected in the pro forma financial information.

Further, Umpqua has not identified all adjustments necessary to conform Columbia’s accounting policies to Umpqua’s accounting policies. Upon completion of the reverse acquisition, or as more information becomes available, Umpqua will perform a more detailed review of Columbia’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined company’s financial information.

The pro forma financial information does not include Columbia’s acquisition of Bank of Commerce Holdings, which occurred on September 30, 2021. Such acquisition is not significant to Columbia.

Note 2 – Preliminary Purchase Accounting Allocation

The transaction accounting adjustments depict the completion of the reverse acquisition, including the allocation of the preliminary purchase price. The impact of equity awards on the purchase price is immaterial and has been excluded for the purpose of this pro forma. The excess of the purchase price over the fair value of net assets acquired is recorded as goodwill. The transaction accounting adjustments included in the pro forma financial statements are based upon available information and certain assumptions considered reasonable, and may be revised as additional information becomes available.

The unaudited pro forma combined condensed balance sheet has been adjusted to reflect the preliminary calculation of the estimated purchase price to identifiable net assets acquired. Since the acquisition will be accounted for as a reverse acquisition, the estimated purchase price was determined in accordance with FASB ASC 805-40-30-2, which explains that the purchase price in a reverse acquisition is determined based on “the number of equity interests the legal acquiree would have had to issue to give the owners of the legal acquirer the same percentage equity interest in the combined entity that results from the reverse acquisition.”

The first step in estimating the purchase price in the first step acquisition is to determine the pro forma ownership of the combined company following the mergers. The table below summarizes, for each current shareholder group, the pro forma ownership of Columbia common stock following the acquisition as well as the pro forma market capitalization of the combined company using shares of Columbia common stock and Umpqua common stock outstanding at September 30, 2021 and the closing price of Umpqua common stock on October 11, 2021, the last trading day before public announcement of the acquisition.

	Columbia Ownership and Market Value Table (Pro Forma)
	Number of Columbia Outstanding Shares (in thousands)	Percentage Ownership	Market Value at $39.57 Columbia Share Price (in thousands)
Current Columbia shareholders	71,943	35.6%	$2,846,785
Current Umpqua shareholders	129,893	64.4%	5,139,856

Total	201,836	100.0%	$7,986,641

Next, the hypothetical number of shares of Umpqua common stock that would have to be issued to give Columbia shareholders the same percentage ownership in the combined company is calculated in the table below (based on shares of Umpqua common stock outstanding at September 30, 2021):

	Hypothetical Umpqua Ownership
	Number of Umpqua Outstanding Shares (in thousands)	Percentage Ownership
Current Columbia shareholders	120,750	35.6%
Current Umpqua shareholders	218,014	64.4%

Total	338,764	100.0%

Finally, the purchase price for purposes of the transaction accounting adjustments is calculated based on the number of hypothetical shares of Umpqua common stock to be issued to Columbia shareholders, multiplied by the share price as demonstrated in the table below (amounts in thousands except per share data):

Number of hypothetical Umpqua common shares issued to Columbia shareholders	120,750
Umpqua market price per common share as of October 11, 2021	$20.91

Purchase price determination of hypothetical Umpqua common shares issued to Columbia shareholders	$2,524,888

For the purposes of the transaction accounting adjustments, the final purchase price to be paid by Columbia in shares of Columbia common stock upon the completion of the acquisition will be determined based on the closing price of Columbia common stock on the closing date and the number of issued and outstanding shares of Umpqua common stock immediately prior to the effective time. Actual adjustments may differ from the amounts reflected in the pro forma financial information, and the differences may be material.

Purchase Price Sensitivity

The final purchase price for purposes of the transaction accounting adjustments could significantly differ from the amounts presented in the pro forma financial information due to movements in the trading price of Umpqua common stock prior to the closing date of the acquisition. A sensitivity analysis related to the fluctuation in the trading price of Umpqua common stock was performed to assess the impact a hypothetical change of up to 20% on the trading price of Umpqua common stock on the NASDAQ on October 11, 2021, the last trading day before public announcement of the acquisition, would have on the preliminary purchase price and goodwill as of the closing date of the mergers.

Change in Price per Share of Columbia Common Stock	Price per Share of Umpqua Common Stock	Preliminary Purchase Price	Estimated Goodwill
	(in thousands, except per share amounts)
Increase of 20%	$25.09	$3,029,624	$1,349,537
Increase of 10%	$23.00	$2,777,256	$1,097,169
Decrease of 10%	$18.82	$2,272,520	$592,433
Decrease of 20%	$16.73	$2,020,152	$340,065

The following table shows the allocation of the preliminary purchase price:

	September 30, 2021
	(in thousands)
Fair value consideration paid to Umpqua common shareholders
Cash paid		$—
Fair value of common shares issued and exchanged		2,524,888

Total pro forma purchase price		$2,524,888
Fair value of assets acquired:
Cash and due from banks	$897,475
Equity and other	13,425
Available for sale	4,831,919
Held to maturity	2,071,051
Loans held for sale	11,355
Loans and leases	9,450,010
Restricted equity securities	10,280
Premises and equipment	177,488
Other intangible assets	101,547
Other assets	439,797

Total assets acquired	$18,004,347
Fair value of liabilities assumed:
Deposits	$15,952,641
Securities sold under agreements to repurchase	40,040
Borrowings	8,739
Junior and other subordinated debentures	35,231
Other liabilities	287,609

Total liabilities assumed	$16,324,260
Net assets acquired		$1,680,087

Preliminary pro forma goodwill		$844,801

Umpqua estimated the fair value of certain Columbia assets and liabilities based on a preliminary valuation analysis, due diligence information, information presented in Columbia’s SEC filings and other publicly available information. As of the date of this joint proxy statement/prospectus, Umpqua has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair value of Columbia’s assets to be acquired or liabilities to be assumed, other than a preliminary estimate for intangible assets and certain financial assets and financial liabilities. Accordingly, apart from the aforementioned, certain Columbia assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary fair values. A final determination of the fair value of Columbia’s assets and liabilities will be based on Columbia’s actual assets and liabilities as of the effective time and therefore cannot be made prior to the completion of the acquisition. Actual adjustments may differ from the amounts reflected in the pro forma financial information, and the differences may be material.

Upon completion of the acquisition, a final determination of the fair value of Columbia’s assets acquired and liabilities assumed will be performed. Any changes in the fair values of the net assets or total purchase price as compared with the information shown in the pro forma financial information may change the amount of the total purchase price allocated to goodwill and other assets and liabilities and may impact the combined company’s statement of income. The final purchase price allocation may be materially different than the preliminary purchase price allocation presented in the pro forma financial information.

Note 3 – Pro Forma Adjustments

The following pro forma adjustments have been reflected in the pro forma financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

Balance Sheet

(dollars in thousands)

Balance Sheet		September 30, 2021
(dollars in thousands)
A	Adjustments to cash and cash equivalents
	To reflect cash paid for acquisition expenses.	$(85,000)
	To reflect cash paid for the donations.	(20,000)

		$(105,000)

	Acquisition expenses expected to be incurred for change in control agreements, investment banker fees, legal fees, and other accounting and audit related costs, that are directly attributable to the acquisition, are reflected in the pro forma combined condensed balance sheet. Other expenses are expected to be incurred in the acquisition for termination of leases, signage and store conversions, vendor contracts, severance, and retention, as well as other miscellaneous costs. It is estimated that these amounts will be an additional $131 million, but are not reflected in the accompanying pro forma financial information.

B	Adjustment to investment securities, held to maturity
	To reflect estimated fair value of acquired investment securities.	$(4,107)

C	Adjustments to loans and leases
	To reflect estimated fair value related to current interest rates and liquidity on acquired loans and leases.	$71,410

	To reflect estimated lifetime credit losses on acquired loans and leases.	(142,785)
	Net fair value pro forma adjustments.	(71,375)
	Gross up of purchase credit deteriorated (“PCD”) loans and leases for credit mark — See Adjustment D below for Allowance.	49,975

		$(21,400)

	For purposes of the accompanying pro forma financial information, the fair value adjustments are being recognized using sum of years digits to approximate the effective interest method over six years. Fair values were estimated for portfolios of loans with similar behavioral characteristics. Loans were segregated by type, including commercial real estate, commercial business, agriculture, construction, one-to-four family residential real estate, and other consumer. Each loan type was further segregated by performance characteristics to bifurcate PCD from non-PCD loans. The fair value of loans by type and by performance characteristics (each a loan pool) was calculated using a discounted cash flow methodology over the weighted average life of each pool. The discount rate was determined using a weighted approach on both a market approach as well as a recent origination discount approach. The market approach was based on spreads ranging between 0.8% and 4.1%, observed on publicly available market rates of loans that were comparable to the loans in the subject pools. The recent origination discount approach was based on new loan rate spreads ranging between approximately 0.4% and 3.2% based on Columbia originated loans in the three months prior to valuation. The weight applied to each approach was based on the comparability of loan pool risk characteristics and availability of recent origination and public market data. A liquidity premium of approximately 0.2% to 0.6% for non-PCD loans was then applied based on spreads between yields of USD AA Financial corporate bonds and US Treasury Strip rates for each pool’s respective weighted average life. An additional spread of 1.5% was applied to PCD loans based on market data. The discount spreads post-liquidity premium were applied over the weighted average LIBOR swap rate to discount the loan level cash flows for each respective loan pool. These amounts were discounted

Balance		September 30, 2021
(dollars in thousands)

further by embedded probable losses expected to be realized in each loan pool, which were based on current expected credit loss estimates. Resulting weighted average loan rate fair value premium was 0.75%.

D	Adjustments to allowance for credit losses on loans and leases
	To eliminate Columbia allowance at acquisition date as the credit risk is contemplated in the fair value adjustments.	$142,785
	To reflect estimated lifetime credit losses on acquired PCD loans and leases.	(49,975)
	To reflect estimated lifetime credit losses on acquired non-PCD loans and leases.	(92,810)

		$—

	Estimates of credit losses were based on Columbia’s historical allowance for credit losses on loans and leases, with PCD and non-PCD loan and lease classification based on performance metrics of acquired loans and leases.

E	Adjustment to premises and equipment, net
	To record the estimated fair value of acquired premises and equipment.	$20,000

F	Adjustments to goodwill
	To eliminate Columbia goodwill at the close of the acquisition.	$(765,842)
	To record the goodwill associated with the acquisition.	844,801

		$78,959

G	Adjustments to other intangible assets, net
	To eliminate Columbia other intangible assets, net.	$(21,123)
	To record the estimated fair value of acquired identifiable intangible assets, calculated as 0.65% of Columbia core deposits. The acquired core deposit intangible will be amortized over ten years using a sum of the years digits method.	101,547

		$80,424

H	Adjustment to other assets
	To reclassify deferred tax asset to deferred tax liability	$(14,037)

I	Adjustment to deposits
	To reflect estimated fair value at acquisition date based on current market rates for similar products. This adjustment will be amortized into income over the estimated lives of the deposits, which is approximately eight months.	$(758)

J	Adjustment to borrowings
	To reflect estimated fair value at acquisition date based on current market rates and spreads for similar borrowings. This estimated premium will be accreted to interest expense over the remaining contractual life of such borrowings, which is approximately 10 years	$1,367

K	Adjustment to junior and other subordinated debentures, at amortized cost
	To reflect estimated fair value at acquisition date based on current market rates and spreads for similar subordinated debentures. This estimated premium will be accreted to interest expense over the remaining contractual life of such borrowings, which is approximately five years.	$231

Balance		September 30, 2021
(dollars in thousands)

L	Adjustments to other liabilities
	To reclassify deferred tax assets to deferred tax liability	$(14,037)
	To reflect deferred tax liability created in the acquisition, which is calculated as follows:
	Adjustment to investment securities, held to maturity	$(4,107)
	Adjustments to loans and leases, net	71,410
	Adjustment to premises and equipment, net	20,000
	Adjustments to other intangible assets, net	80,424
	Adjustment to deposits	758
	Adjustment to borrowings	(1,367)
	Adjustment to junior and other subordinated debentures, at amortized liability	(231)

	Subtotal for fair value adjustments	$166,887

	Calculated deferred tax liability at estimated combined statutory federal and state rate of 26.5%	$44,225

	To reflect deferred tax liability created on provision for credit losses on Columbia’s non-PCD loans.	$(24,594)
	To reflect reduction in taxes payable due to deductible portion of merger expenses	(16,563)
	To reflect reduction in taxes payable due to the donations	(5,300)

		$(16,269)

M	Adjustments to common stock
	To eliminate historical Columbia common stock.	$(1,670,076)
	To reflect the acquisition-date fair value of the consideration transferred by Umpqua for its interest in Columbia.	2,524,888

		$854,812

N	Adjustment to treasury stock
	To eliminate historical Columbia treasury stock.	$70,834

O	Adjustments to accumulated deficit/retained earnings
	To eliminate historical Columbia retained earnings.	$(651,308)
	To adjust for estimated lifetime credit losses on acquired non-PCD loans and leases on an after tax basis	(68,216)
	To adjust for after tax acquisition expenses.	(68,437)
	To adjust for after tax donations.	(14,700)

		$(802,661)

Income Statements		Nine Months Ended September 30, 2021	Year Ended December 31, 2020
(dollars and shares in thousands)
P	Adjustment to accumulated other comprehensive income
	To eliminate historical Columbia accumulated other comprehensive income		$(72,717)

Income Statements		Nine Months Ended September 30, 2021	Year Ended December 31, 2020
(dollars in thousands)

Q	Adjustment to interest and fees on loans and leases
	To reflect accretion of loan rate and non-PCD credit discount resulting from loans and leases fair value pro forma Adjustment C using sum of years digits method to approximate effective yield method over the estimated lives of the acquired loan portfolio, which is approximately six years	$4,127	$6,306

R	Adjustment to interest and dividends on investment securities
	To reflect estimated accretion of the discount on acquired held-to-maturity securities fair value Adjustment B using sum of years digits method to approximate effective yield method over the estimated lives of the acquired held-to-maturity portfolio, which is approximately six years.	$792	$1,210

S	Adjustment to interest on deposits
	To reflect amortization of deposit discount resulting from deposit fair value pro forma Adjustment I based on weighted average life of time deposits being approximately eight months.	$—	$758

T	Adjustment to interest on borrowings
	To reflect accretion of borrowing premium resulting from borrowing fair value pro forma Adjustment J based on weighted average life of borrowings of 10 years.	$(103)	$(137)

U	Adjustment to interest on junior and other subordinated debentures
	To reflect accretion of subordinated debenture premium resulting from subordinated debenture fair value pro forma Adjustment K based on the life of subordinated debenture of approximately five years.	$(35)	$(46)

V	Adjustment to provision for credit losses
	To record provision for credit losses on Columbia’s non-PCD loans.	$—	$92,810

W	Adjustment to occupancy and equipment, net
	To reflect straight line amortization of premises and equipment purchase accounting adjustment resulting from premises and equipment pro forma Adjustment E based on 20 year expected life.	$750	$1,000

X	Adjustments to intangible amortization
	To remove Columbia intangible assets amortization	$(5,611)	$(8,724)
	To reflect amortization of acquired intangible assets fair value pro forma Adjustment G based on amortization period of 10 years and using the sum-of-the-years-digits method of amortization.	13,123	18,628

		$7,512	$9,904

Y	Adjustment to other expenses
	To reflect the donation, which will occur immediately following the closing of the acquisition.	$—	$20,000

Income Statements		Nine Months Ended September 30, 2021	Year Ended December 31, 2020
(dollars in thousands)

Z	Adjustment to income tax provision
	To reflect the income tax effect of pro forma adjustments at the estimated combined statutory federal and state rate of 26.5%.	$(850)	$(30,945)

AA	Adjustments to weighted average number of common shares outstanding — Basic
	To reflect acquisition of Umpqua common shares.	(219,791)	(220,218)
	To reflect issuance of Columbia common stock as Umpqua shareholders will receive 0.5958 shares of Columbia common stock for each share of Umpqua common stock they hold immediately prior to the first merger.	129,893	129,893

		(89,898)	(90,325)

AB	Adjustments to weighted average number of common shares outstanding — Diluted
	To reflect acquisition of Umpqua common shares.	(220,278)	(220,218)
	To reflect issuance of Columbia common stock as Umpqua shareholders will receive 0.5958 shares of Columbia common stock for each share of Umpqua common stock they hold immediately prior to the first merger.	129,893	129,893

		(90,385)	(90,325)

DESCRIPTION OF COLUMBIA CAPITAL STOCK

IN GENERAL AND COLUMBIA COMMON STOCK

As a result of the mergers, Umpqua shareholders who receive shares of Columbia common stock in the first merger will become Columbia shareholders. Your rights as Columbia shareholders will be governed by Washington law, the Columbia articles and the Columbia bylaws. The following description of the material terms of Columbia’s capital stock, including the common stock to be issued in the first merger, reflects the anticipated state of affairs upon consummation of the mergers. We urge you to read the applicable provisions of Washington law, the Columbia articles and the Columbia bylaws and federal law governing bank holding companies carefully and in their entirety.

General

As of the date of this joint proxy statement/prospectus, Columbia has 117,000,000 shares of authorized capital stock, consisting of 115,000,000 shares of common stock, without par value, and 2,000,000 shares of preferred stock, without par value. If the Columbia articles amendment proposal is approved, after the closing of the mergers, Columbia will have 522,000,000 shares of authorized capital stock, consisting of 520,000,000 shares of common stock, without par value, and 2,000,000 shares of preferred stock, without par value. Within the limits of applicable law and the listing rules of the NASDAQ, these shares are available to be issued, without prior shareholder approval, in classes. As of the record date, there were [                ] shares of Columbia common stock and no shares of Columbia preferred stock issued and outstanding and [                ] shares of Columbia common stock reserved for issuance under various stock based equity plans. All outstanding shares of Columbia capital stock are fully paid and non-assessable.

Common Stock

Voting Rights. The Columbia shareholders are entitled to one vote for each share of common stock held of record on all matters to be voted on by shareholders.

The Columbia shareholders are not entitled to cumulative voting rights for the election of directors, according to the Columbia articles.

Dividends. Subject to the rights of any series of preferred stock authorized by the Columbia board of directors as provided by the Columbia articles, the Columbia shareholders are entitled to dividends as and when declared by the board out of funds legally available for the payment of dividends.

Liquidation. In the event of Columbia’s liquidation or dissolution, subject to the rights of any outstanding series of preferred stock, the Columbia shareholders are entitled to share in all assets remaining for distribution to common shareholders according to their interests.

Other Rights. Columbia shareholders have no preemptive or other subscription rights, and the shares of Columbia common stock are not subject to any further calls or assessments by Columbia. There are no redemption or conversion rights or sinking fund provisions applicable to the shares of Columbia common stock.

Listing. Columbia common stock is listed on the NASDAQ under the symbol “COLB.” The transfer agent for Columbia common stock is Broadridge Financial Solutions, Inc.

Preferred Stock

Under the Columbia articles, the Columbia board of directors has the authority, without any further vote or action by Columbia shareholders, to issue up to 2,000,000 preferred shares with no par value.

Washington Law and Certain Provisions of the Columbia Articles; Anti-Takeover Measures

Articles of Incorporation

The Columbia articles provide that certain business combinations may, under certain circumstances, require approval of a two-thirds majority of the issued and outstanding shares of Columbia common stock entitled to vote on the combination. The articles also require a majority shareholder vote of the outstanding shares of Columbia common stock entitled to vote to amend the Columbia articles.

In addition, the Columbia articles provide that, when evaluating an offer to make a tender or exchange offer for any equity security of Columbia, to merge or consolidate Columbia with another corporation, or to purchase all or substantially all of the assets of Columbia, the Columbia board of directors will, in connection with the exercise of its judgment in determining the best interests of Columbia and its shareholders, give due consideration to all relevant factors, including without limitation the social and economic effects on the employees, customers, suppliers, and other constituents of Columbia and its subsidiaries and on the communities in which Columbia and its subsidiaries operate.

These provisions in the Columbia articles are designed to encourage potential acquirers to negotiate with the Columbia board of directors to preserve value for Columbia shareholders in the event of a takeover attempt. These provisions reduce the likelihood that a potential acquirer who is unwilling to pay a market premium determined by the Columbia board of directors to be sufficient will attempt to acquire shares of Columbia common stock by means of an open market accumulation, front-end loaded tender offer or other coercive or unfair takeover tactic. These provisions in the Columbia articles would ensure that Columbia, its shareholders and its other stakeholders would be protected from certain takeover attempts, or the acquisition of a substantial block of equity, on terms that may be less favorable generally than would be available in transactions negotiated with and approved by the board of directors.

Washington Law

Chapter 23 of the WBCA, which is applicable to Columbia, may be deemed to have certain anti-takeover effects by proscribing certain transactions, with certain exceptions, between Columbia and an “acquiring person” (defined generally as a person beneficially owning 10% or more of a corporation’s outstanding voting stock) during the five-year period following the time such person became an interested shareholder without meeting certain heightened approval requirements.

COMPARISON OF THE RIGHTS OF COLUMBIA SHAREHOLDERS AND UMPQUA SHAREHOLDERS

If the mergers are completed, Umpqua shareholders will receive shares of Columbia common stock in the first merger and will cease to hold shares of Umpqua common stock.

Umpqua is organized under the laws of the State of Oregon. Columbia is organized under the laws of the State of Washington. The following is a summary of certain material differences between (i) the current rights of Umpqua shareholders under the Umpqua articles, the Umpqua bylaws and Oregon law and (ii) the current rights of Columbia shareholders under the Columbia articles, the Columbia bylaws and Washington law.

The following summary is not a complete statement of the rights of shareholders of the two companies or a complete description of the specific provisions referred to below. The summary is qualified in its entirety by reference to Umpqua’s and Columbia’s governing documents, which we urge you to read carefully and in their entirety. Copies of Umpqua’s and Columbia’s governing documents have been filed with the SEC. See the section entitled “Where You Can Find More Information” beginning on page 168.

	Umpqua	Columbia
Authorized Capital Stock	The Umpqua articles authorize Umpqua to issue 400,000,000 shares of common stock, no par value per share, and 4,000,000 shares of preferred stock, no par value per share. As of the record date of the Umpqua special meeting, there were [ ] shares of Umpqua common stock outstanding and no shares of preferred stock outstanding.	The Columbia articles authorize Columbia to issue 115,000,000 shares of common stock, without par value, and 2,000,000 shares of preferred stock, no par value per share. As of the record date of the Columbia special meeting, there were [ ] shares of Columbia common stock outstanding and no shares of preferred stock outstanding. In connection with the mergers, the Columbia articles will be amended to increase the number of authorized shares of common stock to 520,000,000 shares.

Voting Rights	The Umpqua bylaws provide that each Umpqua shareholder will be entitled to one vote on each matter voted on at any Umpqua shareholder’s meeting for each share of stock outstanding in such shareholder’s name on the records of Umpqua which is entitled to vote on such matter. Unless held as trustee or in another fiduciary capacity, shares may not be voted if held by another corporation in which Umpqua holds a majority of the shares entitled to vote for directors of such other corporation.	The Columbia bylaws provide that each Columbia shareholder will be entitled to one vote for each share held of record by such holder on all matters on which Columbia shareholders are generally entitled to vote.

Size of Board of Directors	The Umpqua articles provide that the number of directors will not be fewer than six and not more than 19, with the exact number to be determined from time to time by resolution of a majority	The Columbia bylaws provide that the number of directors will not be fewer than five or more than 17, with the exact number to be fixed by resolution of the board of directors. The Columbia

	Umpqua	Columbia
of the entire Umpqua board of directors. The Umpqua board of directors currently has 11 members. The Umpqua bylaws do not provide for cumulative voting for directors.

board of directors currently has 13 directors. The Columbia bylaws do not provide for cumulative voting for directors.

At the effective time, in accordance with the Columbia bylaw amendment, the board of directors of the combined company will consist of 14 directors, of which seven will be legacy Umpqua directors, including Cort L. O’Haver, who will serve as Executive Chairman of the board of directors of the combined company, and of which the remaining seven will be legacy Columbia directors, including Clint E. Stein, who will also serve as a member of the board of directors of the surviving bank.

Classes of Directors	According to the Umpqua bylaws, the Umpqua board of directors is not classified; all directors are elected annually.	According to the Columbia bylaws, the Columbia board of directors is not classified; all directors are elected annually.

Director Eligibility and Mandatory Retirement	The Umpqua articles or bylaws do not provide for any eligibility requirements or mandatory retirement for directors.	The Columbia bylaws provide that to be eligible for election, directors must be younger than 75 before the meeting of Columbia shareholders at which they are elected.

Election of Directors	The Umpqua articles provide that in any election of directors that is not a contested election the candidates elected are those receiving a majority of votes cast. In a contested election, the directors shall be elected by a plurality of votes cast.	Columbia has elected to be governed by Section 23B.10.205 of the WBCA with respect to the election of directors. The WBCA provides that in any election of directors that is not a contested election the candidates elected are those receiving a majority of votes cast. In a contested election, the directors shall be elected by a plurality of votes cast.

Removal of Directors	The Umpqua articles provide that any director of Umpqua may be removed at any time with or without cause only by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of Umpqua entitled to elect such director, at a meeting of the Umpqua shareholders called for that purpose. For any such meeting, the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director. If	Under the WBCA, a director may be removed from office with or without cause if the number of votes cast to remove the director exceeds the number cast not to remove the director at a special meeting called for the purpose of removing the director.

	Umpqua	Columbia
the director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove the director.

Filing Vacancies on the Board of Directors	The Umpqua articles and bylaws provide that any vacancy in the Umpqua board of directors or a vacancy resulting from an increase in the number of directors will be filled by the affirmative vote of the majority of all the directors remaining in office.	The Columbia bylaws provide that any vacancy occurring on the board may be filled by the affirmative vote of a majority of the remaining directors whether or not less than a quorum. If the vacant office was held by a director elected by holders of one or more authorized classes or series of shares, only the holders of those classes or series of shares are entitled to vote to fill the vacancy.

Calling Special Meetings of Shareholders	The Umpqua bylaws provide that special meetings of shareholders may be called at any time by Umpqua’s Chief Executive Officer or the Umpqua board of directors, or on demand in writing by shareholders of record holding shares with at least 10% of the votes entitled to be cast on any matter proposed to be considered at the special meeting.	The Columbia bylaws provide that special meetings of the Columbia shareholders may be called at any time by Columbia’s Chairman, Chief Executive Officer, President, a majority of the Columbia board of directors, or upon the delivery of a written demand of the holders of record of 10% of the outstanding stock entitled to vote on any issue proposed to be considered at the proposed special meeting to Columbia’s Secretary.

Quorum	The Umpqua bylaws provide that a majority of the shares entitled to vote on a matter, represented in person or by proxies, will constitute a quorum with respect to that matter at any meeting of the Umpqua shareholders.	The Columbia bylaws provide that the presence of a majority of the shares entitled to vote shall constitute a quorum at any meeting of the Columbia shareholders.

Notice of Shareholder Meetings	The Umpqua bylaws provide that written notice stating the place, date and time of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, must be delivered not less than 10 days nor more than 60 days before the date of the meeting, either personally or by mail, by or at the direction of Umpqua’s President or Secretary, to each shareholder of record entitled to vote at such meeting.	The Columbia bylaws provide that written notice stating the place, day and hour of the meeting, and in case of a special meeting the purpose or purposes for which the meeting is called, must be delivered personally or by mail to each shareholder of record not less than 10 days nor more than 60 days before the date of the meeting (except when the purpose of the meeting includes action on an amendment to the Columbia articles, a plan of merger or share exchange, a proposed sale of assets pursuant to Section 23B.12.020 of WBCA, or the dissolution of Columbia, in which case notice shall be delivered

	Umpqua	Columbia
not less than 20 nor more than 60 days before the meeting date), either personally or by mail, by or at the direction of Columbia’s Chairman, Chief Executive Officer, President, Secretary, or the person or persons calling the meeting, to each shareholder of record entitled to vote at such meeting.

Shareholder Proposals and Nominations

The Umpqua bylaws provide that, unless otherwise permitted by the Umpqua board of directors, business including director nominations may be properly brought before an annual meeting only upon a shareholder’s timely notice in writing to the corporate secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of Umpqua not later than the close of business 90 days before the date of Umpqua’s proxy statement released to shareholders in connection with the previous year’s annual meeting.

A shareholder’s notice must set forth (i) a brief description of each matter desired to be brought before the annual meeting and the reason for conducting such business at the meeting, (ii) the name and address of the shareholder proposing such business, (iii) the class and number of shares of stock of Umpqua which are beneficially owned by the proposing shareholder, (iv) any material interest of the shareholder in the business, and (v) as for each person whom the shareholder proposes to nominate for election or reelection as a director (a) the name, age, business address, and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number or shares stock of Umpqua which are beneficially owned by such person, (d) the proposed nominee’s written consent, and (e) any other information relating to such person that is required to be disclosed or is otherwise required by any applicable law.

The Columbia bylaws provide that business, including director nominations, may be brought before an annual meeting if timely notice is provided to the corporate secretary. To be timely, a shareholder’s notice must be delivered to Columbia no earlier than the close of business on the 150th day and no later than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not earlier than the close of business on the 150th day prior to the date of such annual meeting and not later than the close of business on the later of the 120th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, within 10 days after the first public disclosure of the date of the annual meeting.

A shareholder’s notice proposing to nominate a person for election as a director must contain specified information, including, without limitation:

•  the identity and address of the nominating shareholder;

•  the identity and address of each person to be nominated;

•  a representation that such shareholder is a holder of record of shares of Columbia

	Umpqua	Columbia

entitled to vote at such meeting and intends to appear at the meeting in person or by proxy to nominate the person or persons specified in the notice as directors;

•  a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons pursuant to which the nomination or nominations are to be made by such shareholder; and

•  a description of ownership of shares and derivative securities and any transactions related to such shares and derivative securities.

A shareholder’s notice relating to the conduct of business other than the nomination of directors must contain specified information about that business and about the proposing shareholder, including, without limitation:

•  a brief description of the business the shareholder proposes to bring before the meeting;

•  the name and address of the shareholder;

•  a description of ownership of shares and derivative securities and any transactions related to such shares and derivative securities; and

•  any material interest of the shareholder in the business so proposed.

Anti-Takeover Provisions and Other Shareholder Protections	The Oregon Control Share Act, codified at Sections 60.801 through 60.816 of the OBCA, restricts a	Chapter 23B.9 of the WBCA prohibits corporations that have a class of voting stock registered under the Exchange

Umpqua	Columbia

shareholder’s ability to vote shares of stock acquired in certain transactions not approved by the board that cause the acquiring person to gain control of a voting position exceeding one-fifth, one-third, or one-half of the votes entitled to be cast in an election of directors. Shares acquired in a control share acquisition have no voting rights except as authorized by a vote of the shareholders. If the acquirer’s control shares are authorized to have voting rights and represent a majority or more of all voting power, shareholders who do not vote in favor of voting rights for the control shares will have the right to receive the appraised fair value of their shares, which may not be less than the highest price paid per share by the acquirer for the control shares.

In addition, the OBCA prohibits, except under certain circumstances, a “business combination” (defined broadly to include mergers or consolidations, certain sales, sales of assets, liquidation or dissolution, and other specified transactions) between a corporation and an “interested shareholder” (defined generally as a person or group that directly or indirectly controls, or has the right to control, the voting or disposition of 15% or more of outstanding voting stock) within three years of the shareholder becoming an interested shareholder.

A business combination between a corporation and an interested shareholder is prohibited unless (i) prior to the date the person became an interested shareholder, the board of directors approved either the business combination or the transaction which resulted in the person becoming an interested shareholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owns at least 85% of the corporation’s

Act, such as Columbia, from engaging in any “significant business transaction” (defined to include mergers or consolidations, certain sales, termination of 5% or more of a corporation’s employees, sales of assets, liquidation or dissolution and other specified transactions) with a person or group that beneficially owns ten percent or more of a corporation’s outstanding voting stock, which we refer to as an acquiring person, for a period of five years after such person or group becomes an acquiring person, unless the significant business transaction or the acquisition by which such person became an acquiring person is approved prior to the time the person became an acquiring person by a majority vote of the board of directors, or the significant business transaction is approved by a majority vote of the board of directors and approved at an annual or special meeting of shareholders by the affirmative vote of at least two-thirds of the outstanding voting shares (excluding shares beneficially owned by or under the voting control of the acquiring person).

The Columbia articles include certain provisions that could make more difficult the acquisition of Columbia by means of a tender offer, a proxy contest, merger or otherwise. These provisions include a requirement that any “Business Combination” (as defined in the Columbia articles) be approved by the affirmative vote of not less than 66 2/3% of the total shares attributable to persons other than a “Control Person” (as defined in the Columbia articles) voting as a single class, unless certain conditions are met, including that a majority of the Continuing Directors (as defined in the Columbia articles) has approved the transaction or certain other conditions concerning (among other things) non-discrimination among Columbia

	Umpqua	Columbia

voting stock outstanding at the time the transaction is commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting stock not owned by the interested shareholder.

Umpqua has not opted out of these provisions of the OBCA.

As permitted by Oregon law, the Umpqua articles contain a constituency provision providing that, in evaluating certain transactions, the Umpqua board of directors may, in determining what they believe to be in the best interests of Umpqua, give due consideration to the social, legal, and economic effects of such transactions on employees, customers and suppliers and on the communities and geographical areas in which Umpqua and its subsidiaries operate, the economy of Oregon and the country and the long-term as well as short-term interests of Umpqua and its shareholders.

shareholders and receipt of fair value are satisfied.

In addition, the authorization of preferred stock, which is intended primarily as a financing tool and not as a defensive measure against takeovers, may potentially be used by management to make more difficult uninvited attempts to acquire control of Columbia (for example, by diluting the ownership interest of a substantial shareholder, increasing the amount of consideration necessary for a shareholder to obtain control or selling authorized but unissued shares to friendly third parties).

The Columbia articles allow the Columbia board of directors to, when evaluating certain takeover bids, consider, in connection with the exercise of its judgment in determining the best interests of Columbia and its shareholders, all relevant factors, including the social and economic effects on its employees, customers, suppliers and other constituents of Columbia and its subsidiaries and on the communities in which Columbia and its subsidiaries operate or are located.

Limitation of Personal Liability of Officers and Directors	The Umpqua articles provide that no director would be personally liable to Umpqua or its shareholders for monetary damages for conduct as director, except for (i) any breach of the duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, (iii) any distribution to shareholders that is unlawful under the OBCA, and (iv) any transaction from which the director derived an improper personal benefit. The Umpqua articles further provide that the above provision is intended to limit the liability of any director of Umpqua	The Columbia articles limit the personal liability of any officer or director or any former officer or director of Columbia to Columbia or its shareholders for any monetary damages for their conduct as an officer or director unless their conduct is finally adjudged to be acts or omissions involving intentional misconduct or a knowing violation of law, conduct violating Title 23B of the WBCA or participation in any transaction from which the person will personally receive a benefit in money, property, or services to which the person is not legally entitled.

	Umpqua	Columbia
	to the greatest extent authorized under the OBCA, and any further limitation on the liability of directors authorized under any amendment to the OBCA is incorporated into the Umpqua articles on the effective date of the amendment.	The Columbia articles also include a provision that limits the liability of directors from any personal liability to Columbia or its shareholders for conduct not found to have been egregious.

Indemnification of Directors and Officers and Insurance

The OBCA permits a corporation to indemnify a director for actions taken in good faith and which the individual reasonably believed to be in the best interests of the corporation. In the case of a criminal proceeding, the individual must not have had any reasonable cause to believe the conduct was unlawful. A director may not be indemnified in connection with a proceeding by or in the right of the corporation in which the director was found liable to the corporation, or a proceeding in which the director was found to have improperly received a personal benefit. The OBCA provides for mandatory indemnification of officers and directors for reasonable expenses incurred when the indemnified party is wholly successful in the defense of the proceeding. A corporation may indemnify officers to the same extent as directors.

The Umpqua articles grant an indemnification right to any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of Umpqua, discussed below) by reason of or arising from the fact that the person is or was a director or officer of Umpqua or one of its subsidiaries, or is or was serving at the request of Umpqua as a director, officer, partner, or trustee of another foreign or domestic corporation, partnership, joint venture, or other enterprise, against reasonable expenses (including attorney’s fees), judgments, fines, penalties, excise taxes assessed with respect to any employee benefit

The WBCA generally permits Columbia to indemnify its director for actions taken in good faith and which the individual reasonably believed, in the case of conduct in the individual’s official capacity, to be in the best interests of the corporation, and in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests. In the case of a criminal proceeding, the individual must not have had any reasonable cause to believe the conduct was unlawful. A director may not be indemnified in connection with a proceeding by or in the right of the corporation in which the director was found liable to the corporation, or a proceeding in which the director was found to have improperly received a personal benefit. The WBCA provides for mandatory indemnification of directors for reasonable expenses incurred when the indemnified party is wholly successful in the defense of the proceeding. A corporation may indemnify officers to the same extent as directors.

Washington law permits a director of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, unless the articles of incorporation provide otherwise, and the court may order indemnification or advancement of expenses under certain circumstances set forth in the statute. Washington law further provides that a corporation may, if authorized by its articles of incorporation or a bylaw or resolution adopted or ratified by the shareholders, provide indemnification in addition to that provided by statute,

	Umpqua	Columbia

plan and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with such action, suit or proceeding if the person acted in good faith, did not engage in intentional misconduct, and, with respect to any criminal action or proceeding, did not know the conduct was unlawful.

In the case of an action by or in the right of Umpqua, the Umpqua articles grant an indemnification right to the persons described above against reasonable expenses, but indemnification is not available where the person is adjudged to be liable for deliberate misconduct in the performance of that person’s duty to Umpqua, where the person received an improper personal benefit, for breach of duty of loyalty, or for any distribution to shareholders unlawful under the OBCA (unless and only to the extent that the court finds indemnification nonetheless proper under the circumstances).

The Umpqua articles also provide that the company may advance expenses to such person prior to the final disposition of the proceeding upon receipt of an undertaking to repay the expenses if later ultimately determined that such person is not entitled to indemnification and a written affirmation of the person’s good faith belief that he or she has met the applicable standard of conduct.

subject to certain conditions set forth in the statute.

The Columbia articles provide, among other things, for the indemnification of directors, and authorize the Columbia board of directors to pay reasonable expenses incurred by, or satisfy a judgment or fine against, a current or former director in connection with any legal liability incurred by the individual while acting for Columbia within the scope of his or her employment and which was not the result of conduct finally adjudged to be “egregious” conduct. “Egregious” conduct is defined to include intentional misconduct, a knowing violation of law, conduct violating Title 23B of the WBCA or participation in any transaction from which the person will receive a benefit in money, property or services to which that person is not legally entitled.

Appraisal or Dissenters’ Rights	Under the OBCA, unless the articles of incorporation provide otherwise (and the Umpqua articles do not so provide otherwise), dissenters’ rights do not apply to the holders of shares of any class or series if the shares were registered on a national securities exchange on the record date for the meeting of shareholders at which the corporate action giving rise to dissenters’ rights is to be approved or,	Under Washington law, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares only in the event of, any of the following corporate acts: (i) consummation of a plan of merger to which the corporation is a party if shareholder approval is required and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary that is merged with its

Umpqua	Columbia
in certain cases, on the effective date of the merger. Subject to the foregoing, in the event dissenters’ rights were to apply, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares only in the event of, any of the following corporate acts: (i) consummation of a plan of merger to which the corporation is a party if shareholder approval is required and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary that is merged with its parent; (ii) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan; (iii) consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, unless the sale is pursuant to a court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds will be distributed to shareholders within one year; (iv) an amendment of the Umpqua articles that materially and adversely affects rights in respect of a dissenter’s shares because it (a) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities or (b) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under the relevant provision of Oregon law; (v) any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their	parent; (ii) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan; (iii) consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, unless the sale is pursuant to a court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds will be distributed to Columbia shareholders within one year; (iv) an amendment of the articles of incorporation if the amendment effects the redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation; (v) an election by a corporation to become or cease to become a social purpose corporation, which has become effective, to which the corporation is a party if shareholder approval was required for the election; (vi) an amendment of a social purpose corporation’s articles of incorporation that would materially change a purpose of the corporation; (vii) any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting Columbia shareholders are entitled to dissent and obtain payment for their shares; or (viii) a plan of entity conversion in the case of a conversion of a domestic corporation to a foreign corporation, which has become effective, to which the domestic corporation is a party as the converting entity, if: (a) the shareholder was entitled to vote on the plan, and (b) the shareholder does not receive shares in the surviving entity that have terms as favorable to the shareholder in all material respects and

	Umpqua	Columbia
	shares; or (vi) conversion to a noncorporate business entity.	that represent at least the same percentage interest of the total voting rights of the outstanding shares of the surviving entity as the shares held by the shareholder before the conversion.

Amendments to Charter/Articles and Bylaws

Under the OBCA, an amendment to the Umpqua articles is generally approved if, after the Umpqua board’s adoption of a resolution setting forth the proposed amendment and submission to a vote of the Umpqua shareholders, a quorum exists and the votes cast favoring the amendment exceed the votes cast opposing the amendment, unless the amendment would create dissenters’ rights, in which case a majority of the votes entitled to be cast is required for approval. The Umpqua articles impose a supermajority voting requirement of 75% of votes entitled to be cast to amend the provisions of the Umpqua articles governing director liability, indemnification or consideration of constituencies in the context of mergers and other transactions.

Under the OBCA, an Oregon corporation’s board of directors may amend or repeal the corporation’s bylaws unless the corporation’s articles of incorporation or the OBCA reserves the power to amend the bylaws exclusively to the shareholders in whole or in part, or the shareholders, in amending or repealing a particular bylaw, expressly provide that the board of directors may not amend or repeal that bylaw. An Oregon corporation’s shareholders may amend or repeal the bylaws even though the bylaws may also be amended or repealed by its board of directors.

The Umpqua bylaws provide that the Umpqua board of directors may amend or repeal the Umpqua bylaws, subject to amendment or repeal by action of Umpqua shareholders at any regular meeting or any special meeting called for that purpose, provided that notice of

Under the WBCA, the Columbia articles may be amended if (subject to certain exceptions if the board of directors determines that it has a conflict of interest) the amendment is recommended by the board of directors to the shareholders and approved upon the affirmative vote of the holders of a majority of Columbia’s outstanding voting stock. The provisions of the Columbia articles relating to Business Combinations (as defined in the Columbia articles) may not be amended or repealed without the affirmative vote of 66 2/3% of Columbia’s outstanding voting stock (excluding any shares owned by a Control Person). The Columbia board of directors may make certain amendments, as listed in the WBCA, to the Columbia articles without shareholder approval.

Under the WBCA, a corporation’s board of directors may amend or repeal the corporation’s bylaws unless the corporation’s articles of incorporation or Washington law reserves the power to amend the bylaws exclusively to the shareholders in whole or in part, or the shareholders, in amending or repealing a particular bylaw, provide expressly that the board of directors may not amend or repeal that bylaw. A Washington corporation’s shareholders may also amend or repeal the bylaws.

The Columbia articles provide that the Columbia board of directors may, by a majority vote of the whole board of directors, amend the Columbia bylaws.

	Umpqua	Columbia
the proposed change is given in the notice of the meeting or waived in writing.

Action by Written Consent of the Shareholders	Under the OBCA and the Umpqua bylaws, any action required or permitted to be taken at a shareholder meeting may be taken without a meeting by written consent of all shareholders entitled to vote on the action.	The WBCA permits any action required or permitted to be taken at a meeting of shareholders to be taken without a meeting by written consent of all shareholders entitled to vote on the corporate action.

Shareholder Rights Plan	Umpqua does not have a shareholder rights plan.	Columbia does not have a shareholder rights plan.

Forum Selection Bylaw	The Umpqua bylaws do not feature a forum selection bylaw.	The Columbia bylaws do not feature a forum selection bylaw.

LEGAL MATTERS

The validity of Columbia common stock to be issued in connection with the first merger will be passed upon for Columbia by Kumi Y. Baruffi, Executive Vice President and General Counsel of Columbia. As of the date hereof, Ms. Baruffi owned shares of Columbia common stock and equity awards providing for rights to receive or require Columbia common stock representing less than 1% of the total outstanding shares of Columbia common stock.

Certain federal income tax consequences of the first merger will be passed upon for Columbia by Sullivan & Cromwell LLP, New York, New York, and for Umpqua by Wachtell, Lipton, Rosen & Katz, New York, New York.

EXPERTS

Columbia

The financial statements of Columbia as of December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020 incorporated by reference in this joint proxy statement/prospectus to Columbia’s Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of Columbia’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

Umpqua

The financial statements of Umpqua as of December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020 incorporated by reference in this joint proxy statement/prospectus to Umpqua’s Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of Umpqua’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS

Columbia

Columbia will hold its 2022 annual meeting of shareholders (the “Columbia 2022 annual meeting”), regardless of whether the mergers have been completed.

Proxy Statement Proposals. Under SEC Rule 14a-8, a shareholder desiring to make a proposal to be included in the proxy statement for the Columbia 2022 annual meeting must have submitted such proposal to the following address: Corporate Secretary, Columbia Banking System, Inc., 1301 “A” Street, Tacoma, Washington 98402. Proposals must be received by Columbia by no later than the close of business on January 26, 2022, and must have complied with SEC Rule 14a-8 in order for the proposal to be considered for inclusion in Columbia’s proxy statement.

Proxy Access. As set forth in the Columbia bylaws, a Columbia shareholder is able to submit director nominees for the Columbia board of directors for inclusion in the Columbia proxy statement if the shareholder(s) and nominee(s) satisfy the requirements specified in the Columbia bylaws. In order for a nominee to be considered for inclusion in Columbia’s proxy statement for the Columbia 2022 annual meeting, a shareholder must have delivered timely notice in writing to the Columbia Corporate Secretary (at the address above) no earlier than the close of business on December 27, 2021, and no later than the close of business on January 26, 2022. The notice must have contained the specific information required by the Columbia bylaws.

Other Proposals and Nominations. Under the Columbia bylaws, for business to be properly brought before the 2022 annual meeting by a Columbia shareholder, a shareholder must deliver timely notice in writing to the Columbia Corporate Secretary (at the address above) no earlier than the close of business on December 27, 2021, and no later than the close of business on January 26, 2022. The notice must contain the notice and informational requirements described in the Columbia bylaws and applicable SEC proxy rules. The chairman of the meeting may refuse to acknowledge or introduce any shareholder proposal or nomination if notice thereof is not received within the applicable deadlines or does not comply with the bylaws.

Umpqua

Proxy Statement Proposals. Any shareholder proposal intended for inclusion in Umpqua’s proxy statement and proxy card pursuant to Exchange Act Rule 14a-8 relating to Umpqua’s 2022 annual meeting of shareholders (the “Umpqua 2022 annual meeting”) must have been received by Umpqua’s Corporate Secretary at Umpqua Holdings Corporation, One SW Columbia Street, Suite 1200, Portland, Oregon 97204 no later than November 5, 2021; provided, however, that if the date of the Umpqua 2022 annual meeting is moved by more than 30 days before or after the anniversary date of Umpqua’s 2021 annual meeting of shareholders, the deadline for inclusion of proposals in the proxy statement is instead a reasonable time before Umpqua begins to print and mail its proxy materials for the Umpqua 2022 annual meeting.

Other Proposals and Nominations. The Umpqua bylaws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders. These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under SEC rules.

Under the Umpqua bylaws, business, including nominations of directors, may be properly brought before the Umpqua 2022 annual meeting by a shareholder only upon the shareholder’s timely notice in writing to Umpqua’s Corporate Secretary, where, to be timely, such a notice must be delivered to or mailed and received at the principal executive offices of Umpqua (at the address above) not later than the close of business on December 5, 2021. The notice must set forth, among other details: (i) a brief description of each matter desired to be brought before the annual meeting and the reason for conducting such business at the meeting, (ii) the name and address of the proposing shareholder, (iii) the class and number of shares of stock of Umpqua which are beneficially owned by the proposing shareholder, and (iv) a complete description of any material economic and other interest of the shareholder and of its affiliates and associates. In addition, nominations should include the information required by the Umpqua bylaws.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit Columbia, Umpqua and intermediaries, such as brokers, to satisfy the delivery requirements for proxy materials by delivering a single set of proxy materials to an address shared by two or more of Columbia shareholders or Umpqua shareholders, unless contrary instructions have been received in advance according to certain procedures. In cases of such contrary instructions, each shareholder continues to receive a separate notice of the meeting and proxy card.

Certain brokerage firms may have instituted householding for beneficial owners of Columbia common stock and Umpqua common stock, as applicable, held through brokerage firms. If your family has multiple accounts holding Columbia common stock or Umpqua common stock, as applicable, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this joint proxy statement/prospectus. The broker will arrange for delivery of a separate copy of this joint proxy statement/prospectus promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

WHERE YOU CAN FIND MORE INFORMATION

Columbia and Umpqua file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both Columbia and Umpqua, which can be accessed at www.sec.gov. In addition, documents filed with the SEC by Columbia, including the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, will be available free of charge in the “Investor Relations” section of Columbia’s website, www.columbiabank.com, under the heading “SEC Filings.” Documents filed with the SEC by Umpqua will be available free of charge in the “Investor Relations” section of Umpqua’s website, www.umpquabank.com, under the heading “Financial information.” The web addresses of the SEC, Columbia and Umpqua are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those websites is not part of this joint proxy statement/prospectus.

Columbia has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to Columbia’s securities to be issued in the first merger. This document constitutes the prospectus of Columbia filed as part of the registration statement. This document does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection as set forth above.

Statements contained in this joint proxy statement/prospectus, or in any document incorporated by reference into this joint proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows Columbia and Umpqua to incorporate by reference into this joint proxy statement/prospectus documents Columbia and Umpqua file with the SEC, including certain information required to be included in the registration statement on Form S-4 filed by Columbia to register shares of Columbia common stock that will be issued in the first merger, of which this joint proxy statement/prospectus forms a part. This means that the companies can disclose important information to you by referring you to those documents. The information incorporated by reference into this joint proxy statement/prospectus is considered to be a part of this document, and later information that Columbia and Umpqua file with the SEC will update and supersede that information. Columbia and Umpqua incorporate by reference the documents listed below and any documents filed by Columbia and Umpqua under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and before the latest of (i) the date of the special meetings of Columbia, (ii) the date of the special meeting of Umpqua and (iii) the date that the offering or shares of Columbia common stock to be issued in the first merger is terminated:

Columbia filings (SEC File No. 000-20288)	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended December 31, 2020, filed on February 26, 2021

Quarterly Reports on Form 10-Q	Quarterly period ended March 31, 2021, filed on May 6, 2021, quarterly period ended June 30, 2021, filed on August 6, 2021 and quarterly period ended September 30, 2021, filed on November 5, 2021

Current Reports on Form 8-K	Filed January 28, 2021 (only with respect to Item 8.01), filed April 30, 2021 (only with respect to Item 8.01), filed May 28, 2021, filed June 24, 2021, filed July 29, 2021 (only with respect to Item 8.01), filed September 30, 2021, filed October 1, 2021, filed October 12, 2021 and filed October 15, 2021

Columbia filings (SEC File No. 000-20288)	Periods Covered or Date of Filing with the SEC

Definitive Proxy Statement on Schedule 14A	Filed April 12, 2021

Description of Columbia common stock contained in Columbia’s Current Report on Form 8-K and any amendment or report filed for purpose of updating that description	Filed June 29, 2009, for the purpose of updating such description in the registration statement on Form 10 filed on June 8, 1992

Umpqua filings (SEC File No. 001-34624)	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended December 31, 2020, filed on February 25, 2021

Quarterly Reports on Form 10-Q	Quarterly period ended March 31, 2021, filed on May 6, 2021, the quarterly period ended June 30, 2021, filed August 5, 2021, and the quarterly period ended September 30, 2021, filed on November 4, 2021

Current Reports on Form 8-K	Filed February 1, 2021, filed April 6, 2021, filed April 23, 2021, filed May 6, 2021, filed July 21, 2021 (second filing (Film #211104900)), filed August 9, 2021, filed October 12, 2021, filed October 15, 2021, filed November 5, 2021 and filed November 22, 2021

Definitive Proxy Statement on Schedule 14A	Filed March 5, 2021

Notwithstanding the foregoing, information furnished by Columbia or Umpqua on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this joint proxy statement/prospectus.

You may request a copy of the documents incorporated by reference into this document. Requests for documents should be directed to:

if you are a Columbia shareholder: Columbia Banking System, Inc. 1300 “A” Street, Suite 800 Tacoma, WA 98402 Attn: Corporate Secretary (253) 305-1900	if you are an Umpqua shareholder: Umpqua Holdings Corporation One SW Columbia Street Suite 1200 Portland, OR 97204 Attn: Andrew Ognall (503) 727-4112

This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this document, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this document nor any distribution of securities pursuant to this document shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this document by reference or in Columbia’s or Umpqua’s affairs since the date of this document. Columbia provided the information contained in this document with respect to Columbia and Umpqua provided the information contained in this document with respect to Umpqua.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

UMPQUA HOLDINGS CORPORATION,

COLUMBIA BANKING SYSTEM, INC.,

and

CASCADE MERGER SUB, INC.

Dated as of October 11, 2021

ARTICLE I

THE MERGER

1.1	The Merger	A-1
1.2	Closing	A-1
1.3	Effective Time	A-2
1.4	Effects of the Merger	A-2
1.5	Conversion of Umpqua Common Stock	A-2
1.7	Merger Sub Common Stock	A-3
1.8	Treatment of Umpqua Equity Awards	A-3
1.9	Treatment of Columbia Equity Awards	A-4
1.10	Articles of Incorporation of Surviving Entity	A-5
1.11	Bylaws of Surviving Entity	A-5
1.12	Tax Consequences	A-5
1.13	Officers and Directors of Surviving Entity	A-5
1.14	Second Step Merger	A-5
1.15	Columbia Articles Amendment	A-6
1.16	Bank Merger	A-6

ARTICLE II

EXCHANGE OF SHARES

2.1	Columbia to Make Merger Consideration Available	A-6
2.2	Exchange of Shares	A-6

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF UMPQUA

3.1	Corporate Organization	A-8
3.2	Capitalization	A-10
3.3	Authority; No Violation	A-11
3.4	Consents and Approvals	A-11
3.5	Reports	A-12
3.6	Financial Statements	A-13
3.7	Broker’s Fees	A-14
3.8	Absence of Certain Changes or Events	A-14
3.9	Legal Proceedings	A-14
3.10	Taxes and Tax Returns	A-14
3.11	Employees and Employee Benefit Plans	A-15
3.12	Compliance with Applicable Law	A-18
3.13	Certain Contracts	A-19
3.14	Agreements with Regulatory Agencies	A-20
3.15	Risk Management Instruments	A-20
3.16	Environmental Matters	A-20
3.17	Investment Securities and Commodities	A-21
3.18	Real Property	A-21
3.19	Intellectual Property	A-21
3.20	Related Party Transactions	A-22
3.21	State Takeover Laws	A-22
3.22	Reorganization	A-22
3.23	Opinion	A-22

A-i

3.24	Umpqua Information	A-22
3.25	Loan Portfolio	A-23
3.26	Insurance	A-23
3.27	Information Security	A-23
3.28	Administration of Trust and Fiduciary Accounts	A-23
3.29	No Other Representations or Warranties	A-24

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COLUMBIA AND MERGER SUB

4.1	Corporate Organization	A-24
4.2	Capitalization	A-25
4.3	Authority; No Violation	A-26
4.4	Consents and Approvals	A-27
4.5	Reports	A-27
4.6	Financial Statements	A-28
4.7	Broker’s Fees	A-29
4.8	Absence of Certain Changes or Events	A-29
4.9	Legal Proceedings	A-30
4.10	Taxes and Tax Returns	A-30
4.11	Employees and Employee Benefit Plans	A-31
4.12	Compliance with Applicable Law	A-33
4.13	Certain Contracts	A-34
4.14	Agreements with Regulatory Agencies	A-35
4.15	Risk Management Instruments	A-35
4.16	Environmental Matters	A-35
4.17	Investment Securities and Commodities	A-36
4.18	Real Property	A-36
4.19	Intellectual Property	A-36
4.20	Related Party Transactions	A-36
4.21	State Takeover Laws	A-37
4.22	Reorganization	A-37
4.23	Opinion	A-37
4.24	Columbia Information	A-37
4.25	Loan Portfolio	A-37
4.26	Insurance	A-38
4.27	Information Security	A-38
4.28	Administration of Trust and Fiduciary Accounts	A-38
4.29	No Other Representations or Warranties	A-38

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Businesses Prior to the Effective Time	A-39
5.2	Forbearances	A-39

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	A-42
6.2	Access to Information; Confidentiality	A-43
6.3	Shareholder Approvals	A-43
6.4	Legal Conditions to Merger	A-45

A-ii

6.5	Stock Exchange Listing	A-45
6.6	Employee Matters	A-45
6.7	Indemnification; Directors’ and Officers’ Insurance	A-47
6.8	Additional Agreements	A-47
6.9	Advice of Changes	A-48
6.10	Dividends	A-48
6.11	Shareholder Litigation	A-48
6.12	Corporate Governance	A-48
6.13	Acquisition Proposals	A-50
6.14	Public Announcements	A-50
6.15	Change of Method	A-50
6.16	Restructuring Efforts	A-50
6.17	Takeover Statutes	A-51
6.18	Treatment of Umpqua Debt	A-51
6.19	Exemption from Liability under Section 16(b)	A-51
6.20	Conduct of Merger Sub	A-51

ARTICLE VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	A-52
7.2	Conditions to Obligations of Columbia and Merger Sub	A-52
7.3	Conditions to Obligations of Umpqua	A-53

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1	Termination	A-54
8.2	Effect of Termination	A-55

ARTICLE IX

GENERAL PROVISIONS

9.1	Nonsurvival of Representations, Warranties and Agreements	A-56
9.2	Amendment	A-56
9.3	Extension; Waiver	A-56
9.4	Expenses	A-57
9.5	Notices	A-57
9.6	Interpretation	A-58
9.7	Counterparts	A-58
9.8	Entire Agreement	A-58
9.9	Governing Law; Jurisdiction	A-58
9.10	Waiver of Jury Trial	A-59
9.11	Assignment; Third-Party Beneficiaries	A-59
9.12	Specific Performance	A-59
9.13	Severability	A-59
9.14	Confidential Supervisory Information	A-60
9.15	Delivery by Electronic Transmission	A-60

Exhibit A — Form of Columbia Articles Amendment
Exhibit B — Form of Columbia Bylaw Amendment
Exhibit C — Form of Bank Merger Agreement

A-iii

INDEX OF DEFINED TERMS

Page
Acquisition Proposal	A-50
Adjusted Option Award	A-3
Adjusted Performance Award	A-3
Adjusted PSU Award	A-4
affiliate	A-58
Agreement	A-1
Articles of Merger	A-2
Bank Merger	A-6
Bank Merger Agreement	A-6
Bank Merger Certificates	A-6
BHC Act	A-9
business day	A-58
CARES Act	A-19
Chosen Courts	A-59
Closing	A-1
Closing Date	A-1
Code	A-1
Columbia	A-1
Columbia Articles	A-5
Columbia Articles Amendment	A-5
Columbia Bank	A-6
Columbia Benefit Plans	A-31
Columbia Board Recommendation	A-44
Columbia Bylaw Amendment	A-5
Columbia Bylaws	A-5
Columbia Common Stock	A-2
Columbia Compensation Committee	A-4
Columbia Contract	A-34
Columbia Disclosure Schedule	A-24
Columbia Equity Awards	A-25
Columbia ESPP	A-25
Columbia Insider	A-32
Columbia Meeting	A-43
Columbia Owned Properties	A-36
Columbia Preferred Stock	A-25
Columbia PSU Award	A-4
Columbia Qualified Plans	A-31
Columbia Real Property	A-36
Columbia Regulatory Agreement	A-35
Columbia Reports	A-28
Columbia Restricted Stock Awards	A-25
Columbia RSU Awards	A-25
Columbia Share Issuance	A-26
Columbia Stock Plan	A-5
Columbia Subsidiary	A-25
Confidentiality Agreement	A-43
Continuation Period	A-45
Continuing Employees	A-45
Controlled Group Liability	A-16

A-iv

Delaware Secretary	A-2
DGCL	A-1
Effective Time	A-2
Enforceability Exceptions	A-11
Environmental Laws	A-20
ERISA	A-15
ERISA Affiliate	A-16
Exchange Act	A-13
Exchange Agent	A-6
Exchange Fund	A-6
Exchange Ratio	A-2
FDIC	A-10
Federal Reserve Board	A-11
GAAP	A-9
Governmental Entity	A-12
Intellectual Property	A-22
IRS	A-15
J.P. Morgan	A-14
Joint Proxy Statement	A-12
KBW	A-29
knowledge	A-58
Liens	A-10
Loans	A-23
Material Adverse Effect	A-9
Materially Burdensome Regulatory Condition	A-42
Merger	A-1
Merger Consideration	A-2
Merger Sub	A-1
Merger Sub Articles	A-25
Merger Sub Bylaws	A-25
Merger Sub Common Stock	A-3
Mergers	A-1
Multiemployer Plan	A-16
Multiple Employer Plan	A-16
NASDAQ	A-7
New Benefit Plans	A-45
New Certificates	A-6
OBCA	A-1
Old Certificate	A-2
Oregon Articles of Merger	A-5
Oregon Secretary	A-2
Pandemic	A-9
Pandemic Measures	A-9
Permitted Encumbrances	A-21
person	A-58
Personal Data	A-18
Premium Cap	A-47
Recommendation Change	A-44
Regulatory Agencies	A-12
Representatives	A-49
Requisite Columbia Vote	A-26
Requisite Regulatory Approvals	A-42

A-v

Requisite Umpqua Vote	A-11
S-4	A-12
Sarbanes-Oxley Act	A-13
SEC	A-13
Second Effective Time	A-5
Second Step Merger	A-1
Securities Act	A-12
Security Breach	A-18
Significant Subsidiaries	A-9
SRO	A-12
Subsidiary	A-9
Surviving Bank	A-6
Surviving Corporation	A-1
Surviving Entity	A-1
Takeover Statutes	A-22
Tax	A-15
Tax Return	A-15
Taxes	A-15
Termination Date	A-54
Termination Fee	A-55
Umpqua Articles	A-9
Umpqua Bank	A-6
Umpqua Benefit Plans	A-15
Umpqua Board Recommendation	A-44
Umpqua Bylaws	A-9
Umpqua Common Stock	A-2
Umpqua Compensation Committee	A-3
Umpqua Contract	A-19
Umpqua Deferred Stock Award	A-4
Umpqua Disclosure Schedule	A-8
Umpqua Equity Awards	A-4
Umpqua Indemnified Parties	A-47
Umpqua Insiders	A-51
Umpqua Meeting	A-43
Umpqua Option Award	A-3
Umpqua Owned Properties	A-21
Umpqua Performance Award	A-3
Umpqua Preferred Stock	A-10
Umpqua Qualified Plans	A-16
Umpqua Real Property	A-21
Umpqua Regulatory Agreement	A-20
Umpqua Reports	A-12
Umpqua RSU Award	A-3
Umpqua Stock Plans	A-4
Umpqua Subsidiary	A-10
Washington Articles of Merger	A-5
Washington Secretary	A-5
WBCA	A-5

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 11, 2021 (this “Agreement”), by and among Umpqua Holdings Corporation, an Oregon corporation (“Umpqua”), Columbia Banking System, Inc., a Washington corporation (“Columbia”), and Cascade Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Columbia (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Columbia, Umpqua and Merger Sub have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which (a) Merger Sub will, subject to the terms and conditions set forth herein, merge with and into Umpqua (the “Merger”), so that Umpqua is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Entity”) in the Merger, and (b) immediately following the Merger, Columbia shall cause the Surviving Entity to be merged with and into Columbia (the “Second Step Merger”, and together with the Merger, the “Mergers”), so that Columbia is the surviving corporation in the Second Step Merger (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, in furtherance thereof, the respective Boards of Directors of Umpqua, Columbia and Merger Sub have approved the Mergers and this Agreement;

WHEREAS, for federal income tax purposes, it is intended that the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1    The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Oregon Business Corporation Act (the “OBCA”) and the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall merge with and into Umpqua. Umpqua shall be the Surviving Entity in the Merger, and shall continue its corporate existence under the laws of the State of Oregon. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

1.2    Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 10:00 a.m. Pacific Standard Time, (a) on the first business day of the first calendar month that follows the month in which the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof) occurs, provided, however, that if the last to be satisfied of the conditions set forth in Article VII is satisfied in the month of November (other than those conditions that by their nature are to be satisfied or waived at the Closing but subject to the satisfaction or waiver of those conditions), then the Closing shall take place on the first business day of the immediately following calendar year, subject, in the case of this clause (a), to the satisfaction or waiver (subject to applicable law) of those conditions set forth in Article VII at the Closing, or (b) at such other date, time or place agreed in writing by the parties hereto (such date on which the Closing actually occurs being hereinafter referred to as the “Closing Date”).

1.3    Effective Time. On or (if agreed by Umpqua and Columbia) prior to the Closing Date, Umpqua and Columbia, respectively, shall cause articles of merger with respect to the Merger to be filed with the Secretary of State of the State of Oregon (the “Oregon Secretary”) and a certificate of merger with the Secretary of State of the State of Delaware (the “Delaware Secretary”) (collectively, the “Articles of Merger”). The Merger shall become effective at such time as specified in the Articles of Merger in accordance with the relevant provisions of the OBCA and the DGCL, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Effective Time”).

1.4    Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the OBCA and the DGCL.

1.5    Conversion of Umpqua Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Columbia, Umpqua, Merger Sub or the holder of any Umpqua Common Stock:

(a)    Subject to Section 2.2(e), each share of the common stock, no par value, of Umpqua (the “Umpqua Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of Umpqua Common Stock owned by Umpqua as treasury stock or owned by Umpqua, Columbia or Merger Sub (in each case other than shares of Umpqua Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Umpqua or Columbia in respect of debts previously contracted), shall be converted into the right to receive 0.5958 of a share (the “Exchange Ratio” and such shares, the “Merger Consideration”) of the common stock, no par value, of Columbia (the “Columbia Common Stock”).

(b)    All of the shares of Umpqua Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to an “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Umpqua Common Stock) previously representing any such shares of Umpqua Common Stock shall thereafter represent only the right to receive (i) a New Certificate representing the number of whole shares of Columbia Common Stock which such shares of Umpqua Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Umpqua Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Columbia Common Stock or Umpqua Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give Columbia and the holders of Umpqua Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained in this sentence shall be construed to permit Umpqua or Columbia to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(c)    Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Umpqua Common Stock that are owned by Umpqua, Columbia or Merger Sub (in each case other than shares of Umpqua Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Umpqua or Columbia in respect of debts previously contracted) shall be cancelled and shall cease to exist and no Columbia Common Stock or other consideration shall be delivered in exchange therefor.

1.7    Merger Sub Common Stock. At and after the Effective Time, each share of the common stock, no par value, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, no par value, of the Surviving Entity.

1.8    Treatment of Umpqua Equity Awards.

(a)    At the Effective Time, each award in respect of a share of Umpqua Common Stock subject to vesting, repurchase or other lapse restriction granted under an Umpqua Stock Plan (an “Umpqua RSU Award”) that is outstanding immediately prior to the Effective Time that is not an Umpqua Performance Award shall (i) if granted to a non-employee member of the Board of Directors of Umpqua, fully vest and be cancelled and converted automatically into the right to receive (without interest) the Merger Consideration in respect of each share of Umpqua Common Stock subject to such Umpqua RSU Award immediately prior to the Effective Time, which shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than five (5) business days following the Closing Date (or on such later date if required to comply with Section 409A of the Code) and (ii) if not granted to an individual described in clause (i), be assumed and converted into a restricted stock unit award in respect of Columbia Common Stock with the same terms and conditions as were applicable under such Umpqua RSU Award immediately prior to the Effective Time (including vesting terms), and relating to the number of shares of Columbia Common Stock equal to the product of (A) the number of shares of Umpqua Common Stock subject to such Umpqua RSU Award immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, with any fractional shares rounded to the nearest whole share of Columbia Common Stock.

(b)    At the Effective Time, each performance share unit award in respect of shares of Umpqua Common Stock granted under an Umpqua Stock Plan that is outstanding immediately prior to the Effective Time (an “Umpqua Performance Award”) shall be assumed and converted into a restricted stock unit award in respect of Columbia Common Stock (an “Adjusted Performance Award”) relating to the number of shares of Columbia Common Stock equal to the product of (A) the number of shares of Umpqua Common Stock subject to such Umpqua Performance Award immediately prior to the Effective Time that would be earned assuming the achievement of the applicable performance goals as of immediately prior to the Effective Time based on the higher of target performance and actual performance through the latest practicable date prior to the Effective Time (which may be the end of Umpqua’s most recently completed fiscal quarter prior to the Effective Time) as reasonably determined by the compensation committee of the Board of Directors of Umpqua (the “Umpqua Compensation Committee”), multiplied by (B) the Exchange Ratio, with any fractional shares rounded to the nearest whole share of Columbia Common Stock. Except as specifically provided in this Section 1.8(b), each such Adjusted Performance Award shall be subject to the same terms and conditions (including service-based vesting terms) as applied to the Umpqua Performance Award immediately prior to the Effective Time; provided, that each such Adjusted Performance Award shall be subject to service-based vesting only and shall no longer be subject to any performance conditions.

(c)    At the Effective Time, each option granted by Umpqua to purchase shares of Umpqua Common Stock under an Umpqua Stock Plan (an “Umpqua Option Award”) that is outstanding and unexercised immediately prior to the Effective Time shall be assumed and converted automatically into an option (an “Adjusted Option Award”) to purchase, on the same terms and conditions as were applicable under such Umpqua Option Award immediately prior to the Effective Time (including vesting terms), the number of shares of Columbia Common Stock (rounded down to the nearest whole number of shares of Columbia Common Stock) equal to the product of (A) the number of shares of Umpqua Common Stock subject to such Umpqua Option Award immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, which Adjusted Option Award shall have an exercise price per share of Columbia Common Stock equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of Umpqua Common Stock subject to such Umpqua Option Award immediately prior to the Effective Time, by (2) the Exchange Ratio.

(d)    At the Effective Time, each award in respect of a deferred share of Umpqua Common Stock (including with respect to the deferral of an Umpqua RSU Award) under the Umpqua Directors Nonqualified

Deferred Compensation Plan (an “Umpqua Deferred Stock Award”) shall be assumed and converted automatically into a fully vested deferred stock award in respect of shares of Columbia Common Stock, subject to the same terms and conditions (other than with respect to vesting) as were applicable under such Umpqua Deferred Stock Award immediately prior to the Effective Time, and relating to the number of shares of Columbia Common Stock equal to the product of (A) the number of shares of Umpqua Common Stock subject to such Umpqua Deferred Stock Award immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, with any fractional shares rounded to the nearest whole share of Columbia Common Stock.

(e)    Promptly following the Effective Time, Columbia shall file a post-effective amendment to the S-4 or an effective registration statement on Form S-8 with respect to the Columbia Common Stock subject to the applicable adjusted Umpqua Equity Awards, as required under the Securities Act.

(f)    At or prior to the Effective Time, Umpqua, the Board of Directors of Umpqua or the Umpqua Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Umpqua Equity Awards consistent with the provisions of this Section 1.8.

(g)    For purposes of this Agreement, the following terms shall have the following meanings:

(i)    “Umpqua Equity Awards” means the Umpqua Restricted Stock Unit Awards, the Umpqua Performance Awards, the Umpqua Option Awards and the Umpqua Deferred Stock Awards.

(ii)    “Umpqua Stock Plans” means the Umpqua Holdings Corporation 2013 Incentive Plan and the Sterling Financial Corporation 2010 Long-Term Incentive Plan.

1.9    Treatment of Columbia Equity Awards.

(a)    At the Effective Time, each performance stock unit in respect of shares of Columbia Common Stock granted under a Columbia Stock Plan that is outstanding immediately prior to the Effective Time (a “Columbia PSU Award”) shall be converted into a restricted stock unit in respect of Columbia Common Stock (an “Adjusted PSU Award”) relating to the number of shares of Columbia Common Stock equal to the number of shares of Columbia Common Stock subject to such Columbia PSU Award immediately prior to the Effective Time that would be earned assuming the achievement of the applicable performance goals as of immediately prior to the Effective Time based on the higher of target performance and actual performance through the latest practicable date prior to the Effective Time (which may be the end of Columbia’s most recently completed fiscal quarter prior to the Effective Time) as reasonably determined by the compensation committee of the Board of Directors of Columbia (the “Columbia Compensation Committee”). Except as specifically provided in this Section 1.9(a), each such Adjusted PSU Award shall be subject to the same terms and conditions (including service-based vesting terms) as applied to the Columbia PSU Award immediately prior to the Effective Time; provided, that each such Adjusted PSU Award shall be subject to service-based vesting only and shall no longer be subject to any performance conditions.

(b)    For the avoidance of doubt, at the Second Effective Time, all Columbia Equity Awards granted under the Columbia Stock Plans shall be deemed replaced by the Surviving Corporation in accordance with Section 15(a) of the 2018 Equity Incentive Plan of Columbia (it being understood that notwithstanding such replacement, each award in respect of a share of Columbia Common Stock subject to vesting, repurchase or other lapse restriction granted under the 2018 Equity Incentive Plan of Columbia that is outstanding immediately prior to the Effective Time, if granted to a non-employee member of the Board of Directors of Columbia, shall fully vest in accordance with the terms of the 2018 Equity Incentive Plan of Columbia and applicable award agreement).

(c)    At or prior to the Effective Time, Columbia, the Board of Directors of Columbia or the Columbia Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Columbia Equity Awards consistent with the provisions of this Section 1.9.

(d)    For purposes of this Agreement, “Columbia Stock Plans” means the 2018 Equity Incentive Plan of Columbia and the 2014 Stock Option and Equity Compensation Plan of Columbia.

1.10    Articles of Incorporation of Surviving Entity. At the Effective Time, the Articles of Incorporation of Umpqua, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Entity until thereafter amended in accordance with applicable law.

1.11    Bylaws of Surviving Entity. At the Effective Time, the Umpqua Bylaws, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Entity until thereafter amended in accordance with applicable law.

1.12    Tax Consequences. It is intended that the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

1.13    Officers and Directors of Surviving Entity. The officers and directors of Merger Sub as of immediately prior to the Effective Time shall continue as the officers and directors of the Surviving Entity.

1.14    Second Step Merger.

(a)    Immediately following the Effective Time, in accordance with the Washington Business Corporation Act (the “WBCA”) and the OBCA, Columbia shall cause the Surviving Entity to be merged with and into Columbia in the Second Step Merger, with Columbia surviving the Second Step Merger as the Surviving Corporation and continuing its existence under the laws of the State of Washington, and the separate corporate existence of the Surviving Entity ceasing as of the Second Effective Time. In furtherance of the foregoing, Columbia shall cause to be filed with the Secretary of State of the State of Washington (the “Washington Secretary”), in accordance with the WBCA, articles of merger (the “Washington Articles of Merger”) relating to the Second Step Merger and shall cause to be filed with the Oregon Secretary, in accordance with the OBCA, articles of merger relating to the Second Step Merger (the “Oregon Articles of Merger”). The Second Step Merger shall become effective at such time specified in the Washington Articles of Merger and the Oregon Articles of Merger in accordance with the relevant provisions of the WBCA and the OBCA (such time hereinafter referred to as the “Second Effective Time”).

(b)    At the Second Effective Time, by virtue of the Second Step Merger and without any action on the part of Columbia or the Surviving Entity, each share of common stock, no par value, of the Surviving Entity shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)     At and after the Second Effective Time, each share of Columbia Common Stock issued and outstanding immediately prior to the Second Effective Time shall remain an issued and outstanding share of Columbia Common Stock and shall not be affected by the Second Step Merger; it being understood that upon the Second Effective Time, the Columbia Common Stock, including the shares issued to former holders of Umpqua Common Stock, shall be the common stock of the Surviving Corporation.

(d)    At the Second Effective Time, the Amended and Restated Articles of Incorporation of Columbia (the “Columbia Articles”), as amended immediately prior to the Effective Time as set forth in Exhibit A (such amendment, the “Columbia Articles Amendment”), shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

(e)    At the Second Effective Time, the Bylaws of Columbia (the “Columbia Bylaws”), as amended immediately prior to the Effective Time as set forth in Exhibit B (such amendment, the “Columbia Bylaw Amendment”), shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

(f)    At the Second Effective Time, the officers and directors of Columbia as of immediately following the Effective Time (including, for the avoidance of doubt, as provided in Section 6.12) shall be the officers and directors of the Surviving Corporation.

1.15    Columbia Articles Amendment. Subject to the receipt of the Requisite Columbia Vote, Columbia shall, prior to the Effective Time, file the Columbia Articles Amendment with the Washington Secretary and cause the Columbia Articles Amendment to be effective prior to the Effective Time.

1.16    Bank Merger. Promptly following the Second Step Merger, Columbia State Bank (“Columbia Bank”), a Washington state-chartered commercial bank and a wholly-owned Subsidiary of Columbia, will merge (the “Bank Merger”) with and into Umpqua Bank, an Oregon state-chartered commercial bank and a wholly-owned Subsidiary of Umpqua (“Umpqua Bank”). Umpqua Bank shall be the surviving entity in the Bank Merger (the “Surviving Bank”) and, following the Bank Merger, the separate corporate existence of Columbia Bank shall cease. Promptly after the date of this Agreement, Columbia Bank and Umpqua Bank will enter into an agreement and plan of merger in substantially the form set forth in Exhibit C (the “Bank Merger Agreement”). Each of Columbia and Umpqua shall approve the Bank Merger Agreement and the Bank Merger as the sole shareholder of Columbia Bank and Umpqua Bank, respectively, and Columbia and Umpqua shall, and shall cause Columbia Bank and Umpqua Bank, respectively, to execute certificates or articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) promptly following the Second Effective Time. The Bank Merger shall become effective at such time and date as specified in the Bank Merger Agreement in accordance with applicable law, or at such other time as shall be provided by applicable law.

ARTICLE II

EXCHANGE OF SHARES

2.1    Columbia to Make Merger Consideration Available. At or prior to the Effective Time, Columbia shall deposit, or shall cause to be deposited, with an exchange agent mutually agreed by Columbia and Umpqua (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) certificates or, at Columbia’s option, evidence of shares in book-entry form (collectively, referred to herein as “New Certificates”), representing the shares of Columbia Common Stock to be issued to holders of Umpqua Common Stock, and (b) cash in lieu of any fractional shares (such cash and New Certificates for shares of Columbia Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.5 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Umpqua Common Stock.

2.2    Exchange of Shares.

(a)    As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Columbia and Umpqua shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Umpqua Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of Columbia Common Stock and any cash in lieu of fractional shares which the shares of Umpqua Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor (i) a New Certificate representing that number of whole shares of Columbia Common Stock to which such holder of Umpqua Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (x) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Columbia Common Stock which the shares of Umpqua Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)    No dividends or other distributions declared with respect to Columbia Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Columbia Common Stock which the shares of Umpqua Common Stock represented by such Old Certificate have been converted into the right to receive.

(c)    If any New Certificate representing shares of Columbia Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Columbia Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)    After the Effective Time, there shall be no transfers on the stock transfer books of Umpqua of the shares of Umpqua Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of Columbia Common Stock as provided in this Article II.

(e)    Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Columbia Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Columbia Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Columbia. In lieu of the issuance of any such fractional share, Columbia shall pay to each former holder of Umpqua Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Columbia Common Stock on the Nasdaq Global Select Market (the “NASDAQ”) as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (after taking into account all shares of Umpqua Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Columbia Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f)    Any portion of the Exchange Fund that remains unclaimed by the holders of Umpqua Common Stock for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any former holders of Umpqua Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the shares of Columbia Common Stock and cash in lieu of any fractional shares and any unpaid dividends and distributions on the Columbia Common Stock deliverable in respect of each former share of Umpqua Common Stock that such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Columbia, Umpqua, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Umpqua Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)    Columbia shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of Columbia Common Stock, any cash dividends or distributions payable pursuant to this Section 2.2 or any other consideration otherwise payable pursuant to this Agreement to any holder of Umpqua Common Stock or Umpqua Equity Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of Tax law. To the extent that amounts are so withheld by Columbia or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Umpqua Common Stock or Umpqua Equity Awards in respect of which the deduction and withholding was made by Columbia or the Exchange Agent, as the case may be.

(h)    In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount and on such terms as the Exchange Agent, in consultation with the Surviving Corporation, may reasonably determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Columbia Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF UMPQUA

Except (a) as disclosed in the disclosure schedule delivered by Umpqua to Columbia concurrently herewith (the “Umpqua Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Umpqua Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Umpqua that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Umpqua Reports filed by Umpqua after January 1, 2020 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), Umpqua hereby represents and warrants to Columbia as follows:

3.1    Corporate Organization.

(a)    Umpqua is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon and is a financial holding company duly registered under the Bank Holding Company Act of

1956, as amended (the “BHC Act”). Umpqua has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Umpqua is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Umpqua. As used in this Agreement, “Material Adverse Effect” means, with respect to Columbia, Umpqua, Merger Sub or the Surviving Corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations (including the Pandemic Measures) of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries (including any such changes arising out of the Pandemic or any Pandemic Measures), (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic), (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees), (F) any stockholder litigation arising out of, related to, or in connection with this Agreement, the Mergers or the Bank Merger that is brought or threatened against a party or any members of a party’s Board of Directors from and following the date of this Agreement and prior to the Effective Time (it being understood and agreed that the foregoing shall not apply for purposes of the representations and warranties in Sections 3.3(b), 3.4, 3.11(j), 4.3(b), 4.4 or 4.11(j)) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (G) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred, except to the extent otherwise excepted by this proviso) or (H) the expenses incurred by Umpqua or Columbia in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), (C) or (D) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or Covid-19, or any variants, evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; “Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic; “Subsidiary,” when used with respect to any person, means any subsidiary of such person within the meaning ascribed to such term in either Rule 1-02 of Regulation S-X promulgated by the SEC or the BHC Act; and “Significant Subsidiaries” shall have the meaning ascribed to it in Rule 1-02 of Regulation S-X promulgated by the SEC. True and complete copies of the Restated Articles of Incorporation of Umpqua (the “Umpqua Articles”) and the Bylaws of Umpqua (the “Umpqua Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Umpqua to Columbia.

(b)    Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Umpqua, each Subsidiary of Umpqua (a “Umpqua Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified or in good standing, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Umpqua to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. The deposit accounts of each Subsidiary of Umpqua that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the Umpqua Disclosure Schedule sets forth a true, correct and complete list of all Significant Subsidiaries of Umpqua as of the date hereof.

3.2    Capitalization.

(a)    As of the date of this Agreement, the authorized capital stock of Umpqua consists of 400,000,000 shares of Umpqua Common Stock and 4,000,000 shares of preferred stock, no par value (“Umpqua Preferred Stock”). As of October 8, 2021, there were (i) 216,621,803 shares of Umpqua Common Stock outstanding, (ii) zero shares of Umpqua Common Stock held in treasury, (iii) 767,540 shares of Umpqua Common Stock granted in respect of outstanding Umpqua RSU Awards, (iv) 930,255 shares of Umpqua Common Stock granted in respect of outstanding Umpqua Performance Awards (assuming performance goals applicable to Umpqua Performance Awards are satisfied at the maximum level), (v) 4,417 shares of Umpqua Common Stock reserved for issuance upon the exercise of outstanding Umpqua Stock Options and (vi) zero shares of Umpqua Preferred Stock outstanding. As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since October 8, 2021 resulting from the vesting or settlement of any Umpqua Equity Awards described in the immediately preceding sentence, there are no other shares of capital stock or other equity or voting securities of Umpqua issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Umpqua Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Umpqua may vote. Other than Umpqua Equity Awards issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in Umpqua, or contracts, commitments, understandings or arrangements by which Umpqua may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Umpqua, or that otherwise obligate Umpqua to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Umpqua or any of its Subsidiaries is a party or is bound with respect to the voting or transfer of Umpqua Common Stock or other equity interests of Umpqua.

(b)    Umpqua owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Umpqua Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Umpqua Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3    Authority; No Violation.

(a)    Umpqua has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Mergers and the Bank Merger) have been duly and validly approved by the Board of Directors of Umpqua. The Board of Directors of Umpqua has determined that the Mergers and the other transactions contemplated hereby, on the terms and conditions set forth in this Agreement, is in the best interests of Umpqua and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Umpqua’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for (i) the approval of this Agreement by the holders of a majority of the outstanding shares of Umpqua Common Stock entitled to vote on this Agreement (the “Requisite Umpqua Vote”) and (ii) the adoption and approval of the Bank Merger Agreement by the Board of Directors of Umpqua Bank and the approval of the Bank Merger Agreement by Umpqua as Umpqua Bank’s sole shareholder, no other corporate proceedings on the part of Umpqua are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Umpqua and (assuming due authorization, execution and delivery by Columbia and Merger Sub) constitutes a valid and binding obligation of Umpqua, enforceable against Umpqua in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)    Neither the execution and delivery of this Agreement by Umpqua nor the consummation by Umpqua of the transactions contemplated hereby, including the Mergers and the Bank Merger, nor compliance by Umpqua with any of the terms or provisions hereof, will (i) violate any provision of the Umpqua Articles or the Umpqua Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Umpqua or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Umpqua or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Umpqua or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Umpqua.

3.4    Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the FDIC, and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with any state banking or insurance authorities listed on Section 3.4 of the Umpqua Disclosure Schedule or Section 4.4 of the Columbia Disclosure Schedule and approval of such applications, filings and notices, (e) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of Umpqua’s and Columbia’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by Columbia in connection with the transactions contemplated by this Agreement (the “S-4”) and the declaration of effectiveness of the S-4, (f) the filing of the Columbia Articles Amendment with the Washington Secretary, the Articles of Merger with the Delaware Secretary pursuant to DGCL and the Oregon Secretary pursuant to the OBCA, and the Oregon Articles of Merger with the Oregon Secretary pursuant to the OBCA, the filing of the Washington Articles of Merger with the Washington Secretary pursuant to the WBCA, and the filing of the Bank Merger Certificates and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Columbia Common Stock pursuant to this Agreement and the approval of the listing of such Columbia Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by Umpqua of this Agreement or (ii) the consummation by Umpqua of the Mergers and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Umpqua has no knowledge of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Mergers and Bank Merger on a timely basis.

3.5    Reports.

(a)    Umpqua and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2020 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) any foreign regulatory authority and (vi) any self-regulatory organization (an “SRO”) ((i) – (vi), collectively, “Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Umpqua. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Umpqua and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Umpqua, investigation into the business or operations of Umpqua or any of its Subsidiaries since January 1, 2020, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Umpqua or any of its Subsidiaries, and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Umpqua or any of its Subsidiaries since January 1, 2020; in the case of each of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua.

(b)    An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished by Umpqua to the SEC since December 31, 2019 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Umpqua Reports”) is publicly available. No such Umpqua Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Umpqua Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Umpqua has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Umpqua Reports.

3.6    Financial Statements.

(a)    The financial statements of Umpqua and its Subsidiaries included (or incorporated by reference) in the Umpqua Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Umpqua and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Umpqua and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Umpqua and its Subsidiaries have been, since January 1, 2018, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since January 1, 2018, no independent public accounting firm of Umpqua has resigned (or informed Umpqua that it intends to resign) or been dismissed as independent public accountants of Umpqua as a result of, or in connection with, any disagreements with Umpqua on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua, neither Umpqua nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Umpqua included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2021, or in connection with this Agreement and the transactions contemplated hereby.

(c)    The records, systems, controls, data and information of Umpqua and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Umpqua or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Umpqua. Umpqua (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to Umpqua, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Umpqua by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Umpqua’s outside auditors and the audit committee of Umpqua’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which would reasonably be expected to adversely affect Umpqua’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Umpqua’s internal controls over financial reporting. To the knowledge of Umpqua, there is no reason to believe that Umpqua’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)    Since January 1, 2020, (i) neither Umpqua nor any of its Subsidiaries, nor, to the knowledge of Umpqua, any director, officer, auditor, accountant or representative of Umpqua or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Umpqua or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Umpqua or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Umpqua or any of its Subsidiaries, whether or not employed by Umpqua or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Umpqua or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Umpqua or any committee thereof or to the knowledge of Umpqua, to any director or officer of Umpqua.

3.7    Broker’s Fees. With the exception of the engagement of J.P. Morgan Securities LLC (“J.P. Morgan”), neither Umpqua nor any Umpqua Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. Umpqua has disclosed to Columbia as of the date hereof the aggregate fees provided for in connection with the engagement by Umpqua of J.P. Morgan related to the Merger and the other transactions contemplated hereby.

3.8    Absence of Certain Changes or Events.

(a)    Since December 31, 2020, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua.

(b)    Except in connection with the transactions contemplated by this Agreement, since December 31, 2020, Umpqua and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9    Legal Proceedings.

(a)    Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Umpqua, neither Umpqua nor any of its Subsidiaries is a party to any, and there are no pending or threatened in writing or, to Umpqua’s knowledge, otherwise threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Umpqua or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)    There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Umpqua, any of its Subsidiaries or the assets of Umpqua or any of its Subsidiaries (or that, upon consummation of the Mergers, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to be material to Umpqua and its Subsidiaries, taken as a whole (other than any order issued by a Regulatory Agency in connection with the Mergers or Bank Merger whose approval is required for the Mergers or Bank Merger, as the case may be).

3.10    Taxes and Tax Returns.

(a)    Each of Umpqua and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Umpqua nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Umpqua and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Umpqua and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Umpqua nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of Umpqua and its Subsidiaries for all years to and including 2020 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Umpqua nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Umpqua and its Subsidiaries or the assets of Umpqua and its Subsidiaries. Umpqua has made available to Columbia true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither Umpqua nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Umpqua and its Subsidiaries). Neither Umpqua nor any of its Subsidiaries (a) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Umpqua) or (b) has any liability for the Taxes of any person (other than Umpqua or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Umpqua nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Umpqua nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b). At no time during the past five (5) years has Umpqua been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b)    As used in this Agreement, “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)    As used in this Agreement, “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11    Employees and Employee Benefit Plans.

(a)    Section 3.11(a) of the Umpqua Disclosure Schedule lists all material Umpqua Benefit Plans. For purposes of this Agreement, “Umpqua Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements (whether or not funded and whether or not in writing) that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, Umpqua or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Umpqua or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan.

(b)    Umpqua has heretofore made available to Columbia true and complete copies of (i) each material Umpqua Benefit Plan, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles, and (ii) to the extent applicable, (A) the most recent summary plan description, if any, required under ERISA with respect to such Umpqua Benefit Plan, (B) the most recent annual report (Form 5500), if any, filed with the IRS, (C) the most recently received IRS determination letter, if any, relating to such Umpqua Benefit Plan, (D) the most recently prepared actuarial report for each Umpqua Benefit Plan (if applicable), and (E) all material non-routine correspondence to or from any Governmental Entity received in the last three (3) years with respect to such Umpqua Benefit Plan.

(c)    Each Umpqua Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.

(d)    Section 3.11(d) of the Umpqua Disclosure Schedule identifies each Umpqua Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Umpqua Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Umpqua Qualified Plan and the related trust, and, to the knowledge of Umpqua, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Umpqua Qualified Plan or the related trust.

(e)    No Umpqua Benefit Plan is, and none of Umpqua, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is, subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code. No Controlled Group Liability has been incurred by Umpqua or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of Umpqua, no condition exists that presents a material risk to Umpqua or its ERISA Affiliates of incurring any such liability, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Umpqua and its Subsidiaries. For purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (1) under Title IV of ERISA, (2) under Section 302 of ERISA, (3) under Sections 412 and 4971 of the Code, and (4) as a result of a failure to comply with the continuing coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(f)    None of Umpqua, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Umpqua, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any material liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or a Multiple Employer Plan that has not been satisfied in full.

(g)    Neither Umpqua nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their dependents, except as required by Section 4980B of the Code.

(h)    All contributions required to be made to any Umpqua Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Umpqua Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Umpqua, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Umpqua and its Subsidiaries.

(i)    There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Umpqua’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Umpqua Benefit Plans, any fiduciaries thereof with respect to their duties to the Umpqua Benefit Plans or the assets of any of the trusts under any of the Umpqua Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Umpqua and its Subsidiaries.

(j)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, officer, director or individual independent contractor of Umpqua or any of its Subsidiaries to any payment or benefit, (ii) result in, accelerate, cause the vesting, exercisability, funding, payment or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor of Umpqua or any of its Subsidiaries, (iii) accelerate the timing of or cause Umpqua or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any Umpqua Benefit Plan, or (iv) result in any limitation on the right of Umpqua or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Umpqua Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Umpqua or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(k)    Neither Umpqua nor any of its Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local law relating to Tax).

(l)    No Umpqua Benefit Plan is maintained outside of the jurisdiction of the United States or covers any Umpqua employees who reside or work outside of the United States.

(m)    There are no pending or, to the knowledge of Umpqua, threatened material labor grievances or material unfair labor practice claims or charges against Umpqua or any of its Subsidiaries, or any strikes or other material labor disputes against Umpqua or any of its Subsidiaries. Neither Umpqua nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Umpqua or any of its Subsidiaries and, to the knowledge of Umpqua, there are no organizing efforts by any union or other group seeking to represent any employees of Umpqua and its Subsidiaries.

(n)    Umpqua and its Subsidiaries are in compliance in all material respects with, and since December 31, 2019 have complied in all material respects with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, paid sick leave, classification of employees and independent contractors, equitable pay practices, privacy rights, labor disputes, employment discrimination, sexual or racial harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).

(o)    (i) To the knowledge of Umpqua, no written allegations of sexual harassment or sexual misconduct have been made since December 31, 2019 against any Umpqua Insider, (ii) since December 31, 2019, neither Umpqua nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any Umpqua Insider, and (iii) there are no proceedings currently pending or, to the knowledge of Umpqua, threatened related to any allegations of sexual harassment or sexual misconduct by any Umpqua Insider.

3.12    Compliance with Applicable Law. Umpqua and each of its Subsidiaries hold, and have at all times since December 31, 2019, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit, or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Umpqua, and, to the knowledge of Umpqua, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Umpqua and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Umpqua or any of its Subsidiaries, including all laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other laws relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Each of Umpqua’s Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Umpqua, none of Umpqua, or any of its Subsidiaries or, to the knowledge of Umpqua, any director, officer, employee, agent or other person acting on behalf of Umpqua or any of its Subsidiaries has, directly or indirectly, (a) used any funds of Umpqua or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Umpqua or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of Umpqua or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Umpqua or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Umpqua or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Umpqua or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Umpqua maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data or (iii) any other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the knowledge of Umpqua, Umpqua has not experienced any Security Breach that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Umpqua. To the knowledge of Umpqua, there are no data security or other technological vulnerabilities with respect to Umpqua’s information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Umpqua. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Umpqua: (A) Umpqua Bank has complied with all requirements of the Coronavirus Aid, Relief, and Economic Security (CARES) Act (the “CARES Act”) and the Paycheck Protection Program, including applicable guidance, in connection with its participation in the Paycheck Protection Program; (B) Umpqua and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (C) none of Umpqua, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

3.13    Certain Contracts.

(a)    As of the date hereof, neither Umpqua nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any Umpqua Benefit Plan): (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) which contains a provision that materially restricts the conduct on any line of business by Umpqua or any of its Subsidiaries or upon consummation of the transactions contemplated by this Agreement will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business or in any geographic region (including any exclusivity or exclusive dealing provisions with such an effect); (iii) which is a collective bargaining agreement or similar agreement with any labor organization; (iv) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Umpqua Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Umpqua; (v) (A) that relates to the incurrence of indebtedness by Umpqua or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business), (B) that provides for the guarantee, support, assumption or endorsement by Umpqua or any of its Subsidiaries of, or any similar commitment by Umpqua or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in an outstanding principal amount of $15,000,000 or more, or (C) that provides for any material indemnification or similar obligations on the part of Umpqua or any of its Subsidiaries, other than contracts entered into by Umpqua or its Subsidiaries in the ordinary course of business; (vi) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Umpqua or its Subsidiaries, taken as a whole; (vii) which creates future payment obligations in excess of $7,500,000 per annum other than any such contracts which are terminable by Umpqua or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than extensions of credit, other customary banking products offered by Umpqua or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business; (viii) that is a settlement, consent or similar agreement and contains any material continuing obligations of Umpqua or any of its Subsidiaries; or (ix) that relates to the acquisition or disposition of any person, business or asset and under which Umpqua or its Subsidiaries have or may have a material obligation or liability. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a) (excluding any Umpqua Benefit Plan), whether or not set forth in the Umpqua Disclosure Schedule, is referred to herein as a “Umpqua Contract”. Umpqua has made available to Columbia true, correct and complete copies of each Umpqua Contract in effect as of the date hereof.

(b)    In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Umpqua, (i) each Umpqua Contract is valid and binding on Umpqua or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Umpqua and each of its Subsidiaries has complied with and performed all obligations required to be performed by it to date under each Umpqua Contract, (iii) to the knowledge of Umpqua, each third-party counterparty to each Umpqua Contract has complied with and performed all obligations required to be performed by it to date under such Umpqua Contract, (iv) Umpqua does not have knowledge of, and has not received notice of, any violation of any Umpqua Contract by any of the other parties thereto, (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of Umpqua or any of its Subsidiaries, or to the knowledge of Umpqua, any other party thereto, of or under any such Umpqua Contract and (vi) no third-party counterparty to any Umpqua Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Umpqua Contract as a result of the Pandemic or the Pandemic Measures.

3.14    Agreements with Regulatory Agencies. Subject to Section 9.14, neither Umpqua nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2020, a recipient of any supervisory letter from, or since January 1, 2020, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Umpqua Disclosure Schedule, a “Umpqua Regulatory Agreement”), nor has Umpqua or any of its Subsidiaries been advised in writing or, to the knowledge of Umpqua threatened, since January 1, 2020, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Umpqua Regulatory Agreement.

3.15    Risk Management Instruments. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Umpqua, (a) all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Umpqua, any of its Subsidiaries or for the account of a customer of Umpqua or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Umpqua or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect; and (b) Umpqua and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Umpqua’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16    Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Umpqua, Umpqua and its Subsidiaries are in compliance, and have complied since January 1, 2020, with each federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Umpqua, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Umpqua or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Umpqua, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua. To the knowledge of Umpqua, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua.

3.17    Investment Securities and Commodities.

(a)    Each of Umpqua and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to Umpqua on a consolidated basis, free and clear of any Liens, except as set forth in the financial statements included in the Umpqua Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Umpqua or its Subsidiaries. Such securities and commodities are valued on the books of Umpqua in accordance with GAAP in all material respects.

(b)    Umpqua and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Umpqua believes are prudent and reasonable in the context of such businesses, and Umpqua and its Subsidiaries have, since January 1, 2018, been in compliance with such policies, practices and procedures in all material respects. Prior to the date of this Agreement, Umpqua has made available to Columbia the material terms of such policies, practices and procedures.

3.18    Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Umpqua, (a) Umpqua or an Umpqua Subsidiary has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Umpqua Reports as being owned by Umpqua or an Umpqua Subsidiary or acquired after the date thereof which are material to Umpqua on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Umpqua Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (clauses (i) through (iv), collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Umpqua Reports or acquired after the date thereof which are material to Umpqua on a consolidated basis (except for leases that have expired by their terms since the date thereof) (collectively with Umpqua Owned Properties, the “Umpqua Real Property”), free and clear of all Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Umpqua, the lessor. There are no pending or, to the knowledge of Umpqua, threatened condemnation proceedings against Umpqua Real Property.

3.19    Intellectual Property. Umpqua and each of its Subsidiaries owns (free and clear of any material Liens), or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Umpqua, (a) (i) to the knowledge of Umpqua, the use of any Intellectual Property by Umpqua and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Umpqua or any Umpqua Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to Umpqua that Umpqua or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging or, to the knowledge of Umpqua, infringing on or otherwise violating, any right of Umpqua or any of its Subsidiaries with respect to any Intellectual Property owned by Umpqua or its Subsidiaries, and (c) neither Umpqua nor any Umpqua Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Umpqua or any Umpqua Subsidiary, and Umpqua and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Umpqua and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyrights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights in any jurisdiction in the world.

3.20    Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Umpqua or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Umpqua or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Umpqua Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Umpqua) on the other hand, of the type required to be reported in any Umpqua Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis.

3.21    State Takeover Laws. The Board of Directors of Umpqua has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or similar provision of the Umpqua Articles or Umpqua Bylaws (any of the foregoing, “Takeover Statutes”).

3.22    Reorganization. Umpqua has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23    Opinion. Prior to the execution of this Agreement, the Board of Directors of Umpqua has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of J.P. Morgan to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to the holders of Umpqua Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24    Umpqua Information. The information relating to Umpqua and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to Umpqua and its Subsidiaries that is provided by Umpqua or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Columbia or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to Columbia or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

3.25    Loan Portfolio.

(a)    As of the date hereof, neither Umpqua nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Umpqua or any Subsidiary of Umpqua is a creditor which as of June 30, 2021, had an outstanding balance of $5,000,000 or more and under the terms of which the obligor was, as of June 30, 2021, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 3.25(a) of the Umpqua Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Umpqua and its Subsidiaries that, as of June 30, 2021, had an outstanding balance of $5,000,000 or more and were classified by Umpqua as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount and accrued and unpaid interest on each such Loan, together with the aggregate principal amount and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of Umpqua or any of its Subsidiaries that, as of June 30, 2021, is classified as “Other Real Estate Owned” and the book value thereof.

(b)    Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Umpqua, each Loan of Umpqua and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Umpqua and its Subsidiaries as secured Loans, has been secured by valid Liens, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)    Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Umpqua, each outstanding Loan of Umpqua or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Umpqua and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

3.26    Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Umpqua, (a) Umpqua and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Umpqua reasonably has determined to be prudent and consistent with industry practice, and Umpqua and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Umpqua and its Subsidiaries, Umpqua or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by Umpqua or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither Umpqua nor any of its Subsidiaries has received notice of any threatened termination of, material premium increases with respect to, or material alteration of coverage under, any insurance policies.

3.27    Information Security. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Umpqua, to the knowledge of Umpqua, since January 1, 2020, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Umpqua and its Subsidiaries.

3.28    Administration of Trust and Fiduciary Accounts. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Umpqua, since January 1, 2019, (a)

Umpqua and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary or agent, including accounts for which it serves a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of all applicable governing documents and all applicable laws and regulations, and (b) neither Umpqua nor any of its Subsidiaries has received any written or, to the knowledge of Umpqua oral, customer demands, complaints or other communications that are unresolved and which assert facts or circumstances that would, if true, constitute a breach of trust with respect to any fiduciary or agency account.

3.29    No Other Representations or Warranties.

(a)    Except for the representations and warranties made by Umpqua in this Article III, neither Umpqua nor any other person makes any express or implied representation or warranty with respect to Umpqua, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Umpqua hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Umpqua nor any other person makes or has made any representation or warranty to Columbia, Merger Sub or any of their respective affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Umpqua, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Umpqua in this Article III, any oral or written information presented to Columbia, Merger Sub or any of their respective affiliates or representatives in the course of their due diligence investigation of Umpqua, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)    Umpqua acknowledges and agrees that neither Columbia nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COLUMBIA AND MERGER SUB

Except (a) as disclosed in the disclosure schedule delivered by Columbia and Merger Sub to Umpqua concurrently herewith (the “Columbia Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Columbia Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Columbia that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Columbia Reports filed by Columbia after January 1, 2020 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), Columbia and Merger Sub hereby represent and warrant to Umpqua as follows:

4.1    Corporate Organization.

(a)    Columbia is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and is a bank holding company duly registered under the BHC Act. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Columbia and Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Columbia and Merger Sub is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Columbia. True and complete copies of the Columbia Articles and Columbia Bylaws and the certificate of incorporation of Merger Sub (the “Merger Sub Articles”) and the bylaws of Merger Sub (“Merger Sub Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Columbia to Umpqua.

(b)    Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Columbia, each Subsidiary of Columbia (a “Columbia Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified or in good standing, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Columbia to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. The deposit accounts of each Subsidiary of Columbia that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the Columbia Disclosure Schedule sets forth a true, correct and complete list of all Significant Subsidiaries of Columbia as of the date hereof.

4.2    Capitalization.

(a)    As of the date of this Agreement, the authorized capital stock of Columbia consists of 115,000,000 shares of Columbia Common Stock and 2,000,000 shares of preferred stock, no par value (the “Columbia Preferred Stock”). As of October 8, 2021, there were (i) 78,499,031 shares of Columbia Common Stock outstanding, including 719,843 shares of Columbia Common Stock granted in respect of outstanding awards of restricted Columbia Common Stock (“Columbia Restricted Stock Awards”), (ii) 2,183,353 shares of Columbia Common Stock held in treasury, (iii) 55,070 shares of Columbia Common Stock reserved for issuance upon the settlement of outstanding time-based restricted stock unit awards (“Columbia RSU Awards” and, together with the Columbia Restricted Stock Awards and the Columbia PSU Awards, the “Columbia Equity Awards”), (iv) 127,500 shares of Columbia Common Stock reserved for issuance upon the settlement of outstanding Columbia PSU Awards (assuming performance goals are satisfied at the maximum level), (v) 191,365 shares of Columbia Common Stock reserved for issuance pursuant to future grants under the Amended and Restated Employee Stock Purchase Plan of Columbia Banking System, Inc. (the “Columbia ESPP”) and (vi) zero shares of Columbia Preferred Stock outstanding. As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since October 8, 2021 resulting from the exercise, vesting or settlement of any Columbia Equity Awards described in the immediately preceding sentence or shares issued in respect of the rights granted under the Columbia ESPP, there are no other shares of capital stock or other equity or voting securities of Columbia issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Columbia Common Stock and Merger Sub Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Columbia or of Merger Sub may vote. Other than Columbia Equity Awards issued prior to the date of this Agreement as described in this Section 4.2(a) and shares issuable in respect of rights granted under the Columbia ESPP, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in Columbia, or contracts, commitments, understandings or arrangements by which Columbia may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Columbia, or that otherwise obligate Columbia to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Columbia or any of its Subsidiaries is a party or is bound with respect to the voting or transfer of Columbia Common Stock or other equity interests of Columbia.

(b)    Columbia owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Columbia Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Columbia Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. The authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock of which, as of the date of this Agreement, 100 shares were issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and as of immediately prior to the Effective Time will be, owned by Columbia. Merger Sub has not conducted any business other than (i) incident to its formation for the sole purpose of carrying out the transactions contemplated by this Agreement and (ii) in relation to this Agreement, the Mergers and the other transactions contemplated hereby.

4.3    Authority; No Violation.

(a)    Each of Columbia and Merger Sub has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Mergers, the Bank Merger and the Columbia Articles Amendment) have been duly and validly approved by the Board of Directors of Columbia and Merger Sub. The Board of Directors of Columbia has determined that the Mergers and the other transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are in the best interests of Columbia and its shareholders and has directed that the Columbia Articles Amendment and the issuance of the shares of Columbia Common Stock constituting the Merger Consideration pursuant to this Agreement (the “Columbia Share Issuance”) be submitted to Columbia’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. The Board of Directors of Merger Sub has determined that the Mergers and the other transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are in the best interests of Merger Sub and its sole shareholder and has adopted a resolution to the foregoing effect. Columbia, as Merger Sub’s sole shareholder, has approved this Agreement and the transactions contemplated hereby by written consent. Except for (i) the approval of the Columbia Share Issuance by the affirmative vote of a majority of votes cast by holders of shares of Columbia Common Stock at the Columbia Meeting, (ii) the approval of the Columbia Articles Amendment by the holders of a majority of the outstanding shares of Columbia Common Stock entitled to vote thereon (the foregoing clauses (i) and (ii) collectively, the “Requisite Columbia Vote”), (iii) the adoption and approval of the Bank Merger Agreement by the Board of Directors of Columbia Bank and the approval of the Bank Merger Agreement by Columbia as Columbia Bank’s sole shareholder and (iv) the adoption of resolutions to give effect to the provisions of Section 6.12 in connection with the Closing, no other corporate proceedings on the part of Columbia or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Columbia and Merger Sub and (assuming due authorization, execution and delivery by Umpqua) constitutes a valid and binding obligation of each of Columbia and Merger Sub, enforceable against each of Columbia and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Columbia Common Stock to be issued in the Merger have been validly authorized (subject to receipt of the Requisite Columbia Vote), when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Columbia will have any preemptive right or similar rights in respect thereof.

(b)    Neither the execution and delivery of this Agreement by Columbia or Merger Sub, nor the consummation by Columbia or Merger Sub of the transactions contemplated hereby, including the Mergers and the Bank Merger, nor compliance by Columbia or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Columbia Articles, Columbia Bylaws or the Merger Sub Articles or the Merger Sub Bylaws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Columbia, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Columbia or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Columbia or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Columbia.

4.4    Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the FDIC, and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with any state banking or insurance authorities listed on Section 3.4 of the Umpqua Disclosure Schedule or Section 4.4 of the Columbia Disclosure Schedule and approval of such applications, filings and notices, (e) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and the declaration of effectiveness of the S-4, (f) the filing of the Columbia Articles Amendment with the Washington Secretary, the Articles of Merger with the Delaware Secretary pursuant to the DGCL and the Oregon Secretary pursuant to the OBCA, and the Oregon Articles of Merger with the Oregon Secretary pursuant to the OBCA, the filing of the Washington Articles of Merger with the Washington Secretary pursuant to the WBCA, and the filing of the Bank Merger Certificates and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Columbia Common Stock pursuant to this Agreement and the approval of the listing of such Columbia Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Columbia and Merger Sub of this Agreement or (ii) the consummation by Columbia and Merger Sub of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Columbia has no knowledge of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Mergers and Bank Merger on a timely basis.

4.5    Reports.

(a)    Columbia and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2020 with any Regulatory Agencies, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Columbia. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Columbia and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Columbia, investigation into the business or operations of Columbia or any of its Subsidiaries since January 1, 2020, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Columbia or any of its Subsidiaries, and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Columbia or any of its Subsidiaries since January 1, 2020; in the case of each of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Columbia.

(b)    An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished by Columbia to the SEC since December 31, 2019 pursuant to the Securities Act or the Exchange Act (the “Columbia Reports”) is publicly available. No such Columbia Report as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Columbia Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Columbia has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Columbia Reports.

4.6    Financial Statements.

(a)    The financial statements of Columbia and its Subsidiaries included (or incorporated by reference) in the Columbia Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Columbia and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Columbia and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Columbia and its Subsidiaries have been, since January 1, 2018, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since January 1, 2018, no independent public accounting firm of Columbia has resigned (or informed Columbia that it intends to resign) or been dismissed as independent public accountants of Columbia as a result of, or in connection with, any disagreements with Columbia on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Columbia, neither Columbia nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Columbia included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2021, or in connection with this Agreement and the transactions contemplated hereby.

(c)    The records, systems, controls, data and information of Columbia and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Columbia or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Columbia. Columbia (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Columbia, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Columbia by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Columbia’s outside auditors and the audit committee of Columbia’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which would reasonably be expected to adversely affect Columbia’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Columbia’s internal controls over financial reporting. To the knowledge of Columbia, there is no reason to believe that Columbia’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)    Since January 1, 2020, (i) neither Columbia nor any of its Subsidiaries, nor, to the knowledge of Columbia, any director, officer, auditor, accountant or representative of Columbia or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Columbia or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Columbia or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Columbia or any of its Subsidiaries, whether or not employed by Columbia or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Columbia or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Columbia or any committee thereof, or to the knowledge of Columbia, to any director or officer of Columbia.

4.7    Broker’s Fees. With the exception of the engagement of Keefe, Bruyette & Woods, Inc., a Stifel Company (“KBW”), neither Columbia nor any Columbia Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or related transactions contemplated by this Agreement. Columbia has disclosed to Umpqua as of the date hereof the aggregate fees provided for in connection with the engagement by Columbia of KBW related to the Mergers and the other transactions contemplated hereby.

4.8    Absence of Certain Changes or Events.

(a)    Since December 31, 2020, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Columbia.

(b)    Except in connection with the transactions contemplated by this Agreement, since December 31, 2020, Columbia and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9    Legal Proceedings.

(a)    Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Columbia, neither Columbia nor any of its Subsidiaries is a party to any, and there are no pending or threatened in writing or, to Columbia’s knowledge, otherwise threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Columbia or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)    There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Columbia, any of its Subsidiaries or the assets of Columbia or any of its Subsidiaries (or that, upon consummation of the Mergers, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to be material to Columbia and its Subsidiaries, taken as a whole (and other than any order issued by a Regulatory Agency in connection with the Mergers or Bank Merger whose approval is required for the Mergers or Bank Merger, as the case may be).

4.10    Taxes and Tax Returns. Each of Columbia and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Columbia nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Columbia and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Columbia and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Columbia nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of Columbia and its Subsidiaries for all years to and including 2020 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Columbia nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Columbia and its Subsidiaries or the assets of Columbia and its Subsidiaries. Columbia has made available to Umpqua true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither Columbia nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Columbia and its Subsidiaries). Neither Columbia nor any of its Subsidiaries (a) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Columbia) or (b) has any liability for the Taxes of any person (other than Columbia or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Columbia nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Columbia nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b). At no time during the past five (5) years has Columbia been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.11    Employees and Employee Benefit Plans.

(a)    Section 4.11(a) of the Columbia Disclosure Schedule lists all material Columbia Benefit Plans. For purposes of this Agreement, “Columbia Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements (whether or not funded and whether or not in writing) that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, Columbia or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Columbia or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan.

(b)    Columbia has heretofore made available to Umpqua true and complete copies of (i) each material Columbia Benefit Plan, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles, and (ii) to the extent applicable, (A) the most recent summary plan description, if any, required under ERISA with respect to such Columbia Benefit Plan, (B) the most recent annual report (Form 5500), if any, filed with the IRS, (C) the most recently received IRS determination letter, if any, relating to such Columbia Benefit Plan, (D) the most recently prepared actuarial report for each Columbia Benefit Plan (if applicable), and (E) all material non-routine correspondence to or from any Governmental Entity received in the last three (3) years with respect to such Columbia Benefit Plan.

(c)    Each Columbia Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.

(d)    Section 4.11(d) of the Columbia Disclosure Schedule identifies each Columbia Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Columbia Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Columbia Qualified Plan and the related trust, and, to the knowledge of Columbia, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Columbia Qualified Plan or the related trust.

(e)    No Columbia Benefit Plan is, and none of Columbia, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is, subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code. No Controlled Group Liability has been incurred by Columbia or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of Columbia, no condition exists that presents a material risk to Columbia or its ERISA Affiliates of incurring any such liability, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Columbia and its Subsidiaries.

(f)    None of Columbia, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan, and none of Columbia, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any material liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or a Multiple Employer Plan that has not been satisfied in full.

(g)    Neither Columbia nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their dependents, except as required by Section 4980B of the Code.

(h)    All contributions required to be made to any Columbia Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Columbia Benefit

Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Columbia, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Columbia and its Subsidiaries.

(i)    There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Columbia’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Columbia Benefit Plans, any fiduciaries thereof with respect to their duties to the Columbia Benefit Plans or the assets of any of the trusts under any of the Columbia Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Columbia and its Subsidiaries.

(j)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, officer, director or individual independent contractor of Columbia or any of its Subsidiaries to any payment or benefit, (ii) result in, accelerate, cause the vesting, exercisability, funding, payment or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor of Columbia or any of its Subsidiaries, (iii) accelerate the timing of or cause Columbia or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any Columbia Benefit Plan, or (iv) result in any limitation on the right of Columbia or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Columbia Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Columbia or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(k)    Neither Columbia nor any of its Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or Section 4999 of the Code (or any corresponding provisions of state or local law relating to Tax).

(l)    No Columbia Benefit Plan is maintained outside of the jurisdiction of the United States or covers any Columbia employees who reside or work outside of the United States.

(m)    There are no pending or, to the knowledge of Columbia, threatened material labor grievances or material unfair labor practice claims or charges against Columbia or any of its Subsidiaries, or any strikes or other material labor disputes against Columbia or any of its Subsidiaries. Neither Columbia nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Columbia or any of its Subsidiaries and, to the knowledge of Columbia, there are no organizing efforts by any union or other group seeking to represent any employees of Columbia and its Subsidiaries.

(n)    Columbia and its Subsidiaries are in compliance in all material respects with, and since December 31, 2019 have complied in all material respects with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, paid sick leave, classification of employees and independent contractors, equitable pay practices, privacy rights, labor disputes, employment discrimination, sexual or racial harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).

(o)    (i) To the knowledge of Columbia, no written allegations of sexual harassment or sexual misconduct have been made since December 31, 2019 against any officer or director of Columbia subject to the reporting requirements of Section 16(a) of the Exchange Act (a “Columbia Insider”), (ii) since December 31, 2019, neither

Columbia nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any Columbia Insider, and (iii) there are no proceedings currently pending or, to the knowledge of Columbia, threatened related to any allegations of sexual harassment or sexual misconduct by any Columbia Insider.

4.12    Compliance with Applicable Law. Columbia and each of its Subsidiaries hold, and have at all times since December 31, 2019, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Columbia, and, to the knowledge of Columbia, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Columbia and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Columbia or any of its Subsidiaries, including all laws relating to the privacy and security of data or information that constitutes Personal Data, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other laws relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Each of Columbia’s Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Columbia, none of Columbia, or any of its Subsidiaries, or, to the knowledge of Columbia, any director, officer, employee, agent or other person acting on behalf of Columbia or any of its Subsidiaries has, directly or indirectly, (a) used any funds of Columbia or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Columbia or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of Columbia or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Columbia or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Columbia or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Columbia or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Columbia maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any Security Breach. To the knowledge of Columbia, Columbia has not experienced any Security Breach that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Columbia. To the knowledge of Columbia, there are no data security or other technological vulnerabilities with respect to Columbia’s information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Columbia. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Columbia: (i) Columbia Bank has complied with all requirements of the CARES Act and the Paycheck

Protection Program, including applicable guidance, in connection with its participation in the Paycheck Protection Program; (ii) Columbia and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (iii) none of Columbia, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

4.13    Certain Contracts.

(a)    As of the date hereof, neither Columbia nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral but excluding any Columbia Benefit Plan): (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) which contains a provision that materially restricts the conduct on any line of business by Columbia or any of its Subsidiaries or upon consummation of the transactions contemplated by this Agreement will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business or in any geographic region (including any exclusivity or exclusive dealing provisions with such an effect); (iii) which is a collective bargaining agreement or similar agreement with any labor organization; (iv) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Columbia Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Columbia; (v) (A) that relates to the incurrence of indebtedness by Columbia or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business), (B) that provides for the guarantee, support, assumption or endorsement by Columbia or any of its Subsidiaries of, or any similar commitment by Columbia or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in an outstanding principal amount of $15,000,000 or more, or (C) that provides for any material indemnification or similar obligations on the part of Columbia or any of its Subsidiaries, other than Contracts entered into by Columbia or its Subsidiaries in the ordinary course of business; (vi) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Columbia or its Subsidiaries, taken as a whole; (vii) which creates future payment obligations in excess of $7,500,000 per annum other than any such contracts which are terminable by Columbia or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than extensions of credit, other customary banking products offered by Columbia or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business; (viii) that is a settlement, consent or similar agreement and contains any material continuing obligations of Columbia or any of its Subsidiaries; or (ix) that relates to the acquisition or disposition of any person, business or asset and under which Columbia or its Subsidiaries have or may have a material obligation or liability. Each contract, arrangement, commitment or understanding of the type described in this Section 4.13(a) (excluding any Columbia Benefit Plan), whether or not set forth in the Columbia Disclosure Schedule, is referred to herein as a “Columbia Contract”. Columbia has made available to Umpqua true, correct and complete copies of each Columbia Contract in effect as of the date hereof.

(b)    In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Columbia, (i) each Columbia Contract is valid and binding on Columbia or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Columbia and each of its Subsidiaries has complied with and performed all obligations required to be performed by it to date under each Columbia Contract, (iii) to the knowledge of Columbia, each third-party counterparty to each Columbia Contract has complied with and performed all obligations required to be performed by it to date under such Columbia Contract, (iv) Columbia does not have knowledge of, and has not received notice of, any violation of any Columbia Contract by any of the other parties thereto, (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of Columbia or any of its Subsidiaries, or to the knowledge of Columbia, any other party thereto, of or under any such Columbia Contract and (vi) no third-party counterparty to any Columbia Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Columbia Contract as a result of the Pandemic or the Pandemic Measures.

4.14    Agreements with Regulatory Agencies. Subject to Section 9.14, neither Columbia nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2020, a recipient of any supervisory letter from, or since January 1, 2020, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Columbia Disclosure Schedule, a “Columbia Regulatory Agreement”), nor has Columbia or any of its Subsidiaries been advised in writing or, to the knowledge of Columbia threatened, since January 1, 2020, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Columbia Regulatory Agreement.

4.15    Risk Management Instruments. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Columbia, (a) all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Columbia, any of its Subsidiaries or for the account of a customer of Columbia or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Columbia or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect; and (b) Columbia and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Columbia’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.16    Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Columbia, Columbia and its Subsidiaries are in compliance, and have complied since January 1, 2020, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to the knowledge of Columbia any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Columbia or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Columbia, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Columbia. To the knowledge of Columbia, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Columbia.

4.17    Investment Securities and Commodities.

(a)    Each of Columbia and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to Columbia on a consolidated basis, free and clear of any Liens, except as set forth in the financial statements included in the Columbia Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Columbia or its Subsidiaries. Such securities and commodities are valued on the books of Columbia in accordance with GAAP in all material respects.

(b)    Columbia and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Columbia believes are prudent and reasonable in the context of such businesses, and Columbia and its Subsidiaries have, since January 1, 2018, been in compliance with such policies, practices and procedures in all material respects. Prior to the date of this Agreement, Columbia has made available to Umpqua the material terms of such policies, practices and procedures.

4.18    Real Property. Except as would not reasonably be expected, either individually or in the aggregate to have a Material Adverse Effect on Columbia, (a) Columbia or a Columbia Subsidiary has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Columbia Reports as being owned by Columbia or a Columbia Subsidiary or acquired after the date thereof which are material to Columbia on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Columbia Owned Properties”), free and clear of all Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Columbia Reports or acquired after the date thereof which are material to Columbia on a consolidated basis (except for leases that have expired by their terms since the date thereof) (collectively with Columbia Owned Properties, the “Columbia Real Property”), free and clear of all Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Columbia, the lessor. There are no pending or, to the knowledge of Columbia, threatened condemnation proceedings against Columbia Real Property.

4.19    Intellectual Property. Columbia and each of its Subsidiaries owns (free and clear of any material Liens), or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Columbia, (a) (i) to the knowledge of Columbia, the use of any Intellectual Property by Columbia and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Columbia or any Columbia Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to Columbia that Columbia or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging or, to the knowledge of Columbia, infringing on or otherwise violating, any right of Columbia or any of its Subsidiaries with respect to any Intellectual Property owned by Columbia or its Subsidiaries, and (c) neither Columbia nor any Columbia Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Columbia or any Columbia Subsidiary, and Columbia and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Columbia and its Subsidiaries.

4.20    Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Columbia or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Columbia or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5%

or more of the outstanding Columbia Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Columbia) on the other hand, of the type required to be reported in any Columbia Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis.

4.21    State Takeover Laws. The Board of Directors of each of Columbia and Merger Sub, as applicable, has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any Takeover Statutes.

4.22    Reorganization. Columbia has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.23    Opinion. Prior to the execution of this Agreement, the Board of Directors of Columbia has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of KBW to the effect that as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to Columbia. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.24    Columbia Information. The information relating to Columbia and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to Columbia and its Subsidiaries that is provided by Columbia or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Umpqua or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to Umpqua or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.25    Loan Portfolio.

(a)    As of the date hereof, neither Columbia nor any of its Subsidiaries is a party to any Loan in which Columbia or any Subsidiary of Columbia is a creditor which as of June 30, 2021, had an outstanding balance of $4,000,000 or more and under the terms of which the obligor was, as of June 30, 2021, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 4.25(a) of the Columbia Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Columbia and its Subsidiaries that, as of June 30, 2021, had an outstanding balance of $4,000,000 or more and were classified by Columbia as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount and accrued and unpaid interest on each such Loan, together with the aggregate principal amount and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of Columbia or any of its Subsidiaries that, as of June 30, 2021, is classified as “Other Real Estate Owned” and the book value thereof.

(b)    Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Columbia, each Loan of Columbia and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Columbia and its Subsidiaries as secured Loans, has been secured by valid Liens, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)    Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Columbia, each outstanding Loan of Columbia or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Columbia and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

4.26    Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Columbia, (a) Columbia and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Columbia reasonably has determined to be prudent and consistent with industry practice, and Columbia and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Columbia and its Subsidiaries, Columbia or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by Columbia or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither Columbia nor any of its Subsidiaries has received notice of any threatened termination of, material premium increases with respect to, or material alteration of coverage under, any insurance policies.

4.27    Information Security. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Columbia, to the knowledge of Columbia, since January 1, 2020, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Columbia and its Subsidiaries.

4.28    Administration of Trust and Fiduciary Accounts. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Columbia, since January 1, 2019, (a) Columbia and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary or agent, including accounts for which it serves a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of all applicable governing documents and all applicable laws and regulations, and (b) neither Columbia nor any of its Subsidiaries has received any written or, to the knowledge of Columbia oral, customer demands, complaints or other communications that are unresolved and which assert facts or circumstances that would, if true, constitute a breach of trust with respect to any fiduciary or agency account.

4.29    No Other Representations or Warranties.

(a)    Except for the representations and warranties made by Columbia and Merger Sub in this Article IV, neither Columbia nor Merger Sub nor any other person makes any express or implied representation or warranty with respect to Columbia, its Subsidiaries, Merger Sub, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Columbia and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Columbia nor Merger Sub nor any other person makes or has made any representation or warranty to Umpqua or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Columbia, Merger Sub any of their respective Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Columbia and Merger Sub in this Article IV, any oral or written information presented to Umpqua or any of its affiliates or representatives in the course of their due diligence investigation of Columbia, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)    Columbia and Merger Sub acknowledge and agree that neither Umpqua nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1    Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Umpqua Disclosure Schedule or the Columbia Disclosure Schedule), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), each of Umpqua and Columbia shall, and shall cause its Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or materially delay the ability of either Umpqua or Columbia to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis. Notwithstanding anything to the contrary set forth in Section 5.1 or Section 5.2 (other than Sections 5.2(b) and 5.2(f), to which this sentence shall not apply), a party and its Subsidiaries may take any commercially reasonable actions that such party reasonably determines are necessary or prudent for it to take or not take in response to the Pandemic or the Pandemic Measures; provided, that such party shall provide prior notice to and consult in good faith with the other party to the extent such actions would otherwise require consent of the other party under this Section 5.1 or Section 5.2.

5.2    Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Umpqua Disclosure Schedule or the Columbia Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, neither Umpqua nor Columbia shall, and neither Umpqua nor Columbia shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this Agreement (such consent not to be unreasonably withheld, conditioned or delayed):

(a)    other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months, (ii) deposits, (iii) issuances of letters of credit, (iv) purchases of federal funds, (v) sales of certificates of deposit and (vi) entry into repurchase agreements, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Umpqua or any of its wholly-owned Subsidiaries to Umpqua or any of its wholly-owned Subsidiaries, on the one hand, or of Columbia or any of its wholly-owned Subsidiaries to Columbia or any of its wholly-owned Subsidiaries, on the other hand), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)

(i)    adjust, split, combine or reclassify any capital stock;

(ii)    make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, except, in each case, (A) regular quarterly cash dividends by Umpqua at a rate not in excess of $0.21 per share of Umpqua Common Stock, (B) regular quarterly cash dividends by Columbia at a rate not in excess of $0.30 per share of Columbia Common Stock, (C) dividends paid by any of the Subsidiaries of each of Umpqua and Columbia to Umpqua or Columbia or any of their wholly-owned Subsidiaries, respectively, (D) regular distributions on outstanding trust preferred securities in accordance with their terms or (E) the exercise of stock options or the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements;

(iii)    grant any stock options, stock appreciation rights, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any shares of capital stock or other equity or voting securities of Umpqua or Columbia or any of their respective Subsidiaries, other than in the case of Columbia, grants of rights to purchase shares of Columbia Common Stock under the Columbia ESPP in accordance with the terms of thereof; or

(iv)    issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of Umpqua or Columbia or their respective Subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of Umpqua or Columbia or their respective Subsidiaries, except pursuant to the exercise of stock options or the vesting or settlement of equity compensation awards in accordance with their terms;

(c)    sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business, or pursuant to contracts or agreements in force at the date of this Agreement;

(d)    except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case, other than a wholly-owned Subsidiary of Umpqua or Columbia, as applicable;

(e)    in each case except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, any Umpqua Contract or Columbia Contract, as the case may be, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to Umpqua or Columbia, or enter into any contract that would constitute an Umpqua Contract or Columbia Contract, if it were in effect on the date of this Agreement;

(f)    except as required under applicable law or the terms of any Umpqua Benefit Plan or Columbia Benefit Plan existing as of the date hereof, as applicable, (i) enter into, establish, adopt, materially amend or terminate any Umpqua Benefit Plan or Columbia Benefit Plan, or any arrangement that would be an Umpqua Benefit Plan or a Columbia Benefit Plan if in effect on the date hereof, other than with respect to broad-based welfare benefit plans (other than severance) in the ordinary course of business consistent with past practice and as would not reasonably be expected to materially increase the cost of benefits under any such Umpqua Benefit Plan or Columbia Benefit Plan, as the case may be, (ii) increase the compensation or benefits payable to any current or former employee, director or individual consultant, other than (x) in connection with a promotion (permitted hereunder) or change in responsibilities, in each case, in the ordinary course of business consistent with past practice and to a level consistent with similarly situated peer employees or (y) the payment of incentive compensation for completed performance periods based upon the actual level of achievement of the applicable performance goals in the ordinary course of business consistent with past practice, (iii) accelerate or take any action to accelerate the vesting of any equity-based awards or other compensation or benefits, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention or similar agreement or arrangement; provided, however, that the parties may enter into offer letters with new hires in the ordinary course of business consistent with past practice that do not provide for enhanced or change in control severance, (v) fund any rabbi trust or similar arrangement, or in any other way secure the payment of compensation or benefits under any Umpqua Benefit Plan or Columbia Benefit Plan, as the case may be, (vi) terminate the employment or services of an employee as set forth on Section 5.2(f) in the Umpqua Disclosure Schedule or the Columbia Disclosure Schedule, respectively, other than for cause, or (vii) hire or promote any employee as set forth on Section 5.2(f) in the Umpqua Disclosure Schedule or the Columbia Disclosure Schedule, respectively (other than as a replacement hire or promotion on substantially similar terms of employment as the departed employee);

(g)    settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount and for consideration not in excess of $250,000 individually or $1,000,000 in the aggregate and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Corporation;

(h)    take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)    amend its articles of incorporation, its bylaws or comparable governing documents of its Significant Subsidiaries;

(j)    other than in prior consultation with the other party to this Agreement, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(k)    implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(l)    enter into any new line of business or, other than in the ordinary course of business (which may include partnering with third parties in origination, flow, servicing and other capacities) consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(m)    merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries;

(n)    make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes; or

(o)    agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1    Regulatory Matters.

(a)    Promptly after the date of this Agreement, Columbia and Umpqua shall prepare and file with the SEC the Joint Proxy Statement and Columbia shall prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. The parties shall use reasonable best efforts to make such filings within thirty (30) business days of the date of this Agreement. Each of Columbia and Umpqua shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings, and Columbia and Umpqua shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders. Columbia shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Umpqua shall furnish all information concerning Umpqua and the holders of Umpqua Common Stock as may be reasonably requested in connection with any such action.

(b)    The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within thirty (30) business days of the date of this Agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Mergers and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Columbia and Umpqua shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Umpqua or Columbia, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law. As used in this Agreement, “Requisite Regulatory Approvals” means all regulatory authorizations, consents, orders or approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (x) from the Federal Reserve Board and the FDIC and (y) set forth in Sections 3.4 and 4.4 that are necessary to consummate the transactions contemplated by this Agreement, including the Mergers and the Bank Merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.

(c)    Each party shall use its reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Columbia or Umpqua or any of their respective Subsidiaries, and neither Columbia nor Umpqua nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Mergers and the Bank Merger (a “Materially Burdensome Regulatory Condition”).

(d)    To the extent permitted by applicable law, Columbia and Umpqua shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Columbia, Umpqua or any of their respective Subsidiaries to any Governmental Entity in connection with the Mergers, the Bank Merger and the other transactions contemplated by this Agreement.

(e)    To the extent permitted by applicable law, Columbia and Umpqua shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent, waiver, approval or authorization is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such consent, waiver, approval or authorization will be materially delayed.

6.2    Access to Information; Confidentiality.

(a)    Upon reasonable notice and subject to applicable laws (including the Pandemic Measures), each of Columbia and Umpqua, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of Columbia and Umpqua shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that Columbia or Umpqua, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither Columbia nor Umpqua nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Columbia’s or Umpqua’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)    Each of Columbia and Umpqua shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated August 31, 2021, between Columbia and Umpqua (the “Confidentiality Agreement”).

(c)    No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3    Shareholder Approvals. Each of Umpqua and Columbia shall call a meeting of its shareholders (the “Umpqua Meeting” and the “Columbia Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (a) the Requisite Umpqua Vote and the Requisite

Columbia Vote required in connection with this Agreement and the Merger and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of Umpqua and Columbia shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. Each of Columbia and Umpqua and their respective Boards of Directors shall use its reasonable best efforts to obtain from the shareholders of Columbia and Umpqua, as applicable, the Requisite Columbia Vote and the Requisite Umpqua Vote, as applicable, including by communicating to the respective shareholders of Columbia and Umpqua its recommendation (and including such recommendation in the Joint Proxy Statement) that the shareholders of Umpqua approve this Agreement, in the case of the Board of Directors of Umpqua, or approve the Columbia Share Issuance and the Columbia Articles Amendment, in the case of the Board of Directors of Columbia (the “Umpqua Board Recommendation” and the “Columbia Board Recommendation,” respectively). Each of Columbia and Umpqua and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the Columbia Board Recommendation, in the case of Columbia, or the Umpqua Board Recommendation, in the case of Umpqua, (ii) fail to make the Columbia Board Recommendation, in the case of Columbia, or the Umpqua Board Recommendation, in the case of Umpqua, in the Joint Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Columbia Board Recommendation, in the case of Columbia, or the Umpqua Board Recommendation, in the case of Umpqua, in each case within ten (10) business days (or such fewer number of days as remains prior to the Columbia Meeting or the Umpqua Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing, a “Recommendation Change”). However, subject to Section 8.1 and Section 8.2, if the Board of Directors of Columbia or Umpqua, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Columbia Board Recommendation or the Umpqua Board Recommendation, as applicable, such Board of Directors may, in the case of Columbia, prior to the receipt of the Requisite Columbia Vote, and in the case of Umpqua, prior to the receipt of the Requisite Umpqua Vote, submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that such Board of Directors may not take any actions under this sentence unless it (A) gives the other party at least four (4) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (B) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Columbia Board Recommendation or Umpqua Board Recommendation, as the case may be. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3. Columbia or Umpqua shall adjourn or postpone the Columbia Meeting or the Umpqua Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Columbia Common Stock or Umpqua Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Umpqua or Columbia, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Umpqua Vote or the Requisite Columbia Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, (x) the Columbia Meeting shall be convened and this Agreement shall be submitted to the shareholders of Columbia at the Columbia Meeting and (y) the Umpqua Meeting shall be convened and this Agreement shall be submitted to the shareholders of Umpqua at the Umpqua Meeting, and nothing contained herein shall be deemed to relieve either Columbia or Umpqua of such obligation.

6.4    Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of Columbia and Umpqua shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Mergers and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, including the Mergers and the Bank Merger, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Umpqua or Columbia or any of their respective Subsidiaries in connection with the Mergers, the Bank Merger and the other transactions contemplated by this Agreement.

6.5    Stock Exchange Listing. Columbia shall file a notification of additional shares in respect of the Columbia Common Stock to be issued in the Merger prior to the Effective Time and in accordance with NASDAQ’s rules and shall take all other action required to effectuate the listing of such additional shares pursuant to such rules.

6.6    Employee Matters.

(a)    Unless otherwise mutually agreed by Umpqua and Columbia prior to the Effective Time, Columbia, as the Surviving Corporation, shall provide the employees of Columbia, Umpqua and their Subsidiaries as of the Effective Time who continue to remain employed with the Surviving Corporation and its Subsidiaries (the “Continuing Employees”), during the period commencing at the Effective Time and ending on December 31 of the calendar year in which the Effective Time occurs (the “Continuation Period”), with the following: (i) annual base salary or wages, as applicable, that are no less than the annual base salary or wages in effect for each such Continuing Employee immediately prior to the Effective Time; (ii) target cash and long-term incentive opportunities that are, in each case, no less favorable than those in effect for each such Continuing Employee immediately prior to the Effective Time; and (iii) employee benefits (other than severance which will be provided as set forth in the last sentence of this Section 6.6(a)) that are no less favorable in the aggregate than those provided to such Continuing Employees immediately prior to the Effective Time; provided, that, with respect to clause (iii), if the parties mutually agree to integrate the Continuing Employees into the Umpqua Benefit Plans or the Columbia Benefit Plans, which may be done on a plan by plan basis, or to modify any existing plans or adopt new benefit plans with respect to the Continuing Employees (which plans will, among other things, (A) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (B) not discriminate between employees who were covered by Umpqua Benefit Plans, on the one hand, and those covered by Columbia Benefit Plans on the other, at the Effective Time) (the “New Benefit Plans”), participation in such plans (other than severance) shall be deemed to satisfy the foregoing standards, it being understood that the Continuing Employees may commence participating in the Umpqua Benefit Plans, the Columbia Benefit Plans or the New Benefit Plans on different dates following the Effective Time with respect to different plans. In addition, during the period commencing at the Effective Time and ending on the first anniversary thereof, each Continuing Employee who is not party to an individual agreement providing for severance or termination benefits and is terminated under severance qualifying circumstances shall be provided severance benefits in accordance with Section 6.6(a) of the Columbia Disclosure Schedule, subject to such employee’s execution (and non-revocation) of a release of claims.

(b)    With respect to any Umpqua Benefit Plan, Columbia Benefit Plan or New Benefit Plan in which any Continuing Employees become eligible to participate on or after the Effective Time, Columbia, as the Surviving Corporation, and its Subsidiaries shall (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any Umpqua Benefit Plan, Columbia Benefit Plan or New Benefit Plan, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Umpqua Benefit Plan or Columbia Benefit Plan, (ii) provide each such employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the Effective Time under an Umpqua Benefit Plan or Columbia Benefit Plan that provides health care benefits, to the same extent that such credit was given under the analogous Umpqua Benefit Plan or Columbia Benefit Plan prior to the Effective Time, in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any New Benefit Plans, and (iii) recognize all service of such employees with Umpqua and its Subsidiaries for all purposes in any Umpqua Benefit Plan, Columbia Benefit Plan or New Benefit Plan to the same extent that such service was taken into account under the analogous Umpqua Benefit Plan or Columbia Benefit Plan prior to the Effective Time; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of any tax-qualified defined benefit pension plan, or (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits.

(c)    Columbia, as the Surviving Corporation, shall assume and honor all Umpqua Benefit Plans and Columbia Benefit Plans in accordance with their terms. The parties agree that the consummation of the Merger shall constitute a “change in control,” “change of control” or term of similar import under each applicable Umpqua Benefit Plan and Columbia Benefit Plan; provided that, for purposes of any such plans that provide for deferred compensation within the meaning of Section 409A of the Code, the foregoing shall not accelerate the time of payment or distribution of any such deferred compensation (but shall accelerate vesting if provided for in accordance with the terms thereof) if the transactions contemplated by this Agreement do not otherwise constitute a “change in control,” “change of control” or term of similar import under the applicable plan and to so declare as a “change in control,” “change of control” or term of similar import would result in an impermissible payment or distribution for purposes of Section 409A of the Code.

(d)    Prior to making any material written communications relating to the Merger or the other transactions contemplated by this Agreement to any employee of Umpqua or Columbia or their respective Subsidiaries, each party will, and will cause its Subsidiaries to, provide the other party with a reasonable opportunity to review and comment on any such communications, which comments shall be considered in good faith. Neither party nor their respective Subsidiaries shall make any written communications to any individual employee of Umpqua or Columbia or their respective Subsidiaries regarding the terms and conditions of employment following the Closing without the consent of the other party.

(e)    Nothing in this Agreement shall confer upon any employee (including any Continuing Employee), officer, director or consultant of Umpqua, Columbia or any of their respective Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, Umpqua, Columbia or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Umpqua, Columbia or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee (including any Continuing Employee), officer, director or consultant of the Surviving Corporation, Umpqua, Columbia or any of their respective Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Umpqua Benefit Plan, Columbia Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Umpqua Benefit Plan, Columbia Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, and for the avoidance of doubt, except as provided in Section 6.7, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including, any current or former employee, officer, director or consultant of Umpqua, Columbia or any of their respective Subsidiaries or affiliates or any beneficiary or dependent thereof, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7    Indemnification; Directors’ and Officers’ Insurance.

(a)    From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the fullest extent permitted by applicable law, the Umpqua Articles, Umpqua Bylaws, the governing or organizational documents of any Subsidiary of Umpqua or any indemnification agreements in existence as of the date hereof, each present and former director, officer or employee of Umpqua and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Umpqua Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of or pertaining to the fact that such person is or was a director, officer or employee of Umpqua or any of its Subsidiaries or is or was serving at the request of Umpqua or any of its Subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, the Umpqua Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Umpqua Indemnified Party is not entitled to indemnification.

(b)    For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Umpqua (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Umpqua or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by Umpqua for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Umpqua, in consultation with, but only upon the consent of Columbia, may (and at the request of Columbia, Umpqua shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under Umpqua’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c)    The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Umpqua Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving person of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7. The obligations of the Surviving Corporation or any of its successors under this Section 6.7 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Umpqua Indemnified Party or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected Umpqua Indemnified Party or affected person.

6.8    Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Columbia, on the one hand, and a Subsidiary of Umpqua, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Mergers or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by the other party.

6.9    Advice of Changes. Columbia and Umpqua shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.10    Dividends. After the date of this Agreement, each of Columbia and Umpqua shall coordinate with the other the declaration of any dividends in respect of Columbia Common Stock and Umpqua Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Umpqua Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Umpqua Common Stock and any shares of Columbia Common Stock any such holder receives in exchange therefor in the Merger.

6.11    Shareholder Litigation. Each party shall give the other party prompt notice of any shareholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement, and shall give the other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such litigation. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account. No party shall agree to settle any such litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other party shall not be obligated to consent to any settlement which does not include a full release of such other party and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or any of its affiliates.

6.12    Corporate Governance.

(a)    Prior to the Effective Time, the Board of Directors of Columbia shall take all actions necessary to adopt the Columbia Bylaw Amendment and to effect the requirements referenced therein that are to be effected as of the Effective Time. Effective as of the Effective Time, in accordance with the Columbia Bylaw Amendment, (i) the number of directors that will comprise the full Board of Directors of Columbia (and, as of the Second Effective Time, that will comprise the full Board of Directors of the Surviving Corporation), and the full Board of Directors of Umpqua Bank (and, as of the effective time of the Bank Merger, that will comprise the full Board of Directors of the Surviving Bank), shall each be fourteen (14) and (ii) of the members of each such board of directors, seven (7) shall be members of the Board of Directors of Umpqua as of immediately prior to the Effective Time, designated by Umpqua (which shall include Mr. Cort L. O’Haver), and seven (7) shall be members of the Board of Directors of Columbia as of immediately prior to the Effective Time, designated by Columbia (which shall include Mr. Clint E. Stein and Mr. Craig D. Eerkes).

(b)    Effective as of the Effective Time, (i) Mr. Cort L. O’Haver shall serve as the Executive Chairman of the Board of Directors of Columbia (and, as of the Second Effective Time, the Surviving Corporation) and of the Board of Directors of Umpqua Bank (and, as of the effective time of the Bank Merger, the Surviving Bank), (ii) Mr. Clint E. Stein shall serve as the President and Chief Executive Officer of Columbia (and, as of the Second Effective Time, the Surviving Corporation) and as Chief Executive Officer of Umpqua Bank (and, as of the effective time of the Bank Merger, the Surviving Bank) and as a member of the Board of Directors of

Columbia (and, as of the Second Effective Time, the Surviving Corporation) and of the Board of Directors of Umpqua Bank (and, as of the effective time of the Bank Merger, the Surviving Bank) and (iii) Mr. Craig D. Eerkes shall serve as the Lead Independent Director of the Board of Directors of Columbia (and, as of the Second Effective Time, the Surviving Corporation) and of the Board of Directors of Umpqua Bank (and, as of the effective time of the Bank Merger, the Surviving Bank).

(c)    Effective as of the Effective Time, (i) the headquarters of Columbia (and, as of the Second Effective Time, the Surviving Corporation) will be located in Tacoma, Washington, and the headquarters of Umpqua Bank (and, as of the effective time of the Bank Merger, the Surviving Bank) will be located in the Portland, Oregon metropolitan area (including Clackamas and Washington Counties) and (ii) the name of Columbia (and, as of the Second Effective Time, the Surviving Corporation) will be “Columbia Banking Systems, Inc.” and the name of Umpqua Bank (and, as of the effective time of the Bank Merger, the Surviving Bank) will be “Umpqua Bank”.

(d)    The bylaws of the Surviving Bank in effect as the effective time of the Bank Merger will be consistent in all respects with the foregoing provisions of this Section 6.12 and the corresponding provisions of the Columbia Bylaw Amendment.

6.13    Acquisition Proposals.

(a)    Each party agrees that it will not, will cause each of its Subsidiaries not to, and will cause its and their respective officers, directors and employees, and will use its reasonable best efforts to cause its agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.13) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite Umpqua Vote, in the case of Umpqua, or the Requisite Columbia Vote, in the case of Columbia, a party receives an unsolicited bona fide written Acquisition Proposal, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party. Each party will, and will cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than the other party with respect to any Acquisition Proposal. Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received from or on behalf of the person making such inquiry or Acquisition Proposal in connection with such inquiry or Acquisition Proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” means, with respect to Columbia or Umpqua, as applicable, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of a party and its Subsidiaries or 25% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party.

(b)    Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

6.14    Public Announcements. Umpqua, Columbia and Merger Sub agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties hereto. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (b) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.14.

6.15    Change of Method. Umpqua and Columbia shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the transactions contemplated by this Agreement (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, that no such change shall (a) alter or change the Exchange Ratio or the number of shares of Columbia Common Stock received by holders of Umpqua Common Stock in exchange for each share of Umpqua Common Stock, (b) adversely affect the Tax treatment of holders of Umpqua Common Stock or Columbia Common Stock pursuant to this Agreement, (c) adversely affect the Tax treatment of Umpqua or Columbia pursuant to this Agreement or (d) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.2.

6.16    Restructuring Efforts. If either Umpqua or Columbia shall have failed to obtain the Requisite Umpqua Vote or the Requisite Columbia Vote at the duly convened Umpqua Meeting or Columbia Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions contemplated by this Agreement (it being understood that neither party shall have any obligation to alter or change any material terms, including the Exchange Ratio or the amount or kind of the consideration to be issued to holders of the capital stock of Umpqua as provided for in this Agreement or any term that would adversely affect the tax treatment of the transactions contemplated hereby, in a manner adverse to such party or its shareholders) and/or resubmit this Agreement and/or the transactions contemplated hereby (or as restructured pursuant to this Section 6.16) to its shareholders for adoption or approval.

6.17    Takeover Statutes. None of Umpqua, Columbia, Merger Sub or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Mergers, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Mergers and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of its Board of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.18    Treatment of Umpqua Debt. Upon the Second Effective Time, Columbia shall assume the due and punctual performance and observance of the covenants and other obligations to be performed by Umpqua under the definitive documents governing the indebtedness and other instruments related thereto set forth on Section 6.18 of the Umpqua Disclosure Schedule, including the due and punctual payment of the principal of (and premium, if any) and interest thereon, to the extent required and permitted thereby. In connection therewith, Columbia and Umpqua shall cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, officer’s certificates and other documents, and the parties hereto shall cooperate and use reasonable best efforts to provide any opinion of counsel to the trustee in respect of such indebtedness, in each case, to the extent required to make such assumption effective as of the Second Effective Time.

6.19    Exemption from Liability under Section 16(b). Columbia and Umpqua agree that, in order to most effectively compensate and retain Umpqua Insiders, both prior to and after the Effective Time, it is desirable that Umpqua Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Umpqua Common Stock and Umpqua Equity Awards into Columbia Common Stock or Columbia Equity Awards, as applicable, in connection with the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.19. Umpqua shall deliver to Columbia in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of Umpqua subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Umpqua Insiders”), and the Board of Directors of Columbia and of Umpqua, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of Umpqua) any dispositions of Umpqua Common Stock or Umpqua Equity Awards by the Umpqua Insiders, and (in the case of Columbia) any acquisitions of Columbia Common Stock or Columbia Equity Awards by any Umpqua Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.20    Conduct of Merger Sub. Columbia shall take all actions necessary to cause Merger Sub to perform its obligations under this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

7.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)    Shareholder Approvals. (i) The Columbia Share Issuance and the Columbia Articles Amendment shall have been approved by the shareholders of Columbia by the Requisite Columbia Vote and (ii) this Agreement shall have been approved by the shareholders of Umpqua by the Requisite Umpqua Vote.

(b)    NASDAQ Listing. Columbia shall have filed a notification of additional shares in respect of the Columbia Common Stock that shall be issuable pursuant to this Agreement in accordance with NASDAQ’s rules, and no further action shall be required to authorize such additional shares for listing, subject to official notice of issuance.

(c)    Regulatory Approvals. (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated, and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d)    S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)    No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Mergers, the Bank Merger or any of the other transactions contemplated by this Agreement.

7.2    Conditions to Obligations of Columbia and Merger Sub. The obligation of Columbia and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by Columbia at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Umpqua set forth in Sections 3.2(a) and 3.8(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), and the representations and warranties of Umpqua set forth in Sections 3.1(a), 3.1(b) (with respect to Significant Subsidiaries only), 3.2(b) (with respect to Significant Subsidiaries only), 3.3(a) and 3.7 (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date). All other representations and warranties of Umpqua set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date); provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Umpqua or the Surviving Corporation. Columbia shall have received a certificate dated as of the Closing Date and signed on behalf of Umpqua by the Chief Executive Officer or the Chief Financial Officer of Umpqua to the foregoing effect.

(b)    Performance of Obligations of Umpqua. Umpqua shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time, and Columbia shall have received a certificate dated as of the Closing Date and signed on behalf of Umpqua by the Chief Executive Officer or the Chief Financial Officer of Umpqua to such effect.

(c)    Federal Tax Opinion. Columbia shall have received the opinion of Sullivan & Cromwell LLP, in form and substance reasonably satisfactory to Columbia, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Columbia, Umpqua and Merger Sub, reasonably satisfactory in form and substance to such counsel.

7.3    Conditions to Obligations of Umpqua. The obligation of Umpqua to effect the Merger is also subject to the satisfaction or waiver by Umpqua at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Columbia and Merger Sub set forth in Sections 4.2(a) and 4.8(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), and the representations and warranties of Columbia and Merger Sub set forth in Sections 4.1(a), 4.1(b) (with respect to Significant Subsidiaries only), 4.2(b) (with respect to Significant Subsidiaries only), 4.3(a) and 4.7 (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date). All other representations and warranties of Columbia and Merger Sub set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Columbia. Umpqua shall have received a certificate dated as of the Closing Date and signed on behalf of Columbia by the Chief Executive Officer or the Chief Financial Officer of Columbia to the foregoing effect.

(b)    Performance of Obligations of Columbia. Columbia and Merger Sub shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time, including, but not limited to, the covenant to take all actions necessary to adopt the Columbia Bylaw Amendment and the resolutions referenced therein and to effect the requirements referenced therein that are to be effected as of the Effective Time, and Umpqua shall have received a certificate dated as of the Closing Date and signed on behalf of Columbia by the Chief Executive Officer or the Chief Financial Officer of Columbia to such effect.

(c)    Federal Tax Opinion. Umpqua shall have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Umpqua, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Columbia, Umpqua and Merger Sub, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1    Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Umpqua Vote or the Requisite Columbia Vote:

(a)    by mutual written consent of Columbia and Umpqua;

(b)    by either Columbia or Umpqua if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Mergers or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Mergers or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c)    by either Columbia or Umpqua if the Merger shall not have been consummated on or before October 11, 2022 (the “Termination Date”), unless the failure of the Closing to occur by the Termination Date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein; provided, however, that if the conditions to the Closing set forth in Section 7.1(c) or Section 7.1(e) (to the extent related to a Requisite Regulatory Approval) have not been satisfied or waived on or prior to such date but all other conditions to Closing set forth in Article VII have been satisfied or waived (other than those conditions that by their nature can only be satisfied or waived at the Closing (so long as such conditions are reasonably capable of being satisfied)), the Termination Date will be automatically extended to January 11, 2023, and such date, as so extended, shall be the “Termination Date”;

(d)    by either Columbia or Umpqua (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Umpqua, in the case of a termination by Columbia, or Columbia or Merger Sub, in the case of a termination by Umpqua, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Columbia, or Section 7.3, in the case of a termination by Umpqua, and which is not cured within forty-five (45) days following written notice to Umpqua, in the case of a termination by Columbia, or Columbia, in the case of a termination by Umpqua, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)    by Umpqua prior to such time as the Requisite Columbia Vote is obtained, if (i) Columbia or the Board of Directors of Columbia shall have made a Recommendation Change or (ii) Columbia or the Board of Directors of Columbia shall have breached its obligations under Section 6.3 or 6.13 in any material respect; or

(f)    by Columbia prior to such time as the Requisite Umpqua Vote is obtained, if (i) Umpqua or the Board of Directors of Umpqua shall have made a Recommendation Change or (ii) Umpqua or the Board of Directors of Umpqua shall have breached its obligations under Section 6.3 or 6.13 in any material respect.

8.2    Effect of Termination.

(a)    In the event of termination of this Agreement by either Columbia or Umpqua as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Columbia, Umpqua, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b), Section 6.14, this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Columbia, Merger Sub nor Umpqua shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

(b)

(i)    In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Umpqua or shall have been made directly to the shareholders of Umpqua generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Umpqua Meeting) an Acquisition Proposal, in each case with respect to Umpqua and (A) (x) thereafter this Agreement is terminated by either Columbia or Umpqua pursuant to Section 8.1(c) without the Requisite Umpqua Vote having been obtained (and all other conditions set forth in Sections 7.1 and 7.3 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by Columbia pursuant to Section 8.1(d) as a result of a willful breach by Umpqua, and (B) prior to the date that is twelve (12) months after the date of such termination, Umpqua enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Umpqua shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Columbia, by wire transfer of same day funds, a fee equal to $145,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.

(ii)    In the event that this Agreement is terminated by Columbia pursuant to Section 8.1(f), then Umpqua shall pay Columbia, by wire transfer of same day funds, the Termination Fee within two (2) business days of the date of termination.

(c)

(i)    In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Columbia or shall have been made directly to the shareholders of Columbia generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Columbia Meeting) an Acquisition Proposal, in each case with respect to Columbia, and (A) (x) thereafter this Agreement is terminated by either Columbia or Umpqua pursuant to Section 8.1(c) without the Requisite Columbia Vote having been obtained (and all other conditions set forth in Sections 7.1 and 7.2 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by Umpqua pursuant to Section 8.1(d) as a result of a willful breach by Columbia, and (B) prior to the date that is twelve (12) months after the date of such termination, Columbia enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Columbia shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Umpqua, by wire transfer of same day funds, the Termination Fee, provided, that for purposes of this Section 8.2(c)(i), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.

(ii)    In the event that this Agreement is terminated by Umpqua pursuant to Section 8.1(e), then Columbia shall pay Umpqua, by wire transfer of same day funds, the Termination Fee within two (2) business days of the date of termination.

(d)    Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages to the extent permitted herein, in no event shall either party be required to pay the Termination Fee more than once.

(e)    Each of Columbia and Umpqua acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Columbia or Umpqua, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if Columbia or Umpqua, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” published in The Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1    Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for those set forth in Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2    Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Columbia Vote or the Requisite Umpqua Vote; provided, however, that after receipt of the Requisite Columbia Vote or the Requisite Umpqua Vote, there may not be, without further approval of the shareholders of Columbia or Umpqua, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing, signed on behalf of each of the parties hereto.

9.3    Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of Columbia or Merger Sub, in the case of Umpqua, or Umpqua, in the case of Columbia, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto on the part of Columbia or Merger Sub, in the case of Umpqua, or Umpqua, in the case of Columbia, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, that after the receipt of the Requisite Columbia Vote or the Requisite Umpqua Vote, there may not be, without further approval of the shareholders of Columbia or Umpqua, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4    Expenses. Except as otherwise provided in Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC or any other Governmental Entity in connection with the Merger shall be borne equally by Columbia and Umpqua.

9.5    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon confirmation of receipt, (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Columbia or Merger Sub, to:

Columbia Banking System, Inc.

1301 A Street

Tacoma, WA 98402-2156

Attention:         Clint E. Stein

Email:               cstein@columbiabank.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, CA 90067

Attention:        Mark J. Menting; Patrick S. Brown

Email:             mentingm@sullcrom.com; brownp@sullcrom.com

and

(b)	if to Umpqua, to:

Umpqua Holdings Corporation

One SW Columbia Street, Suite 1200

Portland, OR 97258

Attention:        Cort L. O’Haver

Email:              CortOHaver@UmpquaBank.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:    Edward D. Herlihy

Email:         EDHerlihy@wlrk.com

9.6    Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” mean the date of this Agreement. As used in this Agreement, the “knowledge” of Umpqua means the actual knowledge of any of the officers of Umpqua listed on Section 9.6 of the Umpqua Disclosure Schedule, and the “knowledge” of Columbia or Merger Sub means the actual knowledge of any of the officers of Columbia listed on Section 9.6 of the Columbia Disclosure Schedule. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in Portland, Oregon or Tacoma, Washington are authorized by law or executive order to be closed, (b) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (d) “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (ii) included in the virtual data room of a party prior to the date hereof or (iii) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof, (e) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Mergers and the Bank Merger and (f) “ordinary course” and “ordinary course of business” with respect to either party, means conduct consistent with the normal day-to-day customs, practices and procedures of such party, taking into account any changes to such practices as may have occurred in response to the Pandemic, including compliance with Pandemic Measures. The Umpqua Disclosure Schedule and the Columbia Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law (which shall include for purposes of this Agreement any Pandemic Measures).

9.7    Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8    Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9    Governing Law; Jurisdiction.

(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Board of Directors of Umpqua shall be governed by the laws of the State of Oregon and matters relating to the fiduciary duties of the Board of Directors of Columbia shall be subject to the laws of the State of Washington).

(b)    Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, or, if the Delaware Court of

Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11    Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of Umpqua, in the case of Columbia or Merger Sub, or Columbia, in the case of Umpqua. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14    Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. § 261.2(b) and 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.15    Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file or other electronic means to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file or other electronic means as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, Umpqua and Columbia have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

UMPQUA HOLDINGS CORPORATION

By:	/s/ Cort L. O’Haver
	Name:	Cort L. O’Haver
	Title:	President and Chief Executive Officer

COLUMBIA BANKING SYSTEM, INC.

By:	/s/ Clint E. Stein
	Name:	Clint E. Stein
	Title:	President and Chief Executive Officer

CASCADE MERGER SUB, INC.

By:	/s/ Clint E. Stein
	Name:	Clint E. Stein
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF ARTICLES OF AMENDMENT

OF

COLUMBIA BANKING SYSTEM, INC.

THESE ARTICLES OF AMENDMENT of the Amended and Restated Articles of Incorporation of Columbia Banking System, Inc., a Washington corporation, are executed and delivered for filing in accordance with the provisions of Section 23B.10.060 of the Washington Business Corporation Act:

1.	The name of the corporation is: Columbia Banking System, Inc.

2.	Section 4.1 of the Amended and Restated Articles of Incorporation of the corporation is hereby amended in its entirety to read as follows:

Section 4.1 The aggregate number of shares that the corporation shall have authority to issue is 520,000,000 common shares with no par value (hereinafter referred to as “the common stock”) and 2,000,000 preferred shares with no par value (hereinafter referred to as “the preferred stock”). The preferred stock is senior to the common stock, and the common stock is subject to the rights and preferences of the preferred stock as provided in the following section.

3.	The above amendment was adopted by the Board of Directors of the corporation on [●].

4.

Shareholder approval of the above amendment was required, and the above amendment was duly approved by the shareholders of the corporation on [●], in accordance with Section 23B.10.030 and Section 23B.10.040 of the Washington Business Corporation Act.

DATED and effective this      day of [●].

COLUMBIA BANKING SYSTEM, INC.

By:
Name:
Title:

EXHIBIT B

FORM OF COLUMBIA BANKING SYSTEM, INC. BYLAW AMENDMENT

The Amended and Restated Bylaws of Columbia Banking System, Inc. (the “Corporation”), as amended effective January 27, 2010 (the “Bylaws”), having received the requisite approval from the Board of Directors under Section 8.2 of the Bylaws, shall be amended as follows, effective as of and subject to the occurrence of the Effective Time (as such term is defined in the Agreement and Plan of Merger, dated as of October 11, 2021, by and among the Corporation, Cascade Merger Sub, Inc. and Umpqua Holdings Corporation):

1.	A new Section 2.14 shall be added to the Bylaws, as follows:

“SECTION 2.14 — Lead Independent Director. From and after the Effective Time (as defined in Article 9) until the Expiration Date (as defined in Article 9), at any time at which the Chairman of the Board is not an independent director, the Board, by the vote of the majority of the full Board, shall designate a lead independent director from among the independent directors who are Continuing Columbia Directors (as defined in Article 9); provided that if there are no independent Continuing Columbia Directors who are willing to serve in such position, the lead independent director may be designated from among any of the independent directors. For purposes of this Section 2.14, “independent director” shall mean a director who is determined by the Board to be “independent” under the rules of the Nasdaq Stock Market, LLC (“Nasdaq”) or other national securities exchange on which the Corporation’s common stock is, at the time of such determination, listed.”

2.	Section 4.6 shall be deleted from the Bylaws and replaced in its entirety with the following:

“SECTION 4.6 — Duties of Chairman of the Board. The Chairman shall preside at all meetings of the shareholders and at meetings of the Board of Directors and the Executive Committee, and shall exercise such powers and perform such duties as pertain to such office or as may be conferred upon, or assigned to, the Chairman by the Board of Directors or as set forth in any agreement with the Corporation. The Chairman may be an “Executive Chairman” who is not independent and serves as an employee of the Corporation or one of its affiliates.”

3.	Section 4.7 shall be deleted from the Bylaws and replaced in its entirety with the following:

“SECTION 4.7 — Duties of Vice Chairman. Reserved.”

4.	The third sentence of Section 4.8 shall be deleted from the Bylaws and replaced in its entirety with the following:

“The Chief Executive Officer may delegate such duties as such officer sees fit to delegate to the President, or other officers of the Corporation, other than the Chairman.”

5.	A new Article 9 shall be added to the Bylaws, as follows:

“ARTICLE 9

Certain Corporate Governance Matters

SECTION 1 — Executive Chairman; President and CEO. Effective as of the Effective Time (for all purposes of these Bylaws, as defined in the Agreement and Plan of Merger, dated as of October 11, 2021, by and among the Corporation, Cascade Merger Sub, Inc. and Umpqua Holdings Corporation (“Umpqua”), as the same may be amended from time to time (the “Merger Agreement”)), (A) Mr. Cort L. O’Haver shall serve as the Executive Chairman of the Board and of the board of directors of the Corporation’s wholly-owned subsidiary, Umpqua Bank, an Oregon state-chartered bank (the “Bank”) (the “Bank Board”) and (B) Mr. Clint E. Stein shall serve as the President and Chief Executive Officer of the Corporation and Chief Executive Officer of the Bank and as a member of the Board and of the Bank Board. The Corporation may enter into or amend appropriate agreements or arrangements with the individuals referenced herein in connection with the subject matter of this Article 9, Section 1.

Prior to the thirty-six (36) month anniversary of the Effective Time (the “Expiration Date”), the following actions shall require the affirmative vote of at least (i.e., a percentage equal to or greater than) 75% of the full Board: (i) (a) the removal of Mr. O’Haver from, or the failure to appoint, re-elect or re-nominate Mr. O’Haver to, as applicable, his positions as the Executive Chairman of the Board and of the Bank Board, (b) any termination of Mr. O’Haver’s employment for any reason by the Corporation, the Bank or any of their respective subsidiaries, or (c) any modification to the terms and conditions of Mr. O’Haver’s employment that would be a basis for him to assert a claim for termination for “good reason”; and (ii) (a) the removal of Mr. Stein from, or the failure to appoint, re-elect or re-nominate Mr. Stein to, as applicable, his positions as the President and Chief Executive Officer of the Corporation and Chief Executive Officer of the Bank and as a member of the Board and of the Bank Board, (b) any termination of Mr. Stein’s employment for any reason by the Corporation, the Bank or any of their respective subsidiaries, or (c) any modification to the terms and conditions of Mr. Stein’s employment agreement that would be a basis for him to assert a claim for termination for “good reason”.

SECTION 2 — Board Composition. Effective as of the Effective Time, the Board and the Bank Board shall each be comprised of seven (7) Continuing Umpqua Directors (as defined below), including Mr. O’Haver, and seven (7) Continuing Columbia Directors (as defined below), including Mr. Stein. From and after the Effective Time until the Expiration Date: (A) the number of directors that comprises the full Board and the full Bank Board shall each be fourteen (14) and (B) no vacancy on the Board or the Bank Board created by the cessation of service of a director shall be filled by the applicable board and the applicable board shall not nominate any individual to fill such vacancy, unless (x) such individual would be an independent director of the Corporation or the Bank, as applicable (unless such predecessor director was not an independent director, in which case such individual may, but shall not be required to be, an independent director), (y) in the case of a vacancy created by the cessation of service of a Continuing Umpqua Director, not less than a majority of the Continuing Umpqua Directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy, and (z) in the case of a vacancy created by the cessation of service of a Continuing Columbia Director, not less than a majority of the Continuing Columbia Directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy; provided that any such appointment or nomination pursuant to clause (y) or (z) shall be made in accordance with applicable law and the rules of Nasdaq (or other national securities exchange on which the Corporation’s common stock is then listed). For purposes of these Bylaws, the terms “Continuing Umpqua Directors” and “Continuing Columbia Directors” shall mean, respectively, the initial directors of Umpqua and the Corporation who were designated to be directors of the Corporation and of the Bank by Umpqua or the Corporation, as applicable, as of the Effective Time, pursuant to Section 6.12(a) of the Merger Agreement, and any directors of the Corporation or the Bank (as applicable) who were subsequently appointed or nominated and elected to fill a vacancy created by the cessation of service of any such director (or any successor thereto) pursuant to this Article 9, Section 2.

SECTION 3 — Headquarters; Names. Effective as of and from the Effective Time, (A) the headquarters of the Corporation will be located in Tacoma, Washington, and the headquarters of the Bank will be located in the Portland, Oregon metropolitan area (including Clackamas and Washington Counties), and (B) the name of the Corporation will be “Columbia Banking System, Inc.” and the name of the Bank will be “Umpqua Bank”.

SECTION 4 — Amendments; Interpretation. Effective as of the Effective Time until the Expiration Date and notwithstanding anything to the contrary in these Bylaws including Section 8.2, the provisions of this Article 9 may be modified, amended or repealed, and any Bylaw provision or other resolution (including any proposed corresponding modification, amendment or repeal of any provision of the Corporation’s other constituent documents) inconsistent with this Article 9 may be adopted, only by (and any such modification, amendment, repeal or inconsistent Bylaw provision or other resolution may be proposed or recommended by the Board for adoption by the shareholders of the Corporation only by) the affirmative vote of at least (i.e., a percentage equal to or greater than) 75% of the full Board. In the event of any inconsistency between any provision of this Article 9 and any other provision of these Bylaws or the Corporation’s other constituent documents, the provisions of this Article 9 shall control to the fullest extent permitted by law.

EXHIBIT C

FORM OF

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

UMPQUA BANK

AND

COLUMBIA STATE BANK

This Agreement and Plan of Merger (this “Agreement”), dated as of [●], is made by and between Umpqua Bank, an Oregon state-charted commercial bank (“Umpqua Bank”), and Columbia State Bank, a Washington state-chartered commercial bank (“Columbia Bank”). Each of Umpqua Bank and Columbia Bank may be referred to individually as a “Party,” or together as the “Parties.”

WITNESSETH:

WHEREAS, Umpqua Bank is an Oregon state-chartered commercial bank, all the issued and outstanding capital stock of which is owned as of the date hereof directly by Umpqua Holdings Corporation, an Oregon corporation (“Umpqua”);

WHEREAS, Columbia Bank is a Washington state-chartered commercial bank, all the issued and outstanding capital stock of which is owned as of the date hereof by Columbia Banking System, Inc., a Washington corporation (“Columbia”);

WHEREAS, Umpqua and Columbia have entered into an Agreement and Plan of Merger, dated as of October 11, 2021, by and among Umpqua, Columbia and Cascade Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Columbia (“Merger Sub”) (as amended and/or supplemented from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, (a) Merger Sub will merge with and into Umpqua (the “Merger”), with Umpqua continuing as the surviving entity in the Merger and (b) immediately following the Merger, Umpqua will merge with and into Columbia (the “Second Step Merger”, and together with the Merger, the “Mergers”), with Columbia continuing as the surviving corporation in the Second Step Merger;

WHEREAS, contingent upon the Mergers, on the terms and subject to the conditions contained in this Agreement, the Parties intend to effect the merger of Columbia Bank with and into Umpqua Bank (the “Bank Merger”), with Umpqua Bank continuing as the surviving entity (the “Surviving Bank”);

WHEREAS, the Board of Directors of Umpqua Bank and the Board of Directors of Columbia Bank have deemed the Bank Merger advisable, and have adopted and approved the execution and delivery of this Agreement and the transactions contemplated hereby; and

WHEREAS, acting by written consent, the sole shareholder of each of Umpqua Bank and Columbia Bank has approved this Agreement, the Bank Merger and the principal terms thereof.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the Parties do hereby agree as follows:

ARTICLE I

BANK MERGER

Section 1.01    The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), Columbia Bank shall be merged with and into Umpqua Bank pursuant to the provisions of, and with the effect provided in, applicable law. At the Effective Time, the separate existence of Columbia Bank shall cease, and Umpqua Bank, as the Surviving Bank, shall continue unaffected and unimpaired by the Bank Merger. The effect of the Bank Merger shall be as prescribed by applicable law. All assets of Columbia Bank as they exist at the Effective Time of the Bank Merger shall pass to and vest in the Surviving Bank without any conveyance or other transfer. The Surviving Bank shall be responsible for all of the liabilities of every kind and description of each of the Parties existing as of the Effective Time of the Bank Merger. The name of the Surviving Bank will be “Umpqua Bank” following the Effective Time of the Bank Merger.

Section 1.02    Closing. The closing of the Bank Merger will take place promptly following the Second Step Merger or at such other time and date as specified by the Parties, but in no case prior to the Second Step Merger or the date on which all of the conditions precedent to the consummation of the Bank Merger specified in this Agreement shall have been satisfied or duly waived by the Party entitled to satisfaction thereof, at such place as is agreed by the Parties.

Section 1.03    Effective Time. Subject to applicable law, the Bank Merger shall become effective as of the date and time specified in the Articles of Merger filed with the Director of the Department of Consumer and Business Services of the State of Oregon (such date and time being herein referred to as the “Effective Time”).

Section 1.04    Articles of Incorporation and Bylaws of the Surviving Bank. The articles of incorporation and bylaws of Umpqua Bank in effect immediately prior to the Effective Time, as amended to give effect to Section 6.12 of the Merger Agreement and to be consistent in all respects with the corresponding provisions of the Columbia Bylaw Amendment as defined in the Merger Agreement and as attached as Exhibit B to the Merger Agreement, shall be the articles of incorporation and the bylaws of the Surviving Bank, in each case until amended in accordance with applicable law and the terms thereof.

Section 1.05    Board of Directors of the Surviving Bank. Effective as of the Effective Time, the members of the Board of Directors of the Surviving Bank shall be the members designated to the board of directors of the Surviving Bank at the effective time of the Merger in accordance with the terms of the Merger Agreement. As of the Effective Time, the Bank Board will be comprised of 7 Continuing Umpqua Directors and 7 Continuing Columbia Directors.

Section 1.06    Tax Treatment. It is the intention of the Parties that the Bank Merger be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

ARTICLE II

CONSIDERATION

Section 2.01    Effect on Columbia Bank Capital Stock. By virtue of the Bank Merger and without any action on the part of the holder of any capital stock of Columbia Bank, at the Effective Time, all shares of Columbia Bank capital stock issued and outstanding shall be automatically cancelled and retired and shall cease to exist, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

Section 2.02    Effect on Umpqua Bank Capital Stock. Each share of Umpqua Bank capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Bank Merger.

Section 2.03    Dissenters’ Rights. The sole shareholder of Umpqua Bank will not be entitled to dissenters’ rights pursuant to Chapter 711.104 of the Oregon Bank Act, and accordingly, no shares of the Surviving Bank will be disposed of as the result of dissenting shareholders.

ARTICLE III

COVENANTS

Section 3.01    During the period from the date of this Agreement and continuing until the Effective Time, subject to the provisions of the Merger Agreement, each of the Parties agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.01    The Bank Merger and the respective obligations of each Party to consummate the Bank Merger are subject to the fulfillment or written waiver of each of the following conditions prior to the Effective Time:

(a)    All required federal and state regulatory approvals have been obtained with respect to the Bank Merger, shall in each case have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and all other material approvals and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for the consummation of the Bank Merger shall have been obtained or made and shall remain in full force and effect, and all statutory waiting periods required by law shall have expired or been terminated.

(b)    The Mergers shall have been consummated in accordance with the terms of the Merger Agreement.

(c)    No order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger shall be in effect and no law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the Bank Merger.

ARTICLE V

TERMINATION AND AMENDMENT

Section 5.01    Termination. This Agreement may be terminated at any time prior to the Effective Time by an instrument executed by each of the Parties. Notwithstanding the approval of this Agreement by the sole shareholder of Umpqua Bank or the sole shareholder of Columbia Bank, this Agreement will terminate automatically prior to the Effective Time upon the termination of the Merger Agreement. In the event of termination of this Agreement as provided in this Section 5.01, this Agreement shall forthwith become void and have no effect.

Section 5.02    Amendment. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the Parties.

ARTICLE VI

GENERAL PROVISIONS

Section 6.01    Representations and Warranties. Each of the Parties represents and warrants that this Agreement has been duly authorized, executed and delivered by such Party and (assuming due authorization, execution and delivery by the other Party) constitutes a valid and binding obligation of such Party, enforceable against it in accordance with the terms hereof (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies).

Section 6.02    Nonsurvival of Agreements. None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

Section 6.03    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)    if to Columbia Bank, to:

Columbia Banking System, Inc.

1301 A Street

Tacoma, WA 98402-2156

Attention:    Clint E. Stein

E-mail:        cstein@columbiabank.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, CA 90067

Attention:     Mark J. Menting; Patrick S. Brown

Email:           mentingm@sullcrom.com; brownp@sullcrom.com

and

(b)    if to Umpqua Bank, to:

Umpqua Holdings Corporation

One SW Columbia, Suite 1200

Portland, Oregon 97258

Attention:    Cort L. O’Haver

E-mail:        CortOHaver@UmpquaBank.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:    Edward D. Herlihy

E-mail:        EDHerlihy@wlrk.com

Section 6.04    Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.05    Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

Section 6.06    Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

Section 6.07    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon without regard to any applicable conflicts of law principles.

Section 6.08    Assignment. Neither this Agreement nor any of the rights, interests or obligations may be assigned by any of the Parties and any attempted assignment in contravention of this Section 6.08 shall be null and void.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

COLUMBIA STATE BANK

By:
Title:

UMPQUA BANK

By:
Title:

Annex B

FORM OF ARTICLES OF AMENDMENT

OF

COLUMBIA BANKING SYSTEM, INC.

THESE ARTICLES OF AMENDMENT of the Amended and Restated Articles of Incorporation of Columbia Banking System, Inc., a Washington corporation, are executed and delivered for filing in accordance with the provisions of Section 23B.10.060 of the Washington Business Corporation Act:

1.	The name of the corporation is: Columbia Banking System, Inc.

2.	Section 4.1 of the Amended and Restated Articles of Incorporation of the corporation is hereby amended in its entirety to read as follows:

Section

4.1 The aggregate number of shares that the corporation shall have authority to issue is 520,000,000 common shares with no par value (hereinafter referred to as “the common stock”) and 2,000,000 preferred shares with no par value (hereinafter referred to as “the preferred stock”). The preferred stock is senior to the common stock, and the common stock is subject to the rights and preferences of the preferred stock as provided in the following section.

3.	The above amendment was adopted by the Board of Directors of the corporation on [●].

4.

Shareholder approval of the above amendment was required, and the above amendment was duly approved by the shareholders of the corporation on [●], in accordance with Section 23B.10.030 and Section 23B.10.040 of the Washington Business Corporation Act.

DATED and effective this __ day of [●].

COLUMBIA BANKING SYSTEM, INC.

By:
Name:
Title:

B-1

Annex C

[Keefe, Bruyette & Woods, Inc. Letterhead]

October 11, 2021

The Board of Directors

Columbia Banking System, Inc.

1301 A Street

Tacoma, WA 98402

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to Columbia Banking System, Inc. (“Columbia”) of the Exchange Ratio (as defined below) in the proposed merger of Cascade Merger Sub, Inc., a wholly-owned subsidiary of Columbia (“Merger Sub”), with and into Umpqua Holdings Corporation (“Umpqua”) with Umpqua as the surviving company (such transaction, the “Merger” and, taken together with the immediately following merger of Umpqua with and into Columbia (with Columbia as the surviving company), the “Transaction”), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among Columbia, Merger Sub and Umpqua. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of Columbia, Umpqua, Merger Sub or the holder of any common stock, no par value per share, of Umpqua (“Umpqua Common Stock”), each share of Umpqua Common Stock issued and outstanding immediately prior to the Effective Time, except for shares of Umpqua Common Stock owned by Umpqua as treasury stock or owned by Umpqua or Columbia (in each case other than shares of Umpqua Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Umpqua or Columbia in respect of debts previously contracted), shall be converted into the right to receive 0.5958 of a share of the common stock, no par value per share, of Columbia (“Columbia Common Stock”). The ratio of 0.5958 of a share of Columbia Common Stock for one share of Umpqua Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Transaction are more fully set forth in the Agreement.

The Agreement further provides that, promptly following the Transaction, Columbia State Bank, a wholly-owned subsidiary of Columbia, will merge with and into Umpqua Bank, a wholly- owned subsidiary of Umpqua, pursuant to a separate agreement and plan of merger (such transaction, the “Bank Merger”).

KBW has acted as financial advisor to Columbia and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and further to existing sales and trading relationships between Columbia and KBW), may from time to time purchase securities from, and sell securities to, Columbia and Umpqua. In addition, as market makers in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Columbia or Umpqua for our and their own respective accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of Columbia (the “Board”) in rendering this opinion and will receive a fee from Columbia for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, Columbia has agreed to indemnify us for certain liabilities arising out of our engagement.

In addition to this present engagement, in the past two years, KBW has provided investment banking and financial advisory services to Columbia and received compensation for such services. KBW acted as financial advisor to Columbia in connection with its June 2021 acquisition of Bank of Commerce Holdings (the “BOCH Acquisition”). In the past two years, KBW has not provided investment banking or financial advisory services to Umpqua. We may in the future provide investment banking and financial advisory services to Columbia or Umpqua and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Columbia and Umpqua and bearing upon the Transaction, including among other things, the following: (i) a draft of the Agreement dated October 11, 2021 (the most recent draft made available to us); (ii) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of Columbia; (iii) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021 of Columbia; (iv) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of Umpqua; (v) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021 of Umpqua; (vi) certain regulatory filings of Columbia and Umpqua and their respective subsidiaries, including, as applicable, the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three year period ended December 31, 2020 as well as the quarters ended March 31, 2021 and June 30, 2021; (vii) certain other interim reports and other communications of Columbia and Umpqua to their respective shareholders; and (viii) other financial information concerning the respective businesses and operations of Columbia and Umpqua furnished to us by Columbia and Umpqua or that we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Columbia and Umpqua; (ii) the assets and liabilities of Columbia and Umpqua; (iii) a comparison of certain financial and stock market information of Columbia and Umpqua with similar information for certain other companies, the securities of which are publicly traded; (iv) financial and operating forecasts and projections of Umpqua that were prepared by Umpqua management, provided to and discussed with us by such management, and used and relied upon by us based on such discussions, at the direction of Columbia management and with the consent of the Board; (v) financial and operating forecasts and projections of Columbia that were prepared by Columbia management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board; (vi) pro forma balance sheet and capital data of Columbia as of June 30, 2021, as adjusted for the then pending BOCH Acquisition, which data was prepared by Columbia management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Transaction on Columbia (including, without limitation, the cost savings and related expenses expected to result or be derived from the Transaction) that were prepared by the respective managements of Columbia and Umpqua, provided to and discussed with us by such managements, and used and relied upon by us based on such discussions, at the direction of Columbia management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions held by the managements of Columbia and Umpqua regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. We have not been requested to assist, and have not assisted, Columbia with soliciting indications of interest from third parties regarding a potential transaction with Columbia.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or discussed with us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied, with the consent of Columbia, upon the management of Umpqua as to the reasonableness and achievability of the financial and operating forecasts and projections of Umpqua referred to above (and the assumptions and bases therefor), and we have assumed that such forecasts and projections have been reasonably prepared and represent the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied upon Columbia management as to the reasonableness and achievability of the financial and operating forecasts and projections of Columbia referred to above (and the assumptions and bases therefor), and we have assumed that such forecasts and projections have been reasonably prepared and represent the best currently available estimates and judgments of Columbia management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. In addition, we have relied, with the consent of Columbia, upon the respective managements of Columbia and Umpqua as to the reasonableness and achievability of the estimates regarding certain pro forma financial effects of the Transaction on Columbia (including, without limitation, the cost savings and related expenses expected to result or be derived from the Transaction), all as referred to above (and the assumptions and bases for all such information), and we have assumed that such information has been reasonably prepared and represents the best currently available estimates and judgments of such managements and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated by such managements.

It is understood that the foregoing financial information of Columbia and Umpqua that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding the ongoing COVID-19 pandemic) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of Columbia and Umpqua and with the consent of the Board, that all such information provides a reasonable basis upon which we can form our opinion and we express no view as to any such information or the assumptions or bases therefor. Among other things, such information has assumed that the ongoing COVID-19 pandemic could have an adverse impact on Columbia and Umpqua. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Columbia or Umpqua since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for each of Columbia and Umpqua are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Columbia or Umpqua, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Columbia or Umpqua under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.

We have assumed, in all respects material to our analyses, the following: (i) that the Transaction and any related transactions (including, without limitation, the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed by us and referred to above), with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of Umpqua Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

(iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Transaction or any related transactions and that all conditions to the completion of the Transaction and any related transactions will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Transaction and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Columbia, Umpqua or the pro forma entity, or the contemplated benefits of the Transaction, including without limitation the cost savings and related expenses expected to result or be derived from the Transaction. We have assumed that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Columbia that Columbia has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Columbia, Umpqua, the Transaction and any related transaction and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to Columbia. We express no view or opinion as to any other terms or aspects of the Transaction or any term or aspect of any related transaction (including the Bank Merger), including without limitation, the form or structure of the Transaction or any such related transaction, any consequences of the Transaction or any related transaction to Columbia, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder, charitable giving or other agreements, arrangements or understandings contemplated or entered into in connection with the Transaction, any such related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. As you are aware, there is currently widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Columbia to engage in the Transaction or enter into the Agreement, (ii) the relative merits of the Transaction as compared to any strategic alternatives that are, have been or may be available to or contemplated by Columbia or the Board, (iii) any business, operational or other plans with respect to Umpqua or the pro forma entity that may be currently contemplated by Columbia or the Board or that may be implemented by Columbia or the Board subsequent to the closing of the Transaction, (iv) the fairness of the amount or nature of any compensation to any of Columbia’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Columbia Common Stock or relative to the Exchange Ratio, (v) the effect of the Transaction or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Columbia, Umpqua or any other party to any transaction contemplated by the Agreement, (vi) the actual value of Columbia Common Stock to be issued in connection with the Merger, (vii) the prices, trading range or volume at which Columbia Common Stock or Umpqua Common Stock will trade following the public announcement of the Transaction or the prices, trading range or volume at which Columbia Common Stock will trade following the consummation of the Transaction, (viii) any advice or opinions provided by any other advisor to any of the parties to the Transaction or any other transaction contemplated by the Agreement, or (ix) any legal, regulatory, accounting, tax or similar matters relating to Columbia, Umpqua, any of their respective shareholders, or relating to or arising out of or as a consequence of the Transaction or any other related transaction (including the Bank Merger), including whether or not the Transaction and the Bank Merger, taken together, will qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Transaction. This opinion does not constitute a recommendation to the Board as to how it should vote on the Transaction, or to any shareholder of any entity as to how to vote in connection with the Transaction or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the Transaction or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to Columbia.

Very truly yours,

/s/ Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc.

Annex D

[J.P. Morgan Securities LLC Letterhead]

October 11, 2021

The Board of Directors

Umpqua Holdings Corporation

One SW Columbia Street, Suite 1200

Portland, Oregon 97258

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, no par value per share (the “Company Common Stock”), of Umpqua Holdings Corporation (the “Company”) of the Exchange Ratio (as defined below) in the proposed merger of the Company with a wholly-owned subsidiary of Columbia Banking System, Inc. (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, the Merger Partner and its wholly owned subsidiary, Cascade Merger Sub, Inc. (“Merger Sub” and, together with the Merger Partner, the “Merger Partner Group”), Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving as a wholly-owned subsidiary of the Merger Partner, and each outstanding share of the Company Common Stock, except for shares of Company Common Stock owned by the Company as treasury stock or owned by the Company, the Merger Partner or Merger Sub (in each case other than shares of Company Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by the Company or the Merger Partner in respect of debts previously contracted), will be converted into the right to receive 0.5958 of a share (the “Exchange Ratio”) of the Merger Partner’s common stock, no par value (the “Merger Partner Common Stock”). The Agreement further provides that, following the Merger, the Company will be merged with and into the Merger Partner (the “Second Step Merger”), with the Merger Partner surviving the Second Step Merger. The Merger and the Second Step Merger, together and not separately, are referred to herein as the “Transaction”.

In connection with preparing our opinion, we have (i) reviewed a draft dated October 11, 2021 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Merger Partner and the industries in which they operate; (iii) compared the financial and operating performance of the Company and the Merger Partner with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Merger Partner Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts (1) relating to the business of the Company, which were prepared by the management of the Company and (2) relating to the business of the Merger Partner, which were approved by the Company for use in connection with our opinion, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction, as provided by the management of the Company (the “Synergies”); and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Merger Partner with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Merger Partner, the financial condition and future prospects and operations of the Company and the Merger Partner, the effects of the Transaction on the financial condition and future prospects of the Company and the Merger Partner, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Merger Partner or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Merger Partner under any state or federal laws relating to bankruptcy, insolvency or similar matters. We are not experts in evaluating the adequacy of allowances for loan and lease losses of the Company or the Merger Partner with respect to their loan and lease portfolios and, accordingly, we have not made an independent evaluation thereof, and we have assumed, with your consent, that the respective allowances for loan and lease losses for both the Company and the Merger Partner, respectively, are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Merger Partner to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Merger Partner Group in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis.

We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Merger Partner or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio in the proposed Merger and we express no opinion as to the fairness of any consideration to be paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio applicable to the holders of the Company Common Stock in the Merger or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Merger Partner Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company or the Merger Partner. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Merger Partner. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Merger is fair, from a financial point of view, to the holders of the Company Common Stock.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. Except as set forth in the following sentence, this opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company or as otherwise permitted by the terms of our engagement letter with the Company, but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. MORGAN SECURITIES LLC

J.P. MORGAN SECURITIES LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Sections 23B.08.500 through 23B.08.603 of the WBCA contain specific provisions relating to indemnification of directors and officers of Washington corporations. In general, the statute provides that a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if: (i) the individual acted in good faith; and (ii) the individual reasonably believed, in the case of conduct in the individual’s official capacity, that the individual’s conduct was in the best interests of the corporation, and in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests. In the case of a criminal proceeding, the individual must not have had any reasonable cause to believe the conduct was unlawful.

A director may not be indemnified in connection with a proceeding by or in the right of the corporation in which the director was found liable to the corporation, or a proceeding in which the director was found to have improperly received a personal benefit. Washington law provides for mandatory indemnification of directors for reasonable expenses incurred when the indemnified party is wholly successful in the defense of the proceeding.

Washington law permits a director of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, unless the articles of incorporation provide otherwise, and the court may order indemnification or advancement of expenses under certain circumstances set forth in the statute. Washington law further provides that a corporation may, if authorized by its articles of incorporation or a bylaw or resolution adopted or ratified by the shareholders, provide indemnification in addition to that provided by statute, subject to certain conditions set forth in the statute.

The Columbia articles provide, among other things, for the indemnification of directors, and authorize the board of directors to pay reasonable expenses incurred by, or satisfy a judgment or fine against, a current or former director in connection with any legal liability incurred by the individual while acting for Columbia within the scope of his or her employment and which was not the result of conduct finally adjudged to be “egregious” conduct. “Egregious” conduct is defined to include intentional misconduct, a knowing violation of law, conduct violating Section 23B of the WBCA or participation in any transaction from which the person will receive a benefit in money, property or services to which that person is not legally entitled.

The Columbia articles also include a provision that limits the liability of directors from any personal liability to Columbia or its shareholders for conduct not to have been found egregious.

Columbia has entered into Indemnification Agreements with each of its directors. The Indemnification Agreements codify procedural mechanisms pursuant to which directors may enforce the indemnification rights that such directors are granted under the Columbia articles and the WBCA.

Item 21. Exhibits and Financial Statement Schedules

(a)	The following exhibits are filed herewith or incorporated herein by reference:

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of October 11, 2021, by and among Umpqua Holdings Corporation, Columbia Banking System, Inc. and Cascade Merger Sub, Inc. (attached as Annex A to the joint proxy statement/prospectus forming a part of this registration statement on Form S-4).*

3.1	Amended and Restated Articles of Incorporation of Columbia Banking System, Inc., amended as of March 25, 2013 (incorporated by reference to Exhibit 3.1 of Columbia Banking System, Inc.’s Quarterly Report on Form 10-Q filed on May 7, 2013).

Exhibit No.	Description

3.2	Amendment to Amended and Restated Articles of Incorporation of Columbia Banking System, Inc. (incorporated by reference to Exhibit 4.4 of Columbia Banking System, Inc.’s registration statement on Form S-3 filed on August 6, 2015).

3.3	Form of Articles of Amendment to the Amended and Restated Articles of Incorporation of Columbia Banking System, Inc. (attached as Annex B to the joint proxy statement/prospectus forming a part of this registration statement on Form S-4).

3.4	Amended and Restated Bylaws of Columbia Banking System, Inc., amended January 27, 2010 (incorporated by reference to Exhibit 3.2 of Columbia Banking System, Inc.’s Current Report on Form 8-K filed on February 2, 2010).

3.5	Form of Bylaw Amendment to Amended and Restated Bylaws of Columbia Banking System, Inc. (attached as Exhibit B of Exhibit 2.1).

5.1	Opinion of Kumi Y. Baruffi as to validity of the securities being registered.**

8.1	Opinion of Sullivan & Cromwell LLP regarding certain U.S. income tax aspects of the mergers.**

8.2	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain U.S. income tax aspects of the mergers.**

10.1	Amended and Restated Employment Agreement, dated as of October 11, 2021, by and between Columbia Banking System, Inc. and Clint E. Stein (incorporated by reference to Exhibit 10.1 of Columbia Banking System, Inc.’s Current Report on Form 8-K filed on October 15, 2021).

21	Subsidiaries of Columbia Banking System, Inc. (incorporated by reference to Exhibit 21 of Columbia Banking System, Inc.’s Annual Report on Form 10-K filed on February 26, 2021).

23.1	Consent of Deloitte & Touche USA, LLP with respect to Columbia Banking System, Inc.

23.2	Consent of Deloitte & Touche USA, LLP with respect to Umpqua Holdings Corporation.

23.3	Consent of Kumi Y. Baruffi (included as part of her opinion filed as Exhibit 5.1).**

23.4	Consent of Sullivan & Cromwell LLP (included as part of its opinion filed as Exhibit 8.1).**

23.5	Consent of Wachtell, Lipton, Rosen & Katz (included as part of its opinion filed as Exhibit 8.2).**

24.1	Powers of Attorney of Directors and Officers of Columbia Banking System, Inc. (included on the signature page to this registration statement on Form S-4).

99.1	Form of Proxy of Columbia Banking System, Inc.**

99.2	Form of Proxy of Umpqua Holdings Corporation.**

99.3	Consent of Keefe, Bruyette & Woods, Inc.

99.4	Consent of J.P. Morgan Securities LLC.

99.5	Consent of Cort L. O’Haver to be named as director.

*

Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request to be filed by amendment.

**	To be filed by amendment.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)

That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)

To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; this includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(9)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(10)

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tacoma, State of Washington, on the 22nd day of November, 2021.

COLUMBIA BANKING SYSTEM, INC. (Registrant)

By:	/s/ Clint E. Stein
Clint E. Stein President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below authorizes and appoints Craig D. Eerkes, Clint E. Stein and Aaron J. Deer and each of them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and to act in his name, place and stead and to execute in the name and on behalf of each person, individually or in each capacity stated below, and to file any amendments to this registration statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on November 22, 2021.

Signature and Title

/s/ Clint E. Stein Clint E. Stein Director, President, and Chief Executive Officer (Principal Executive Officer)	/s/ Aaron J. Deer Aaron J. Deer Executive Vice President, Chief Financial Officer (Principal Financial Officer)

/s/ Brock M. Lakely Brock M. Lakely Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	/s/ Craig D. Eerkes Craig D. Eerkes Chairman of the Board and Director

/s/ Laura Alvarez Schrag Laura Alvarez Schrag, Director	/s/ Ford Elsaesser Ford Elsaesser, Director

/s/ Mark A. Finkelstein Mark A. Finkelstein, Director	/s/ Eric S. Forest Eric S. Forrest, Director

/s/ Thomas M. Hulbert Thomas M. Hulbert, Director	/s/ Michelle M. Lantow Michelle M. Lantow, Director

/s/ Randal L. Lund Randal L. Lund, Director	/s/ Tracy Mack-Askew Tracy Mack-Askew, Director

/s/ S. Mae Fujita Numata S. Mae Fujita Numata, Director	/s/ Elizabeth W. Seaton Elizabeth W. Seaton, Director

/s/ Janine T. Terrano Janine T. Terrano, Director